As filed with the Securities and Exchange Commission on November 10, 2016

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

CVB FINANCIAL CORP.

(Exact name of registrant as specified in its charter)

California	6022	95-3629339
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

701 N. Haven Avenue, Suite 350

Ontario, California 91764

(909) 980-4030

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Christopher D. Myers

President and Chief Executive Officer

CVB Financial Corp.

701 N. Haven Avenue, Suite 350

Ontario, California 91764

(909) 980-4030

(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

With copies to:

Craig Miller, Esq. David Gershon, Esq. Manatt, Phelps & Phillips, LLP One Embarcadero Center, 30th Floor San Francisco, California 94111 (415) 291-7400	Gary Steven Findley, Esq. Gary Steven Findley & Associates 3808 E La Palma Avenue Anaheim, California 92807 (714) 630-7136

Approximate date of commencement of proposed sale of the securities to the public:

As soon as practicable after this registration statement becomes effective and upon completion of the merger.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box:  ☐

If this form is filed to registered additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering:  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer”, “accelerated filer” and “small reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☒	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐

CALCULATION OF REGISTRATION FEE

Title of each class of Securities to be Registered	Amount to be Registered(1)	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee
Common Stock, no par value	1,942,673	N/A	$44,430,506	$5,149.50

(1)

Represents the estimated maximum number of shares of CVB Financial Corp. common stock that could be issued in connection with the merger described herein. Pursuant to Rule 416 under the Securities Act of 1933, this Registration Statement also covers additional securities that may be issued as a result of stock splits, stock dividends or similar transactions.

(2)

Estimated solely for the purpose of determining the registration fee in accordance with Rule 457(f)(1) and (f)(3) under the Securities Act of 1933 by multiplying (i) $22.595, which is the average high and low prices reported for Valley Commerce Bancorp common stock on the OTC Pink market on November 7, 2016, which is within five business days prior to the date of filing this Registration Statement by (ii) the maximum number of shares of Valley Commerce Bancorp common stock to be acquired by CVB Financial Corp. in the merger described herein, 3,002,014, minus $23,400,000, which is the cash portion of the aggregate merger consideration to be paid by CVB Financial Corp.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this proxy statement/prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This proxy statement/prospectus is not an offer to sell these securities, and it is not soliciting the purchase of these securities, in any state where the offer or sale is not permitted.

PRELIMINARY PROXY STATEMENT/PROSPECTUS

DATED NOVEMBER 10, 2016, SUBJECT TO COMPLETION

To the Shareholders of Valley Commerce Bancorp:

You are cordially invited to attend a special meeting of shareholders of Valley Commerce Bancorp (which we refer to as “Valley”) to be held at 6:00 p.m., Pacific Time, on [●] [●], 2017 at the Visalia Country Club, 625 North Ranch Road, Visalia California 93291. At the special meeting, Valley shareholders will be asked to consider and vote upon a proposal to adopt and approve an Agreement and Plan of Reorganization and Merger dated September 22, 2016 (which we refer to as the “merger agreement”) with CVB Financial Corp. (which we refer to as “CVB Financial”). The merger agreement provides for the merger of Valley with and into CVB Financial (which we refer to as the “merger”). We cannot complete the proposed merger unless Valley’s shareholders vote to approve the merger agreement. This letter is accompanied by the attached proxy statement/prospectus, which the Valley board of directors is providing to solicit your proxy to vote for the approval of the merger agreement.

If the merger is completed, all outstanding shares of Valley common stock will be converted into an aggregate of 1,942,673 shares of CVB Financial common stock and $23,400,000 in cash, subject to adjustment. The cash consideration will be reduced on a dollar-for-dollar basis in the event that Valley’s transaction expenses exceed $3,500,000 or that certain components of those expenses exceed amounts specified in the merger agreement. In addition, Valley will pay a special cash dividend (which we refer to as the “Special Dividend”) to its shareholders immediately prior to the merger, conditioned upon Valley’s tangible common equity exceeding a minimum equity target prior to the merger. Based on Valley’s tangible common equity at September 30, 2016, Valley’s shareholders would have received approximately $13.7 million as a Special Dividend. Because of the possibility of an adjustment to the cash consideration, a change in the amount of the Special Dividend, or combination of the two, you will not know the exact amount of cash you will receive in connection with the merger when you vote on the merger. Based on 3,002,014 shares of Valley common stock issued and outstanding as of November 4, 2016, holders of Valley common stock will receive 0.6471 shares of CVB Financial common stock (plus cash in lieu of a fractional share) and $7.79 in cash, and an estimated Special Dividend of $4.56 subject to possible adjustment as described in the accompanying proxy statement/prospectus, for each share they own. After completion of the merger, we expect that current CVB Financial shareholders will own approximately 98.2% of the combined company and former shareholders of Valley will own approximately 1.8% of the combined company based on the number of shares of CVB Financial’s common stock outstanding as of September 30, 2016. CVB Financial’s common stock is listed on the Nasdaq Global Select Market under the symbol “CVBF” and the closing price of CVB Financial common stock on November 4, 2016 was $16.67 per share.

The merger is subject to the receipt of the required approval by Valley’s shareholders and all regulatory approvals and the satisfaction or waiver all closing conditions as described in the accompanying proxy statement/prospectus.

The attached proxy statement/prospectus contains a more complete description of the special meeting and the terms of the merger agreement and the merger. We urge you to review that entire document carefully. In particular, you should read the “Risk Factors” section beginning on page 21 of the proxy statement/prospectus for a discussion of the risks you should consider in evaluating the proposed merger and how they will affect you. You may also obtain information about CVB Financial from documents that CVB Financial has filed with the Securities and Exchange Commission.

Whether or not you plan to attend the special meeting, please take the time to vote by completing and mailing the enclosed proxy card. If you sign, date and mail your proxy card without indicating how you want to vote, your proxy will be counted as a vote “FOR” the proposal to adopt and approve the merger agreement and the transactions contemplated thereby and “FOR” the grant of discretionary authority to adjourn the special meeting to a later date to allow the solicitation of additional proxies. If you do not return your proxy card, abstain from voting or do not instruct your broker how to vote any shares held for you in “street name,” the effect will be a vote “AGAINST” these proposals.

We enthusiastically support the merger and recommend that you vote in favor of the adoption and approval of the merger agreement. Based on our reasons for the merger described in the accompanying document, our board of directors believes that the merger consideration is fair to Valley shareholders from a financial point of view and in your best interests. Accordingly, our board of directors unanimously recommends that you vote “FOR” the approval of the merger agreement and “FOR” the grant of discretionary authority to adjourn meeting.

Your vote is very important. To ensure your representation at the special meeting, please complete, sign, date and return your proxy card in the enclosed envelope or submit your proxy by telephone or through the Internet pursuant to the instructions provided on the enclosed proxy card. Whether or not you expect to attend the special meeting, please vote promptly. Submitting a proxy now will not prevent you from being able to vote in person at the special meeting.

Sincerely,

Allan W. Stone

President and Chief Executive Officer

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the merger, the issuance of CVB Financial common stock in connection with the merger or the other transactions described in this proxy statement/prospectus, or passed upon the adequacy or accuracy of the disclosure in this proxy statement/prospectus. Any representation to the contrary is a criminal offense.

The securities to be issued in connection with the merger are not savings accounts, deposits or other obligations of any bank or savings association and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

This proxy statement/prospectus is dated [●] [●], 2016 and is first being mailed to shareholders of Valley on or about [●] [●], 2016.

WHERE YOU CAN FIND MORE INFORMATION

CVB Financial files annual, quarterly and special reports, proxy statements and other business and financial information with the Securities and Exchange Commission, which we refer to as the “SEC.” You may read and copy any materials that CVB Financial files with the SEC at the SEC’s Public Reference Room at 100 F Street, N.E., Room 1580, Washington, D.C. 20549, at prescribed rates. Please call the SEC at (800) SEC-0330 ((800) 732-0330) for further information on the public reference room. In addition, CVB Financial files reports and other business and financial information with the SEC electronically, and the SEC maintains a website located at www.sec.gov containing this information. You will also be able to obtain these documents, free of charge, by accessing CVB Financial’s website at www.cbbank.com under the heading “Investors.”

Valley does not have a class of securities registered under Section 12 of the Securities Exchange Act of 1934, as amended, or the “Exchange Act,” is not subject to the reporting requirements of Section 13(a) or 15(d) of the Exchange Act and accordingly does not file documents or reports with the SEC.

CVB Financial has filed a registration statement on Form S-4, of which this proxy statement/prospectus forms a part. As permitted by SEC rules, this proxy statement/prospectus does not contain all of the information included in the registration statement or in the exhibits or schedules to the registration statement. You may read and copy the registration statement, including any amendments, schedules and exhibits at the addresses set forth above. Statements contained in this proxy statement/prospectus as to the contents of any contract or other documents referred to in this proxy statement/prospectus are not necessarily complete. In each case, you should refer to the copy of the applicable contract or other document filed as an exhibit to the registration statement. This proxy statement/prospectus incorporates by reference documents that CVB Financial has previously filed with the SEC. These documents contain important information about CVB Financial and its financial condition. For further information, please see the section entitled “Incorporation of Certain Documents by Reference” beginning on page 87. These documents are available without charge to you upon written or oral request to CVB Financial’s principal executive office at:

701 N. Haven Avenue, Suite 350

Ontario, California 91764

Attention: Corporate Secretary

(909) 980-4030

To obtain timely delivery of these documents, you must request the information no later than [●] [●], [●] in order to receive them before Valley’s special meeting of shareholders.

CVB Financial common stock is traded on the NASDAQ Global Select Market under the symbol “CVBF,” and Valley common stock is traded on the OTC Markets’ OTC Pink market under the symbol “VCBP.”

VALLEY COMMERCE BANCORP

701 West Main Street

Visalia, California 93291

NOTICE OF THE SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON [●], [●] [●], 2017

To the Shareholders of Valley Commerce Bancorp:

Notice is hereby given that, under the terms of its bylaws and the call of its board of directors, a special meeting of shareholders of Valley Commerce Bancorp (“Valley”) will be held at the Visalia Country Club, 625 North Ranch Road, Visalia California 93291, on [●] [●], 2017, at 6:00 p.m. Pacific Time, for the sole purpose of considering and voting upon the following matters:

1.

Approval of the Merger Agreement. To approve the Agreement and Plan of Reorganization and Merger, dated September 22, 2016 (as it may be amended from time to time, the “merger agreement”), by and between CVB Financial Corp. (“CVB Financial”) and Valley and the transactions contemplated therein, pursuant to which (i) Valley will merge with and into CVB Financial (the “merger”), the separate existence of Valley will cease and CVB Financial will survive and continue to exist as a California corporation and (ii) each share of Valley common stock outstanding (other than shares as to which dissenters’ rights are properly exercised) will be converted into the right to receive cash and common stock of CVB Financial and (iii) Valley will pay its shareholders a special cash dividend in accordance with the merger agreement.

2.

Grant of Discretionary Authority to Adjourn Meeting. To consider and vote upon a proposal to grant discretionary authority to adjourn the special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the terms of the merger agreement.

No other matters may be presented for consideration by Valley shareholders at the special meeting.

The merger agreement, which is attached as Appendix A to the accompanying proxy statement/prospectus, sets forth the terms of the merger. The transaction is also more fully described in the enclosed proxy statement/prospectus. You are urged to read these documents carefully and in their entirety. In particular, see “Risk Factors” beginning on page 21 of the accompanying proxy statement/prospectus.

The board of directors of Valley has fixed the close of business on [●] [●], 2016 as the record date for determining shareholders entitled to notice of and the right to vote at the special meeting. The proposal to approve the merger agreement requires the affirmative vote of at least a majority of the shares of Valley common stock outstanding as of the record date for the special meeting. The proposal to grant authority to adjourn the special meeting, if necessary, requires the affirmative vote of at least a majority of the shares of Valley common stock present in person or represented by proxy and entitled to vote at the special meeting.

Valley shareholders will be given the opportunity to exercise dissenters’ rights in accordance with certain procedures specified in California Corporations Code Sections 1300, et. seq., which sections are attached as Appendix C to the attached proxy statement/prospectus and incorporated herein by reference. Shareholders who do not vote in favor of the merger agreement may demand that Valley acquire their shares of Valley common stock for cash at their fair market value as of September 22, 2016, the day of, and immediately prior to, the first public announcement of the terms of the merger, excluding any appreciation or depreciation in consequence of the merger. The Valley board of directors has determined that the fair market value of the shares on September 22, 2016 was $16.55 per share based upon the last reported trading price of Valley common stock on the OTC Pink market on that date. Shareholders dissenting must file written demands that Valley acquire their shares of Valley common stock for cash and comply with the other procedural requirements set forth in

ii

California Corporations Code Sections 1300, et. seq. For additional details about dissenters’ rights, please refer to “Dissenters’ Rights of Valley Shareholders” beginning on page 75 and Appendix C to the accompanying proxy statement/prospectus.

BECAUSE IMPORTANT MATTERS ARE TO BE CONSIDERED AT THE SPECIAL MEETING, IT IS VERY IMPORTANT THAT EACH SHAREHOLDER VOTE. Whether or not you plan to attend the special meeting, we urge you to promptly complete, sign and date the enclosed proxy card and return it in the postage-paid envelope provided for that purpose. You may also vote over the Internet or by telephone. Instructions for all voting can be found on the proxy card included with this proxy statement/prospectus.

The enclosed proxy card is solicited by the Valley board of directors. Any shareholder who executes and delivers a proxy card has the right to revoke it at any time before it is exercised by giving written notice of revocation to the secretary of Valley by submitting, prior to the special meeting, a properly executed proxy bearing a later date or by being present at the special meeting and electing to vote in person by advising the chairman of the special meeting of such election.

Please indicate on the proxy card whether or not you expect to attend the special meeting so that arrangements for adequate accommodations can be made.

If you would like to attend the special meeting and your shares are held by a broker, bank or other nominee, you must bring to the special meeting a recent brokerage statement or a letter from the nominee confirming your beneficial ownership of the shares. You must also bring a form of personal identification. In order to vote your shares at the special meeting, you must obtain from the nominee a proxy issued in your name.

Dated: [●], 2016	By Order of the Board of Directors

Fred P. LoBue, Jr., Corporate Secretary

PLEASE VOTE YOUR SHARES OF VALLEY COMMON STOCK PROMPTLY. YOU CAN FIND INSTRUCTIONS FOR VOTING ON THE ENCLOSED PROXY CARD. IF YOU HAVE QUESTIONS ABOUT THE PROPOSALS OR ABOUT VOTING YOUR SHARES, PLEASE CALL ALLAN W. STONE AT VALLEY COMMERCE BANCORP AT (559) 622-9000.

ABOUT THIS PROXY STATEMENT/PROSPECTUS

This proxy statement/prospectus, which forms part of a registration statement on Form S-4 filed with the U.S. Securities and Exchange Commission by CVB Financial (File No. 333-             ), constitutes a prospectus of CVB Financial under Section 5 of the Securities Act of 1933, as amended, which we refer to as the “Securities Act,” with respect to the shares of CVB Financial common stock to be issued in the merger contemplated by the merger agreement.

This proxy statement/prospectus also serves as a proxy statement provided to Valley shareholders in connection with Valley’s solicitation of proxies with respect to its special meeting of shareholders, at which Valley shareholders will be asked to consider and vote upon the approval of the merger agreement and the merger contemplated thereby.

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING

The following are answers to certain questions that you may have regarding the proposed merger and the special meeting. We urge you to carefully read the remainder of this proxy statement/prospectus because the information in this section may not provide all the information that might be important to you in deciding how to vote. Additional important information is also contained in the appendices to, and the documents incorporated by reference in, this proxy statement/prospectus.

Q:	What is the merger?

A.

CVB Financial and Valley have entered into a merger agreement pursuant to which Valley will merge with and into CVB Financial, with CVB Financial continuing as the surviving corporation, in a transaction which we refer to as the merger. Immediately following the merger, Valley Business Bank will merge with and into Citizens Business Bank. A copy of the merger agreement is attached as Appendix A to this proxy statement/prospectus. In order for us to complete the merger, we need the approval of Valley’s shareholders as well as the approvals of or waivers from the banking regulators of CVB Financial and its wholly owned subsidiary, Citizens Business Bank.

Q:	Why am I receiving this proxy statement/prospectus?

A.

Valley is sending these materials to you and other Valley shareholders to help you decide how to vote your shares of Valley common stock with respect to the approval of the merger agreement, which we sometimes refer to as the “merger proposal,” and the grant of discretionary authority to adjourn the special meeting if necessary to permit the further solicitation of proxies.

The merger cannot be completed unless Valley shareholders approve the merger and adopt and approve the merger agreement. At the special meeting, Valley shareholders will vote on the proposals necessary to complete the merger. Information about the special meeting, the merger and any other business to be considered by shareholders at the special meeting is contained in this proxy statement/prospectus.

This proxy statement/prospectus constitutes both a prospectus of CVB Financial and a proxy statement of Valley. It is a prospectus because CVB Financial is offering shares of its common stock and cash in exchange for outstanding shares of Valley common stock in the merger. It is a proxy statement because Valley is using this proxy statement/prospectus to solicit proxies from its shareholders.

Q:	What will Valley shareholders receive in the merger?

A:

If the merger is completed, all outstanding shares of Valley common stock will be converted into an aggregate of 1,942,673 shares of CVB Financial common stock and $23,400,000 in cash, subject to adjustment under certain circumstances as set forth in the merger agreement. In addition, Valley would pay a special dividend to holders of Valley common stock on the date of the merger. The amount of the special dividend will depend on Valley’s tangible common equity as of the end of the month immediately prior to the closing of the merger and, would have been approximately $13,700,000 if the merger had been completed on October 31, 2016, based on Valley’s tangible common equity as of September 30, 2016. Based on 3,002,014 shares of Valley common stock issued and outstanding as of November 4, 2016, and assuming the special dividend is $13,700,000 in the aggregate, holders of Valley common stock would receive (i) merger consideration consisting of 0.6471 shares of CVB Financial common stock (with cash in lieu of a fractional share) valued at $10.79 based on the closing price of CVB Financial common stock of $16.67 per share reported on the Nasdaq Global Select Market on November 4, 2016, and $7.79 in cash per share of Valley common stock and (ii) a special dividend of approximately $4.56 in cash, or a total value of approximately $23.14, for each share they own as of the date of the merger, all subject to possible adjustment as described below.

Q:	How will Valley determine the amount of the special dividend?

A:

The merger agreement provides for Valley to pay a special dividend to its shareholders as of the date that the merger is completed. The aggregate amount of the special dividend will be equal to the amount by which Valley’s tangible common equity exceeds the greater of (1) $37,000,000 (or, if Valley has sold a specified loan, $37,500,000) or (2) the amount required to achieve an 8.0% tangible common equity ratio as of the final day of the month immediately preceding the closing date of the merger. Based on Valley’s tangible common equity at September 30, 2016, Valley’s shareholders would have received approximately $13.7 million as a special dividend or approximately $4.56 cash per share, in addition to the stock and cash merger consideration.

Q:	Is the merger consideration or the amount of the special dividend subject to adjustment or change?

A:

Yes. Both the value of the shares of CVB Financial common stock and the amount of cash included in the merger consideration are subject to adjustment. The amount of the special dividend is also subject to change.

Merger Consideration—CVB Financial Common Stock. The aggregate number of shares of CVB Financial common stock that Valley’s shareholders will receive in the merger is fixed at 1,942,673. Based on 3,002,014 shares of Valley common stock issued and outstanding as of November 4, 2016, holders of Valley common stock would receive 0.6471 shares of CVB Financial common stock (plus cash in lieu of a fractional share) valued at $10.79 based on the closing price of CVB Financial common stock of $16.67 per share reported on the Nasdaq Global Select Market on November 4, 2016. The market price of CVB Financial common stock may vary between the date of this proxy statement/prospectus and the date of the merger. Because the price of CVB Financial common stock will fluctuate prior to the merger, we cannot assure Valley shareholders of the actual market value of CVB Financial common stock that they will receive in the merger.

Merger Consideration—Cash. The aggregate cash consideration of $23,400,000 is subject to potential downward adjustment by the amount, if any, that Valley’s total merger-related transaction expenses exceed $3,500,000 and, without duplication, the amount that any of the categories of Valley’s merger-related transaction expenses exceed certain specified amounts. Based on the 3,002,014 shares of Valley common stock issued and outstanding as of November 4, 2016 and assuming that the aggregate cash consideration is not reduced on account of Valley’s merger-related transaction expenses, holders of Valley common stock would receive $7.79 in cash per share of Valley common stock as cash consideration in the merger.

Special Dividend.

The amount of the special dividend to be paid by Valley depends on the level of Valley’s tangible common equity as of the final day of the month immediately preceding the closing date of the merger. Based on its tangible common equity at September 30, 2016, Valley would have been entitled to pay a special dividend of approximately $13,700,000, which is approximately $4.56 per share of Valley common stock. Valley’s tangible common equity will change following the date of the proxy statement. Generally, Valley’s tangible common equity will increase as Valley recognizes any net earnings and will decrease as Valley recognizes any net losses. Therefore, the amount of the special dividend may increase or decrease as Valley recognizes net earnings or losses. In addition, the amount of the special dividend is subject to Valley’s receipt of regulatory approvals, the application for which are pending. The amount of the special dividend will not be determined until the final day of the month immediately preceding the merger and, therefore, will not be known at the time that Valley’s shareholders vote on the merger proposal. Further, Valley will only pay the special dividend if the merger will be completed.

The foregoing calculations assume that the number of shares of Valley common stock outstanding on November 4, 2016, will not change prior to the merger. Generally, the merger agreement prohibits Valley from issuing additional shares and there are no outstanding options to purchase shares of Valley common stock. As a result, the number of shares of Valley’s common stock outstanding is not expected to change.

See “THE MERGER—Terms of the Merger—Merger Consideration and Special Dividend” beginning on page 36.

Q:	Does CVB Financial or Valley have the ability to terminate the merger agreement based on changes in the trading price of CVB Financial’s common stock?

A:

Yes. CVB Financial may terminate the merger agreement if the volume-weighted average closing price of CVB Financial common stock for the 10 trading days ending on the fifth trading day prior to closing is greater than $20.50. Valley may terminate the merger agreement if the volume-weighted average closing price of CVB Financial common stock for the 10 trading days ending on the fifth trading day prior to closing is less than $13.50.

Q:	When will the merger be completed?

A:

The merger agreement provides that CVB Financial and Valley will complete the merger at the end of the month in which all conditions to the merger in the merger agreement are satisfied or waived, including after shareholder approval is received at the special meeting of Valley shareholders and all required regulatory approvals are received and statutory waiting periods have elapsed, but not earlier than February 1, 2017, or such other time as they may agree. CVB Financial and Valley currently expect to complete the merger in the first quarter of 2017. It is possible, however, that as a result of factors outside of either party’s control, the merger may be completed at a later time or may not be completed at all. For further information, please see the section entitled “THE MERGER AGREEMENT—Conditions to the Merger” beginning on page 65.

Q:	Who is entitled to vote?

A:

Holders of record of Valley common stock at the close of business on [●] [●], 2016, which is the date that the Valley board of directors has fixed as the record date for the special meeting, are entitled to vote at the special meeting.

Q:	Do Valley shareholders have dissenters’ rights with respect to approval of the merger agreement?

A:

Yes. Holders of Valley common stock have dissenters’ rights in accordance with Chapter 13 of the California Corporations Code. In order to exercise dissenters’ rights, a shareholder does not need to affirmatively vote against the merger. Rather, in order to exercise dissenters’ rights under California law, a shareholder must either (i) vote against the merger, (ii) abstain from voting on the merger or (iii) not return the proxy or vote in person. In addition, a shareholder choosing to exercise his or her dissenters’ rights must also comply with the applicable provisions of Chapter 13 of the California Corporations Code. A copy of the applicable sections of Chapter 13 of the California Corporations Code is included with this proxy statement/prospectus as Appendix C. Please read the section entitled “DISSENTERS’ RIGHTS OF VALLEY SHAREHOLDERS” beginning on page 75.

CVB Financial is not obligated to complete the merger if dissenters’ rights are perfected and exercised, or capable of being perfected and exercised, with respect to 10% or more of the outstanding shares of Valley common stock. Please see “THE MERGER AGREEMENT—Conditions to the Merger” beginning on page [●].

Q:	Will Valley shareholders be able to trade CVB Financial common stock that they receive in the merger?

A:

Yes. CVB Financial common stock issued in the merger to Valley shareholders will be listed on the NASDAQ Global Select Market under the symbol “CVBF.” Unless you are deemed an “affiliate” of CVB Financial, you may sell the shares of CVB Financial common stock you receive in the merger without restriction.

Q:	What constitutes a quorum at the special meeting?

A:

The presence at the special meeting, in person or by proxy, of holders of a majority of the outstanding shares of Valley common stock entitled to vote at the special meeting will constitute a quorum for the transaction of business. Abstentions and broker non-votes, if any, will be included in determining the number of shares present at the meeting for the purpose of determining the presence of a quorum.

Q:	What am I being asked to vote on and why is this approval necessary?

A:	Valley shareholders are being asked to vote on the following proposals:

1.	To adopt and approve the merger agreement, a copy of which is attached as Appendix A to this proxy statement/prospectus, which we sometimes refer to as the “merger proposal;” and

2.

To grant authority to adjourn the special meeting, if necessary or appropriate, including adjournments to permit further solicitation of proxies in favor of the merger proposal, which we sometimes refer to as the “adjournment proposal.”

Because this is a special meeting of shareholders, Valley will not transact any other business at the special meeting.

Shareholder approval of the merger proposal is required for completion of the merger. If the number of shares voting in favor of the merger proposal is insufficient to approve the proposal, approval of the adjournment proposal may allow Valley additional time to solicit proxies voting in favor of the merger proposal.

Q:	What vote is required to approve each proposal at the special meeting?

A:	Merger proposal: The affirmative vote of a majority of the issued and outstanding shares of Valley common stock entitled to vote is required to approve the merger proposal.

Adjournment proposal: Assuming a quorum is present, the affirmative vote of a majority of the shares of Valley common stock represented (in person or by proxy) at the special meeting and entitled to vote on the proposal is required to approve the adjournment proposal.

Q:	What does the Valley board of directors recommend?

A:	After careful consideration, the Valley board of directors unanimously recommends that Valley shareholders vote “FOR” the merger proposal and “FOR” the adjournment proposal.

Q:	What do I need to do now?

A:

After carefully reading and considering the information contained in this proxy statement/prospectus, please vote your shares as soon as possible so that your shares will be represented at the special meeting. Please follow the instructions set forth on the proxy card or on the voting instruction form provided by the record holder if your shares are held in the name of your broker, bank or other nominee.

Q:	How do I vote?

A:	If you are a shareholder of record of Valley as of [●] [●], 2016, which is referred to as the “record date,” you may submit your proxy before the special meeting in one of the following ways:

•	Use the toll-free number shown on your proxy card;

•	Visit the website shown on your proxy card to vote via the Internet; or

•	Complete, sign, date and return the enclosed proxy card in the enclosed postage-paid envelope.

You may also cast your vote in person at the special meeting.

If your shares are held in “street name,” through a broker, bank or other nominee, that institution will send you separate instructions describing the procedure for voting your shares. “Street name” shareholders who wish to vote at the meeting will need to obtain a proxy form from their broker, bank or other nominee.

Q:	How many votes do I have?

A:

You are entitled to one vote for each share of Valley common stock that you owned as of the record date. As of the close of business on the record date, [●] [●], 2016, there were 3,002,014 outstanding shares of Valley common stock. As of that date, approximately 19% of the outstanding shares of Valley common stock were beneficially owned by the directors and executive officers of Valley, each of whom has agreed to vote his shares in favor of the merger.

Q:	When and where is the special meeting?

A:

The special meeting of shareholders of Valley will be held at the Visalia Country Club, 625 North Ranch Road, Visalia California 93291 at 6:00 p.m., Pacific Time, on [●] [●], 2017. All Valley shareholders as of the record date, or their duly appointed proxies, may attend the special meeting.

Q:	If my shares are held in “street name” by a broker, bank or other nominee, will my broker, bank or other nominee vote my shares for me?

A:

If your shares are held in “street name” in a stock brokerage account or by a bank or other nominee, you must provide the record holder of your shares with instructions on how to vote your shares. Please follow the voting instructions provided by your broker, bank or other nominee. Please note that you may not vote shares held in “street name” by returning a proxy card directly to Valley or by voting in person at the special meeting unless you provide a “legal proxy,” which you must obtain from your broker, bank or other nominee.

Under the rules of the stock exchanges and other self-regulatory agencies, brokers who hold shares in “street name” for a beneficial owner of those shares typically have the authority to vote in their discretion on “routine” proposals when they have not received instructions from beneficial owners. However, brokers are not allowed to exercise their voting discretion with respect to the approval of matters that the rules of the stock exchanges and other self-regulatory agencies determine to be “non-routine” without specific instructions from the beneficial owner. All proposals at the special meeting are such “non-routine” matters. Broker non-votes occur when a broker or nominee is not instructed by the beneficial owner of shares to vote on a particular proposal for which the broker does not have discretionary voting power.

Q:	What if I abstain from voting or fail to instruct my broker?

A:

If you are a holder of Valley common stock as of the record date and you abstain from voting or fail to instruct your broker to vote your shares and the broker submits an unvoted proxy, referred to as a broker non-vote, then the abstention or broker non-votes will be counted towards a quorum at the special meeting, but it will have the same effect as a vote against approval of the merger proposal.

Abstentions and broker non-votes of shares of Valley common stock will not have any effect on the adjournment proposal if the number of affirmative votes cast for the proposal is a majority of the votes cast and such votes constitute a majority of the quorum required to transact business at the special meeting. However, if the number of affirmative votes cast for the adjournment proposal is a majority of the votes cast, but such votes do not constitute a majority of the quorum required to transact business at the special meeting, then abstentions and broker non-votes will have the same effect as a vote against the merger proposal.

Q:	What will happen if I return my proxy or voting instruction card without indicating how to vote?

A:

If you sign and return your proxy or voting instruction card without indicating how to vote on any particular proposal, the Valley common stock represented by your proxy will be voted as recommended by the Valley board of directors with respect to that proposal, including “FOR” the merger proposal, in which case you will be prohibited from asserting dissenters’ rights.

Q:	May I change my vote after I have delivered my proxy or voting instruction card?

A:	Yes. You may change your vote at any time before your proxy is voted at the special meeting. You may do this in one of the following ways:

•	by sending a notice of revocation to the corporate secretary of Valley; or

•	by sending a completed proxy card bearing a later date than your original proxy card.

If you choose any of these methods, you must take the described action such that the notice, Internet vote or proxy card, as applicable, is received no later than the beginning of the special meeting.

You may also change your vote by attending the special shareholders’ meeting and voting in person.

If your shares are held in an account at a broker, bank or other nominee, you should contact your broker, bank or other nominee to change your vote.

Q:	Do I need identification to attend the special meeting in person?

A:

Yes. Please bring proper identification, together with proof that you are a record owner of Valley common stock. If your shares are held in “street name,” please bring acceptable proof of ownership, such as a letter from your broker or an account statement showing that you beneficially owned shares of Valley common stock on the record date.

Q:	What are the material United States federal income tax consequences of the merger and the special dividend to Valley shareholders?

A:

CVB Financial and Valley each expects that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended, which we refer to as, the “Code,” and it is a condition to the obligation of CVB Financial to complete the merger that CVB Financial receive a legal opinion from its legal counsel that the merger qualifies as a reorganization. Consistent with such treatment, a U.S. holder (as defined in the section entitled “MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER” beginning on page 71) of Valley common stock will recognize gain, but not loss, equal to the lesser of cash received or gain realized in the merger as a result of receiving CVB Financial common stock and cash in exchange for Valley common stock; provided, that, the United States federal income tax consequences of the receipt of cash for a fractional share interest will be different. The amount of gain realized will equal the amount by which the cash plus the fair market value, at the effective time of the merger, of the CVB Financial common stock exceeds the shareholder’s basis in Valley common stock to be surrendered in exchange therefor.

The special dividend will be paid from the assets of Valley and is not merger consideration. Each recipient of a special dividend will have taxable income to the extent of that shareholder’s ratable share of the current or accumulated earnings and profits of Valley.

Please carefully review the information set forth in the section entitled “MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER” beginning on page 71 for a description of the material U.S. federal income tax consequences of the merger. The tax consequences of the merger to you will depend on your own situation. We strongly encourage you to consult your tax advisors for a full understanding of the tax consequences of the merger to you.

Q:	What happens if the merger is not completed?

A:

If the merger is not completed, Valley shareholders will not receive any consideration for their shares of Valley common stock in connection with the merger and Valley will not pay the special dividend. Instead, Valley will remain an independent company and its common stock will continue to be quoted on the OTC Pink market. Under specified circumstances Valley may be required to pay CVB Financial a fee with respect to the termination of the merger agreement, as described under the section entitled “THE MERGER AGREEMENT—Termination; Termination Fee” beginning on page 67.

Q:	Should I send in my Valley stock certificates now?

A:

No. Valley shareholders SHOULD NOT send in any stock certificates now. If the merger is approved, transmittal materials, with instructions for completion, will be provided to Valley shareholders under separate cover and the stock certificates should be sent at that time.

Q:	Who can help answer my questions about the proxy materials or voting?

A:

If you have any questions about the proxy materials or if you need assistance submitting your proxy or voting your shares or need additional copies of this proxy statement/prospectus or the enclosed proxy card, you should contact Allan W. Stone at Valley at (559) 622-9000.

SUMMARY

This summary highlights selected information included in this proxy statement/prospectus and does not contain all of the information that may be important to you. You should read this entire document and its appendices and the other documents to which we refer before you decide how to vote with respect to each of the proposals. In addition, we incorporate by reference important business and financial information about CVB Financial into this proxy statement/prospectus. For a description of this information, please see the section entitled “INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE” beginning on page 87. You may obtain the information incorporated by reference into this proxy statement/prospectus without charge by following the instructions in the section entitled “WHERE YOU CAN FIND MORE INFORMATION” in the forepart of this proxy statement/prospectus. Each item in this summary includes a page reference directing you to a more complete description of that item.

Unless the context otherwise requires, throughout this proxy statement/prospectus, “CVB Financial” refers to CVB Financial Corp., “Valley” refers to Valley Commerce Bancorp and “we,” “us” and “our” refers collectively to CVB Financial and Valley. Also, we refer to the proposed merger of Valley with and into CVB Financial as the “merger,” and the Agreement and Plan of Reorganization and Merger, dated as of September 22, 2016, by and between CVB Financial and Valley, as the “merger agreement.”

The Merger and the Merger Agreement (pages 36 and 55)

The terms and conditions of the merger are contained in the merger agreement, which is attached to this proxy statement/prospectus as Appendix A. We encourage you to read the merger agreement carefully, because it is the legal document that governs the merger.

Under the terms of the merger agreement, Valley will merge with and into CVB Financial with CVB Financial as the surviving corporation immediately upon the closing of the merger.

Merger Consideration and Special Dividend (page 36)

In the merger, all outstanding shares of Valley common stock will be converted into aggregate merger consideration consisting of 1,942,673 shares of CVB Financial common stock and $23,400,000 in cash, subject to potential adjustment depending on Valley’s merger-related expenses. In addition, under the merger agreement, Valley will pay a special dividend to holders of Valley common stock in the estimated amount of $13.7 million, based on Valley’s tangible common equity capital as of September 30, 2016. Based on the 3,002,014 shares of Valley common stock outstanding and the closing price of CVB Financial common stock of $16.67 per share reported on the Nasdaq Global Select Market on November 4, 2016 and Valley’s tangible common equity capital as of September 30, 2016, each share of Valley common stock would be converted into the right to receive 0.6471 shares of CVB Financial common stock valued at $10.79 and $7.79 in cash and would entitle the holder to receive a cash dividend in the amount of $4.56, having a combined value of approximately $23.14 per share of Valley common stock. Valley shareholders will receive cash in lieu of any fractional shares of CVB Financial common stock. As a result of the merger, Valley shareholders would own approximately 1.8% of CVB Financial’s outstanding common stock after the merger is completed, excluding any shares of CVB Financial common stock they may already own.

The value of the merger consideration that Valley shareholders will receive in connection with the merger and the amount of the special dividend are subject to change. The number of shares of common stock that CVB Financial will issue to Valley’s shareholders is fixed and, therefore, the value of the stock that Valley shareholders receive as merger consideration will change as the market price of CVB Financial common stock changes. The aggregate amount of cash that Valley’s shareholders will receive as merger consideration will be reduced to the extent that Valley’s merger-related transactions expenses exceed $3,500,000 or any component of the merger-related transaction expenses exceeds specified amounts. Further, the amount of the special dividend that Valley will pay to its shareholders depends on Valley’s tangible common equity as of the final date of the month immediately preceding the merger and, therefore, the amount of the special dividend will generally increase as Valley recognizes net earnings and will generally decease as Valley recognizes net losses, if any. Valley shareholders will receive a pro rata portion of the stock and cash merger consideration and the special dividend. The merger agreement does not permit Valley to issue additional shares of common stock and there are no options to purchase Valley common stock outstanding. Therefore, the number of shares of Valley common stock outstanding is not expected to change.

See “THE MERGER—Terms of the Merger—Merger Consideration and Special Dividend.”

Recommendation of the Valley Board of Directors (page 40)

After careful consideration, the Valley board of directors unanimously recommends that Valley shareholders vote “FOR” the merger proposal and “FOR” the adjournment proposal. For a more complete description of Valley’s reasons for the merger and the recommendation of the Valley board of directors, please see the section entitled “THE MERGER—Reasons for the Merger and Recommendation of the Valley Board of Directors” beginning on page  40.

Voting and Support Agreements (page 69)

Each of the directors and certain of the executive officers of Valley has entered into a Voting and Support Agreement with CVB Financial and Valley, pursuant to which they have agreed to vote “FOR” the merger proposal. As of the record date, these directors and executive officers of Valley beneficially owned and were entitled to vote 579,122 shares of Valley common stock, representing approximately 19% of the shares of Valley common stock outstanding on that date. For more information regarding the Voting and Support Agreements, please see the section entitled “THE MERGER AGREEMENT—Voting and Support Agreements” beginning on page 69.

Opinion of Vining Sparks for Valley’s Board of Directors (page 43)

Vining Sparks IBG, LP, which we refer to as “Vining Sparks,” Valley’s financial advisor in connection with the merger, delivered an oral opinion to the Valley board of directors, which was subsequently confirmed in a written opinion dated as of September 22, 2016, to the effect that, as of such date and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Vining Sparks as set forth in such opinion, the merger consideration and special dividend to be received by the holders of Valley common stock were fair, from a financial point of view, to such holders.

The full text of Vining Sparks’s opinion dated September 22, 2016 is attached as Appendix B to this proxy statement/prospectus, and the full text of the opinion is incorporated herein by reference. You should read the opinion in its entirety to understand the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Vining Sparks.

Vining Sparks’s opinion was for the information of, and was directed to, the Valley board of directors (in its capacity as such) in connection with its consideration of the financial terms of the merger.

The opinion addressed only the fairness, from a financial point of view, as of the date of the opinion, of the merger consideration in the merger and the special dividend to the common shareholders of Valley. It did not address the underlying business decision of Valley to engage in the merger or enter into the merger agreement or constitute a recommendation to the Valley board of directors in connection with the merger, and it does not constitute a recommendation to any holder of Valley common stock or any shareholder of any other entity as to how to vote in connection with the merger or any other matter, nor does it constitute a recommendation regarding whether or not any such shareholder should enter into a voting, shareholders’, or affiliates’ agreement with respect to the merger or exercise any dissenters’ or appraisal rights that may be available to such shareholder. Vining Sparks received a fee for its services, which was payable upon delivery of its opinion.

For further information, please see the section entitled “THE MERGER—Opinion of Valley’s Financial Advisor” beginning on page 43.

Valley Special Meeting of Shareholders (page 30)

Valley’s special meeting of shareholders will be held at 6:00 p.m., Pacific Time, on [●] [●], 2017, at the Visalia Country Club, 625 North Ranch Road, Visalia California 93291. At the special meeting, Valley shareholders will be asked to approve the merger proposal and the adjournment proposal.

Valley’s board of directors has fixed the close of business on [●] [●], 2016 as the record date for determining the holders of Valley common stock entitled to receive notice of and to vote at the special meeting. Only holders of record of Valley common stock at the close of business on the record date will be entitled to notice of and to vote at the special meeting and any adjournments or postponements (unless the special meeting is adjourned for more than 45 days). As of the record date, there were 3,002,014 shares of Valley common stock outstanding and entitled to vote at the Valley special meeting held by [●] holders of record. Each share of Valley common stock entitles the holder to one vote on each proposal to be considered at the special meeting.

Approval of the merger proposal requires the affirmative vote of a majority of the issued and outstanding shares of Valley common stock. Approval of the adjournment proposal requires the affirmative vote of a majority of the shares of Valley common stock represented (in person or by proxy) at the Valley special meeting and entitled to vote on the proposal.

Interest of Valley’s Directors and Executive Officers in the Merger (page 49)

Certain of Valley’s directors and executive officers have financial interests in the merger that are different from, or in addition to, the interests of Valley shareholders, generally including the following:

•

Three of Valley’s executive officers are party to agreements providing for severance and other benefits following a change in control of Valley in connection with a qualifying termination of employment.

•

Allan W. Stone, who is the President and Chief Executive Officer of Valley, has entered into a three-month consulting agreement with Citizens Business Bank that becomes effective upon the completion of the bank merger and Citizens Business Bank has offered Bill Kitchen, Valley’s Executive Vice President and Chief Credit Officer, a position of employment following completion of the merger.

•	Valley directors and officers are entitled to continued indemnification and insurance coverage under the merger agreement.

The members of the Valley board of directors were aware of and considered these interests, among other matters, when they approved the merger agreement and unanimously recommended that Valley shareholders approve the merger proposal. These interests are described in more detail under the section entitled “THE MERGER—Interests of Valley Directors and Executive Officers in the Merger” beginning on page 49.

Regulatory Approvals Required for the Merger (page 51)

Completion of the merger is subject to various regulatory approvals, including approvals or waivers from the Board of Governors of the Federal Reserve System, which we refer to as the “Federal Reserve”, the

California Department of Business Oversight, which we refer to as the “Department of Business Oversight,” and the Federal Deposit Insurance Corporation, which we refer to as the “FDIC.” Notifications and/or applications requesting approval for the merger may also be submitted to other federal and state regulatory authorities and self-regulatory organizations. We have filed, or are in the process of filing all notices and applications to obtain the necessary regulatory approvals. Although we currently believe we should be able to obtain all required regulatory approvals, we cannot be certain when or if we will obtain them or, if obtained, whether they will contain terms, conditions or restrictions not currently contemplated that will be detrimental to, or have a material adverse effect on, the combined company after the completion of the merger. The regulatory approvals to which completion of the merger are subject are described in more detail under the section entitled “THE MERGER—Regulatory Approvals Required for the Merger” beginning on page 51.

Conditions to the Merger (page 65)

The obligations of CVB Financial and Valley to complete the merger are each subject to the satisfaction or waiver of the following conditions:

•	Approval of the merger proposal by Valley shareholders;

•	The receipt of all regulatory approvals required from the Federal Reserve, the FDIC and the Department of Business Oversight, subject to the limitations set forth in the merger agreement;

•	No injunction or decree or law preventing the consummation of the merger or making the merger illegal shall be in effect;

•

As of at least three business days prior to the closing date, CVB Financial shall have received satisfactory evidence that Valley has satisfied each of the following financial conditions: (1) as of the last day of the month immediately proceeding the closing date, Valley’s closing tangible common shareholders’ equity (after giving effect to the special dividend but prior to any pre-closing adjustments otherwise required by the merger agreement and without the effect of up to $3,500,000 in Valley’s merger-related transaction expenses) shall not be less than the greater of (a) $37,000,000 (or, if Valley has completed the sale of a specific loan, $37,500,000) or (b) the amount necessary for Valley to achieve a tangible common equity ratio of at least 8.0% as of such date; (2) the allowance for loan loss ratio, determined as of the final day of the month immediately preceding the closing date, shall not be less than 1.1%; (3) total assets shall not be less than $410,000,000 as of the final day of the month immediately preceding the closing date; (4) average accruing loans for the 30-day period ending on the fifth business day prior to closing shall not be less than $295,000,000; and (5) average noninterest-bearing deposits for the 30-day period ending on the fifth business day prior to closing shall not be less than $150,000,000;

•

Valley’s merger-related transaction costs shall not exceed $3,500,000 and certain categories of transaction costs shall not exceed certain specified amounts, namely, change in control payments and benefits payable to employees shall not exceed $1,800,000; contract termination fees shall not exceed $1,000,000; legal and professional fees shall not exceed an aggregate of $600,000; and the cost of a tail policy for Valley’s directors and officers liability insurance shall not exceed $70,000;

•

The effectiveness of CVB Financial’s SEC registration statement on Form S-4, of which this proxy statement/prospectus is a part, and the absence of a stop order or proceeding initiated or threatened by the SEC for that purpose;

•	Approval for the listing on the NASDAQ Global Select Market of the shares of CVB Financial common stock to be issued in the merger;

•

The accuracy of the representations and warranties of each party as of the closing date of the merger, other than, in most cases, those failures to be true and correct that would not reasonably be expected to result in a material adverse effect on such party;

•	The absence of a material adverse effect on either party since the date of the merger agreement;

•	Performance in all material respects by each party of the obligations required to be performed by it at or prior to the closing date of the merger;

•	Holders of not in excess of 10% of the outstanding shares of Valley shall have exercised or be capable of exercising their dissenters’ rights;

•	Written certifications as to certain factual matters shall have been delivered to each party;

•	Receipt by CVB Financial of an opinion of its tax counsel as to certain tax matters;

•

Valley shall have delivered to CVB Financial an opinion of Crowe Horwath LLP that no agreement, contract or arrangement to which any employee of Valley is a party will result in the payment of any amount that would not be deductible for income tax purposes by reason of Section 280G of the Code;

•	Receipt of a properly executed statement from Valley that meets the requirements of the Foreign Investment in Real Property Tax Act; and

•	Allan W. Stone shall have entered into the consulting agreement (which, as noted, has been completed).

No Solicitation (page 61)

Under the terms of the merger agreement, Valley has agreed not to initiate, solicit, encourage or knowingly facilitate any inquiries or the making of proposals with respect to, or engage in any negotiations concerning, or provide any confidential or nonpublic information or data to, or have any discussions with, any person relating to, any alternative acquisition proposal (as defined below in the section entitled “THE MERGER AGREEMENT—Covenants and Agreements—No Solicitation”). Notwithstanding these restrictions, the merger agreement provides that under specified circumstances, if Valley receives an unsolicited bona fide alternative acquisition proposal and the board of directors of Valley concludes in good faith that such alternative acquisition proposal constitutes, or is reasonably expected to result in, a superior acquisition proposal (as defined below in the section entitled “THE MERGER AGREEMENT—Covenants and Agreements”), then Valley and its board of directors may furnish or cause to be furnished nonpublic information and participate in such negotiations or discussions to the extent that the board of directors of Valley concludes in good faith (after conferring with outside legal counsel and its financial advisors) that failure to take such actions would breach or would be more likely than not to breach its fiduciary duties to shareholders under applicable law; provided that prior to providing any such nonpublic information or engaging in any such negotiations, Valley entered into a confidentiality agreement with such third party.

Under the terms of the merger agreement, none of the members of the board of directors of Valley may, except as expressly permitted by the merger agreement, make an adverse change of recommendation (as defined below in the section entitled “THE MERGER AGREEMENT—Covenants and Agreements”), or cause or commit Valley to enter into any agreement or understanding other than the confidentiality agreement referred to above relating to any alternative acquisition proposal made to Valley. Nevertheless, in the event that Valley receives an alternative acquisition proposal that Valley board of directors concludes in good faith constitutes a superior acquisition proposal, the board of directors of Valley may make an adverse change of recommendation or terminate the merger agreement, as long as Valley gives CVB Financial prior written notice at least five business days before taking such action and during such five business day period Valley negotiates in good faith with CVB Financial to enable CVB Financial to make an improved offer that is at least as favorable to the shareholders of Valley as such alternative acquisition proposal. Valley has agreed to call and hold a special meeting at which shareholders will consider and vote upon the merger proposal, even if Valley receives an alternative acquisition proposal or makes an adverse change of recommendation, unless the merger agreement is terminated in accordance with its terms.

Termination; Termination Fee (page 67)

CVB Financial and Valley may mutually agree at any time to terminate the merger agreement without completing the merger, even if Valley shareholders have already approved and adopted the merger agreement.

In addition, the merger agreement may be terminated at any time prior to the effective time of the merger, whether before or after Valley shareholders approve the merger agreement:

•

by either CVB Financial or Valley if a requisite regulatory approval is denied and such denial has become final and non-appealable, if a governmental entity advises CVB Financial or Valley in writing that it will deny a requisite regulatory approval (or intends to revoke or rescind such an approval) and such denial becomes final and non-appealable, or if a governmental entity of competent jurisdiction has issued a final, non-appealable order, injunction or decree permanently enjoining or otherwise prohibiting or making the consummation of the transactions contemplated by the merger agreement illegal;

•

by either CVB Financial or Valley if the merger is not completed by February 27, 2017, unless the failure of the closing to occur by such date is due to the failure of the party seeking to terminate the merger agreement to perform or observe its covenants and agreements set forth in the merger agreement;

•

by either CVB Financial or Valley if there is a breach by the other party of any of its covenants, agreements, representations or warranties that would, individually or in the aggregate with other breaches by such party, result in the failure of a closing condition of the other party, and such breach is not cured within 30 days following written notice to the party committing the breach, or the breach, by its nature, cannot be cured within such time (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained in the merger agreement);

•

by either CVB Financial or Valley if Valley shareholders have not approved the merger agreement and the transactions contemplated thereby at the duly convened Valley special meeting or at any adjournment or postponement thereof, provided that the failure to obtain such shareholder approval was not caused by the terminating party’s material breach of any of its obligations under the merger agreement;

•

by CVB Financial prior to Valley shareholders’ approval of the merger proposal, in the event (a) Valley breaches in any material respect the no solicitation provisions of the merger agreement; (b) Valley or the board of directors of Valley submits the merger agreement to Valley shareholders without recommending approval or withdraws or adversely modifies such recommendation or makes an adverse change of recommendation; (c) at any time after the end of 15 business days following receipt of an alternative acquisition proposal, the board of directors of Valley fails to reaffirm its recommendation that shareholders vote to approve the merger proposal as promptly as practicable (but in any event within five business days after receipt of any written request to do so by CVB Financial); or (d) a tender offer or exchange offer for outstanding shares of Valley common stock is publicly disclosed (other than by CVB Financial or one of its affiliates) and the board of directors of Valley recommends that its shareholders tender their shares in such tender or exchange offer or, within 10 business days after the commencement of such tender or exchange offer, the board of directors of Valley fails to recommend unequivocally against acceptance of such offer, which we refer to as a “termination due to no company recommendation;”

•

by Valley, prior to obtaining Valley shareholder approval, in order to enter into a definitive agreement providing for a superior acquisition proposal (as defined below) (provided that Valley is not in material breach of any of the terms of the merger agreement and Valley pays CVB Financial a termination fee in advance of or concurrently with such termination, as described below), which we refer to as a “termination due to a superior acquisition proposal;”

•	by CVB Financial if the volume-weighted average closing price of CVB Financial common stock for the 10 trading days ending on the fifth trading day prior to the merger is greater than $20.50; or

•	by Valley if the volume-weighted average closing price of CVB Financial common stock for the 10 trading days ending on the fifth trading day prior to the merger is less than $13.50.

Valley must pay CVB Financial a termination fee of $3,500,000 in the event that:

•	the merger agreement is terminated by Valley in order to enter into a definitive agreement providing for a superior acquisition proposal;

•	CVB Financial terminates the merger agreement due to no company recommendation; or

•

any person has made an alternative acquisition proposal, which proposal has been publicly announced, disclosed or proposed and not withdrawn, and: (a) thereafter the merger agreement is terminated (i) by either party pursuant to the termination provision for delay or pursuant to the termination provision for no approval by Valley shareholders or (ii) by CVB Financial pursuant to the termination provision for breach and (b) within 18 months after such termination of the merger agreement, an alternative acquisition proposal is consummated or any definitive agreement with respect to an alternative acquisition proposal is entered into (provided that references to “10%” in the definition of alternative acquisition proposal are deemed to be references to “50%”).

For more information, please see the section entitled “THE MERGER AGREEMENT—Termination; Termination Fee” beginning on page 67.

Material United States Federal Income Tax Consequences of the Merger (page 71)

The merger is intended to qualify as a reorganization under Section 368(a) of the Code and it is a condition to the respective obligations of CVB Financial and Valley to complete the merger that CVB Financial receives a legal opinion from its tax counsel that the merger qualifies as a reorganization. Consistent with such treatment, as a result of receiving CVB Financial common stock and cash in exchange for Valley common stock, in general, a U.S. holder (as defined in the section entitled “MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER” beginning on page 71) of Valley common stock will recognize gain, but not loss, equal to the lesser of cash received or gain realized in the merger; provided, that, the United States federal income tax consequences of the receipt of cash for a fractional share interest will be different. The amount of gain realized will equal the amount by which the cash plus the fair market value, at the effective time of the merger, of CVB Financial common stock exceeds the shareholder’s basis in Valley common stock to be surrendered in exchange therefor.

The special dividend will be paid from the assets of Valley and is not merger consideration. Each recipient of a special dividend will have taxable income to the extent of that shareholder’s ratable share of the current or accumulated earnings and profits of Valley.

This tax treatment may not apply to every shareholder of Valley. Determining the actual tax consequences of the merger to you may be complicated and will depend on your specific situation and on variables not within our knowledge or control. We strongly recommend that you consult your own tax advisor for a full understanding of the tax consequences of the merger to you.

For more information, please see the section entitled “MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER” beginning on page 71.

Comparison of Shareholders’ Rights (page 78)

The rights of Valley shareholders who continue as CVB Financial shareholders after the merger will be governed by the California Corporations Code and the articles of incorporation and bylaws of CVB Financial rather than by the California Corporations Code and the articles of incorporation and bylaws of Valley. For more information, please see the section entitled “COMPARISON OF SHAREHOLDERS’ RIGHTS” beginning on page 78.

Information About the Companies (page 26)

CVB Financial is a California corporation that is registered as a bank holding company under the Bank Holding Company Act of 1956, as amended. CVB Financial’s principal subsidiary is Citizens Business Bank, a California-chartered bank with 42 Business Financial Centers, eight Commercial Banking Centers and three Trust Offices located in San Bernardino County, Riverside County, Los Angeles County, Orange County, San Diego County, Santa Barbara County, Ventura County and the Central Valley area of California. As of September 30, 2016, CVB Financial had consolidated total assets of approximately $8.0 billion, total loans and lease finance receivables of approximately $4.2 billion, total deposits of approximately $6.3 billion, customer repurchase agreements of approximately $0.58 billion and total shareholders’ equity of approximately $1.0 billion. CVB Financial had 771 full-time equivalent employees as of September 30, 2016. CVB Financial’s principal executive office is located at 701 N. Haven Avenue, Suite 350, Ontario, California 91764.

Valley is a California corporation that is registered as a bank holding company under the Bank Holding Company Act of 1956, as amended. Valley’s principle subsidiary is Valley Business Bank, California-chartered commercial bank. As of September 30, 2016, Valley had consolidated total assets of approximately $429.9 million, total loans of approximately $309.8 million, total deposits of approximately $374.4 million and shareholders’ equity of approximately $50.7 million. Valley had 80.5 full-time equivalent employees as of September 30, 2016. Valley’s executive office is located at 701 West Main Street, Visalia, CA, 93291. Valley Business Bank maintains four full-service banking offices in Visalia, Fresno, Tulare and Woodlake, California.

Risk Factors (page 21)

Before voting at the special meeting, you should carefully consider all of the information contained in or incorporated by reference into this proxy statement/prospectus, including the risk factors set forth in the section entitled “RISK FACTORS” beginning on page 21 and the risk factors described in CVB Financial’s Annual Report on Form 10-K for the year ended December 31, 2015 and other reports filed with the SEC, which are incorporated by reference into this proxy statement/prospectus. Please see the section entitled “WHERE YOU CAN FIND MORE INFORMATION” beginning on page i.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF CVB FINANCIAL

The following table summarizes consolidated financial results of CVB Financial for the periods and at the dates indicated and should be read in conjunction with CVB Financial’s consolidated financial statements and the notes to the consolidated financial statements contained in reports that CVB Financial has previously filed with the SEC. Historical financial information for CVB Financial can be found in its Quarterly Report on Form 10-Q for the quarter ended September 30, 2016 and its Annual Report on Form 10-K for the year ended December 31, 2015. Please see the section entitled “WHERE YOU CAN FIND MORE INFORMATION” beginning on page i for instructions on how to obtain the information that has been incorporated by reference. Financial amounts as of and for the nine months ended September 30, 2016 and 2015 are unaudited (and are not necessarily indicative of the results of operations for the full year or any other interim period), and management of CVB Financial believes that such amounts reflect all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of its results of operations and financial position as of the dates and for the periods indicated. You should not assume the results of operations for past periods and for the nine months ended September 30, 2016 and 2015 indicate results for any future period.

	At or For the Nine Months Ended September 30,		At or For the Year Ended December 31,
	2016	2015	2015	2014	2013	2012	2011
	(Dollars in thousands, except per share amounts)
Interest income	$197,686	$196,426	$261,513	$252,903	$232,773	$262,222	$269,720
Interest expense	6,053	6,742	8,571	16,389	16,507	25,272	35,039

Net interest income	191,633	189,684	252,942	236,514	216,266	236,950	234,681

(Recapture of) provision for loan losses	(2,000)	(4,500)	(5,600)	(16,100)	(16,750)	—	7,068
Noninterest income	27,140	24,769	33,483	36,412	25,287	15,903	34,216
Noninterest expense	101,808	108,747	140,659	126,229	114,028	138,160	141,025

Earnings before income taxes	118,965	110,206	151,366	162,797	144,275	114,693	120,804
Income taxes	44,612	39,674	52,221	58,776	48,667	37,413	39,071

NET EARNINGS	$74,353	$70,532	$99,145	$104,021	$95,608	$77,280	$81,733

Basic earnings per common share	$0.69	$0.66	$0.93	$0.98	$0.91	$0.74	$0.77

Diluted earnings per common share	$0.69	$0.66	$0.93	$0.98	$0.91	$0.74	$0.77

Cash dividends declared per common share	$0.360	$0.360	$0.480	$0.400	$0.385	$0.340	$0.340

Cash dividends declared on common shares	$38,853	$38,274	$51,040	$42,356	$40,469	$35,642	$35,805
Dividend pay-out ratio(1)	52.25%	54.26%	51.48%	40.72%	42.33%	46.12%	43.81%
Weighted average common shares:
Basic	107,143,700	105,672,082	105,715,247	105,239,421	104,729,184	104,418,905	105,142,650
Diluted	107,547,042	106,139,116	106,192,472	105,759,523	105,126,303	104,657,610	105,222,566
Common Stock Data:
Common shares outstanding at period end	108,097,493	106,355,098	106,384,982	105,893,216	105,370,170	104,889,586	104,482,271
Book value per share	$9.28	$8.66	$8.68	$8.29	$7.33	$7.28	$6.84
Financial Position:
Assets	$8,044,993	$7,626,462	$7,671,200	$7,377,920	$6,664,967	$6,363,364	$6,482,915
Investment securities available-for-sale	2,227,551	2,312,721	2,368,646	3,137,158	2,663,642	2,449,387	2,201,526
Investment securities held-to-maturity	878,953	869,650	850,989	1,528	1,777	2,050	2,383
Net loans, excluding PCI loans(2)	4,161,731	3,668,591	3,867,941	3,630,875	3,310,681	3,159,872	3,125,763
Net PCI loans(3)	72,435	94,431	89,840	126,367	160,315	195,215	256,869
Deposits	6,320,995	5,959,472	5,917,260	5,604,658	4,890,631	4,773,987	4,604,548
Borrowings	577,990	610,174	736,704	809,106	911,457	698,178	958,032
Junior subordinated debentures	25,774	25,774	25,774	25,774	25,774	67,012	115,055
Shareholders’ equity	1,003,303	920,727	923,399	878,109	771,887	762,970	714,814
Equity-to-assets ratio(4)	12.47%	12.07%	12.04%	11.90%	11.58%	11.99%	11.03%

	At or For the Nine Months Ended September 30,		At or For the Year Ended December 31,
	2016	2015	2015	2014	2013	2012	2011
	(Dollars in thousands, except per share amounts)
Financial Performance:
Return on beginning equity	10.76%	10.74%	11.29%	13.48%	12.53%	10.81%	12.69%
Return on average equity (ROE)	10.14%	10.42%	10.87%	12.50%	12.34%	10.31%	12.00%
Return on average assets (ROA)	1.24%	1.25%	1.31%	1.45%	1.48%	1.19%	1.26%
Net interest margin (tax-equivalent)(5)	3.46%	3.65%	3.62%	3.62%	3.71%	4.06%	4.04%
Efficiency ratio(6)	46.54%	50.71%	49.11%	46.25%	47.21%	54.64%	52.45%
Credit Quality (excluding PCI loans):
Allowance for loan losses	$61,001	$59,149	$59,156	$59,825	$75,235	$92,441	$93,964
Allowance/gross loans	1.44%	1.59%	$1.51%	1.62%	2.22%	2.84%	2.92%
Total nonaccrual loans	$8,666	$23,648	$21,019	$32,186	$39,954	$57,997	$62,672
Nonaccrual loans/gross loans	0.20%	0.63%	0.54%	0.87%	1.18%	1.78%	1.95%
Allowance/nonaccrual loans(7)	696.99%	250.12%	281.44%	185.87%	188.30%	159.39%	149.93%
Net (recoveries), charge offs	$(3,845)	$(3,824)	$(4,931)	$(690)	$456	$1,523	$18,363
Net (recoveries), charge offs/average loans	(0.09%)	(0.10%)	$(0.13%)	(0.02%)	0.01%	0.05%	0.57%
Regulatory Capital Ratios:
Company:
Leverage ratio	11.06%	11.12%	11.22%	10.86%	11.30%	11.50%	11.19%
Common equity Tier 1 risk-based capital ratio	16.58%	16.88%	16.49%	N/A	N/A	N/A	N/A
Tier 1 risk-based capital ratio	17.05%	17.40%	16.98%	16.99%	17.83%	18.23%	17.79%
Total risk-based capital ratio	18.30%	18.65%	18.23%	18.24%	19.09%	19.49%	19.05%
Bank:
Leverage ratio	10.94%	11.01%	11.11%	10.77%	11.20%	11.21%	10.92%
Common equity tier 1 risk-based capital ratio	16.87%	17.22%	16.81%	N/A	N/A	N/A	N/A
Tier 1 risk-based capital ratio	16.87%	17.22%	16.81%	16.85%	17.67%	17.77%	17.36%
Total risk-based capital ratio	18.12%	18.47%	18.06%	18.11%	18.93%	19.03%	18.63%

(1)	Dividends declared on common stock divided by net earnings.
(2)	Net loans, excluding purchased credit impaired (“PCI”) loans.
(3)	Excludes loans held-for-sale. PCI Loans are those loans acquired from San Joaquin Bank and previously covered by a loss sharing agreement with the FDIC.
(4)	Shareholders’ equity divided by total assets.
(5)	Net interest income (TE) divided by average interest-earning assets.
(6)	Noninterest expense divided by net interest income before provision for loan losses plus noninterest income.
(7)	Allowance excludes amount allocated to PCI loans.

SELECTED HISTORICAL FINANCIAL DATA OF VALLEY

The following table sets forth selected historical financial data of Valley. The following selected financial data as of and for the years ended December 31, 2015, 2014, and 2013 has been derived from Valley’s audited financial statements. Financial amounts as of and for the nine months ended September 30, 2016 and 2015 are unaudited (and are not necessarily indicative of the results of operations for the full year or any other interim period), and management of Valley believes that such amounts reflect all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of its results of operations and financial position as of the dates and for the periods indicated. You should not assume the results of operations for past periods and for the nine months ended September 30, 2016 and 2015 indicate results for any future period.

(In thousands, except per share data)	At or For the Nine Months Ended September 30,(1)		At or For the Year Ended December 31,
	2016	2015	2015	2014	2013

Summary of Operations:
Interest Income	$12,205	$11,741	$16,408	$14,894	$14,205
Interest Expense	486	519	681	823	857

Net Interest Income	11,719	11,222	15,727	14,071	13,348
Reversal of Provision for Loan Losses	(770)	—	(400)	(1,000)	(1,500)
Noninterest Income	1,650	1,752	2,134	1,970	1,420
Noninterest Expense	9,262	8,478	11,448	10,563	10,224

Income Before Income Taxes	4,877	4,496	6,813	6,478	6,044
Income Taxes	1,607	1,519	2,356	2,227	1,990

Net Income	$3,270	$2,977	$4,457	$4,251	$4,054

Per Share and Other Data:
Weighted Average Shares—Basic	2,869,108	2,908,982	2,901,907	2,918,002	2,937,177
Weighted Average Shares—Diluted	2,931,124	2,963,112	2,955,100	2,963,288	2,966,511
Net Income—Basic	$1.14	$1.02	$1.54	$1.46	$1.38
Net Income—Diluted	$1.12	$1.00	$1.51	$1.43	$1.37
Book Value Per Share(2)	$16.89	$15.79	$16.23	$15.17	$14.35
Balance Sheet Summary:
Investments, available-for-sale	$49,131	$71,675	$71,129	$68,081	$66,490
Loans, net of Deferred Costs	309,815	289,212	301,856	267,806	238,500
Allowance for Loan Losses	(3,412)	(3,356)	(3,343)	(3,298)	(3,875)
Total Assets	429,868	401,804	421,322	408,540	365,138
Total Deposits	374,382	351,677	352,249	359,389	317,888
Borrowings	—	—	18,000	—	—
Total Shareholders’ Equity	50,708	45,744	46,786	44,195	39,763
Financial Ratios:
Return on Average Assets	1.05%	0.97%	1.08%	1.08%	1.11%
Return on Average Equity	9.05%	8.80%	9.81%	10.06%	10.37%
Net Interest Margin	4.28%	4.21%	4.40%	4.21%	4.10%
Operating efficiency ratio	69.28%	65.35%	64.09%	65.85%	69.23%
Shareholders’ Equity to Assets	11.80%	11.38%	11.10%	10.82%	10.89%
Credit Quality:
Allowance to Loans, Net of Deferred Costs	1.10%	1.16%	1.11%	1.24%	1.63%
Non-performing Loans to Total Loans	0.45%	0.80%	0.60%	1.07%	1.19%
Non-performing Assets to Total Assets	0.32%	0.57%	0.42%	0.69%	0.77%
Allowance to Non-performing Loans	245.78%	145.91%	187.91%	116.78%	122.62%
Regulatory Capital Ratios:
Tier 1 Common Equity Capital Ratio	15.61%	14.91%	14.39%	N/A	N/A
Tier 1 Leverage Ratio	11.94%	11.25%	11.31%	10.59%	11.60%
Tier 1 Risk-Based Capital Ratio	15.61%	14.91%	14.39%	15.04%	16.22%
Total Risk-Based Capital Ratio	16.67%	15.93%	15.36%	16.05%	17.47%

(1)

Ratios for the nine month periods have been annualized where appropriate. No assurances can be given that the results for the nine months ended September 30, 2016 are indicative of the results that will be achieved for the full year.

(2)

Book value is calculated by dividing shareholders’ equity of $50,708,373 by the total number of shares outstanding (3,002,014 shares) at September 30, 2016, $45,743,513 by the total number of shares outstanding (2,896,667 shares) at September 30, 2015, $46,786,172 by the total number of shares outstanding (2,882,799 shares) at December 31, 2015, $44,195,148 by the total number of shares outstanding (2,913,047 shares) at December 31, 2014, and $39,763,442 by the total number of shares outstanding (2,770,929 shares) at December 31, 2013.

COMPARATIVE PER SHARE MARKET PRICE AND DIVIDEND INFORMATION

The table below sets forth, for the calendar quarters indicated, the high and low sales prices per share, and the cash dividends paid per share, of CVB Financial common stock, which trades on the NASDAQ Global Select Market under the symbol “CVBF,” and Valley common stock, which trades on the OTC Markets Group’s OTC Pink market under the symbol “VCBP.” The OTC Pink is an electronic, screen-based market which imposes considerably less stringent listing standards than the NASDAQ Global Select Market. Historical trading in Valley common stock has not been extensive and such trades cannot be characterized as constituting an active trading market.

	CVB Financial Corp.			Valley
	Stock Price		Dividends Per Share	Stock Price		Dividends Per Share
	High	Low		High	Low
2016
Fourth quarter (through November 4, 2016)	$17.96	$16.48	$0.12	$22.85	$22.03	$—
Third quarter	$17.79	$16.17	$0.12	$22.90	$16.00	$0.10
Second quarter	$17.92	$15.25	$0.12	$16.45	$15.70	$0.10
First quarter	$17.70	$14.02	$0.12	$15.90	$15.25	$0.10

2015
Fourth quarter	$18.77	$15.82	$0.12	$15.69	$15.20	$0.10
Third quarter	$18.37	$15.30	$0.12	$15.55	$15.05	$0.10
Second quarter	$18.11	$15.45	$0.12	$15.75	$15.40	$0.10
First quarter	$16.21	$14.53	$0.12	$15.49	$15.11	$0.08

2014
Fourth quarter	$16.47	$13.35	$0.10	$15.25	$14.35	$0.08

The following table sets forth the closing sale prices per share of CVB Financial common stock and Valley common stock on September 22, 2016, the last trading day before the first public announcement of the terms of the merger, and on November 4, 2016, the latest practicable date before the date of this proxy statement/prospectus. The following table also includes the equivalent market value of the merger consideration per share of Valley common stock on September 22, 2016 and November 4, 2016. The amounts below do not include the value of the special dividend, which is not merger consideration and will be paid by Valley prior to the effective time of the merger..

	CVB Financial Corp.	Valley Commerce Bancorp	Equivalent Market Value Per Share of Valley
November 4, 2016	$16.67	$22.45	$18.58	*
September 22, 2016	$17.56	$16.55	$19.15

*

Assumes the value of CVB Financial common stock is $16.67 per share, which was the actual closing price of CVB Financial common stock as on November 4, 2016, that there are 3,002,014 shares of Valley common stock outstanding and that the cash portion of the merger consideration will not be adjusted based on Valley’s merger-related transaction expenses.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus, including information included or incorporated by reference in this proxy statement/prospectus, contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that give CVB Financial’s and Valley’s expectations or predictions of future financial or business performance or conditions. Forward-looking statements are typically identified by words such as “believe,” “expect,” “anticipate,” “intend,” “target,” “estimate,” “continue,” “positions,” “prospects,” “projections,” “potential,” or “strategy” by future conditional verbs such as “will,” “would,” “should,” “could” or “may” or by variations of such words or by similar expressions. These forward-looking statements are subject to numerous assumptions, risks and uncertainties that change over time. Forward-looking statements speak only as of the date they are made, and CVB Financial and Valley assume no duty to update forward-looking statements.

In addition to factors previously disclosed in CVB Financial’s reports filed with the SEC and those identified elsewhere in this proxy statement/prospectus (including the section entitled “Risk Factors” beginning on page 21), the following factors, among others, could cause actual results to differ materially from forward-looking statements or historical performance:

•	The ability of CVB Financial and Valley to complete the proposed transaction, including obtaining the required regulatory approvals and the approval by the Valley’s shareholders

•

The ability of CVB Financial to successfully integrate the business of Valley or achieve expected cost savings, beneficial synergies and/or operating efficiencies, in each case within expected time frames or at all

•	Business disruptions following the merger

•	Diversion of management’s attention from ongoing business operations and opportunities

•	Customer acceptance of Citizens Business Bank’s products and services by Valley Business Bank’s customers and efforts by competitor institutions to lure away such customers

•	The possibility that a change in the interest rate environment may reduce net interest margins

•	General economic conditions, either nationally or in the market areas in which the entities operate or anticipate doing business, are less favorable than expected

•	Customer borrowing, repayment, investment and deposit practices

•	The introduction, withdrawal, success and timing of business initiatives

•	Credit quality deterioration or a reduction in real estate values that could cause an increase in the allowance for loan losses and a reduction in net earnings

•	Increased competitive pressure among depository institutions

•	The outcome of any legal proceedings that are pending or that may be instituted against CVB Financial, Valley, their respective subsidiaries or their respective directors or officers

•	Liquidity risk affecting CVB Financial’s, Citizens Business Bank’s, Valley’s and/or Valley Business Bank’s ability to meet their obligations when they come due

•	Changes in market factors that may affect the value of traded instruments in “mark-to-market” portfolios

•	Greater than expected noninterest expenses

•	Ability to retain key managers and employees of Valley Business Bank and Citizens Business Bank during the pendency of the merger and after completion of the merger

•	Excessive loan losses

•	Changes in laws, regulations, reserve requirements and regulatory policies

•	Other factors that could cause actual results to differ materially from future results expressed or implied by such forward-looking statements

RISK FACTORS

In addition to the other information contained in or incorporated by reference into this proxy statement/prospectus, including the matters addressed under the caption entitled “Cautionary Statement Regarding Forward-Looking Statements,” Valley shareholders should carefully consider the following risk factors in deciding whether to vote for approval of the merger proposal. Please see the sections entitled “WHERE YOU CAN FIND MORE INFORMATION” beginning on page i and “Incorporation of Certain Documents by Reference” beginning on page 87.

Fluctuations in market prices of CVB Financial common stock and adjustment to the cash portion of the merger consideration could affect the value of the merger consideration that Valley shareholders receive for their shares of Valley common stock.

Under the terms of the merger agreement, the aggregate number of shares of CVB Financial common stock issued in the merger is fixed and will not change if the market value of CVB Financial common stock changes or for any other reason. The market price of CVB Financial common stock may vary from its price on the date immediately prior to the first public announcement of the merger, the date of this proxy statement/prospectus and the date of Valley’s special meeting, for example. The market price of CVB Financial common stock may fluctuate as a result of a variety of factors, including, among other things, changes in CVB Financial’s businesses, operations and prospects, regulatory considerations and general market and economic conditions. Many of these factors are beyond the control of CVB Financial. Therefore, the market value of the shares of CVB Financial common stock that a Valley shareholder receives in the merger could decline correspondingly with any declines in the market price of CVB Financial common stock prior to and as of the date the merger consideration is determined. Because the price of CVB Financial common stock will fluctuate prior to the merger, CVB Financial cannot assure Valley shareholders of the market value of the CVB Financial common stock that they will receive in the merger.

Further, the amount of cash included in the merger consideration will be reduced from $23,400,000 by the amount, if any, that Valley’s total merger-related transaction expenses exceed $3,500,000 or, without duplication, the amounts by which any categories of Valley’s merger-related transaction expenses exceed certain specified amounts. The amount of the reduction, if any, will not be determined until shortly prior to the merger. See “THE MERGER—Terms of the Merger—Merger Consideration and Special Dividend.”

The amount of the special dividend payable to holders of Valley’s common stock is not known and will not be determined until shortly prior to the merger.

The merger agreement provides that Valley will declare a one-time cash dividend payable to holders of record of outstanding Valley common stock as of the closing date of the merger. The aggregate amount of the special dividend will be equal to the amount by which Valley’s tangible common equity exceeds the greater of (1) $37,000,000 (or, if Valley has sold a specified loan, $37,500,000) or (2) the amount required to achieve an 8.0% tangible common equity ratio as of the final day of the month immediately preceding the closing date of the merger. Based on Valley’s tangible common equity at September 30, 2016, Valley’s shareholders would have received approximately $13,700,000 as a special dividend or approximately $4.56 cash per share, in addition to the merger consideration.

Generally, Valley’s tangible common equity will increase as Valley recognizes any net earnings and will decrease as Valley recognizes any net losses. Therefore, the amount of the special dividend may increase or decrease as Valley recognizes net earnings or net losses. Further, the amount of the special dividend may depend on whether Valley sells a specified loan in accordance with the merger agreement. The amount of the special dividend will not be determined until the final day of the month immediately preceding the merger and, therefore, will not be known at the time that Valley’s shareholders vote on the merger proposal.

Payment of the Special Dividend is subject to regulatory approvals.

Valley’s primary source of cash for the special dividend will be a cash dividend from its subsidiary, Valley Business Bank. Valley Business Bank is required to obtain prior approval from the Commissioner of Business Oversight of the State of California under the California Financial Code and the FDIC under the FDIC’s regulations before Valley can pay the special dividend as the amount of the special dividend is in excess of the amount that may be paid under California law without prior approval. On November 3, 2016, Valley Business Bank filed applications with the Department of Business Oversight and FDIC to allow it to make a dividend payment to Valley and on November 3, 2016, Valley informed the Federal Reserve of its intent to pay the special dividend to its shareholders. Valley Business Bank may not receive all regulatory approvals required to pay all or part of the special dividend, which could reduce the amount of or eliminate the special dividend payable to Valley’s shareholders.

If the average trading price of CVB common stock falls outside of a specified range shortly before the anticipated closing date of the merger, CVB or Valley could have the right to terminate the merger agreement, in which case the merger would not be completed.

If the volume-weighted average closing price for CVB Financial common stock for the ten trading days ending on the fifth trading day prior to the closing date of the merger is less than $13.50 per share, Valley would have the right, but not the obligation, to terminate the merger agreement. Conversely, if the volume-weighted average closing price for CVB Financial common stock for the 10 trading days ending on the fifth trading day prior to the closing date of the merger is greater than $20.50 per share, CVB Financial would have the right, but not the obligation, to terminate the merger agreement.

As a result, even if Valley shareholders and banking regulators approve the merger agreement and the merger, the merger may not ultimately be completed. Although either CVB Financial or Valley may have the discretion to terminate the merger agreement based on the trading price of CVB Financial common stock, neither party is obligated to do so.

The market price for CVB Financial common stock may be affected by factors different from those that historically have affected Valley.

Upon completion of the merger, holders of Valley common stock will become holders of CVB Financial common stock. CVB Financial’s business differs from that of Valley, and accordingly, the results of operations of CVB Financial will be affected by some factors that are different from those currently affecting the results of operations of Valley. For a discussion of the business of CVB Financial and some important factors to consider in connection with its business, see the section entitled “INFORMATION ABOUT THE COMPANIES” beginning on page 26 and the documents incorporated by reference in this proxy statement/prospectus and referred to under the section entitled “WHERE YOU CAN FIND MORE INFORMATION” beginning on page i.

Combining our two companies may be more difficult, costly or time-consuming than we expect.

The success of the merger will depend, in part, on CVB Financial’s ability to successfully combine Valley’s organization with its own. If CVB Financial is unable to achieve this objective, the anticipated benefits of the merger may not be realized fully or at all or may take longer than expected to be realized and the value of CVB Financial’s common stock could be adversely affected as a result.

CVB Financial and Valley have operated and, until the merger is completed will continue to operate, independently. It is possible that the integration process could result in the loss of key employees or disruption of each company’s ongoing business or inconsistencies in standards, controls, procedures and policies that adversely affect our ability to maintain relationships with customers and employees or to achieve the anticipated benefits of the merger. As with any merger of banking institutions, there also may be business disruptions that cause us to lose customers or cause customers to take their deposits and/or loans out of our banks. As a result of such disruptions or the perceived potential for such disruptions, our competitors may be successful at luring key employees and customers away from us. The success of the combined company following the merger may depend in large part on the ability to integrate the two businesses, business models and cultures. If we are not able to integrate our operations successfully and timely, the expected benefits of the merger may not be realized.

Regulatory approvals necessary to complete the merger may not be received, may take longer than expected or may impose conditions that are not presently anticipated or cannot be met.

Before the merger may be completed, various approvals must be obtained from the bank regulatory and other governmental authorities. These governmental entities may impose conditions on the granting of such approvals. Such conditions or changes and the process of obtaining regulatory approvals could have the effect of delaying completion of the merger or of imposing additional costs or limitations on CVB Financial following the merger. The regulatory approvals may not be received at any time, may not be received in a timely fashion and may contain conditions on the completion of the merger that are not anticipated or cannot be met. It is a condition to closing the merger that no regulatory approval shall contain or shall have resulted in, or reasonably be expected to result in the imposition of, any burdensome condition on the combined company following the merger.

The merger agreement may be terminated in accordance with its terms, and the merger may not be completed.

The merger agreement is subject to a number of conditions that must be fulfilled in order to complete the merger. Those conditions include approval of the merger agreement by Valley shareholders, receipt of requisite regulatory approvals subject to certain limitations set forth in the merger agreement, absence of orders prohibiting completion of the merger, effectiveness of the registration statement of which this proxy statement/prospectus is a part, approval of the shares of CVB Financial common stock to be issued to Valley shareholders for listing on the NASDAQ Global Select Market, the continued accuracy of the representations and warranties by both parties, the absence of a material adverse effect on either CVB Financial or Valley, the satisfaction of certain financial tests by Valley and the performance by both parties of their covenants and agreements contained in the merger agreement, and CVB Financial’s receipt of a legal opinion from its tax counsel. These conditions to the closing of the merger may not be fulfilled, and accordingly, the merger may not be completed. In addition, if the merger is not completed by February 27, 2017, either CVB Financial or Valley may choose not to proceed with the merger, and the parties can mutually decide to terminate the merger agreement at any time, before or after Valley shareholders approve the merger. Further, CVB Financial and Valley may elect to terminate the merger agreement in certain other circumstances. If the merger agreement is terminated under certain circumstances, Valley may be required to pay a termination fee of $3,500,000 to CVB Financial. Please refer to the section entitled “THE MERGER AGREEMENT—Termination; Termination Fee” beginning on page 67 for a description of these circumstances. If the merger agreement is terminated, Valley will not pay the special dividend.

Failure to complete the merger could negatively impact CVB Financial’s, Citizens Business Bank’s and/or Valley’s respective businesses, financial condition, results of operations and/or stock prices.

If the merger agreement is terminated and the merger is not completed, the ongoing businesses of CVB Financial, Citizens Business Bank and Valley may be adversely affected. The market prices of CVB Financial’s and Valley’s respective common stock may decline to the extent that the current market price reflects a market assumption that the merger will be completed. In addition, CVB Financial and Valley may experience negative reactions to the termination of the merger from customers, depositors, investors, vendors and others with whom they deal, and neither CVB Financial nor Valley would realize any of the anticipated benefits of having completed the merger. The expenses of each of CVB Financial and Valley incurred in connection with the merger, such as legal and accounting fees, must be paid even if the merger is not completed and may not be recovered from the other party.

Further, if the merger agreement is terminated and the Valley board of directors seeks another merger or business combination, Valley shareholders cannot be certain that Valley will be able to find a party willing to pay the equivalent or greater consideration than that which CVB Financial has agreed to pay in the merger.

CVB Financial is not required to complete the merger if Valley does not meet certain financial measures.

CVB Financial’s obligation to complete the merger is subject to a number of conditions, including, but not limited to Valley’s satisfying certain financial conditions and limits. For example, the merger agreement provides that Valley must meet satisfy the following financial conditions: (1) as of the last day of the month preceding the closing date, Valley’s closing tangible common equity shall not be less than the greater of (a) $37,000,000 (or, if Valley has completed the sale of one specified loan, $37,500,000) or (b) the amount necessary for Valley to achieve a tangible common equity ratio of at least 8.0% as of such date; (2) the allowance for loan loss ratio shall not be less than 1.1%; (3) total assets shall not be less than $410,000,000; (4) average accruing loans shall not be less than $295,000,000; (5) average noninterest-bearing deposits shall not be less than $150,000,000 and (6) Valley’s merger-related transaction expenses shall not exceed $3,500,000 in the aggregate and none of the specified categories of merger-related expenses shall exceed certain specified amounts. If Valley does not satisfy any one of these conditions, CVB Financial would not be obligated to complete the merger and the merger might not occur.

Valley will be subject to business uncertainties and contractual restrictions while the merger is pending.

Uncertainty about the effect of the merger on employees and customers may have an adverse effect on Valley and consequently, if the merger occurs, on CVB Financial. These uncertainties may impair Valley’s ability to attract, retain and motivate key personnel until the merger is completed, and could cause customers and others that deal with Valley to seek to change existing business relationships with Valley, which could negatively affect its results of operations. Retention of certain employees may be challenging while the merger is pending, as certain employees may experience uncertainty about their future roles with CVB Financial. If key employees depart, CVB Financial’s business following the merger could be harmed and/or Valley’s business would be harmed if the merger is not completed and Valley then continues as an independent bank. In addition, the merger agreement restricts Valley from making certain acquisitions and loans and taking other specified actions until the merger occurs without the consent of CVB Financial. These restrictions may prevent Valley from pursuing attractive business opportunities that may arise prior to the completion of the merger. See the section entitled “THE MERGER AGREEMENT—Covenants and Agreements—Conduct of Businesses Prior to the Completion of the Merger” beginning on page 55 of this proxy statement/prospectus for a description of the restrictive covenants to which Valley is subject.

Some of the directors and officers of Valley may have interests and arrangements that may have influenced their decisions to support or recommend that you approve the merger.

The interests of some of the directors and officers of Valley may be different from those of Valley shareholders generally, and directors and officers of Valley may be participants in arrangements that are different from, or in addition to, those of Valley shareholders. These interests are described in more detail in the section of this proxy statement/prospectus entitled “THE MERGER—Interests of Valley Directors and Executive Officers in the Merger” beginning on page 49.

Valley shareholders will have a significantly reduced ownership percentage and voting interest after the merger and will exercise less influence over management.

Valley shareholders currently have the right to vote in the election of the board of directors of Valley and on certain other matters affecting Valley. The merger will transfer control of Valley to CVB Financial and, indirectly, to the shareholders of CVB Financial. When the merger occurs, each Valley shareholder (other than shareholders exercising dissenters’ rights with respect to all of their shares of Valley stock) will become a shareholder of CVB Financial with a percentage ownership of CVB Financial much smaller than such shareholder’s percentage ownership of Valley. In the aggregate, Valley current shareholders are expected to own approximately 1.8% of the outstanding shares of CVB Financial’s common stock when the merger is completed (excluding any shares they may already own). Because of this, Valley shareholders will have significantly less influence on the management and policies of CVB Financial than they now have on the management and policies of Valley.

The merger agreement contains provisions that may discourage other companies from trying to acquire Valley for greater merger consideration.

The merger agreement contains provisions that may discourage a third party from submitting a business combination proposal to Valley that might result in greater value to Valley shareholders than does the merger. These provisions include a general prohibition on Valley from soliciting, or, subject to certain exceptions, entering into discussions with, any third party regarding any acquisition proposal or offers for competing transactions. The members of the board of directors of Valley have agreed to vote their shares of Valley common stock in favor of the Valley merger proposal and the adjournment proposal and against any alternative transaction. Valley also has an obligation to submit the merger proposal to a vote by its shareholders, even if Valley receives a proposal that its board of directors believes is superior to the merger, unless the merger agreement is validly terminated prior to the special meeting. The shareholders that are party to the voting and support agreements described in this paragraph beneficially own and are entitled to vote in the aggregate approximately 19% of the outstanding shares of Valley common stock as of the record date. In addition, Valley may be required to pay CVB Financial a termination fee of $3,500,000 in certain circumstances involving acquisition proposals for competing transactions. For further information, please see the sections entitled “THE MERGER AGREEMENT—Voting and Support Agreements” beginning on page 69 and “THE MERGER AGREEMENT—Termination; Termination Fee” beginning on page 67.

The combined company expects to incur substantial expenses related to the merger, and CVB Financial is not required to complete the merger if Valley’s merger-related expenses exceed certain limits.

The combined company expects to incur substantial expenses in connection with the consummation of the merger and the combining of the business, operations, networks, systems, employees, technologies and policies and procedures of the two companies. Although CVB Financial and Valley have assumed that a certain level of transaction and combination expenses would be incurred, there are a number of factors beyond their control that could affect the total amount or the timing of their combination expenses. Many of the expenses that will be incurred, by their nature, are difficult to estimate accurately at the present time. Under the merger agreement, if certain transaction costs exceed an aggregate of $3.5 million, the amount by which this threshold is exceeded could negatively impact Valley’s net equity and its ability to meet the tangible common equity minimum closing condition contained in the merger agreement, in which case CVB Financial could decide not to complete the merger.

INFORMATION ABOUT THE COMPANIES

CVB Financial Corp. and Citizens Business Bank

CVB Financial is a California corporation that is registered as a bank holding company under the Bank Holding Company Act of 1956, as amended. As of September 30, 2016, CVB Financial had consolidated total assets of approximately $8.0 billion, total loans and lease finance receivables of approximately $4.2 billion, total deposits of approximately $6.3 billion, customer repurchase agreements of approximately $0.58 billion and total shareholders’ equity of approximately $1.0 billion. CVB Financial had 771 full-time equivalent employees as of September 30, 2016. CVB Financial’s principal executive office is located at 701 N. Haven Avenue, Suite 350, Ontario, California 91764.

CVB Financial provides a wide range of banking services through Citizens Business Bank, its wholly owned subsidiary. Citizens Business Bank is a California state-chartered bank headquartered in Ontario, California, and has been conducting business since 1974, originally under the name Chino Valley Bank.

Citizens Business Bank is an independent community bank that offers a full range of banking services in 42 Business Financial Centers located in the Inland Empire, Los Angeles County, Orange County, San Diego County, Santa Barbara County, Ventura County and the Central Valley areas of California. Citizens Business Bank also has eight Commercial Banking Centers. Although able to take deposits, these centers operate primarily as sales offices and focus on business clients and their principals, professionals and high-net-worth individuals. These centers are located in Burbank, Encino, Los Angeles, Newport Beach, Oxnard, Santa Barbara, Torrance and Upland, California. Citizens Business Bank also has three trust offices in Ontario, Newport Beach and Pasadena, California. These offices serve as sales offices for Citizens Business Bank’s wealth management, trust and investment products.

Through its network of banking offices, Citizens Business Bank emphasizes personalized service combined with a full range of banking and trust services for businesses, professionals and individuals. Although Citizens Business Bank focuses the marketing of its services to small- and medium-sized businesses, a full range of banking, investment and trust services are made available to the local consumer market.

Citizens Business Bank offers a standard range of bank deposit products. These include checking, savings, money market and time certificates of deposit for both business and personal accounts. Citizens Business Bank’s deposit accounts are insured by the FDIC up to applicable limits.

Citizens Business Bank provides a full complement of lending products, including commercial, agribusiness, consumer, real estate loans and equipment and vehicle leasing. Commercial products include lines of credit and other working capital financing, accounts receivable lending and letters of credit. Agribusiness products are loans to finance the operating needs of wholesale dairy farm operations, cattle feeders, livestock raisers and farmers. Citizens Business Bank also provides bank-qualified lease financing for municipal governments. Financing products include automobile leasing and financing, lines of credit, credit cards and home equity loans and lines of credit. Real estate loans include mortgage and construction loans.

Citizens Business Bank also offers a wide range of specialized services designed for its commercial customers, including cash management systems for monitoring cash flow, a credit card program for merchants, courier pick-up and delivery, payroll services, remote deposit capture, electronic funds transfers by way of domestic and international wires and automated clearinghouse, and online account access.

Citizens Business Bank offers financial services and trust services through its CitizensTrust division. These services include fiduciary services, mutual funds, annuities, 401(k) plans and individual investment accounts.

As a bank holding company, CVB Financial is subject to the supervision of the Federal Reserve. It is required to file with the Federal Reserve reports and other information regarding its business operations and the business operations of its subsidiaries. As a California state-chartered bank, Citizens Business Bank is subject to supervision, periodic examination and regulation by the Department of Business Oversight and by the FDIC as its primary federal regulator.

CVB Financial’s principal executive office is located at 701 North Haven Avenue, Suite 350, Ontario, California 91764, telephone number: (909) 980-4030.

CVB Financial common stock is traded on the NASDAQ Global Select Market under the symbol “CVBF.”

Additional information about CVB Financial and its subsidiaries may be found in the documents incorporated by reference into this proxy statement/prospectus. Please also see the section entitled “WHERE YOU CAN FIND MORE INFORMATION” beginning on page i.

Valley

General

Valley is a bank holding company registered under the Bank Holding Company Act of 1956, as amended. As of September 30, 2016, Valley had consolidated total assets of approximately $429.9 million, total loans and lease finance receivables of approximately $309.8 million, total deposits of approximately $374.4 million and shareholders’ equity of approximately $50.7 million. Valley had 80.5 full-time-equivalent employees as of September 30, 2016.

Valley provides a wide range of banking services through Valley Business Bank, its wholly-owned subsidiary. Valley Business Bank is a California state-chartered bank headquartered in Visalia, California, and has been conducting business since 1996, originally under the name Bank of Visalia. Valley Business Bank offers a full range of credit and depository services primarily to small- and medium-sized businesses. Valley Business Bank currently operates from four full-service banking offices in Visalia, Fresno, Tulare and Woodlake, California. Valley Business Bank’s deposits are insured by the FDIC up to the maximum limits allowable by law.

For the year ended December 31, 2015:

•	Net income was $4,457,211, or $1.51 per diluted share, an increase of $205,980 or 4.8% from the prior year’s $4,251,231, or $1.43 per diluted share;

•	Total assets as of December 31, 2015 were $421.3 million, a 3.1% increase over December 31, 2014;

•	Deposits decreased by $7.1 million to $352.2 million at December 31, 2015, a 2.0% decrease from December 31, 2014;

•	Capital increased by 5.9% or $2,591,024, ending 2015 at $46,786,172; and

•	The loan portfolio increased to $298,513,157 at December 31, 2015, compared to $264,490,919 at the end of 2014, an increase of 12.9%.

As of and for the period ended September 30, 2016:

•

Net income for the nine months ended September 30, 2016 was $3,270,170, or $1.12 per diluted share, an increase of $293,549 or 9.9% from $2,976,621 or $1.00 per diluted share for the same period of 2015;

•	Total assets were $429.9 million, a 7.0% increase over September 30, 2015:

•	Deposits increased by $22.7 million to $374.4 million, a 6.5% increase over September 30, 2015;

•	Capital increased by 10.9% or $5.0 million from September 30, 2015 to $50.7 million at September 30, 2016; and

•	The loan portfolio increased to $309.8 million, compared to $289.2 million at September 30, 2015, an increase of $20.6 million or 7.1%.

Services

Valley’s focus is providing highly personalized banking services to entrepreneurial businesses, professional firms and nonprofit organizations, along with their owners and key managers. Valley offers a full range of deposit accounts, including personal and business/professional checking accounts, savings accounts, attorney-client trust accounts, money market demand accounts, time certificates of deposit and tiered accounts for larger depositors. Valley also provides other customary banking products and services, including, among other things, notary public services and wire transfers. Other convenience-oriented services and products Valley offers are direct payroll deposits, bank-by-mail services, merchant bank card processing, telephone transfers, ATM debit cards, and ACH origination. Valley also offers a full complement of convenience-oriented services including automated teller machines, remote deposit capture, courier service for bank transactions and a 24-hour Internet online banking capability to allow clients to obtain account information, transfer funds between accounts, and place stop payment orders.

Valley also provides a full array of lending products tailored to meet the needs of clients in its service market. These products include business lines of credit, term loans, loans guaranteed in whole or part by the U.S. Small Business Administration, or “SBA,” and state guaranteed loans, equipment loans, accounts receivable and inventory financing, construction loans, commercial real estate loans, letters of credit, individual lines of credit, auto and other consumer loans.

There have been no significant changes in the types of services offered by Valley since its inception, except in connection with new types of accounts allowed by statute or regulation in recent years. Valley has no present plans regarding “a new line of business” requiring the investment of a material amount of its total assets. Most of Valley’s business originates from within Tulare and Fresno Counties and is primarily focused on loans to professional services, manufacturers, building contractors, developers, retailers, wholesalers and business service companies. Valley’s business, based upon performance to date, does not appear to be seasonal. Except as described above, no material portion of Valley’s loans is concentrated within a single industry or group of related industries, nor is Valley dependent upon a single customer or group of related customers for a material portion of its deposits. Management of Valley is unaware of any material effect upon Valley’s capital expenditures, earnings or competitive position as a result of federal, state or local environmental regulation.

Service Areas

Valley’s current market areas are Tulare and Fresno counties and surrounding areas in Central California. Valley attracts the majority of its loan and deposit business from the residents and numerous small- to medium-sized businesses, professional firms, and service entities located in Central California. Valley does not have direct dealings with any foreign sources and has no known risks in any international business.

Competition

The banking and financial services business in California generally, and in Valley’s service area specifically, is highly competitive. The increasingly competitive environment is a result primarily of changes in regulation, changes in technology and product delivery systems, and the accelerating pace of consolidation among financial services providers.

Valley’s business is concentrated in its service area that originates from within Tulare and Fresno Counties, including but not restricted to the following communities: Visalia, Fresno, Tulare and Woodlake, California. In order to compete with other financial institutions in its service area, Valley relies principally upon direct personal contact by officers, directors, employees, and shareholders; and specialized services such as courier pick-up and delivery of non-cash banking items. In addition, Valley has an experienced lending and marketing officer base. Larger banks may have a competitive advantage because of higher lending limits and major advertising and marketing campaigns. Larger banks also perform services, such as trust services, international banking, discount brokerage and insurance services, that are not offered by Valley.

Increasing levels of competition in the banking and financial services businesses may reduce market share or cause the prices charged for services to fall. Results may differ in future periods depending on the nature or level of competition. The increasingly competitive environment is a result primarily of sustained low market interest rates, changes in regulation, changes in technology and product delivery systems, and the accelerating pace of consolidation among financial services providers.

Commercial banks such as Valley compete with savings banks, credit unions, other financial institutions, securities brokerage firms, and other entities for funds. For instance, yields on corporate and government debt securities and other commercial paper affect the ability of commercial banks to attract and hold deposits. Commercial banks also compete for loans with savings banks, credit unions, consumer finance companies, mortgage companies and other lending institutions.

Properties

Valley currently operates out of its full-service headquarters in Visalia and from three branch offices located in Fresno, Tulare and Woodlake, California. Valley owns the real property where the Visalia, Tulare and Woodlake offices are located. Valley leases the Fresno facility.

VALLEY SPECIAL MEETING OF SHAREHOLDERS

General

This proxy statement/prospectus is being provided to Valley shareholders as part of a solicitation of proxies by the Valley board of directors for use at the special meeting and at any adjournments or postponements of such meeting. Valley commenced mailing this proxy statement/prospectus and the enclosed form of proxy to its shareholders entitled to vote at the Valley special meeting on or about [●] [●], 20[●].

Date, Time and Place of the Special Meeting

The special meeting will be held at the Visalia Country Club located at 625 North Ranch Road, Visalia California 93291 on [●], 2017, at 6:00 p.m. (Pacific Time).

Record Date for the Special Meeting; Shares Entitled to Vote

Only holders of record of Valley common stock at the close of business on [●], 2016 which is the record date for the special meeting, are entitled to receive notice of and to vote at the meeting. On the record date, Valley had 3,002,014 shares of its common stock issued, outstanding and eligible to vote at the special meeting. As of the record date, Valley had approximately [●] holders of its common stock of record.

Quorum

A majority of the shares of Valley common stock issued and outstanding and entitled to vote on the record date must be represented in person or by proxy at the special meeting in order for a quorum to be present for purposes of transacting business. Proxies marked as abstaining (including proxies containing broker non-votes) on any matter to be acted upon by shareholders will be treated as present at the meeting for purposes of determining a quorum but will not be counted as votes cast on such matters. If there is no quorum at the special meeting, the affirmative vote of at least a majority of the votes present in person or represented by proxy and entitled to vote at the meeting may adjourn the special meeting to another date.

Purposes of the Special Meeting

The special meeting is being held to consider and vote on the following proposals:

1.

Approval of the Merger Agreement. To consider and vote upon an Agreement and Plan of Reorganization and Merger, dated September 22, 2016, and the transactions contemplated therein pursuant to which (i) Valley will merge with and into CVB Financial, the separate corporate existence of Valley will cease and CVB Financial will survive and continue to exist as a California corporation, (ii) each share of Valley common stock (other than shares as to which dissenters’ rights are properly exercised) will be converted into the right to receive cash and common stock of CVB Financial, the parent company of Citizens Business Bank, in accordance with and as determined by the merger agreement and (iii) holders of Valley common stock as of the date of the merger would be entitled to receive a special cash dividend. We refer to this proposal as the “merger proposal.”

2.

Grant of Discretionary Authority to Adjourn Meeting. To consider and vote upon a proposal to grant discretionary authority to adjourn the special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the terms of the merger agreement. We refer to this proposal as the “adjournment proposal.”

Recommendation of the Valley Board of Directors

The Valley board of directors recommends that Valley shareholders vote:

“FOR” the approval of the merger proposal; and

“FOR” the approval of the adjournment proposal.

The Valley board of directors unanimously approved the merger agreement and the merger and has determined that the merger is in the best interests of Valley and its shareholders. See “THE MERGER—Background of the Merger” beginning on page 37 and “THE MERGER—Reasons for the Merger and Recommendation of the Valley Board of Directors” beginning on page 40.

In considering the recommendation of the Valley board of directors with respect to the merger, Valley shareholders should be aware that some of the Valley directors and executive officers may have interests that are different from, or in addition to, the interests of Valley shareholders generally. See “THE MERGER—Interests of Valley Directors and Officers in the Merger” beginning on page 49.

Number of Votes

Each Valley shareholder is entitled to cast one vote, in person or by proxy, for each share held in that shareholder’s name on the books of Valley as of the record date on the matters to be submitted to the vote of the shareholders.

Votes Required; Voting Agreements

The votes required for each proposal are as follows:

The merger proposal. The affirmative vote of at least a majority of the shares of Valley common stock outstanding is required to approve this proposal.

The adjournment proposal. Assuming a quorum is present, the affirmative vote of at least a majority of the shares of Valley common stock, present in person or represented by proxy and entitled to vote at the special meeting, is required to approve this proposal.

Valley’s directors and executive officers collectively hold, as of the record date for the special meeting, 579,122 shares, or approximately 19% of Valley common stock eligible to vote at the special meeting. Pursuant to voting agreements more fully described under the section “THE MERGER AGREEMENT—Voting and Support Agreements” beginning on page 69, each of Valley’s directors, executive officers and that principal shareholder and other shareholder has agreed to vote his, her or its shares of Valley common stock “FOR” approval of the merger agreement and the transactions contemplated therein and the merger. A copy of the form of voting agreement is attached as Exhibit A to the merger agreement, which is attached to this proxy statement/prospectus as Appendix A and is incorporated herein by reference.

Voting of Proxies

Whether or not you plan to attend the special meeting, we urge you to complete, sign and date the enclosed proxy card and to return it promptly in the envelope provided. Returning the proxy card will not affect your right to attend the special meeting and vote in person. You may also vote over the Internet or by telephone. Instructions for all voting methods can be found on the proxy card included with this proxy statement/prospectus.

If you properly fill in your proxy card and send it to us in time to vote, your “proxy” (the individual(s) named on your proxy card) will vote your shares as you have directed. IF NO INSTRUCTION IS SPECIFIED WITH RESPECT TO A MATTER TO BE ACTED UPON, THE SHARES REPRESENTED BY THE PROXY WILL BE VOTED IN FAVOR OF THE PROPOSALS LISTED ON THE PROXY AS FOLLOWS:

•	“FOR” the merger proposal; and

•	“FOR” the adjournment proposal.

Abstentions and Broker Non-Votes

If you hold your shares of Valley common stock in “street name” (that is, through a broker or other nominee), you must vote your shares through your broker. You should receive a form from your broker asking how you want to vote your shares. Follow the instructions on that form to give voting instructions to your broker. Under the rules that govern brokers which are voting with respect to shares held in “street name,” brokers have the discretion to vote such shares on routine, but not on non-routine, matters. At the special meeting, none of the proposals to be presented constitute a routine matter. THEREFORE, YOUR BROKER MAY NOT VOTE YOUR SHARES “FOR” ANY OF THE VALLEY PROPOSALS SET FORTH IN THIS PROXY STATEMENT/PROSPECTUS, INCLUDING THE APPROVAL OF THE MERGER AGREEMENT AND THE MERGER, WITHOUT YOUR SPECIFIC DIRECTION. A “broker non-vote” occurs when your broker does not vote on a particular proposal because the broker does not receive instructions from the beneficial owner and does not have discretionary authority. It is VERY IMPORTANT that you instruct your broker or nominee how to vote your shares. Therefore, if you wish to be represented, you must vote by completing the information that is sent to you by your broker or nominee.

Revoking Proxies

Valley shareholders who hold their shares in certificate form may revoke their proxies at any time before the time their proxies are voted at the special meeting by (i) filing with the Corporate Secretary of Valley, an instrument revoking it or a duly executed proxy bearing a later date or (ii) appearing in person at the special meeting and advising the chairman of the Valley board of directors of the holder’s intent to vote at the special meeting.

Written notices of proxy revocations must be sent so that they will be received before the taking of the vote at the special meeting as follows:

Valley Commerce Bancorp

701 West Main Street

Visalia, California 93291

Attention: Fred P. LoBue, Jr., Corporate Secretary

For shareholders whose shares are held in “street name” and if you have instructed your broker or other nominee to vote your shares, you must follow directions received from your broker or other nominee in order to change those instructions.

Dissenters’ Rights

Holders of Valley common stock will have dissenters’ rights with respect to the proposal to approve the merger agreement and the merger. After the special meeting, a notice will be sent advising shareholders if the merger has been approved. In order to perfect dissenters’ rights, a shareholder of Valley common stock must do the following:

•	Not vote “FOR” the merger agreement and the merger;

•	Make a timely written demand upon Valley for purchase in cash of the dissenting shareholder’s shares at their fair market value as of September 22, 2016, which demand includes:

•	the number of the shares held of record by the dissenting shareholder that such holder demands be paid in cash, and

•	what the dissenting shareholder claims to be the fair market value of his or her shares as of September 22, 2016 immediately prior to announcement of the terms of the merger;

•	Have the dissenting shareholder’s demand received by Valley within 30 days after the date on which the notice of the approval of the merger by the outstanding shares is mailed to the shareholder;

•	Submit certificates representing the dissenting shareholder’s shares for endorsement in accordance with Section 1302 of the California Corporations Code; and

•	Comply with such other procedures as are required by Chapter 13 of the California Corporations Code.

If dissenters’ rights are properly perfected, such dissenter has the right to cash in the amount equal to the fair market value of its shares of Valley common stock as of September 22, 2016, the day of, and immediately prior to, the first public announcement of the terms of the merger. The Valley board of directors has determined the fair market value for each share of Valley common stock to be $16.55 as of September 22, 2016 based upon the last reported trading price of Valley common stock on the OTC Pink market on September 22, 2016, the day of, and immediately prior to, the first announcement of the terms of the merger. Please read the section entitled “DISSENTERS’ RIGHTS OF VALLEY SHAREHOLDERS” beginning on page 75 and see Appendix C for additional information.

If dissenters’ rights are perfected and exercised or capable of being perfected and exercised with respect to more than 10% of Valley’s outstanding shares of common stock, then CVB Financial is not obligated to complete the merger and could terminate the merger agreement.

Other Matters

Because it is a special meeting of shareholders, no other matters may be presented for consideration by shareholders at the special meeting.

Solicitation of Proxies

The Valley board of directors is soliciting proxies for the special meeting. Valley will pay for the cost of solicitation of proxies. In addition to solicitation by mail, Valley’s directors, officers and employees may also solicit proxies from shareholders by telephone, facsimile, or in person. Valley will not pay any additional compensation to these directors, officers or employees for these activities but may reimburse them for reasonable out-of-pocket expenses.

If Valley management deems it advisable, the services of individuals or companies that are not regularly employed by Valley may be used in connection with the solicitation of proxies. Arrangements will also be made with brokerage houses and other custodians, nominees and fiduciaries to send the proxy materials to beneficial owners. Valley will, upon request, reimburse those brokerage houses and custodians for their reasonable expenses in so doing.

Attending the Special Meeting

All Valley shareholders as of the record date, or their duly appointed proxies, may attend the special meeting.

If you hold your shares of Valley common stock in your name as a shareholder of record and you wish to attend the special meeting, please bring your proxy and evidence of your stock ownership, such as your most recent account statement, to the special meeting. You must also bring valid photo identification.

If your shares of Valley common stock are held in “street name” in a stock brokerage account or by a bank or nominee and you wish to attend the special meeting, you need to bring a copy of a bank or brokerage statement to the special meeting reflecting your stock ownership as of the record date. You must also bring valid photo identification.

THE MERGER PROPOSAL

As discussed throughout this proxy statement/prospectus, Valley is asking its shareholders to approve the merger proposal. Holders of Valley common stock should read carefully this proxy statement/prospectus in its entirety, including the appendices, for more detailed information concerning the merger agreement and the merger. In particular, holders of Valley common stock are directed to the merger agreement, a copy of which is attached as Appendix A to this proxy statement/prospectus.

The Valley board of directors unanimously recommends a vote “FOR” the merger proposal.

Each of the directors of Valley has entered into a voting and support agreement with CVB Financial and Valley, pursuant to which they have agreed to vote “FOR” the merger proposal. For more information regarding the voting and support agreements, please see the section entitled “THE MERGER AGREEMENT—Voting and Support Agreements” beginning on page 69.

THE ADJOURNMENT PROPOSAL

If there are not sufficient shares of Valley common stock represented to constitute a quorum at the special meeting or if the number of shares of Valley common stock voting “FOR” approval of the merger agreement and the transactions contemplated therein is not sufficient to approve that proposal at the meeting, then the person(s) designated as the proxy holder stated in the proxy card of Valley intends to move to adjourn the special meeting in order to enable the Valley board of directors to solicit additional proxies for approval of the merger proposal.

In this proposal, Valley is asking shareholders to grant discretionary authority to the person(s) designated as the proxy holder stated in the proxy card to move to adjourn the special meeting if there are not sufficient shares represented to constitute a quorum at the meeting or if the number of shares voting for approval of the merger proposal is not sufficient to approve that proposal at the meeting. If the shareholders of Valley approve the adjournment proposal, Valley could adjourn the special meeting to a later date and use the additional time to solicit additional proxies, including the solicitation of proxies from shareholders that have previously voted on the merger proposal. Among other things, approval of the adjournment proposal could mean that, even if Valley has received proxies representing a sufficient number of votes against approval and adoption of the merger proposal, Valley could adjourn the special meeting without a vote on the merger proposal and seek to convince the holders of those shares to changes their votes to votes in favor of the approval and adoption of the merger proposal.

If the special meeting is adjourned so that the Valley board of directors can solicit additional proxies to approve the merger proposal, Valley will not be required to give any notice to shareholders of the adjourned meeting’s place, date and time other than an announcement of the place, date and time provided at the special meeting.

Vote Required

At the special meeting, the adjournment proposal requires the affirmative vote of at least a majority of the shares voted in person or represented by proxy and entitled to vote on the proposal. Abstentions and broker non-votes will have no effect on the proposal to adjourn the special meeting, but will be treated as present at the meeting for purposes of determining a quorum.

Brokers may not vote on the adjournment proposal without specific instructions from the person who beneficially owns the shares. Thus, shares held by a broker to whom you do not give instructions on how to vote will have no effect on the outcome of the vote on the adjournment proposal. However, if the number of affirmative votes cast for the adjournment proposal is a majority of the votes cast, but such votes do not constitute a majority of the quorum required to transact business at the special meeting, then abstentions and broker non-votes will have the same effect as a vote against the merger proposal.

Recommendation of the Valley Board of Directors

The Valley board of directors recommends a vote “FOR” granting discretionary authority to adjourn the special meeting, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the merger proposal.

THE MERGER

The following is a discussion of the merger and the material terms of the merger agreement between CVB Financial and Valley. You are urged to read carefully the merger agreement in its entirety, a copy of which is attached as Appendix A to this proxy statement/prospectus and incorporated by reference herein. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. This section is not intended to provide you with any factual information about CVB Financial, Citizens Business Bank, Valley or Valley Business Bank. Such information can be found elsewhere in this proxy statement/prospectus and in the public filings CVB Financial makes with the SEC, as described in the section entitled “WHERE YOU CAN FIND MORE INFORMATION” beginning on page i.

Terms of the Merger

Transaction Structure

The merger agreement provides for CVB Financial’s acquisition of Valley through the merger of Valley with and into CVB Financial, with CVB Financial continuing as the surviving corporation.

Immediately following the merger, Valley Business Bank, which is a wholly-owned subsidiary of Valley, will merge with and into Citizens Business Bank, with Citizens Business Bank continuing as the surviving corporation (we sometimes refer to this merger between the subsidiary banks as the “bank merger.”)

Merger Consideration and Special Dividend

In the merger, all outstanding shares of Valley common stock will be converted into an aggregate of 1,942,673 shares of CVB Financial common stock and $23,400,000 in cash, subject to potential adjustment depending on Valley’s merger-related expenses. In addition, under the merger agreement, Valley will pay a special dividend to holders of Valley common stock. The amount of the special dividend will depend on Valley’s tangible common equity as of the end of the month immediately prior to the closing of the merger and would have been approximately $13,700,000 if the merger had been completed on October 31, 2016, based on Valley’s tangible common equity as of September 30, 2016. Based on the 3,002,014 shares of Valley common stock outstanding and the closing price of CVB Financial common stock of $16.67 per share reported on the Nasdaq Global Select Market on November 4, 2016 and Valley’s tangible common equity capital as of September 30, 2016, each share of Valley common stock would be converted into the right to receive 0.6471 shares of CVB Financial common stock valued at $10.79 and $7.79 in cash and would entitle the holder to receive a cash dividend in the estimated amount of $4.56, having a combined value of approximately $23.14 per share of Valley common stock. Valley shareholders will receive cash in lieu of any fractional shares of CVB Financial common stock. As a result of the merger, Valley shareholders would own approximately 1.8% of CVB Financial’s outstanding common stock after the merger is completed, excluding any shares of CVB Financial common stock they may already own.

The value of the merger consideration and the special dividend that Valley shareholders will receive in connection with the merger is subject to change. The number of shares of common stock that CVB Financial will issue to Valley’s shareholders is fixed and, therefore, the value of the stock component will change as the market price of CVB Financial common stock changes. The aggregate cash consideration of $23,400,000 is subject to potential downward adjustment by the amount, if any, that Valley’s total merger-related transaction expenses exceed $3,500,000 and, without duplication, the amount or amounts that the change in control payments and benefits payable to employees exceed $1,800,000; that contract termination fees exceed $1,000,000; that legal and professional fees exceed an aggregate of $600,000 or that the cost of a tail policy for Valley’s directors and officers liability insurance exceeds $70,000.

Further, the amount of the special dividend that Valley will pay to its shareholders depends on Valley’s tangible common equity as of the final date of the month immediately preceding the merger. The aggregate amount of the special dividend will be equal to the amount by which Valley’s tangible common equity exceeds the greater of (1) $37,000,000 (or, if Valley has sold a specified loan, $37,500,000) or (2) the amount required to achieve an 8.0% tangible common equity ratio as of the final day of the month immediately preceding the closing date of the merger. Therefore, the amount of the special dividend will generally increase as Valley recognizes net earnings and will generally decease as Valley recognizes net losses, if any. Valley shareholders will receive a pro rata portion of the stock and cash merger consideration and the special dividend. Based on Valley’s common equity at September 30, 2016, Valley’s shareholders would have received approximately $13.7 million as a special dividend or approximately $4.56 cash per share, in addition to the merger consideration.

The merger agreement does not permit Valley to issue additional shares of common stock and there are no options to purchase common stock outstanding. Therefore, the number of shares of Valley common stock outstanding will not change. No fractional shares will be issued. CVB Financial will pay cash in lieu of fractional shares.

Treatment of Valley Stock Options

The merger agreement provides that all outstanding stock options to purchase Valley common stock, to the extent not exercised, will be cancelled and the holder of the option will be entitled to receive, subject to any required tax withholding, an amount in cash, without interest, equal to the amount by which, if any, the value of the per share merger consideration to be received by holders of Valley stock exceeds the exercise price per share of the option, multiplied by the number of shares of Valley stock underlying the option, whether or not vested. As of November 7, 2016, however, all options to purchase Valley common stock had been exercised and there were no outstanding options to purchase shares of Valley common stock.

Background of the Merger

Each of CVB Financial and Valley’s board of directors and management regularly review their respective business strategies, opportunities and challenges as part of their consideration and evaluation of their respective long-term prospects, with the goal of enhancing value for their respective shareholders.

For Valley’s board of directors, those strategies have included, among other things, the business and regulatory environment facing financial institutions generally, as well as conditions and ongoing consolidation in the financial services industry. Over the last few years, Valley’s board of directors has identified that one of the concerns for Valley is the importance of succession planning, because certain members of executive management are approaching retirement age and Valley will also need to find new directors to replace those who may plan to retire. Strategic discussion topics have typically involved a review of current and projected market conditions, the results of operations of Valley, certain peer group information comparisons, reported merger and acquisition activity and selected industry information and analysis provided to the board of directors by its financial advisors.

Valley, on a regular basis, has evaluated strategic combinations through the acquisition of financial institutions in the Central Valley or the Central Coast area, and well as strategic combinations with other financial institutions as means of growing asset size, remaining more competitive and delivering a greater value for Valley shareholders. In the normal course of its business Valley has, from time to time, received unsolicited verbal inquiries from various sources regarding possible interest in a potential business combination transaction. The general policy of Valley’s board of directors was to explore those opportunities where Valley would be the successor entity.

In late 2015, Valley discussed a potential strategic transaction where Valley would not be the successor entity, but would become part of a larger organization. Through this process, Valley recognized that its significant level of capital presented a challenge because most acquiring financial institutions were not paying premiums for excess capital. Rather, merger consideration was often based on premiums being paid on capital ratios between 8% to 9%; with little or no premium attributable to capital in excess of that range.

During this time Valley had conversations with Gary Steven Findley of Gary Steven Findley & Associates, who conducted strategic planning for Valley and its board of directors for the last few years and was familiar with Valley’s operation, as well as the merger and acquisition environment. During the last few years, Findley had discussed the current market conditions and stand-alone value of Valley, as well as possible alternative strategic partners.

In late 2015 Valley was approached by a financial entity about a business combination. This financial institution was familiar with the Central Valley marketplace and was interested in a strategic combination where Valley would be acquired by that financial entity for cash and stock. Several conversations occurred between Valley and that other financial institution. When the conversations with the financial entity that had approached Valley did not materialize with a value acceptable to Valley’s board of directors, Valley, through its President and Chief Executive Officer Allan W. Stone, made contact with CVB Financial regarding CVB Financial’s interest in expanding its business in the Central Valley.

Over many years, CVB Financial has considered acquisitions as a means of achieving growth and expanding its market. Most recently and consistent with this strategy, on February 29, 2016, CVB Financial acquired County Commerce Bank, which was based in Oxnard, California and had approximately $256 million in assets. Previously, in 2014, CVB Financial acquired American Security Bank, which was based in Newport Beach, California and had approximately $431 million in assets.

CVB Financial had completed other acquisitions and had established offices in the Central Valley over the last several years. In February, 2016, conversation began between Allan W. Stone and Chris Myers, President and CEO of CVB Financial, about a strategic combination that would involve both stock of CVB Financial, cash and a special dividend to Valley shareholders in the amount of the excess capital of Valley. Allan W. Stone and representatives of Valley, as well as CVB Financial, met in early March to further discuss the strategic combination between CVB Financial and Valley, and preliminary information was disseminated between the parties. Based upon those conversations, an additional meeting was held on March 28, 2016 between the parties to discuss the cash, stock and special dividend that would be paid to Valley shareholders as part of the transaction.

Throughout the month of April 2016, additional discussions took place concerning strategic combinations, focusing on the value of CVB Financial shares, the capital ratios of Valley, the amount of the special dividend and overall timing of a transaction. Based upon those conversations, a draft letter of intent was submitted by CVB Financial to Valley on April 27, 2016, and additional discussions took place between the parties with regard to the letter of intent. The board of directors of Valley had a meeting on May 3, 2016 to further discuss the letter of intent, and based upon conversations during that meeting, additional conversations were held with representatives of CVB Financial, which resulted in a revised letter of intent dated May 4, 2016 being submitted to the board of directors of Valley.

The board of directors of Valley met on May 5, 2016 to evaluate the letter of intent, at which time Findley was available to discuss the value of the offer. The value of the merger consideration offered, combined with the anticipated amount of the special cash dividend to be paid to Valley shareholders, was estimated at approximately $70 million. The number of shares being offered by CVB Financial was 1,942,673 shares, and the amount of cash being delivered to Valley shareholders by CVB Financial was $23.4 million. There was also discussion with regard to a cap of Valley’s professional fees and other transaction costs of Valley identified with the transaction, amounting to $3.5 million.

In the meeting of May 5, 2016, Valley’s board of directors discussed the merits of the letter of intent and analyzed the price terms, merits, risks and strategic reasons for and against the transaction. On May 5, 2016, Valley’s board of directors accepted CVB Financial’s letter of intent, and authorized and the execution of a nondisclosure agreement/confidentiality agreement dated May 4, 2016. Subsequently, on May 11, 2016 CVB Financial was provided with access to an electronic data room, which Valley began to populate with due diligence materials. From May through September 15, 2016, Valley and CVB Financial continued mutual due diligence and negotiated the merger agreement and related matters with the help of each institution’s legal and financial advisors.

On July 11, 2016, representatives of CVB Financial and Valley met and discussed the terms of the due diligence being been conducted and the importance of an increased amount of shareholders’ equity to be delivered by Valley as part of the transaction. From such date, until September 22, 2016, the parties engaged in significant discussion with regard to the terms and conditions of the merger consideration, as well as the special dividend and the amount of shareholders’ equity to be delivered by Valley as of the month prior to closing.

On August 12, 2016, Valley received the first draft of the proposed merger agreement, and over the next 40 days the parties, financial advisors and the legal counsel negotiated the terms of the merger agreement and the related merger documents.

On September 13, 2016, Valley’s board of directors convened a special meeting and Gary Steven Findley & Associates, Valley’s legal counsel, provided a detailed overview of the merger agreement and related exhibits, including voting agreements and non-solicitation agreements. At that meeting, Vining Sparks reviewed the financial aspects of the proposed merger and rendered its verbal opinion, which was confirmed in writing as of September 22, 2016, to the effect that, as of that date and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Vining Sparks as set forth in such opinion, the merger consideration to be received by the holders of Valley common stock, inclusive of the special dividend, in the proposed merger was fair, from a financial point of view, to such holders. The board of directors of Valley determined that if a few final issues with the draft merger agreement could be resolved, most significantly the inclusion of a walk-away collar giving Valley the right to terminate the merger agreement if the average trading price of CVB Financial common stock fell below a specified level shortly prior to closing and the conditions to and treatment of a potential sale of a certain charged-off loan, they would be in a position to approve the merger agreement and other related documents.

On September 19, 2016, a meeting was held with representatives of CVB Financial, including CVB Financial’s President and Chief Executive Officer, Chris Myers, CVB Financial’s Chairman of the Board, Ray O’Brien, CVB Financial’s Chief Financial Officer, Allen Nicholson, and a representative of CVB Financial’s investment banker, Keefe, Bruyette & Woods, Inc., along with Valley’s full board of directors and Gary Steven Findley. At that meeting, there was discussion with regard to the inclusion of a walk-away collar giving Valley the right to terminate the merger agreement if the average trading price of CVB Financial common stock fell below a specified level shortly prior to closing and CVB Financial the right to terminate the merger agreement if the average trading price of CVB Financial common stock rose a specified level shortly prior to closing, the conditions to and treatment of a potential sale of a certain charged-off loan, and the expectations among the respective parties related to merger transaction. After those discussions, the Valley board of directors unanimously approved the merger agreement and other related documents, subject to the merger agreement’s inclusion of a walk-away collar and agreed-upon provisions concerning the sale of a specified loan.

The CVB Financial board of directors held a meeting on September 21, 2016, which was also attended by CVB Financial’s management and its legal and financial advisors. After a thorough discussion, CVB Financial’s board of directors approved the merger agreement and the other related agreements with Valley and its officers and directors that are contemplated by the merger agreement.

On September 21, 2016, final execution copies of the merger agreement were distributed.

On September 22, 2016, and pursuant to the resolutions adopted by each of CVB Financial and Valley’s board of directors, CVB Financial and Valley entered into the merger agreement dated as of September 22, 2016. On September 22, 2016, after the close of trading on the NASDAQ Global Select Market, a joint press release announcing the execution of the merger agreement was issued by CVB Financial and Valley.

Reasons for the Merger and Recommendation of Valley’s Board of Directors

Valley’s board of directors believes the proposed merger with CVB Financial is fair and in the best interests of its shareholders, as well as its employees and the communities served by Valley. In reaching this conclusion, Valley’s board of directors discussed the proposed merger with its senior management and with its financial and legal advisors and considered the relative advantages and disadvantages of remaining independent rather than entering into the merger. Valley’s board of directors unanimously recommend that Valley’s shareholders vote in favor of the merger agreement and consummation of the merger and the other transactions contemplated by the merger agreement.

In unanimously approving the merger agreement, the merger and other transactions contemplated in the merger agreement, inclusive of the special dividend as being in the best interests of Valley and its shareholders and recommending that Valley shareholders vote “FOR” the merger proposal, Valley’s board of directors consulted with Valley’s management, as well as its financial and legal advisors, and considered a number of factors, including the following material factors:

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Its knowledge of Valley’s business, operations, financial condition, asset quality, earnings, capital and prospects both as an independent organization, as a possible acquirer executing its strategic plan and as a part of a combined company with CVB Financial, as well as under various other alternative scenarios;

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Its understanding of CVB Financial’s business, operations, regulatory and financial condition, asset quality, earnings, capital and prospects, taking into account presentations by senior management of the results of the due diligence review and information from Vining Sparks and Gary Steven Findley & Associates;

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Its belief that the merger will result in Valley shareholders becoming shareholders of a premier, locally-operated Southern California commercial banking franchise with a diversified revenue stream, strong capital ratios, a well-balanced loan portfolio and an attractive funding base that has the potential to deliver a higher value to Valley’s shareholders than alternatives to the merger;

•

The complementary nature of the cultures and product mix of Valley and CVB Financial, including strategic focus, target markets and client service, which management believes should facilitate integration and implementation of the transaction;

•

The expanded possibilities, including organic growth and future acquisitions and other strategic transactions, that would be available to the combined company given its larger size, asset base, capital, market capitalization and trading liquidity and footprint;

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The fact that the combined value of the per share merger consideration and special dividend for holders of Valley shareholders in the estimated amount of $23.71 per share represents a premium of approximately 43% over the $16.55 last reported trading price of Valley common stock on the OTC Markets’ OTC Pink market on September 22, 2016 (the day of, and immediately prior to, the first announcement of the terms of the merger), and the belief that the transaction is likely to provide substantial future value to Valley’s shareholders, as well as the benefit of additional liquidity enjoyed by shareholders in a NASDAQ-listed security such as the shares of common stock of CVB Financial;

•	The importance of dealing with succession planning issues, both from the standpoint of the board of directors of Valley, as well as management;

•

The opinion, dated as of September 22, 2016, delivered to the Valley board of directors by Vining Sparks to the effect that, as of the date of the opinion and based upon and subject to the procedures followed, assumptions made, matters considered, and qualifications and limitations on the review undertaken by Vining Sparks as set forth in such opinion, the merger consideration to be received by the holders of Valley common stock in the proposed merger, inclusive of the special dividend, is fair, from a financial point of view, to such holders;

•

The fact that CVB Financial’s offer, combined with the estimated value of the special dividend, was in the aggregate significantly higher than the aggregate offering price that was discussed with another potential merger partner in late 2015;

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The familiarity of Valley’s management team with CVB Financial’s management team, and the belief of Valley’s management that the management and employees of Valley and CVB Financial possess complementary skills and expertise;

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Its belief that the potential of combining with a larger company will provide additional products and services to better grow and retain Valley’s customers, that the combined, more diversified, customer base will improve and diversify future revenue sources, and that future earnings prospects will be stronger on a combined basis;

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The effects of the merger on Valley employees, including the retention of a significant number of Valley employees, which would, in turn, increase the retention of Valley customers and the likelihood of success of the combined companies;

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Its understanding of the current and prospective environment in which Valley and CVB Financial operate, including national and local economic conditions, the interest rate environment, increasing operating costs resulting from regulatory initiatives and compliance mandates, the competitive environment for financial institutions generally, and the likely effect of these factors on Valley both with and without the proposed transaction;

•

The reports of Valley’s management to Valley’s board of directors concerning the operations, financial condition and prospects of CVB Financial and the expected financial impact of the merger on the combined company, including pro forma assets, earnings, deposits and other financial metrics;

•	The limited availability of acquisition opportunities that met, or would meet going forward, the strategic goals of Valley, including growth in the current environment;

•	The ability to diversify outside of the Central Valley with the proposed transaction between Valley and CVB Financial;

•	The merger being consistent with Valley’s strategic plan, including achieving strong earnings growth and improving customer attraction, retention and service;

•	The complementary fit of Valley and CVB Financial because of the nature of the markets served and the products offered by the two institutions;

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The enhancement of the combined company’s competitive position expected to result from the merger, including that the combined company is expected to have a greater market reach with expanded resources and broader product offerings in areas currently served by Valley;

•	The ability of CVB Financial to complete the merger from a financial and regulatory perspective;

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The equity interest in the combined company that Valley’s existing shareholders will receive in the merger, which will allow such shareholders to continue to participate in the future success of the combined company;

•	The cash proceeds to be received by Valley shareholders, including the cash portion of the merger consideration and the special dividend;

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The greater market capitalization and trading liquidity of CVB Financial common stock, which is listed on NASDAQ Global Select Market, in the event that Valley shareholders desire to sell the shares of CVB Financial common stock to be received by them following completion of the merger;

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Its understanding that the merger is intended to qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code, and, as such, the merger generally is intended to result in favorable U.S. federal income tax consequences to all of the parties, including Valley’s shareholders; and

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Its review with its independent legal advisor, Gary Steven Findley & Associates, of the material terms of the merger agreement, including the board’s ability, under certain circumstances, to withdraw its recommendation to Valley’s shareholders and to consider another acquisition proposal, subject to the potential payment by Valley of a termination fee of $3.5 million to CVB Financial and payment of certain expenses, which Valley’s board of directors concluded was reasonable in the context of termination fees in comparable transactions and in light of the overall terms of the merger agreement.

Valley’s board of directors also considered a number of potential risks and uncertainties associated with the merger agreement, the merger and the other transactions contemplated by the merger agreement, in connection with its deliberation of the proposed transaction, including, without limitation, the following:

•	The possibility that CVB Financial may not be able to retain all officers and employees of Valley after the merger;

•	The potential risk of diverting management attention and resources from the operation of Valley’s business and towards the completion of the merger;

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The restrictions on the conduct of Valley’s business prior to the completion of the merger, which are customary for public company merger agreements involving financial institutions, but which, subject to specific exceptions, could delay or prevent Valley from undertaking business opportunities that may arise or any other action it would otherwise take with respect to the operations of Valley absent the pending merger;

•	The potential risks associated with achieving anticipated cost synergies and savings and successfully integrating Valley’s business, operations and workforce with those of CVB Financial;

•	The risked that merger-related costs will be greater than expected or would exceed the limits set forth in the merger agreement;

•	The fact that the interests of certain of Valley’s directors and executive officers may be different from, or in addition to, the interests of Valley’s other shareholders;

•	The fact that a portion of the merger consideration consists of a fixed number of shares of CVB Financial common stock;

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The fact that, while Valley expects that the merger will be consummated, there can be no assurance that all conditions to the parties’ obligations to complete the merger agreement will be satisfied, including the risk that necessary regulatory or shareholder approvals might not be obtained and, as a result, the merger may not be consummated;

•	The risk of potential employee attrition and/or adverse effects on business and customer relationships as a result of the pending merger;

•

The risk that the terms of the merger agreement, including provisions relating to the payment of a termination fee under specified circumstances, although required by CVB Financial as a condition to its willingness to enter into a merger agreement, could have the effect of discouraging other parties that might be interested in a transaction with Valley from proposing such a transaction;

•

The risk that Valley might not satisfy some or all of the financial measures that are conditions to CVB Financial’s obligation to complete the merger, in which case CVB Financial could decide not to complete the merger;

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The possibility that the merger might not be completed and the impact of a public announcement of the termination of the merger agreement on, among other things, the market price of Valley common stock and Valley operating results, particularly in light of the costs incurred in connection with the transaction; and

•	The other factors described in this proxy statement/prospectus.

The foregoing discussion of the information and factors considered by Valley’s board of directors is not intended to be exhaustive, but includes the material factors considered by Valley’s board of directors. In reaching its decision to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, Valley’s board of directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. Valley’s board of directors considered all these factors as a whole, including discussions with, and questioning of Valley’s management and Valley’s independent financial and legal advisors, and overall considered the factors to be favorable to, and to support, its determination.

Valley’s board of directors unanimously approved the merger agreement and unanimously recommends that Valley’s shareholders vote “FOR” the approval of the merger proposal.

The foregoing discussion of the information and factors considered by the Valley board of directors is not intended to be exhaustive, but includes the material factors considered by the Valley board of directors. In reaching its decision to approve the merger agreement, the merger and the other transactions contemplated by the merger agreement, the Valley board of directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The Valley board of directors considered all these factors as a whole, including discussions with, and questioning of Valley’s management and Valley’s independent financial and legal advisors, and overall considered the factors to be favorable to, and to support, its determination.

This summary of the reasoning of Valley’s board of directors and other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under the section entitled “CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS” beginning on page 20 of this proxy statement/prospectus.

Opinion of Vining Sparks for Valley’s Board of Directors

Valley’s board of directors retained Vining Sparks IBG, L.P. (“Vining Sparks”) to render financial advisory and investment banking services. Vining Sparks is a nationally recognized investment banking firm with substantial expertise in transactions similar to the proposed transaction and is familiar with Valley and its business. As part of its investment banking business, Vining Sparks is regularly engaged in the valuation of financial services companies and their securities in connection with mergers and acquisitions, private placements and valuations for estate, corporate and other purposes.

On September 22, 2016, Vining Sparks delivered its opinion to Valley that the merger consideration and the amount of the special dividend to be received by Valley common shareholders in the proposed transaction is fair, from a financial point of view, to Valley’s common shareholders. The full text of Vining Sparks’ opinion is attached as Appendix B to this proxy statement/prospectus and should be read in its entirety.

Vining Sparks’ opinion was directed to Valley’s board of directors and is limited to the fairness, from a financial point of view, of the merger consideration and the amount of the special dividend to be received by Valley common shareholders in the proposed transaction. It did not address Valley’s underlying business decision to proceed with the proposed transaction or constitute a recommendation to the Valley board of directors as to how it should vote on the merger, and does not constitute a recommendation to any holder of Valley common stock as to how such shareholder should vote in connection with the merger. Vining Sparks did not express any opinion as to the fairness of the amount or nature of the compensation to be received in the merger by Valley’s officers, directors or employees, or class of such persons, relative to the compensation to be received by Valley’s shareholders.

Vining Sparks’ opinion was reviewed and approved by Vining Sparks’ Fairness Opinion Committee in conformity with its policies and procedures established under the requirements of Rule 5150 of the Financial Industry Regulatory Authority.

For purposes of Vining Sparks’ opinion and in connection with its review of the proposed transaction, Vining Sparks has, among other things:

•	reviewed the terms of the merger agreement made available to Vining Sparks;

•

reviewed certain publicly available financial statements, both audited (where available) and un-audited, and related financial information of Valley and CVB Financial, including those included in their respective annual reports for the past two years and their respective quarterly reports for the past two years;

•	reviewed certain internal financial information and financial forecasts relating to the business, earnings, cash flows, assets and prospects of Valley furnished to Vining Sparks by Valley management;

•

held discussions with members of executive and senior management of Valley concerning the past and current results of operations of Valley, its current financial condition and management’s opinion of its future prospects;

•	reviewed reported market prices and historical trading activity of CVB Financial and Valley common stock;

•

reviewed certain financial performance and stock market information for Valley and CVB Financial and compared such information with similar data available for certain other financial institutions the securities of which are publicly traded;

•	reviewed publicly available consensus “street estimates” of CVB Financial earnings for 2016 through 2018;

•

reviewed the financial terms of merger and acquisition transactions, to the extent publicly available, involving financial institutions and financial institution holding companies that Vining Sparks deemed to be relevant; and

•	reviewed such other information, financial studies, analyses and investigations, as Vining Sparks considered appropriate under the circumstances.

In conducting its review and arriving at its opinion, Vining Sparks has assumed and relied, without independent verification, upon the accuracy and completeness of all of the financial and other information that has been provided to it by Valley and CVB Financial, and their respective representatives, and of the publicly available information that was reviewed by Vining Sparks. Vining Sparks is not an expert in the evaluation of the adequacy of allowances for loan losses and it did not independently verify the adequacy of such allowances. Vining Sparks assumed that the allowance for loan losses set forth in the financial statements of CVB Financial and Valley were adequate to cover such losses and complied fully with applicable law, regulatory policy and sound banking practice as of the date of such financial statements. Vining Sparks did not conduct a physical inspection of any of the properties or facilities of Valley or CVB Financial, did not make any independent evaluation or appraisal of the assets, liabilities or prospects of Valley or CVB Financial, was not furnished with any such evaluation or appraisal, and did not review any individual credit files.

Vining Sparks relied upon the management of Valley as to the reasonableness of the financial and operating forecasts, and projections (and the assumptions and bases therefore) provided to or reviewed by Vining Sparks, and Vining Sparks assumed that such forecasts and projections reflect the best currently available estimates and judgments of Valley management. Valley does not publicly disclose internal management forecasts, projections or estimates of the type furnished to or reviewed by Vining Sparks in connection with its analysis of the financial terms of the proposed transaction, and such forecasts and estimates were not prepared with a view towards public disclosure. Vining Sparks relied upon the management of CVB Financial as to the reasonableness of the publicly available consensus “street estimates” of CVB Financial earnings. It is understood that these forecasts and estimates referred to above were based on numerous variables and assumptions that are inherently uncertain and which may not be within the control of the management of Valley or CVB Financial, including without limitation to, the general economic, regulatory and competitive conditions. Accordingly, actual results could vary materially from those set forth in such forecasts and estimates.

Vining Sparks’ opinion is necessarily based on economic, market, and other conditions as in effect on, and the information made available to it as of, the date of its opinion. Events occurring after the date thereof, including but not limited to, changes affecting the securities markets, the results of operations or material changes in the assets or liabilities of CVB Financial or Valley could materially affect the assumptions used in preparing the opinion. Vining Sparks assumed that there were no material changes in the assets, liabilities, financial condition, results of operations, business or prospects of either Valley or CVB Financial since the date of the last financial statements of each entity that were made available to Vining Sparks. Vining Sparks assumed that all of the representations and warranties contained in the merger agreement and all related agreements are true and correct, that each party to the merger agreement will perform all of the covenants required to be performed by each party under such agreement and that the conditions precedent in the merger agreement are not waived.

In delivering its opinion to the board of directors of Valley, Vining Sparks prepared and delivered to Valley’s board of directors written materials containing various analyses and other information. The following is a summary of the material financial analyses performed by Vining Sparks in connection with the preparation of its opinion and does not purport to be a complete description of all the analyses performed by Vining Sparks. The summary includes information presented in tabular format, which should be read together with the text that accompanies those tables. The preparation of a fairness opinion is a complex process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, an opinion is not necessarily susceptible to partial analysis or summary description. Vining Sparks believes that its analyses must be considered as a whole and that selecting portions of such analyses and the factors considered therein, without considering all factors and analyses, could create an incomplete view of the analyses and the processes underlying its opinion. In its analyses, Vining Sparks made numerous assumptions with respect to industry performance, business and economic conditions, and other matters, many of which are beyond the control of Valley, CVB Financial and Vining Sparks. Any estimates contained in Vining Sparks’ analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than such estimates. Estimates of values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold.

Vining Sparks’ opinion was based on information available to Vining Sparks through the date of its opinion and conditions as they existed and could be evaluated on the date thereof. Vining Sparks reviewed the financial terms of the proposed transaction set forth in the merger agreement and for purposes of the financial analyses described below, Vining Sparks calculated an implied transaction value of $72,385,950, or $24.11 per share, which was based on cash consideration of $23.4 million, the issuance of 1,942,673 shares of CVB Financial common stock, a stock price of $17.34 per share for CVB Financial (based on the 20 day average closing price ending September 21, 2016), and an estimated Special Dividend of $15.3 million assuming a closing date of February 28, 2017. Per Section 8.2(f) of the merger agreement, Valley and CVB Financial have agreed to a trading collar. If the volume-weighted average closing price for CVB Financial common stock for the ten trading days ending on the fifth trading day prior to the closing date of the merger is less than $13.50, then Valley may terminate the merger agreement, or if the volume-weighted average closing price for CVB Financial common stock for the ten trading days ending on the fifth trading day prior to the closing date of the merger is greater than $20.50, then CVB Financial may terminate the merger agreement. A trading collar of $13.50 to $20.50 means the transaction value would have a minimum value of $21.63 per share and a maximum value of $26.16 per share.

Selected Company Analysis—CVB Financial. Vining Sparks used publicly available information to compare selected financial and market trading information for CVB Financial and a selected group of financial institutions. The CVB Financial peer group consisted of publicly traded California banks with total assets between $5 billion and $25 billion with a return on assets greater than 0.00%, excluding merger targets. While Vining Sparks believes that the companies listed below are similar to CVB Financial, none of these companies have the same composition, operations, size or financial profile as CVB Financial.

Company	Ticker	City	State
Banc of California, Inc.	BANC	Irvine	CA
Cathay General Bancorp	CATY	Los Angeles	CA
Farmers & Merchants Bank of Long Beach	FMBL	Long Beach	CA
Hope Bancorp, Inc.	HOPE	Los Angeles	CA
Opus Bank	OPB	Irvine	CA
PacWest Bancorp	PACW	Beverly Hills	CA
Westamerica Bancorporation	WABC	San Rafael	CA

To perform this analysis, Vining Sparks used financial information as of June 30, 2016, a price of $17.34 for CVB Financial (the 20 day average closing price ending on September 21, 2016) and pricing data for the peer group as of September 21, 2016 obtained from SNL Financial LC. The following table sets forth the comparative financial and market data:

	CVB Financial		Peer Group Median
Total Assets (in millions)	$8,312.3		$8,336.8
Return on Average Assets	1.24%		1.13%
Return on Average Equity	10.13%		9.23%
Equity/Assets	11.93%		12.74%
Loans/Deposits	64.35%		96.57%
Loan Loss Reserve/Gross Loans	1.44%		1.16%
Nonperforming Assets/Assets	0.53%		0.98%
Efficiency Ratio	44.70%		51.26%
Price/Book Value Per Share	1.89	x	1.35	x
Price/Tangible Book Value Per Share	2.08	x	1.76	x
Price/Last 12 Months’ Earnings Per Share	17.7	x	15.5	x

Selected Company Analysis—Valley. Vining Sparks used publicly available information to compare selected financial and market trading information for Valley and a selected group of financial institutions. The Valley peer group consisted of publicly traded California banks with total assets between $300 million and $500 million with a return on assets greater than 0.00%, excluding merger targets. While Vining Sparks believes that the companies listed below are similar to Valley, none of these companies have the same composition, operations, size or financial profile as Valley.

Company	Ticker	City	State
AltaPacific Bancorp	ABNK	Santa Rosa	CA
American Riviera Bank	ARBV	Santa Barbara	CA
Bank of Santa Clarita	BSCA	Santa Clarita	CA
Bank of Southern California, N.A.	BCAL	San Diego	CA
Community 1st Bancorp	CFBN	Auburn	CA
New Resource Bank	NWBN	San Francisco	CA
PBB Bancorp	PBCA	Los Angeles	CA
Private Bancorp of America, Inc.	PBAM	La Jolla	CA
Redwood Capital Bancorp	RWCB	Eureka	CA
Suncrest Bank	SBKK	Visalia	CA
United American Bank	UABK	San Mateo	CA

To perform this analysis, Vining Sparks used financial information as of June 30, 2016, a price of $16.90 for Valley (the closing price on September 21, 2016) and pricing data for the peer group as of September 21, 2016 obtained from SNL Financial LC. The following table sets forth the comparative financial and market data:

	Valley		Peer Group Median
Total Assets (in millions)	$416.1		$323.5
Return on Average Assets	1.06%		0.76%
Return on Average Equity	9.16%		7.15%
Equity/Assets	11.65%		9.43%
Loans/Deposits	83.56%		87.39%
Loan Loss Reserve/Gross Loans	1.12%		1.15%
Nonperforming Assets/Assets	0.87%		0.30%
Efficiency Ratio	71.17%		67.73%
Price/Book Value Per Share	1.00	x	1.03	x
Price/Tangible Book Value Per Share	1.00	x	1.11	x
Price/Last 12 Months’ Earnings Per Share	10.1	x	13.4	x

Stock Trading History. Vining Sparks reviewed the closing per share market prices and volumes for CVB Financial common stock and Valley common stock on a daily basis from September 21, 2015 to September 21, 2016. CVB Financial is listed for trading on NASDAQ under the symbol “CVBF”. For the period between September 21, 2015 and September 21, 2016, the closing price of CVB Financial common stock ranged from a low of $14.02 to a high of $18.77, with an average closing price for the period of $16.80. The 20 day average closing price ending September 21, 2016 was $17.34 per share and the average daily trading volume for CVB Financial was 557,337 shares.

Valley common stock trades on the OTC Pink Sheets under the ticker symbol “VCBP”. For the period between September 21, 2015 and September 21, 2016, the closing price of Valley common stock ranged from a low of $15.20 to a high of $17.00, with an average closing price for the period of $15.85. The closing price on September 21, 2016 was $16.90 per share and the average daily trading volume for Valley was 1,545 shares. The transaction value of $24.11 per share represented a 43% premium over Valley’s closing price on September 21, 2016.

Analysis of Selected Financial Institution Transactions. Vining Sparks reviewed certain publicly available information regarding selected merger and acquisition transactions (the “Comparable Transactions”) announced from January 1, 2015 to September 21, 2016 involving 27 Western financial institutions with total assets under $4 billion and a return on assets over 0.00%. The transactions included in the group are shown in the following chart. This data was obtained from SNL Financial LC.

Acquirer:	Acquired Company:
Western Alliance Bancorporation	Bridge Capital Holdings
First Interstate BancSystem, Inc.	Absarokee Bancorporation, Inc.
Heritage Commerce Corp	Focus Business Bank
FNB Bancorp	America California Bank
Heartland Financial USA, Inc.	Premier Valley Bank
PBB Bancorp	First Mountain Bank
Northwest Bancorporation, Inc.	Fairfield Financial Holdings
American Riviera Bank	Bank of Santa Barbara
Suncrest Bank	Sutter Community Bank
California Bank of Commerce	Pan Pacific Bank
HomeStreet, Inc.	Orange County Business Bank
Pacific Premier Bancorp, Inc.	Security California Bancorp

Acquirer:	Acquired Company:
CVB Financial Corp.	County Commerce Bank
RBB Bancorp	TFC Holding Company
Pacific Commerce Bancorp	ProAmérica Bank
Sierra Bancorp	Coast Bancorp
State Bank Corp.	Country Bank
Midland Financial Co.	1st Century Bancshares, Inc.
First Interstate BancSystem, Inc.	Flathead Bank of Bigfork
Glacier Bancorp, Inc.	Treasure State Bank
Cascade Bancorp	Prime Pacific Financial Services
Mechanics Bank	California Republic Bancorp
Central Valley Community Bancorp	Sierra Vista Bank
Cathay General Bancorp	SinoPac Bancorp
Commencement Bank	Thurston First Bank
AltaPacific Bancorp	Commerce Bank
Suncrest Bank	Security First Bank

Vining Sparks reviewed the multiples of transaction value to stated book value, transaction value to tangible book value, transaction value to last twelve months earnings, transaction value to assets and tangible book premium to core deposits and calculated high, low, mean and median multiples for the Comparable Transactions. These ratios were compared with corresponding transaction ratios for the proposed merger based on the transaction value at the minimum price of $21.63 per share, the estimated value of $24.11 per share, and the maximum value of $26.16 per share for Valley common stock. The results of the analysis are set forth in the following table:

	Valley Transaction Value						Comparable Transactions
Transaction Multiples:	Min $21.63		$24.11		Max $26.16		Low		Median		Mean		High
Transaction Value less Special Dividend/Required Equity of $37.5 Mill.	1.32	x	1.52	x	1.69	x	0.89	x	1.30	x	1.35	x	2.22	x
Transaction Value less Special Dividend/Required Tang. Equity of $37.5 Mill.	1.32	x	1.52	x	1.69	x	0.89	x	1.30	x	1.37	x	2.22	x
Transaction Value/2015 Earnings	14.32	x	15.97	x	17.32	x	1.92	x	23.56	x	26.51	x	68.84	x
Transaction Value/Assets	15.61%		17.40%		18.87%		8.48%		15.70%		15.91%		28.13%
Tangible Premium/ Core Deposits	4.20%		6.42%		8.27%		(1.58)%		5.91%		6.33%		15.58%

No company or transaction used as a comparison in the above analysis is identical to Valley or the proposed transaction. Accordingly, an analysis of these results is not strictly mathematical. An analysis of the results of the foregoing involves complex considerations and judgments concerning differences in financial and operating characteristics of Valley and the companies included in the Comparable Transactions.

Present Value Analysis. Vining Sparks calculated the present value of theoretical future earnings of Valley and compared the transaction value to the calculated present value of Valley’s common stock on a stand-alone basis. Based on projected earnings for Valley for 2016 through 2020, discount rates ranging from 10% to 18%, and including a residual value, the stand-alone present value of Valley common stock indicated an implied range of values per share of $11.07 to $24.11.

Discount Rate	18%	16%	14%	12%	10%
Present Value (in thousands)	$33,229	$38,488	$45,668	$56,053	$72,388
Present Value (per share)	$11.07	$12.82	$15.21	$18.67	$24.11

Discounted Cash Flow Analysis. Using a discounted cash flow analysis, Vining Sparks estimated the net present value of the future streams of after-tax cash flow that Valley could produce to benefit a potential acquirer, referred to as dividendable net income, and added a terminal value. Based on projected earnings for Valley for 2016 through 2020, Vining Sparks assumed after-tax distributions to a potential acquirer such that its tier 1 leverage ratio would be maintained at 8.00%. The terminal value for Valley was calculated based on Valley’s projected 2020 tangible equity, the median price to tangible book multiple paid in the Comparable Transactions and utilized discount rates ranging from 10% to 18%. This discounted cash flow analysis indicated an implied range of values per share of Valley common stock of $15.98 to $20.10.

Discount Rate	18%	16%	14%	12%	10%
Present Value (in thousands)	$47,984	$50,627	$53,544	$56,770	$60,345
Present Value (per share)	$15.98	$16.86	$17.84	$18.91	$20.10

In the two years prior to the issuance of this opinion, Vining Sparks engaged in securities and loan sales and trading activity with Valley and CVB Financial and/or their subsidiary banks for which Vining Sparks was paid commissions or other fees, which may include mark-ups on the purchase or sale of loans and securities. Pursuant to the terms of an engagement letter with Valley, Vining Sparks received a fee of $55,000 plus expenses up to $1,000 upon delivery of its opinion. Vining Sparks’ fee is not contingent upon consummation of the proposed transaction. In addition, Valley has agreed to indemnify Vining Sparks against certain liabilities and expenses arising out of or incurred in connection with its engagement, including liabilities and expenses which may arise under the federal securities laws.

Management and Board of Directors of CVB Financial After the Merger

Upon completion of the merger, the composition of the boards of directors of CVB Financial and Citizens Business Bank will remain unchanged. The current directors and executive officers of CVB Financial are expected to continue in their current positions. Information about the current CVB Financial directors and executive officers can be found in the documents listed under the section entitled “WHERE YOU CAN FIND MORE INFORMATION” beginning on page i.

Interests of Valley Directors and Executive Officers in the Merger

In considering the recommendation of the Valley board of directors with respect to the merger, Valley shareholders should be aware that the directors and executive officers of Valley have certain interests in the merger that may be different from, or in addition to, the interests of Valley shareholders generally. The Valley board of directors was aware of these interests and considered them, among other matters, in approving the merger agreement and the transactions contemplated thereby and in making its recommendation that Valley shareholders vote to approve the merger proposal. These interests are described in further detail below.

Stock Ownership

The directors and executive officers of Valley beneficially owned as of the record date, a total of 579,122 shares of Valley common stock, representing approximately 19% of the total outstanding shares of Valley common stock. Each of the directors and three additional executive officers of Valley have entered into a voting and support agreement pursuant to which, among other things, they have agreed to vote any shares they beneficially own in favor of the merger proposal and the adjournment proposal. The directors and executive officers of Valley will receive the same per share merger consideration as the other shareholders of Valley.

Change in Control Payments Under Employment Agreements

Valley is party to agreements with certain of its executive officers that provide for severance benefits in the event of certain qualifying events, including in connection with a qualifying termination of employment following a change in control.

Pursuant to the change in control agreement, dated as of December 28, 2015, between Valley and Allan W. Stone, President and Chief Executive Officer, upon his qualifying termination following a change in control, Mr. Stone will be entitled to receive an amount equal to: (i) two times his annual then-current annual base salary; (ii) payments equal to two years of his yearly bonus, auto allowance, and country club and gym dues; and (iii) continued insurance benefits through age 65. The benefits paid under (i) and (ii) will be paid in 24 equal installments.

Pursuant to the change in control agreement, dated as of December 28, 2015, between Valley and Roy Estridge, Executive Vice President, Chief Operating Officer and Chief Financial Officer, upon his qualifying termination following a change in control, Mr. Estridge will be entitled to receive an amount equal to: (i) two times his annual then-current annual base salary; (ii) payments equal to two years of his yearly bonus, auto allowance, and gym dues; and (iii) continued insurance benefits through age 65. The benefits paid under (i) and (ii) will be paid in 24 equal installments.

Pursuant to the change in control agreement, dated as of December 28, 2015, between Valley and William Kitchen, Executive Vice President and Chief Credit Officer, upon his qualifying termination following a change in control, Mr. Kitchen will be entitled to receive an amount equal to: (i) his annual then-current annual base salary; (ii) his yearly bonus, auto allowance, and gym dues; and (iii) continued insurance benefits for one year following the change in control. The benefits paid under (i) and (ii) will be paid in 12 equal installments.

Deferred Compensation and Split Dollar Agreements.

In the merger agreement, CVB Financial has agreed to assume Valley’s deferred compensation agreements with certain of its executive officers, including Messrs., Stone, Estridge and Kitchen. A qualifying termination of the executive officer’s employment in connection with a change in control may accelerate the vesting of a participant’s account balance, however, the interests of Mr. Stone and Mr. Estridge in their deferred compensation accounts are already fully vested and Mr. Kitchen has been offered a position of employment with CVB Financial following the merger and, therefore, the vesting of his account balance is not expected to accelerate as a result of the merger.

CVB Financial has agreed to assume the split dollar agreements, as well as underlying bank owned life insurance policies, currently in effect between Valley and certain executive officers, including Messrs. Stone, Estridge and Kitchen. The split dollar agreements provide that, upon such officer’s death, the officer’s beneficiary will receive a specified payment from the underlying life insurance proceeds.

Engagement of Allan W. Stone as a Consultant

Citizens Business Bank has agreed to engage Allan W. Stone as a consultant for a period of three months, subject to and commencing as of the close of the merger. For this period of engagement, Mr. Stone will receive aggregate compensation of $30,000. Under the terms of this consulting agreement, Mr. Stone has agreed to assist and advise Citizens Business Bank in connection with (i) organizing and serving as co-chair of a regional advisory board with an executive of Citizens Business Bank, (ii) making customer retention calls, (iii) making customer introductions and introductory calls, (iv) assisting with employee retention, (v) attending regional banking events and receptions, (vi) working with executives of Citizens Business Bank on marketing strategies, relationship expansion and cross-sell opportunities, (vii) promoting Citizens Business Bank’s business, products and services and (viii) other matters relating to the foregoing or as mutually agreed by Citizens Business Bank and Mr. Stone from time to time.

Even though Mr. Stone’s services to the combined banks will continue following the merger pursuant to the consulting agreement, he will still be deemed to have been terminated from Valley due to a change in control and, accordingly, he will still be entitled to receive the severance payments under his change in control agreement with Valley, dated December 28, 2015.

Offer of Employment of to Bill Kitchen

Citizens Business Bank has offered Bill Kitchen, Valley’s Executive Vice President and Chief Credit Officer, employment following completion of the merger in a non-executive position.

Summary of Payments to Certain Executive Officers

The following table summarizes certain payments to be received by the executive officers of Valley as a result of the consummation of the transactions under the merger agreement. The amounts are calculated as of September 22, 2016, the day of, and immediately prior to, the first announcement of the merger and not reflect reductions, if any, that may result if the amounts exceed the threshold set forth in section 280G of the Internal Revenue Code in accordance with the executive’s employment agreement. These estimated amounts are based on multiple assumptions that may or may not actually occur, including assumptions described in this proxy statement/prospectus. Some of these assumptions are based on information not currently available and, as a result, the actual amounts, if any, to be received by an executive officer may differ from the amounts set forth below.

Name	Cash(1)	Perquisites/ Benefits(2)	Total
Allan W. Stone	$706,542	$138,700	$845,242
Roy Estridge	$555,084	$117,000	$672,084
William Kitchen	$222,809	$0	$222,809

(1)	Represents cash amount payable under change in control agreements with respect to termination of employee following a change in control.
(2)	Represents estimated cash amount payable on behalf of employee with respect to insurance premium payments under such employee’s employment agreement in connection with a change of control.

Summary of Payments of Merger-Related Compensation

The cash amounts to be paid to the executive officers described in the table and footnotes above will be paid in a series of monthly payments following the merger, as specified in the executive’s change in control agreement. These amounts will not be deducted from Valley’s tangible common equity for purposes of determining the amount of the special dividend or whether Valley has satisfied the tangible common equity measure that is a condition to CVB Financial’s obligation to complete the merger to the extent that such payments and any other change in control payments do not exceed $1,800,000 in the aggregate.

Indemnification

Pursuant to the terms of the merger agreement, CVB Financial has agreed to indemnify and hold harmless each of Valley’s present and former directors and officers against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of actions or omissions occurring at or prior to the effective time of the merger, including all transactions contemplated by the merger agreement. The merger agreement also provides that either Valley or CVB Financial will purchase “tail coverage” for a period of six years in order to continue providing liability insurance, including directors’ and officers’ liability insurance, to the officers and directors of Valley.

Regulatory Approvals Required for the Merger

Completion of the merger is subject to the receipt of all approvals required to complete the transactions contemplated by the merger agreement, including the merger and the bank merger, from the Federal Reserve, FDIC and the Department of Business Oversight and the expiration of any applicable statutory waiting periods, in each case subject to the condition that none of the approvals shall contain any “materially burdensome condition.” The merger agreement defines a “materially burdensome condition” as any condition that would be reasonably likely, following the merger, to have a material adverse effect on CVB Financial, Citizens Business Bank or Valley (measured on a scale relative to Valley) or to materially restrict or impose a material burden on CVB Financial in connection with the transactions contemplated by the merger agreement or with respect to the business or operations of CVB Financial. CVB Financial and Valley have agreed to take all actions that are necessary, proper and advisable in connection with obtaining all regulatory approvals and have agreed to fully cooperate with the other in the preparation and filing of the regulatory applications and other documents necessary to complete the transactions contemplated by the merger. CVB Financial and Valley have filed applications and notifications to obtain these regulatory approvals.

Although the parties currently believe they should be able to obtain all required regulatory approvals or waivers in a timely manner, they cannot be certain when or if they will obtain them or, if obtained, whether they will contain any materially burdensome condition to the merger.

FDIC Application Under the Bank Merger Act

Prior approval of the bank merger is required pursuant to Section 18(c) of the Federal Deposit Insurance Act, which we refer to as the “Bank Merger Act.” Because Citizens Business Bank is a state-chartered bank that is not a member of the Federal Reserve System, Citizens Business Bank is required to file its Bank Merger Act application with the FDIC. In evaluating an application filed under the Bank Merger Act, the FDIC takes into consideration, among other things: (i) the competitive impact of the proposed transactions, (ii) financial and managerial resources and future prospects of the banks that are party to the merger, (iii) the convenience and needs of the communities served by the banks and their compliance with the Community Reinvestment Act, (iv) the banks’ effectiveness in combating money-laundering activities, and (v) the extent to which the proposed transactions would result in greater or more concentrated risks to the stability of the U.S. banking or financial system. In connection with its review under the Bank Merger Act, the FDIC provides an opportunity for public comment on the application for the merger and is authorized to hold a public meeting or other proceeding if it determines that would be appropriate.

Transactions approved by the FDIC under the Bank Merger Act generally may not be completed until 30 days after the approval of the FDIC is received, during which time the Department of Justice may challenge the transaction on antitrust grounds. With the approval of the FDIC and the concurrence of the Department of Justice, the waiting period may be reduced to no less than 15 days. The commencement of an antitrust action would stay the effectiveness of such an approval unless a court specifically orders otherwise. In reviewing the merger, the Department of Justice could analyze the merger’s effect on competition differently than does the FDIC, and, therefore, it is possible that the Department of Justice could reach a different conclusion than the FDIC does regarding the merger’s effects on competition. A determination by the Department of Justice not to object to the merger may not prevent the filing of antitrust actions by private persons or state attorneys general.

California Department of Business Oversight Application

Because Citizens Business Bank and Valley Business Bank are California state-chartered banks, the prior approval of the Department of Business Oversight will be required under the California Financial Code to merge Valley Business Bank with and into Citizens Business Bank.

In reviewing the merger of Valley Business Bank with and into Citizens Business Bank, the Department of Business Oversight will take into consideration, among other things: (i) the competitive impact of the merger, (ii) the adequacy of the surviving depository corporation’s shareholders’ equity and financial condition, (iii) whether the directors and executive officers of the surviving depository institution will be satisfactory, (iv) whether the surviving depository corporation will afford reasonable promise of successful operation and whether it is reasonable to believe that the surviving depository corporation will be operated in a safe and sound manner and in compliance with all applicable laws, and (v) whether the merger is fair, just and equitable to the disappearing depository corporation and the surviving depository corporation.

Federal Reserve Approval under the Bank Holding Company Act

CVB Financial is a bank holding company under Section 3 of the BHC Act. Section 3(a) of the BHC Act generally requires the prior approval of the Federal Reserve for any bank holding company to merge with any other bank holding company or to acquire direct or indirect ownership or control over more than five percent of the voting shares of a bank. CVB Financial expects to file a notice with the Federal Reserve Bank of San Francisco requesting confirmation that the Federal Reserve will not require an application under Section 3 of the BHC Act because the merger between CVB Financial and Valley is part of a transaction that involves the merger of their subsidiary banks, which is the subject of a separate application under the Bank Merger Act and CVB Financial will not operate Valley Business Bank but instead Valley Business Bank will merge into Citizens Business Bank immediately after the merger.

Applications Relating to the Special Dividend

With respect to the special dividend, Valley Business Bank is required to obtain prior approval from the Commissioner of Business Oversight of the State of California under the California Financial Code and the FDIC under the FDIC’s regulations before Valley Business Bank can pay the amount of the special dividend to Valley as the amount of the special dividend is in excess of the amount that may be paid under California law without prior approval. On November 3, 2016, Valley Business Bank filed applications with the Department of Business Oversight and FDIC to allow it to make a dividend payment to Valley and on November 3, 2016, Valley informed the Federal Reserve of its intent to pay the special dividend to its shareholders.

Additional Regulatory Approvals, Notices and Filings

Additional notifications, filings and/or applications may be submitted to various other federal and state regulatory authorities and self-regulatory organizations in connection with the merger.

Although CVB Financial and Valley expect to obtain the required regulatory approvals, there can be no assurances as to whether, or when, these regulatory approvals will be obtained, the terms and conditions on which the approvals will be granted or whether there will be litigation challenging such approvals. There can likewise be no assurances that U.S. or state regulatory authorities or other parties will not attempt to challenge the merger on antitrust grounds, on the basis of the Community Reinvestment Act or for other reasons or, if any such challenge is made, as to the result of the challenge.

Accounting Treatment

In accordance with current accounting guidance, the merger will be accounted for using the acquisition method. The result of this is that (i) the recorded assets and liabilities of CVB Financial will be carried forward at their recorded amounts, (ii) CVB Financial’s historical operating results will be unchanged for the prior periods being reported and (iii) the assets and liabilities of Valley will be adjusted to fair value at the date of the merger. In addition, all identified intangibles will be recorded at fair value and included as part of the net assets acquired. The amount by which the purchase price, consisting of the value of shares of CVB Financial common stock to be issued to former Valley shareholders, the cash consideration, and the cash to be paid in lieu of fractional shares and to former option holders, exceeds the fair value of the net assets, including identifiable intangibles of Valley at the merger date, will be reported as goodwill of CVB Financial. In accordance with current accounting guidance, goodwill is not amortized and will be evaluated for impairment annually. Identified intangibles will be amortized over their estimated lives. Further, the acquisition method of accounting results in the operating results of Valley being included in the operating results of CVB Financial beginning from the date of completion of the merger.

Public Trading Markets

CVB Financial common stock is listed on the NASDAQ Global Select Market under the symbol “CVBF.” Valley common stock is quoted on the OTC Pink market under the symbol “VCBP.” Upon completion of the merger, Valley common stock will cease trading on the OTC Pink market. CVB Financial common stock issuable in the merger will be listed on the NASDAQ Global Select Market.

Exchange of Shares in the Merger

CVB Financial will appoint Computershare Corporate Services as the exchange agent to handle the exchange of shares of Valley common stock for shares of CVB Financial common stock and cash. As soon as reasonably practicable after the effective time of the merger, the exchange agent will send to each holder of record of Valley common stock at the effective time of the merger who holds shares of Valley common stock, a letter of transmittal and instructions for effecting the exchange of Valley common stock certificates for the per share merger consideration the holder is entitled to receive under the merger agreement. Upon surrender of stock certificates or book entry shares for cancellation, along with the executed letter of transmittal and other documents described in the instructions, a Valley shareholder will receive the cash and any whole shares of CVB Financial common stock such holder is entitled to receive under the merger agreement and cash in lieu of any fractional shares of CVB Financial common stock such holder is entitled to receive. After the effective time, neither Valley nor CVB Financial will register any transfers of shares of Valley common stock.

THE MERGER AGREEMENT

The following is a summary of the material terms and conditions of the merger agreement. This summary does not purport to be complete and may not contain all of the information about the merger agreement that is important to you. This summary is qualified in its entirety by reference to the merger agreement, a copy of which is attached as Appendix A to, and incorporated by reference into, this proxy statement/prospectus. The rights and obligations of the parties are governed by the express terms and conditions of the merger agreement and not by this summary or any other information contained in this proxy statement/prospectus. You are urged to read the merger agreement carefully and in its entirety before making any decisions regarding the merger.

Effects of the Merger

The merger agreement provides for the merger of Valley with and into CVB Financial with CVB Financial as the surviving corporation in the merger. The merger agreement provides that the articles of incorporation and the bylaws of CVB Financial as in effect immediately prior to the merger will be the articles of incorporation and bylaws of the surviving corporation. The merger agreement further provides that, immediately after the merger of Valley and CVB Financial, Valley Business Bank will merge with and into Citizens Business Bank, with Citizens Business Bank as the surviving bank.

As a result of the merger, there will no longer be any shares of Valley common stock authorized, issued or outstanding. Valley shareholders will only participate in CVB Financial’s future earnings and potential growth through their ownership of CVB Financial common stock. All of the other incidents of direct ownership of Valley common stock, such as the right to vote on certain corporate decisions, to elect directors and to receive dividends and distributions from Valley, will be extinguished at the effective time of the merger. All of the property, rights, privileges and powers of CVB Financial and Valley will vest in the surviving corporation, and all claims, obligations, liabilities, debts and duties of CVB Financial and Valley will become the claims, obligations, liabilities, debts and duties of the surviving corporation.

Effective Time of the Merger

The merger agreement provides that the merger will be consummated on the last day of the month in which the last of the closing conditions, including the receipt of all regulatory and shareholder approvals and after the expiration of all regulatory waiting periods, are satisfied or waived, unless another date is selected by mutual agreement of CVB Financial and Valley. The merger will be consummated legally at the time the agreement of merger between Valley and CVB Financial, the form of which is included as Exhibit B to the merger agreement, has been duly filed with the Secretary of State of the State of California. As of the date of this proxy statement/prospectus, the parties expect that the merger will be effective in the first quarter of 2017. However, there can be no assurance as to when or whether the merger will occur.

If the merger is not completed by the close of business on February 27, 2017, the merger agreement may be terminated by either Valley or CVB Financial, unless the failure of the closing to occur by such date is due to the failure of the party seeking to terminate the merger agreement to perform or observe the covenants and agreements of such party set forth in the merger agreement.

For a description of the transaction structure and merger consideration, please see the section entitled “THE MERGER—Terms of the Merger” beginning on page 36.

Covenants and Agreements

Conduct of Businesses Prior to the Completion of the Merger

Valley has agreed that, prior to the effective time of the merger, it will generally conduct its business in the ordinary course of business consistent with past practices. In addition, Valley has agreed to use commercially reasonable efforts to maintain and preserve intact its business organization and advantageous business relationships and goodwill with governmental entities, customers, suppliers, distributors, creditors, lessors, officers and employees and business associates; keep available the services of its employees and agents; perform its material obligations under its material contracts; maintain in full force and effect insurance comparable in amount and scope of coverage to that maintained by it at the time the merger agreement was signed; maintain its allowance for loan and lease losses in accordance with past practices and methodologies and generally accepted accounting principles (except as a result of changes in generally accepted accounting principles or as directed by a governmental entity); charge off all loans and other assets deemed uncollectible or classified as “loss” in accordance with generally accepted accounting principles and applicable law or as directed by a governmental entity); and maintain loan classification policies and procedures in accordance with industry best practices consistent with past practice. Valley has also agreed not to take any action that is intended to or would reasonably be expected to adversely affect or materially delay any regulatory approvals required for the transactions contemplated in the merger agreement or its performance of its covenants and agreements in the merger agreement or its consummation of the merger or other transactions contemplated by the merger agreement.

In addition to the general covenants above, Valley has agreed that prior to the effective time of the merger, subject to specified exceptions, it will not, and will not permit any of its subsidiaries to, without the written consent of CVB Financial:

•

issue or sell additional shares of its capital stock, or securities convertible or exchangeable into, or exercisable for, any shares of its capital stock, except upon exercise of stock options outstanding on the date of the merger agreement;

•

make, declare, pay or set aside for payment any dividend or other distribution on its capital stock, other than the special dividend and quarterly cash dividends consistent with Valley’s past practices with respect to timing and amount;

•	adjust, split, combine, redeem, reclassify, purchase or otherwise acquire any shares of its stock or other securities;

•

amend or modify the material terms of; waive, release or assign any rights under; terminate, renew or allow to renew automatically; make any payment not then required under; knowingly violate the terms of; or enter into material contract, lease or regulatory agreement, any restriction on its ability to conduct its business as it is conducted at the time the merger agreement was entered into or any contract governing the terms of Valley common stock, related rights or any outstanding debt instrument;

•

sell, transfer, mortgage, lease, encumber or otherwise dispose of any of its assets, deposits, business or properties other than in the ordinary course of business and in a transaction that, together with other such transactions, is not material to Valley taken as a whole;

•

acquire (other than by way of foreclosures, in satisfaction of a debt or in a fiduciary capacity) all or any portion of the assets, business, deposits or properties of any other entity, except in the ordinary course of business and in a transaction that, together with other such transactions, is not material to it, taken as a whole, and would not reasonably be expected to present a material risk that the completion of the merger will be delayed or the required regulatory approvals will be more difficult to obtain;

•	amend Valley’s articles of incorporation or bylaws or those of its subsidiaries;

•

except as and when required under applicable law or an employee benefit plan, increase the salary, wages or benefits of any director, officer or employee, except for ordinary-course, merit-based increases in the base salary of employees consistent with past practice, but not more than 2.5% of the employee’s current base salary; grant, pay or agree to pay any bonus or other incentive compensation, except for such bonuses for the year ended December 31, 2016 pursuant to Valley’s existing 2016 bonus plan in an aggregate amount not to exceed 110% of the aggregate amount paid under Valley 2015 bonus plan or pursuant to any retention plan adopted with the concurrence of CVB Financial;

adopt any employee benefit plan; grant any new equity award; terminate the employment or services of any officer or employee who is party to a change in control agreement other than for cause; enter into any collective bargaining or other agreement with a labor organization; or forgive or issue any loans to any director, officer or employee;

•

hire any officer, employee or other service provider, except for a non-executive officer in the ordinary course of business and at an annual base salary not to exceed that of the person being replaced;

•

take, or omit to take, any action that would prevent or impede, or could reasonably be expected to prevent or impede, the merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code;

•

incur or guarantee any indebtedness for borrowed money, other than in the ordinary course of business, other than advances from the Federal Home Loan Bank of San Francisco or the Federal Reserve Bank of San Francisco with a term of not more than one week;

•	enter into any new line of business or make any material change in any basic policies and practices with respect to the operation of its business;

•

make any investment either by contributions to capital, property transfers or purchase of any property or assets of any person or sell or dispose of any such investment or purchase, acquire, sell or dispose of any securities of any type;

•	settle any action, suit, claim, proceeding, order or investigation for consideration not in excess of $50,000 individually or in excess of $100,000 when combined with other settlements;

•

materially change its interest rates or fees for depository accounts, except as determined in good faith to be necessary or advisable based on changes in market conditions and consistent with its policies;

•	change its interest rate policy or other risk management policies, procedures or practices or fail to follow such policies;

•

grant or commit to grant any extension of credit, if such extension of credit, together with all other credit then outstanding to the same borrower and its affiliates, would exceed $1,000,000 or any extension of credit with a zero or below-market rates, other than those specified loans in progress on the date of merger agreement;

•	renew any extension of credit that would exceed $1,000,000, except on terms which are substantially similar to those of the existing extension of credit or which are more favorable to Valley;

•

sell any real estate, charge off any assets, compromise on any debt or release any collateral on loans if such sale, charge-off, compromise or release would exceed $50,000 in the aggregate, provided that Valley may sell a specified loan to a party that is not affiliated with the borrower or Valley for $1,000,000 or more;

•	purchase any loan or loan participation;

•	securitize any loan or create any special purpose funding or variable interest entity;

•	invest in any mortgage-backed or mortgage-related securities that would be considered “high-risk” securities or enter into a derivatives transaction;

•

accept, renew or roll over any brokered deposits or funds obtained through the Certificate of Deposit Account Registry Service or similar listing service or open any new deposit account that pays an effective yield that exceeds the prevailing effective yields provided by the Federal Reserve;

•	apply for the opening, relocation or closing of any branch office;

•

make any capital expenditures other than capital expenditures in the ordinary and usual course of business consistent with past practice in amounts not exceeding $50,000 individually or $100,000 in the aggregate;

•

pay, loan or advance any amount to, or sell, transfer or lease any properties, rights or assets (real, personal or mixed, tangible or intangible) to, or enter into any arrangement or agreement with, any of its officers or directors or any of their family members, or any affiliates or associates (as defined under the Exchange Act) of any of its officers or directors, other than loans originated in the ordinary course of business;

•	make or commit to make any loan or amend the terms of any outstanding loan to any directors, officers and principal shareholders of Valley or waive any rights with respect to any such loan;

•	change its tax or accounting policies and procedures;

•	change its fiscal year for tax or accounting purposes;

•

other than as required by generally accepted accounting principles or any governmental entity, reduce any material accrual or reserve, including its allowance for loan and lease losses or change the methodology with respect to any such reserves;

•

make any material change in any basic policies and practices with respect to loans, deposits and services, liquidity management and cash flow planning, marketing, deposit origination, lending, reserves for loan or lease losses, budgeting, profit and tax planning, personnel practices or any other material aspect of its business or operations;

•	grant any power of attorney or similar authority;

•	take title to any real property without conducting prior thereto an environmental investigation, which investigation shall disclose the absence of any suspected environmental contamination;

•

acquire direct or indirect control over any entity, whether by stock purchase, merger, consolidation or otherwise or make any other investment either by purchase of securities, contributions to capital, property transfers or purchase of any property or assets of any other Person, except, in either instance, in connection with a foreclosure of collateral or conveyance of such collateral in lieu of foreclosure taken in connection with collection of a loan in the ordinary course of business consistent with past practice and with respect to loans made to third parties who are not affiliates of Valley;

•

make or change any material tax elections; change or consent to any change in its method of accounting for tax purposes, except as required by applicable tax law; settle or compromise any material tax liability, claim or assessment; enter into any closing agreement, waive or extend any statute of limitations with respect to a material amount of taxes; surrender any right to claim a refund for taxes; or file any material amended tax return;

•

take any action, or omit to take any action, that is intended to or would reasonably be likely to result in any of its representations and warranties in the merger agreement becoming untrue in any respect, any of the conditions to the merger not being satisfied or delayed, or a violation or breach of any provision of the merger agreement; or

•	agree to take, or make any commitment to take, any of the foregoing prohibited actions.

In addition to the general covenants above, CVB Financial has agreed that, prior to the effective time of the merger, subject to specified exceptions, it will not, and will not permit any of its subsidiaries to, without the written consent of Valley:

•	take or omit to take any action that would reasonably be expected to prevent, materially impede or materially delay the merger;

•

willfully take, or willfully omit to take, any action that is reasonably likely to result in any of the conditions set forth in the merger agreement (other than conditions to CVB Financial’s and Citizens Business Bank’s obligations) not being satisfied;

•	willfully take, or willfully omit to take, any action that would prevent or impede the merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code; and

•

except as would not be reasonably expected to have a material adverse effect with respect to CVB Financial and Citizens Business Bank, willfully fail to file all reports with the SEC and any other filings required to be filed with any applicable governmental entity.

Regulatory Matters

CVB Financial and Valley have agreed to promptly prepare this proxy statement/prospectus, and CVB Financial has agreed to promptly file with the SEC a registration statement on Form S-4, of which this proxy statement/prospectus is a part. CVB Financial and Valley have each agreed to use their commercially reasonable efforts to have the Form S-4 declared effective under the Securities Act of 1933, as amended, as promptly as practicable after such filing. CVB Financial and Valley have agreed to furnish all information concerning themselves, their affiliates and the holders of their capital stock to the other and provide such other assistance and cooperation as may be reasonably requested in connection with the preparation, filing and distribution of the Form S-4 and this proxy statement/prospectus.

CVB Financial and Valley have agreed to cooperate with each other and use their commercially reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings and to obtain as promptly as practicable all permits, consents, waivers, approvals and authorizations of all third parties and any governmental entity that are necessary or advisable to consummate the transactions contemplated by the merger agreement.

Shareholder Approval

The Valley board of directors has unanimously resolved to recommend to Valley shareholders that they adopt and approve the merger agreement (subject to certain exceptions, following the receipt of a superior acquisition proposal (as defined below)), to submit the merger agreement to Valley shareholders for approval (unless the merger agreement has been terminated in accordance with its terms) and to include its recommendation that Valley shareholders adopt and approve the merger agreement and use its reasonable best efforts to obtain from its shareholders a vote adopting the merger agreement (subject to certain exceptions, following the receipt of a superior acquisition proposal).

NASDAQ Listing

CVB Financial has agreed to use its reasonable commercial efforts to cause the shares of CVB Financial common stock to be issued in the merger to be approved for listing on the NASDAQ Global Select Market, subject to official notice of issuance, prior to or at the effective time of the merger.

Employee Matters

Employees of Valley who become employees of Citizens Business Bank, referred to as “continuing employees,” will be eligible to participate in the employee benefit plans of Citizens Business Bank on the same terms as such plans and benefits are generally offered to employees of Citizens Business Bank in comparable positions. For purposes of determining covered employees’ eligibility and vesting (but not for benefit accruals) under the employee benefit plans of Citizens Business Bank, for severance benefits and for vacation entitlement (to the extent permitted by applicable law), Citizens Business Bank will recognize such employees’ years of service with the Valley. Valley’s existing benefit plans will be terminated at the time of the merger, except for Valley’s deferred compensation plans. After the effective time of the merger, CVB shall cause Citizens Business Bank to provide a severance benefit to each person who was an employee of Valley immediately before the effective time (except for any employee who is a party to any agreement providing severance) and whose employment is terminated involuntarily, other than for “Cause” (as defined below), by Citizens Business Bank within 12 months after the effective time of the merger. The severance benefit will consist of a lump-sum severance payment equal to such employee’s regularly scheduled base salary or base wages at the time of termination of employment, for a number of weeks equal to two weeks plus one week for each full year of continuous service completed by such employee with Valley and Citizens Business Bank at the time of termination of employment, subject to applicable tax withholding and subject further to the employee’s signing a release of claims in favor of CVB Financial and Citizens Business Bank and allowing it to become effective. “Cause” means the employee’s personal dishonesty, willful misconduct, breach of fiduciary duty involving personal profit, failure to comply with any valid and legal directive of CVB Financial or Citizens Business Bank, failure to perform stated duties or violation of any law, rule, regulation (other than traffic violations or similar offenses) or order of any governmental entity.

The merger agreement permits Valley to establish a “retention” program to compensate certain Valley employees who remain with Valley through the effective time of the merger and/or with Citizens Business Bank through the completion of key systems conversions following the merger. The payment will be conditioned upon such employee not resigning prior to the conversion date.

Subject to the requirements of applicable law, Citizens Business Bank has agreed to take commercially reasonable actions as are necessary to cause the group health plan maintained by Citizens Business Bank and applicable insurance carriers, third-party administrators and any other third parties, to the extent such group health plan is made available to employees of Valley at the time of the merger, to waive any evidence of insurability requirements, waiting periods and any limitations as to preexisting medical conditions under the group health plan applicable to employees of Valley at the time of the merger and their spouses and eligible dependents (but only to the extent that such preexisting condition limitations did not apply or were satisfied under the group health plan maintained by Valley prior to the closing) and to provide employees of Valley at the time of the merger with credit, for the calendar year in which the closing occurs, for the amount of any out-of-pocket expenses and copayments or deductible expenses that are incurred by them during the calendar year in which the merger occurs under a group health plan maintained by Citizens Business Bank or any of its affiliates (unless such employees of Valley were, when employed by Valley, participants in a Health Maintenance Organization health plan).

Prior to the effective time of the merger, Valley shall terminate its 401(k) plan and any other employee benefit plans that CVB Financial may identify, other than Valley’s executive’s supplemental compensation agreement, salary continuation agreements and split dollar agreements, which CVB Financial will maintain following the merger. Valley will provide CVB Financial with evidence of such terminations to the satisfaction of CVB Financial.

The merger agreement specifies that none of its provisions confer upon any employee of Valley who is employed by Citizens Business Bank after the merger any right with respect to continuance of employment or other service. Nor does the merger agreement interfere in any way with the right of CVB Financial to terminate the employment or other association of any person at any time. The merger agreement creates no third-party beneficiary right in any person. The terms of the merger agreement do not constitute an amendment of, or interfere in any way with the right of CVB Financial and its subsidiaries to amend, terminate or otherwise discontinue, any or all CVB Financial employee plans and any other plans, practices or policies of CVB Financial in effect from time to time.

Indemnification and Directors’ and Officers’ Insurance

From and after the effective time of the merger, CVB Financial has agreed to indemnify and hold harmless each person who, prior to the effective time, is or was a director or officer of Valley against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of actions or omissions occurring at or prior to the effective time of the merger, including the transactions contemplated by the merger agreement. CVB Financial shall also advance expenses as incurred to the fullest extent permitted under applicable law, provided that the indemnified person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that he or she is not entitled to indemnification.

The merger agreement provides that either Valley or CVB Financial shall purchase director’s and officer’s liability insurance tail coverage that serves to reimburse the present and former officers and directors of Valley with respect to claims against such directors and officers arising from facts or events occurring before the merger (including the transactions contemplated by the merger agreement). The price of such insurance coverage shall not exceed 250% of the annual cost of Valley’s current director’s and officer’s liability insurance policy. The insurance coverage shall have a term of six years following the effective time of the merger or, if less, the longest term that may be obtained for an amount equal to 250% of the annual cost of Valley’s current director’s and officer’s liability insurance policy. Such insurance shall contain at least the same coverage and amounts, and contain terms and conditions no less advantageous to the parties entitled to indemnity under the merger agreement, as that coverage currently provided by Valley’s existing insurance policies.

Special Dividend

The merger agreement provides that Valley shall declare the special dividend payable to holders of Valley common stock as of the closing date of the merger. The aggregate amount of the special dividend shall not exceed the amount by which Valley’s tangible common equity exceeds the greater of (1) $37,000,000 (or, if Valley has completed the sale of a specified loan in accordance with the merger agreement, $37,500,000) or (2) the amount of tangible common equity necessary for Valley to achieve a tangible common equity capital ratio of 8.0%. For purposes of determining the amount of the special dividend, Valley’s tangible common equity excludes the impact of Valley’s merger-related transaction costs and any adjustments made by Valley at CVB Financial’s request pursuant to the merger agreement. Each Valley shareholder will receive a pro rata portion of the special dividend based on the number of shares of Valley common stock held of record on the closing date of the merger.

The merger agreement requires Valley to seek, and to cause Valley Business Bank to seek, any regulatory approvals necessary to permit them to pay the special dividend without violation of applicable law. Valley is required to deposit the aggregate amount of the special dividend with its stock transfer agent at least three business days prior to the closing date of the merger.

No Solicitation

The merger agreement provides that none of Valley nor any of its officers, directors and employees shall, and Valley will cause its officers, directors, agents, representatives, advisors and affiliates not to, initiate, solicit, encourage or knowingly facilitate any inquiries or the making of proposals with respect to, or engage in any negotiations concerning, or provide any confidential or nonpublic information or data to, or have any discussions with, any person relating to, any alternative acquisition proposal (as defined below) or otherwise facilitate any effort to attempt or make or implement an alternative acquisition proposal. However, if at any time after the date of the merger agreement and prior to, but not after, obtaining the approval of the merger agreement by Valley shareholders, Valley receives an unsolicited bona fide alternative acquisition proposal and the board of directors of Valley concludes in good faith that such alternative acquisition proposal constitutes, or is reasonably expected to result in, a superior acquisition proposal (as defined below), then Valley and its board of directors may, and Valley may permit representatives to, furnish or cause to be furnished nonpublic information and participate in such negotiations or discussions to the extent that the board of directors of Valley concludes in good faith (and based on the advice of its legal counsel and its financial advisers) that its failure to take such actions would breach or would be more likely than not to breach its fiduciary duties to shareholders under applicable law; provided that prior to providing any such nonpublic information or engaging in any such negotiations, Valley must have entered into a confidentiality agreement with such third party on terms no less favorable to Valley than the confidentiality agreement between Valley and CVB Financial, and which expressly permits Valley to comply with its obligations pursuant to the merger agreement. Valley will immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of the merger agreement with any persons other than CVB Financial with respect to any alternative acquisition proposal and will use its commercially reasonable efforts, to (i) enforce any confidentiality or similar agreement relating to an alternative acquisition proposal and (ii) within 10 business days after the date of the merger agreement, to request and confirm the return or destruction of any confidential information provided to any person (other than CVB Financial and its affiliates) pursuant to any such confidentiality or similar agreement. Valley must promptly (and in any event within two business days) advise CVB Financial following receipt of any alternative acquisition proposal, any discussions or negotiations that are sought to be initiated or continued or any request for nonpublic information or inquiry that would reasonably be expected to lead to any alternative acquisition proposal and the substance thereof (including the identity of the person making such alternative acquisition proposal) and keep CVB Financial promptly apprised of any related developments, discussions and negotiations (including the terms and conditions of any such request, inquiry or alternative acquisition proposal, or all amendments or proposed amendments thereto) on a current basis (it being understood that for the avoidance of doubt that no such communications to CVB Financial will be deemed an adverse change of recommendation, as defined below). Valley agrees that it will contemporaneously provide to CVB Financial any confidential or nonpublic information concerning Valley that it may provide to any other person in connection with any alternative acquisition proposal.

An “alternative acquisition proposal,” which the merger agreement refers to as a “company acquisition proposal,” is a tender or exchange offer, proposal for a merger, consolidation or other business combination involving Valley or any proposal or offer to acquire in any manner more than 10% of the voting power in, or more than 10% of the fair market value of the business, assets or deposits of, Valley or any public announcement of a proposed plan or intention to do any of the foregoing or any agreements to engage in any of the foregoing, other than the transactions contemplated by the merger agreement and any sale of whole loans and securitizations in the ordinary course.

A “superior acquisition proposal,” which the merger agreement refers to as a “Valley superior proposal,” is an unsolicited bona fide written alternative acquisition proposal that the board of directors of Valley concludes in good faith to be more favorable from a financial point of view to its shareholders than the merger and the other transactions contemplated by the merger agreement and to be reasonably capable of being consummated on the terms proposed, (i) after receiving the advice of its financial advisors (who shall be Vining Sparks or another nationally recognized investment banking firm), (ii) after taking into account the likelihood of consummation of such transaction on the terms set forth therein and (iii) after taking into account all legal, financial (including the financing terms of any such proposal), regulatory and other aspects of such proposal (including any expense reimbursement provisions and conditions to closing) and any other relevant factors permitted under applicable law, and after taking into account any amendment or modification to the merger agreement agreed to by CVB Financial; provided that for purposes of the definition of “superior acquisition proposal,” the references to “more than 10%” in the definition of alternative acquisition proposal will be deemed to be references to “50%.”

None of the members of the board of directors of Valley may, except as expressly permitted by the merger agreement, withdraw or materially and adversely modify his recommendation that Valley shareholders vote to approve the merger agreement, or recommend to Valley shareholders an alternative acquisition proposal other than the merger, which we refer to as an “adverse change of recommendation,” or cause or commit Valley to enter into any agreement or understanding other than the confidentiality agreement referred to above relating to any alternative acquisition proposal made to Valley. Nevertheless, in the event that Valley receives an alternative acquisition proposal that the Valley board of directors concludes in good faith constitutes a superior acquisition proposal, the board of directors of Valley may make an adverse change of recommendation or terminate the merger agreement as long as Valley gives CVB Financial prior written notice at least five business days before taking such action and during such five-business-day period Valley negotiates in good faith with CVB Financial to enable CVB Financial to make an improved offer that is at least as favorable to the shareholders of Valley as such alternative acquisition proposal.

Under certain circumstances Valley must pay CVB Financial a termination fee of $3,500,000 if it terminates the merger agreement following its receipt of an alternative acquisition proposal or a superior acquisition proposal. For more information, please see the section entitled “THE MERGER AGREEMENT—Termination; Termination Fee” beginning on page 67.

Representations and Warranties

The merger agreement contains representations and warranties made by Valley to CVB Financial relating to a number of matters, including the following:

•	corporate organization, qualification to do business and corporate power;

•	capitalization;

•	requisite corporate authority to enter into the merger agreement and to complete the contemplated transactions;

•	absence of conflicts with governing documents, applicable laws or certain agreements as a result of entering into the merger agreement or completing the merger;

•	timely filing of reports;

•	conformity with generally accepted accounting principles of Valley’s financial statements;

•	no broker’s fees payable in connection with the merger;

•	absence of certain changes or events since December 31, 2015;

•	absence of undisclosed liabilities;

•	compliance with applicable law;

•	regulatory matters;

•	inapplicability of takeover laws;

•	employee benefits matters;

•	government authorizations;

•	fairness opinion from financial advisor;

•	accuracy of Valley information provided in this proxy statement/prospectus;

•	legal proceedings;

•	material contracts;

•	environmental matters;

•	taxes and tax returns;

•	intellectual property;

•	properties and assets;

•	insurance;

•	accounting and internal controls;

•	no derivatives;

•	loan matters;

•	investment securities;

•	affiliate transactions;

•	operating losses;

•	labor and employment matters;

•	trust activities; and

•	information technology, security and privacy matters.

The merger agreement also contains representations and warranties made by CVB to Valley relating to a number of matters, including the following:

•	corporate organization, qualification to do business, corporate power and subsidiaries;

•	capitalization;

•	requisite corporate authority to enter into the merger agreement and to complete the contemplated transactions;

•	absence of conflicts with governing documents, applicable laws or certain agreements as a result of entering into the merger agreement or completing the merger;

•	required regulatory consents necessary in connection with the merger;

•	proper filing of documents with regulatory agencies and the SEC and the accuracy of information contained in the documents filed;

•	conformity with generally accepted accounting principles and SEC requirements of CVB Financial’s financial statements filed with the SEC;

•	broker’s fees payable in connection with the merger;

•	absence of certain changes or events since December 31, 2015;

•	compliance with applicable law;

•	accuracy of CVB Financial information provided in this proxy statement/prospectus;

•	legal proceedings; and

•	accounting and internal controls.

Certain of these representations and warranties by Valley and CVB Financial are qualified as to “materiality” or “material adverse effect.”

“Material adverse effect” means, with respect to any party, a material adverse effect on the business, assets or deposit liabilities, properties, operations, condition (financial or otherwise) or results of operations of such party and its subsidiaries taken as a whole, except that a “material adverse effect” shall not be deemed to include effects arising out of, relating to or resulting from (i) changes in applicable generally accepted accounting principles or regulatory accounting requirements generally affecting other companies in the banking industries in which such party and its subsidiaries operate; (ii) changes in laws general applicability to companies of similar size in the banking industries in which such party and its subsidiaries operate; (iii) changes in global, national or regional political conditions or general economic or market conditions (including changes in prevailing interest rates, credit availability and liquidity, currency exchange rates, and price levels or trading volumes in the U.S. or foreign securities markets) affecting other companies in the banking industries in which such party and its subsidiaries operate; (iv) changes in the credit markets, any downgrades in the credit markets or adverse credit events resulting in deterioration in the credit markets generally and including changes to any previously correctly applied asset marks resulting therefrom; (v) a decline in the trading price of CVB Financial’s common stock that would not entitle a party to terminate the merger agreement in accordance with its terms or a failure, in and of itself, to meet earnings projections, but not, in either case, including any underlying causes thereof; (vi) any outbreak or escalation of hostilities, or declared or undeclared acts of war or terrorism; or (vii) actions or omissions taken with the prior written consent of the other party or expressly required by the merger agreement, except that effects attributable to or resulting from any of the changes, events, conditions or trends described in clauses (i), (ii), (iii), (iv) and (vi) shall not be excluded to the extent of any disproportionate impact they have on such party and its subsidiaries, taken as a whole, as compared to other companies in the banking industry in which such party and its subsidiaries operate. A material adverse effect also includes, with respect to any party, a material adverse effect on the ability of such party to consummate the transactions contemplated by the merger agreement on a timely basis.

The representations and warranties in the merger agreement do not survive the effective time of the merger, and as described below under the section entitled “THE MERGER AGREEMENT—Termination; Termination Fee” beginning on page 67, if the merger agreement is validly terminated, there will be no liability or damages arising under the representations and warranties of CVB Financial or Valley, or otherwise under the merger agreement, unless CVB Financial or Valley willfully breached the merger agreement.

Conditions to the Merger

Conditions to Each Party’s Obligations

The respective obligations of each of CVB Financial and Valley to complete the merger are subject to the satisfaction of the following conditions:

•	receipt of the requisite approval of the merger agreement by Valley’s shareholders;

•

the effectiveness of the registration statement on Form S-4, of which this proxy statement/prospectus is a part, and the absence of a stop order suspending effectiveness or proceeding initiated or threatened by the SEC for that purpose; and

•	the absence of any order, injunction or decree that would prevent or make illegal the completion of the merger.

Conditions to Obligations of CVB Financial

The obligation of CVB Financial to complete the merger is also subject to the satisfaction or waiver by CVB Financial of the following conditions:

•

the accuracy of the representations and warranties of Valley as of the closing date of the merger, other than, in most cases, those failures to be true and correct that would not reasonably be expected to result in a material adverse effect on Valley or CVB as the surviving corporation in the merger;

•	performance in all material respects by Valley of the obligations required to be performed by it at or prior to the closing date;

•	receipt by CVB Financial of an opinion of Manatt, Phelps & Phillips, LLP as to certain tax matters;

•	receipt of all required regulatory approvals, none of which shall include any materially burdensome condition, and the expiration of all statutory waiting periods;

•	holders of not more than 10% of the outstanding shares of Valley common stock shall have exercised their dissenters’ rights or have the capacity to do so;

•	the absence of any material adverse effect with respect to Valley;

•	receipt by Valley of any required consents, copies of which shall be delivered to CVB Financial;

•	receipt of resignations from each director of Valley and its subsidiaries;

•	receipt of voting and support agreements from each of the Valley directors and its three executive officers (which, as noted, has been completed);

•	receipt of noncompetition and non-solicitation agreements from each of the Valley directors and its three executive officers (which, as noted, has been completed);

•

as of at least three (3) business days prior to the closing date, Valley shall have provided CVB Financial with satisfactory evidence that Valley has satisfied each of the following minimum financial conditions: (1) as of the last day of the month preceding the closing date, Valley’s closing tangible common shareholders’ equity (after giving effect to the special dividend but prior to any pre-closing adjustments otherwise required by the merger agreement and without the effect of up to $3,500,000 in Valley’s merger-related transaction expenses), shall not be less than the greater of (a) $37,500,000 if Valley has completed the sale of a specified nonperforming loan or, $37,000,000 if Valley has not completed the sale the loan or (b) the amount necessary for Valley to achieve a tangible common equity ratio of at least 8.0% as of such date; (2) the allowance for loan loss ratio, determined as of the final day of the month immediately preceding the closing date, shall not be less than 1.1%; (3) total assets shall not be less than $410,000,000 as of the final day of the month immediately preceding the closing date; (4) average accruing loans for the 30-day period ending on the fifth business day prior to closing shall not be less than $295,000,000; and (5) average noninterest-bearing deposits for the 30-day period ending on the fifth business day prior to closing shall not be less than $150,000,000;

•

Valley shall have delivered an opinion from Crowe Horwath LLP that no agreement, contract or arrangement to which any employee of Valley is a party will result in the payment of any amount that would not be deductible by reason of Section 280G of the Code;

•

As of at least three business days prior to the closing date, CVB shall have received satisfactory evidence that Valley’s merger-related transaction costs do not exceed $3,500,000 and certain categories of transaction costs do not exceed certain specified amounts, namely, change in control payments and benefits payable to employees do not exceed $1,800,000; contract termination fees do not exceed $1,000,000; legal and professional fees do not exceed an aggregate of $600,000; and Valley’s cost of a tail policy for its directors and officers liability insurance does not exceed $70,000;

•	receipt of a properly executed statement from Valley that meets the requirements of the Foreign Investment in Real Property Tax Act; and

•	Allan W. Stone, President and Chief Executive Officer of Valley, and Citizens Business Bank shall have entered into the consulting agreement (which, as noted, has been completed).

Conditions to Obligations of Valley

The obligation of Valley to complete the merger is also subject to the satisfaction or waiver by Valley of the following conditions:

•

the accuracy of the representations and warranties of CVB Financial as of the closing date of the merger, other than, in most cases, those failures to be true and correct that would not reasonably be expected to result in a material adverse effect on CVB Financial;

•	performance in all material respects by CVB Financial of its obligations required to be performed by it at or prior to the closing date;

•	the absence of any material adverse effect with respect to CVB Financial;

•	receipt of all required regulatory approvals and the expiration of all statutory waiting periods; and

•	the shares of CVB Financial common stock included in the merger consideration shall have been authorized for listing on the NASDAQ Global Select Market.

Termination; Termination Fee

The merger agreement may be terminated at any time prior to the effective time of the merger, whether before or after approval of the merger agreement by Valley shareholders:

•	by mutual written consent of CVB Financial and Valley;

•

by either CVB Financial or Valley if a requisite regulatory approval is denied and such denial has become final and non-appealable, if a government entity advises CVB Financial or Valley that it will deny a requisite regulatory approval (or intends to revoke or rescind such an approval) in writing and such denial becomes unappealable or if a governmental entity of competent jurisdiction has issued a final, non-appealable order, injunction or decree permanently enjoining or otherwise prohibiting or making illegal the consummation of the transactions contemplated by the merger agreement;

•

by either CVB Financial or Valley if the merger is not completed on or before February 27, 2017, unless the failure of the closing to occur by such date is due to the failure of the party seeking to terminate the merger agreement to perform or observe the covenants and agreements of such party set forth in the merger agreement;

•

by either CVB Financial or Valley if there is a breach by the other party of any of its covenants, agreements, representations or warranties that would, individually or in the aggregate with other breaches by such party, result in the failure of a closing condition of the other party, and such breach is not cured within 30 days following written notice to the party committing the breach, or the breach, by its nature, cannot be cured within such time (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained in the merger agreement);

•

by either CVB Financial or Valley if Valley shareholders have not approved the merger agreement and the transactions contemplated thereby at the duly convened Valley special meeting or at any adjournment or postponement thereof, provided that the failure to obtain such shareholder approval was not caused by the terminating party’s material breach of any of its obligations under the merger agreement;

•

by CVB Financial prior to obtaining Valley shareholder approval, in the event (a) Valley breaches in any material respect the merger agreement; (b) Valley or the board of directors of Valley submits the merger agreement to Valley shareholders without recommending approval or withdraws or adversely modifies such recommendation or makes an adverse change of recommendation; (c) at any time after the end of 15 business days following receipt of an alternative acquisition proposal, the board of directors of Valley fails to reaffirm its recommendation the shareholders vote to approve the merger as promptly as practicable (but in any event within five business days after receipt of any written request to do so by CVB Financial); or (d) a tender offer or exchange offer for outstanding shares of Valley common stock is publicly disclosed (other than by CVB Financial or one of its affiliates) and the board of directors of Valley recommends that its shareholders tender their shares in such tender or exchange offer or, within 10 business days after the commencement of such tender or exchange offer, the board of directors of Valley fails to recommend against acceptance of such offer;

•

by Valley, prior to obtaining Valley shareholder approval, in order to enter into a definitive agreement providing for a superior acquisition proposal (as defined above) (provided that Valley is not in material breach of any of the terms of the merger agreement and Valley pays CVB Financial a termination fee in advance of or concurrently with such termination, as described below);

•

by Valley, by written notice to CVB Financial if that the volume—weighted average closing price of CV B Financial common stock reported on the NASDAQ Global Select Market for the ten trading days ending on the fifth trading day prior to closing is less than $13.50; or

•

by CVB Financial, by written notice to Valley if the volume-weighted average closing price of CV B Financial common stock reported on the NASDAQ Global Select Market for the ten trading days ending on the fifth trading day prior to closing is greater than $20.50.

Valley must pay CVB Financial a termination fee of $3,500,000 in the event that:

•	the merger agreement is terminated by Valley in order to enter into a definitive agreement providing for a superior acquisition proposal;

•	CVB Financial terminates the merger agreement due to no company recommendation; or

•

any person has made an alternative acquisition proposal, which proposal has been publicly announced, disclosed or proposed and not withdrawn, and (a) thereafter the merger agreement is terminated (i) by either party pursuant to the termination provision for delay or pursuant to the termination provision for no approval by Valley shareholders or (ii) by CVB Financial pursuant to the termination provision for breach and (b) within 18 months after such termination of the merger agreement, an alternative acquisition proposal is consummated or any definitive agreement with respect to an alternative acquisition proposal is entered into (provided that references to 10% in the definition of alternative acquisition proposal are deemed to be references to 50%).

Effect of Termination

If the merger agreement is validly terminated, the merger agreement will become void and of no effect, and none of Valley, CVB Financial, any of their respective subsidiaries or any of their officers or directors will have any liability of any nature whatsoever under the merger agreement, or in connection with the transactions contemplated by the merger agreement, except that (i) the provisions of the merger agreement relating to confidentiality obligations of the parties, the termination fees, publicity and certain other technical provisions will continue in effect notwithstanding termination of the merger agreement and (ii) neither Valley nor CVB Financial shall be relieved or released from any liabilities or damages arising out of its willful and material breach of any provision of the merger agreement.

The purpose of the termination fee is to compensate CVB Financial for entering into the merger agreement, for taking actions to consummate the transactions contemplated by the merger agreement and for incurring the costs and expenses related to the merger and other losses and expenses, including foregoing the pursuit of other opportunities by CVB Financial. The payment of the termination fee is CVB Financial’s sole and exclusive remedy with respect to termination of the merger agreement, subject to a willful material breach by Valley or an action for fraud.

Amendments, Extensions and Waivers

The merger agreement may be amended by the parties, by action taken or authorized by their respective boards of directors, at any time before or after approval of matters presented in connection with the merger by the shareholders of Valley, except that after any approval of the transactions contemplated by the merger agreement by Valley shareholders there may not be, without further approval of such shareholders, any amendment of the merger agreement that would require further approval of Valley shareholders under applicable law.

At any time prior to the effective time of the merger, the parties, by action taken or authorized by their respective boards of directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other party, (ii) waive any inaccuracies in the representations and warranties contained in the merger agreement or (iii) waive compliance with any of the agreements or conditions contained in the merger agreement. Any agreement on the part of a party to any extension or waiver must be in writing.

Stock Market Listing

CVB Financial has agreed to apply to have the shares of CVB Financial common stock to be issued in the merger approved for listing on the NASDAQ Global Select Market, which is the principal trading market for existing shares of CVB Financial common stock. It is a condition to CVB Financial’s and Valley’s obligations to complete the merger that such approval is obtained, subject to official notice of issuance. Following completion of the merger, Valley common stock will cease trading and will no longer be quoted on the OTC Pink market.

Fees and Expenses

All fees and expenses incurred in connection with the merger, the merger agreement and the transactions contemplated by the merger agreement, including costs and expenses of printing and mailing this proxy statement/prospectus, shall be paid by the party incurring such fees or expenses, whether or not the merger is consummated, except for the termination fee that is payable solely by Valley in the instances described above.

Voting and Support Agreements

In connection with entering into the merger agreement and as an inducement to the willingness of CVB Financial to enter into the merger agreement, each of Valley’s directors and executive officers executed and delivered to CVB Financial a voting and support agreement, which we refer to collectively as the “voting and support agreements.” Each director and executive officer entered into the voting and support agreement in his capacity as the record or beneficial owner of shares of Valley and not in his capacity as a director or executive officer of Valley or as a trustee of any benefit plan. The following summary of the voting and support agreements is subject to, and qualified in its entirety by reference to, the full text of the voting and support agreements included as Exhibit A to the merger agreement, which is attached as Appendix A to this proxy statement/prospectus.

Pursuant to the voting and support agreements, each shareholder party thereto agreed to vote his shares of Valley common stock, as applicable:

•	in favor of the merger, the merger agreement and the transactions contemplated by the merger agreement;

•	against any action or agreement that would result in a breach in any material respect of any covenant, representation or warranty or any other obligation or agreement under the merger agreement; and

•

except with the prior written consent of CVB or as otherwise contemplated in the merger agreement, against, the following actions (other than the merger and the transactions contemplated by the merger agreement): (1) any extraordinary corporate transactions, such as a merger, consolidation or other business combination; (2) any sale, lease or transfer of a material amount of Valley assets; (3) any change in the majority of the board of directors of Valley; (4) any material change in the present capitalization of Valley; (5) any amendment of Valley’s articles of incorporation or bylaws; (6) any other material change in Valley’s corporate structure or business; or (7) any other action that is intended or could reasonably be extended to impede, interfere with delay, postpone, discourage or materially adversely affect the merger.

Each director and the three executive officers of Valley, in his capacity as a shareholder of Valley, also agreed not to enter into any agreement or understanding with any person or entity to vote or give instructions in any manner inconsistent with the above clauses.

Until the earlier of the termination of the merger agreement or the effective time, each director agreed not to, directly or indirectly:

•

sell, transfer, exchange, pledge, assign, hypothecate, encumber, tender or otherwise dispose of his shares of Valley common stock or enforce or permit execution of the provisions of any redemption, share purchase or sale, recapitalization or other agreement with respect to such shares;

•

enter into any contract, option or other agreement, arrangement or understanding with respect to the transfer of, directly or indirectly, any of the shares or any securities convertible into or exercisable for shares, any other capital stock of Valley or any interest in any of the foregoing with any person;

•	enter into swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the shares; or

•

take any action that would make any of his representations or warranties contained in the voting and support agreement untrue or incorrect in any material respect or have the effect of preventing or disabling the shareholder from performing the shareholder’s obligations under the voting and support agreement.

Each director and the three executive officers of Valley, in his capacity as a shareholder of Valley, has further agreed to not directly or indirectly initiate, solicit, induce or knowingly encourage, or knowingly take any action to facilitate the making of, any inquiry, offer or proposal that constitutes, or could reasonably be expected to lead to an alternative acquisition proposal, or participate in any discussion or negotiations regarding any alternative acquisition proposal, or furnish, or otherwise afford access, to any person (other than CVB Financial) to any information or data with respect to Valley or otherwise relating to an alternative acquisition proposal except as permitted by the merger agreement.

The obligations of the shareholders will terminate upon the earlier of the consummation of the merger or, if the merger is not consummated, upon the termination of the merger agreement.

Noncompetition and Nonsolicitation Agreements

In order for CVB Financial and Citizens Business Bank to have the full benefit of ownership of Valley and the business it conducts, including its goodwill, following the effective time of the merger, each director of Valley (including Allan W. Stone, the President and Chief Executive Officer of Valley), Roy Estridge, Valley’s Executive Vice President and Chief Financial Officer, and Bill Kitchen, Valley’s Executive Vice President and Chief Credit Officer, entered into a noncompetition and nonsolicitation agreement with Citizens Business Bank, which provides that he will not:

•

without the written consent of Citizens Business Bank, directly or indirectly, own, manage, operate, finance, control or participate in the ownership, management, operation, control or financing of, or be connected as an officer, director, employee, partner, principal, agent, representative or consultant or otherwise with, any business or enterprise engaged in any business that is competitive with or similar to the financial services provided by Valley within any of the California counties of Fresno, Kern, King, Madera or Tulare. “Financial services” means the origination, purchasing, selling and servicing of commercial, real estate, residential, construction and consumer loans and/or the solicitation and provision of deposit services and services related thereto.

•

without the written consent of Citizens Business Bank, directly or indirectly, on behalf of any depository institution or its affiliates, (i) solicit or aid in the solicitation of any customers or prospective customers for financial services, (ii) solicit or aid in the solicitation of any officers or employees of Valley or (iii) induce or attempt to induce any customer, prospective customer, supplier, distributor, officer or employee of Valley to terminate such person’s relationships with Citizens Business Bank; in addition, at the request of CVB Financial or Citizens Business Bank, each director and executive officer agrees to use his best efforts to retain the business of CVB and/or Citizens Business Bank and promote the acquisition of new business by CVB Financial and/or Citizens Business Bank.

•

use or disclose Valley’s trade secrets. The directors and executive officers also agree to deliver all documents, reports, drawings, designs, plans, proposals and other tangible evidence of trade secrets to CVB Financial and/or Citizens Business Bank. Trade secrets means the confidential customer and other information of Valley.

The obligations under the noncompetition and nonsolicitation agreements generally end on the second anniversary of the effective time of the merger.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER

The following is a discussion of material U.S. federal income tax consequences of the merger to U.S. holders (as defined below) of Valley common stock that exchange their shares of Valley common stock for shares of CVB Financial common stock and cash in the merger. This discussion does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction, or under any U.S. federal laws other than those pertaining to the income tax, nor does it address any tax consequences arising under the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010. This discussion is based upon the Code, the regulations promulgated under the Code and court and administrative rulings and decisions, all in effect on the date of this proxy statement/prospectus. These authorities may change, possibly retroactively, and any change could affect the accuracy of the statements and conclusions set forth in this discussion.

This discussion addresses only those U.S. holders of Valley common stock that hold their shares of Valley common stock as a “capital asset” within the meaning of Section 1221 of the Code (generally, property held for investment). Importantly, this discussion does not address all aspects of U.S. federal income taxation that may be relevant to a particular U.S. holder in light of that U.S. holder’s individual circumstances or to a U.S. holder that is subject to special treatment under the U.S. federal income tax laws, including, without limitation, a U.S. holder that is:

•	a financial institution;

•	a tax-exempt organization;

•	a regulated investment company;

•	a real estate investment trust;

•	an S corporation or other pass-through entity (or an investor in an S corporation or other pass-through entity);

•	an insurance company;

•	a mutual fund;

•	a controlled foreign corporation or passive foreign investment company;

•	a dealer or broker in stocks and securities, or currencies;

•	a trader in securities that elects to use the mark-to-market method of accounting;

•	a holder of Valley common stock subject to the alternative minimum tax provisions of the Code;

•	a holder of Valley common stock that received Valley common stock through the exercise of an employee stock option, through a tax qualified retirement plan or otherwise as compensation;

•	a holder of Valley common stock that has a functional currency other than the U.S. dollar;

•	a holder of Valley common stock that holds Valley common stock as part of a hedge, straddle, constructive sale, conversion or other integrated transaction;

•	a person that is not a U.S. holder;

•	a U.S. holder subject to withholding under the Foreign Account Tax Compliance Act, or “FATCA”; or

•	a U.S. expatriate or certain former citizens or long-term residents of the United States.

For purposes of this discussion, the term “U.S. holder” means a beneficial owner of Valley common stock that is for U.S. federal income tax purposes (a) an individual citizen or resident of the United States, (b) a corporation (or any other entity treated as a corporation for U.S. federal income tax purposes) organized in or under the laws of the United States or any state thereof or the District of Columbia, (c) a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust or (ii) such trust was in existence on August 20, 1996 and has made a valid election to be treated as a U.S. person for U.S. federal income tax purposes or (d) an estate, the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source.

If an entity or an arrangement treated as a partnership for U.S. federal income tax purposes holds Valley common stock, the tax treatment of a partner in such partnership generally will depend on the status of the partner and the activities of the partnership. We strongly recommend that any entity treated as a partnership for U.S. federal income tax purposes that holds Valley common stock, and any partners in such partnership, consult their own tax advisors.

DETERMINING THE ACTUAL TAX CONSEQUENCES OF THE MERGER TO A HOLDER OF VALLEY COMMON STOCK MAY BE COMPLEX AND WILL DEPEND IN PART ON THE HOLDER’S SPECIFIC SITUATION. WE STRONGLY RECOMMEND THAT EACH HOLDER OF VALLEY COMMON STOCK CONSULT ITS OWN TAX ADVISOR AS TO THE TAX CONSEQUENCES OF THE MERGER IN ITS PARTICULAR CIRCUMSTANCE, INCLUDING THE APPLICABILITY AND EFFECT OF THE ALTERNATIVE MINIMUM TAX AND ANY STATE, LOCAL, FOREIGN OR OTHER TAX LAWS AND OF CHANGES IN THOSE LAWS.

Tax Consequences of the Merger Generally

In connection with the filing with the SEC of the registration statement on Form S-4, of which this proxy statement/prospectus is a part, CVB Financial’s tax counsel, Manatt, Phelps & Phillips, LLP, which we refer to as “Manatt,” has rendered its tax opinion to CVB Financial. In addition, the obligations of the parties to complete the merger are conditioned on, among other things, CVB Financial’s receipt of an opinion from Manatt dated as of the closing date of the merger, that for U.S. federal income tax purposes the merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. The conditions relating to receipt of such closing tax opinion may be waived by CVB Financial. CVB Financial does not currently intend to waive the conditions related to its receipt of the closing tax opinion. In addition, the ability of Manatt to deliver such closing tax opinion is conditioned on the merger’s satisfying the continuity-of-proprietary-interest requirement. That requirement generally will be satisfied if CVB Financial common stock constitutes at least 42% of the value of the total merger consideration. The determination by tax counsel as to whether the merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Code is based on the facts and law existing as of the closing date of the merger.

These opinions are and will be subject to customary qualifications and assumptions, including assumptions regarding the absence of changes in existing facts and the completion of the merger strictly in accordance with the merger agreement and the registration statement. In rendering its tax opinions, Manatt relied and will rely upon representations and covenants, including those contained in certificates of officers of CVB Financial and Valley, reasonably satisfactory in form and substance to Manatt, and will assume that these representations are true, correct and complete without regard to any knowledge limitation, and that these covenants will be complied with. If any of these assumptions or representations are inaccurate in any way, or any of the covenants are not complied with, these opinions could be adversely affected. The opinions represent Manatt’s best legal judgment but have no binding effect or official status of any kind, and no assurance can be given that contrary positions will not be taken by the Internal Revenue Service or a court considering the issues. In addition, we have not requested, nor do we intend to request, a ruling from the Internal Revenue Service as to the U.S. federal income tax consequences of the merger. Accordingly, there can be no assurances that the Internal Revenue Service will not assert, or that a court will not sustain, a position contrary to any of the tax consequences set forth below or any of the tax consequences described in the tax opinions. The following discussion assumes that the merger will be consummated as described in the merger agreement and in this proxy statement/prospectus and that CVB Financial will not waive the closing opinion condition described above in this paragraph.

U.S. Holders That Receive a Combination of CVB Financial Common Stock and Cash as Merger Consideration

If a U.S. holder’s adjusted tax basis in Valley common stock surrendered is less than the sum of the fair market value of the shares of CVB Financial common stock and the amount of cash (other than cash received in lieu of a fractional share of CVB Financial common stock) received by the U.S. holder pursuant to the merger, then the U.S. holder will recognize gain in an amount equal to the lesser of (a) the sum of the amount of cash (other than cash received in lieu of a fractional share of CVB Financial common stock) and the fair market value of CVB Financial common stock received, minus the adjusted tax basis of the Valley shares surrendered in exchange therefor, and (b) the amount of cash received by the U.S. holder (other than cash received in lieu of a fractional share of CVB Financial common stock). However, if a U.S. holder’s adjusted tax basis in the Valley shares surrendered is greater than the sum of the amount of cash (other than cash received in lieu of a fractional share of CVB Financial common stock) and the fair market value of CVB Financial common stock received, the U.S. holder’s loss will not be currently allowed or recognized for U.S. federal income tax purposes. If a U.S. holder of Valley shares acquired different blocks of Valley shares at different times or different prices, it is recommended that the U.S. holder consult its tax advisor regarding the manner in which gain or loss should be determined for each identifiable block. Except to the extent any cash received is treated as a dividend as discussed below, any recognized gain generally will be long-term capital gain if, as of the effective date of the merger, the U.S. holder’s holding period with respect to the Valley shares surrendered exceeds one year. In some cases, if the U.S. holder actually or constructively owns CVB Financial common stock other than CVB Financial common stock received in the transaction, the recognized gain could be treated as having the effect of the distribution of a dividend under the tests described in Section 302 of the Code, in which case such gain would be treated as dividend income to the extent of such U.S. holder’s ratable share of accumulated earnings and profits (as calculated for U.S. federal income tax purposes). In such cases, it is recommended that U.S. holders that are corporations consult their tax advisors regarding the potential applicability of the “extraordinary dividend” provisions of the Code.

The aggregate tax basis of CVB Financial common stock received by a U.S. holder that exchanges its Valley shares for a combination of CVB Financial common stock and cash as a result of the merger (including any fractional share interests deemed received and redeemed for cash as described below) will be the same as the aggregate tax basis of the Valley shares surrendered in exchange therefor, reduced by the amount of cash received on the exchange (excluding cash received in lieu of a fractional share of CVB Financial common stock) plus the amount of any gain or dividend income recognized upon the exchange (excluding any gain recognized as a result of any cash received in lieu of a fractional share of CVB Financial common stock). The holding period of CVB Financial common stock received (including any fractional share deemed received and redeemed) will include the holding period of the Valley shares surrendered. We recommend that a U.S. holder receiving a combination of CVB Financial common stock and cash consult its own tax advisor regarding the manner in which cash and CVB Financial common stock should be allocated among the U.S. holder’s Valley shares and the manner in which the above rules would apply in the holder’s particular circumstance.

U.S. Holders That Receive Solely Cash Due to Exercise of Dissenters’ Rights

Upon the proper exercise of dissenters’ rights, the exchange of Valley shares solely for cash generally will result in recognition of gain or loss by the U.S. holder in an amount equal to the difference between the amount of cash received and the U.S. holder’s tax basis in the Valley shares surrendered. The gain or loss recognized will be long-term capital gain or loss if, as of the effective date of the merger, the U.S. holder’s holding period for the Valley shares surrendered exceeds one year. The deductibility of capital losses is subject to limitations. In some cases, if a U.S. holder actually or constructively owns CVB Financial common stock after the merger, the cash received could be treated as having the effect of the distribution of a dividend under the tests set forth in Section 302 of the Code, in which case such U.S. holder may have dividend income up to the amount of the cash received. In such cases, it is recommended that U.S. holders that are corporations consult their tax advisors regarding the potential applicability of the “extraordinary dividend” provisions of the Code.

Cash Instead of a Fractional Share

If a U.S. holder receives cash in lieu of a fractional share of CVB Financial common stock, the U.S. holder will be treated as having received a fractional share of CVB Financial common stock pursuant to the merger and then as having exchanged the fractional share of CVB Financial common stock for cash in a redemption by CVB Financial. As a result, the U.S. holder generally will recognize gain or loss equal to the difference between the amount of cash received and the U.S. holder’s basis in the fractional share of CVB Financial common stock as set forth above. This gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if, as of the effective date of the merger, the U.S. holder’s holding period with respect to the fractional share (including the holding period of Valley common stock surrendered therefor) exceeds one year. The deductibility of capital losses is subject to limitations.

The Special Dividend

The special dividend will be paid from the assets of Valley and is not merger consideration. Each recipient of a special dividend will have taxable income to the extent of that shareholder’s ratable share of the current or accumulated earnings and profits of Valley.

Backup Withholding

If a U.S. holder is a non-corporate holder of Valley common stock, the U.S. holder may be subject, under certain circumstances, to information reporting and backup withholding on any cash payments that the U.S. holder receives. A U.S. holder generally will not be subject to backup withholding, however, if the U.S. holder:

•

furnishes a correct taxpayer identification number, certifying that it is not subject to backup withholding on IRS Form W-9 or substitute or successor form included in the letter of transmittal that the U.S. holder will receive and otherwise complies with all the applicable requirements of the backup withholding rules; or

•	provides proof that it is otherwise exempt from backup withholding.

Any amounts withheld under the backup withholding rules are not an additional tax and will generally be allowed as a refund or credit against the U.S. holder’s U.S. federal income tax liability if the U.S. holder timely furnishes the required information to the Internal Revenue Service.

Certain Reporting Requirements

If a U.S. holder that receives CVB Financial common stock in the merger is considered a “significant holder,” such U.S. holder will be required (a) to file a statement with its U.S. federal income tax return providing certain facts pertinent to the merger, including such U.S. holder’s tax basis in, and the fair market value of, Valley common stock surrendered by such U.S. holder and (b) to retain permanent records of these facts relating to the merger. A “significant holder” is any Valley shareholder that, immediately before the merger, (y) owned at least 1% (by vote or value) of the outstanding stock of Valley or (z) owned Valley securities with a tax basis of $1.0 million or more.

HOLDERS OF VALLEY COMMON STOCK ARE STRONGLY ENCOURAGED TO CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE APPLICATION OF U.S. FEDERAL INCOME TAX LAWS TO THEIR PARTICULAR SITUATIONS AS WELL AS ANY TAX CONSEQUENCES ARISING UNDER THE U.S. FEDERAL ESTATE OR GIFT TAX RULES, OR UNDER THE LAWS OF ANY STATE, LOCAL, FOREIGN OR OTHER TAXING JURISDICTION OR UNDER ANY APPLICABLE TAX TREATY.

DISSENTERS’ RIGHTS OF VALLEY SHAREHOLDERS

Valley shareholders who do not vote in favor of the merger agreement and who comply with the requirements set forth in Chapter 13 of the California General Corporation Law, which we refer to as the “Corporations Code,” may demand that Valley acquire their shares of Valley common stock for cash at their fair market value as of September 22, 2016, the day of, and immediately prior to, the first public announcement of the terms of the merger, excluding any appreciation or depreciation in consequence of the merger. The Valley board of directors has determined that the fair market value of the Valley shares on September 22, 2016 was $16.55 per share.

Any Valley shareholder wishing to exercise dissenters’ rights is urged to consult legal counsel before attempting to exercise dissenters’ rights. Failure to comply strictly with all of the procedures set forth in Chapter 13 of the Corporations Code, which consists of Sections 1300-1313, may result in the loss of a shareholder’s statutory dissenters’ rights. In such case, such shareholder will be entitled to receive the merger consideration under the merger agreement.

The following discussion is a summary of Chapter 13 of the Corporations Code, which sets forth the procedures for Valley shareholders to dissent from the proposed merger and to demand statutory dissenters’ rights of appraisal of their shares under the Corporations Code. The following discussion is not a complete statement of the provisions of the Corporations Code relating to the rights of Valley shareholders to receive payment of the fair market value of their shares and is qualified in its entirety by reference to the full text of Chapter 13 of the Corporations Code, which is provided in its entirety as Appendix C to this proxy statement/prospectus.

All references in Chapter 13 of the Corporations Code and in this section to a “shareholder” are to the holder of record of the shares of Valley common stock as to which dissenters’ rights are asserted. A person having a beneficial interest in the shares of Valley common stock held of record in the name of another person, such as a broker or nominee, cannot enforce dissenters’ rights directly and must act promptly to cause the holder of record to follow the steps summarized below properly and in a timely manner to perfect such person’s dissenters’ rights.

If dissenters’ rights are perfected and exercised or are capable of being perfected and exercised with respect to more than 10% of Valley outstanding shares of common stock, then CVB Financial has the option to terminate the merger agreement.

Even though a shareholder who wishes to exercise dissenters’ rights may be required to take certain actions following receipt of this proxy statement/prospectus to perfect its dissenters’ rights, if the merger agreement is later terminated and the merger is abandoned, no Valley shareholder will have the right to any payment from Valley or CVB Financial, other than necessary expenses incurred in proceedings initiated in good faith and reasonable attorneys’ fees, by reason of having taken that action.

Not Vote “For” the Merger

Any Valley shareholder who desires to exercise dissenters’ rights must not vote “FOR” the approval of the merger and the merger agreement. If a Valley shareholder returns a signed proxy without indicating a decision on the proposal, or returns a signed proxy card approving the proposal, his, her or its shares will be counted as votes in favor of the merger proposal and such shareholder will lose any dissenters’ rights. Therefore, if you wish to dissent and you execute and return your proxy card in the accompanying form, you must specify that you either disapprove of the proposal or abstain from voting on the proposal.

Notice of Approval by Valley

If the merger is approved by Valley shareholders, Valley is required within 10 days after the approval to send to those Valley shareholders who did not vote “FOR” the approval of the merger a written notice of approval of the merger by Valley’s shareholders accompanied by a copy of Sections 1300, 1301, 1302, 1303 and 1304 of the Corporations Code, a statement of the price determined by Valley to represent the fair market value of the dissenting shares immediately prior to the public announcement of the term of the merger agreement on September 22, 2016 and a brief description of the procedure to be followed if the shareholder desires to exercise dissenters’ right under the Corporations Code. The statement of price determined by Valley to represent the fair market value of dissenting shares, as set forth in the notice of approval, will constitute an offer by Valley to purchase the dissenting shares at the stated price if the merger is completed and the dissenting shares do not otherwise lose their status as such. Within 30 days after the date of the mailing of the notice of shareholder approval, a dissenting shareholder must submit to Valley, or its transfer agent for endorsement as dissenting shares, the stock certificates representing the Valley shares as to which such shareholder is exercising dissenters’ rights. If the dissenting shares are uncertificated, then such shareholder must provide written notice of the number of shares that the shareholder demands Valley purchase within 30 days after the date of the mailing of the notice of shareholder approval.

Written Demand for Payment

In addition, to preserve dissenters’ rights, a Valley shareholder must make a written demand for the purchase of the shareholder’s dissenting shares and payment to the shareholder of the fair market value of Valley common stock within 30 days after the date on which the notice of approval is mailed. Simply failing to return a proxy card, or indicating on your proxy card your disapproval of the merger, does not constitute a proper written demand under the Corporations Code. To comply with the requirements under the Corporations Code, the written demand must:

•	specify the shareholder’s name and mailing address and the number and class of shares of Valley stock held of record which the shareholder demands that Valley purchase;

•	state that the shareholder is demanding purchase of the shares and payment of their fair market value; and

•

state the price that the shareholder claims to be the fair market value of the shares immediately prior to the first public announcement of the terms of the merger agreement on September 22, 2016; the statement of fair market value constitutes an offer by the shareholder to sell the shares to Valley at that price.

Any written demands for payment should be sent to Valley Commerce Bancorp, Attention: Allan W. Stone, President and Chief Executive Officer, 701 West Main Street, Visalia, California 93291. Shares of Valley common stock held by shareholders who have perfected their dissenters’ rights in accordance with Chapter 13 of the Corporations Code and have not withdrawn their demands or otherwise lost their dissenters’ rights are referred to as dissenting shares.

Payment of Agreed-Upon Price

If Valley and a dissenting shareholder agree that the shares are dissenting shares and agree on the price of the shares, the dissenting shareholder is entitled to receive the agreed-upon price with interest at the legal rate on judgments from the date of that agreement and will not receive any of the merger consideration with respect to such shares. Payment for the dissenting shares must be made within 30 days after the later of the date of that agreement or the date on which all statutory and contractual conditions to the merger are satisfied. Payments are also conditioned on the surrender of any certificates representing the dissenting shares.

Determination of Dissenting Shares or Fair Market Value

If Valley denies that shares are dissenting shares or the shareholder fails to agree with Valley as to the fair market value of the shares, then, within six months after notice of approval of the merger is sent by Valley to its shareholders, any shareholder demanding purchase of such shares as dissenting shares or any interested corporation may file a complaint in the Superior Court in the proper California county asking the court to determine whether the shares are dissenting shares or to determine the fair market value of the shareholder’s shares, or both, or may intervene in any action pending on such complaint. If a complaint is not filed or intervention in a pending action is not made within the specified six-month period, the dissenter’s rights are lost. If the fair market value of the dissenting shares is at issue, the court will determine, or will appoint one or more impartial appraisers to determine, such fair market value.

Maintenance of Dissenting Share Status

Except as expressly limited by Chapter 13 of the Corporations Code, holders of dissenting shares continue to have all the rights and privileges incident to their shares until the fair market value of their shares is agreed upon or determined. A holder of dissenting shares may not withdraw a demand for payment unless Valley consents to the withdrawal.

Dissenting shares lose their status as dissenting shares, and dissenting shareholders cease to be entitled to require Valley to purchase their shares, upon any of the following:

•	The merger is abandoned;

•	The shares are transferred before their submission to Valley for the required endorsement;

•

The dissenting shareholder and Valley do not agree on the status of the shares as dissenting shares or do not agree on the purchase price, but neither Valley nor the shareholder files a complaint or intervenes in a pending action within six months after Valley mails a notice that its shareholders have approved the merger; or

•	With Valley’s consent, the dissenting shareholder withdraws the shareholder’s demand for purchase of the dissenting shares.

To the extent that the provisions of Chapter 5 of the Corporations Code (which place conditions on the power of a California corporation to make distributions to its shareholders) prevent the payment to any holders of dissenting shares of the fair market value of the dissenting shares, the dissenting shareholders will become creditors of Valley for the amount that they otherwise would have received in the repurchase of their dissenting shares, plus interest at the legal rate on judgments until the date of payment, but be subordinate to all other creditors of Valley in any liquidation proceeding, with the debt to be payable when permissible under the provisions of Chapter 5 of the Corporations Code.

COMPARISON OF SHAREHOLDERS’ RIGHTS

Valley is incorporated under the laws of the State of California, and the rights of Valley shareholders are governed by the laws of the State of California, in particular, the California Corporations Code, and Valley’s articles of incorporation and Valley’s bylaws. As a result of the merger, Valley shareholders will receive shares of CVB Financial common stock and will become CVB Financial shareholders. CVB Financial is incorporated under the laws of the State of California, and the rights of CVB Financial shareholders are governed by the laws of the State of California, in particular, the California Corporations Code and CVB Financial’s articles of incorporation and CVB Financial’s bylaws. Thus, following the merger, the rights of Valley shareholders who become CVB Financial shareholders in the merger will continue to be governed by the laws of the State of California, but will no longer be governed by Valley’s articles of incorporation and bylaws, but instead will be governed by CVB Financial’s articles of incorporation and CVB Financial’s bylaws.

Set forth below is a summary comparison of material differences between the rights of Valley shareholders under Valley’s articles of incorporation and bylaws (left column) and the rights of CVB Financial shareholders under CVB Financial’s articles of incorporation and bylaws (right column). The summary set forth below discusses certain of the material differences between the rights of CVB Financial shareholders and Valley shareholders under such documents. Copies of the full text of CVB Financial’s articles of incorporation and CVB Financial’s bylaws currently in effect are available without charge by following the instructions in the section entitled “WHERE YOU CAN FIND MORE INFORMATION” beginning on page i.

Valley	CVB Financial
Authorized Capital Stock

Valley’s articles of incorporation states that the authorized capital stock of Valley consists of 30,000,000 shares of common stock, without par value, and 10,000,000 shares of preferred stock. As of November 4, 2016, there were 3,002,014 shares of Valley common stock outstanding and no shares of preferred stock outstanding or designated. Subject to compliance with the California Corporations Code, and Valley’s articles of incorporation and bylaws, the Valley board of directors may authorize the issuance of additional shares of common stock and preferred stock.

CVB Financial’s articles of incorporation states that the authorized capital stock of CVB Financial consists of 225,000,000 shares of common stock, without par value, and 20,000,000 shares of preferred stock, without par value. As of September 30, 2016, there were 108,097,493 shares of CVB Financial common stock outstanding and no shares of preferred stock outstanding or designated. Subject to compliance with the California Corporations Code and CVB Financial’s articles of incorporation and bylaws, the CVB Financial board of directors may authorize the issuance of additional shares of common stock and preferred stock.

Dividends

The shareholders of Valley are entitled to receive dividends when and as declared by the board of directors, out of funds legally available for the payment of dividends, as provided in the California Corporations Code. The California Corporations Code provides that a corporation may make a distribution to its shareholders if retained earnings immediately prior to the dividend payout is at least equal to the amount of the proposed distribution. In the event that sufficient retained earnings are not available for the proposed distribution, a corporation may, nevertheless, make a distribution if it meets both the “quantitative solvency” and the “liquidity” tests. In general, the quantitative solvency

The shareholders of CVB Financial are entitled to receive dividends when and as declared by the board of directors, out of funds legally available for the payment of dividends, as provided in the California Corporations Code. The California Corporations Code provides that a corporation may make a distribution to its shareholders if retained earnings immediately prior to the dividend payout is at least equal to the amount of the proposed distribution. In the event that sufficient retained earnings are not available for the proposed distribution, a corporation may, nevertheless, make a distribution if it meets both the “quantitative solvency” and the “liquidity”

Valley	CVB Financial

test requires that the sum of the assets of the corporation equals at least 1.25 times its liabilities. The liquidity test generally requires that a corporation have current assets at least equal to current liabilities or, if the average of the earnings of the corporation before taxes on income and before interest expenses for the two preceding fiscal years was less than the average of the interest expense of the corporation for such fiscal years, then current assets must equal at least 1.25 times current liabilities. In certain circumstances, Valley may be required to obtain the prior approval of the Federal Reserve Board to make capital distributions to shareholders of Valley.

tests. In general, the quantitative solvency test requires that the sum of the assets of the corporation equals at least 1.25 times its liabilities. The liquidity test generally requires that a corporation have current assets at least equal to current liabilities or, if the average of the earnings of the corporation before taxes on income and before interest expenses for the two preceding fiscal years was less than the average of the interest expense of the corporation for such fiscal years, then current assets must equal at least 1.25 times current liabilities. In certain circumstances, CVB Financial may be required to obtain the prior approval of the Federal Reserve Board to make capital distributions to shareholders of CVB Financial.

Voting Rights

Each outstanding share is entitled to one vote on each matter submitted to a vote of shareholders. In the election of directors, each shareholder may cumulate votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which the shareholder’s shares are normally entitled or may distribute the shareholder’s votes on the same principle among as many candidates as the shareholder thinks fit.

No shareholder is entitled to cumulate votes in favor of any candidate or candidates unless such candidate’s or candidates’ names have been placed in nomination prior to the voting and the shareholder has given notice at the meeting prior to the voting of the shareholder’s intention to cumulate the shareholder’s votes. If any one shareholder has given such notice, this fact shall be announced to all shareholders and proxies present, who may then cumulate their votes for candidates in nomination.

In any election of directors, the candidates receiving the highest number of votes of the shares entitled to be voted for them, up to the number of directors to be elected by such shares, are elected.

Each CVB Financial shareholder entitled to vote is entitled to one vote for each share held of record on all matters submitted to a vote of shareholders. In the election of directors, each shareholder may cumulate votes and give one candidate a number of votes equal to the number of directors to be elected multiplied by the number of votes to which the shareholder’s shares are normally entitled or may distribute the shareholder’s votes on the same principle among as many candidates as the shareholder thinks fit.

No shareholder is entitled to cumulate votes in favor of any candidate or candidates unless such candidate’s or candidates’ names have been placed in nomination prior to the voting and the shareholder has given notice at the meeting prior to the voting of the shareholder’s intention to cumulate the shareholder’s votes. If any one shareholder has given such notice, this fact shall be announced to all shareholders and proxies present, who may then cumulate their votes for candidates in nomination.

In any election of directors, the candidates receiving the highest number of votes of the shares entitled to be voted for them, up to the number of directors to be elected by such shares, are elected.

Qualification of Directors

Valley’s bylaws provide that no person shall serve as a member of the board of directors: (i) who is a director, officer, employee, or agent for any other financial institution, or (ii) who has been or is the assignee of anyone who has any understanding with any other

CVB’s bylaws include no specific qualification for directors. CVB Financial’s Nominating and Corporate Governance Committee Charter provides that its Nominating and Corporate Governance Committee will consider specific factors when

Valley	CVB Financial

financial institution, pursuant to which that person could be called upon to reveal or in any way utilize information obtained as a director or will, directly or indirectly, attempt to effect or encourage any action of Valley; or (iii) with the exception of directors who are also employees of Valley, who does not hold as beneficial owner a minimum of $25,000 fair market value of Valley common stock; provided, however, that the board of directors may permit a person who does not satisfy one or more of the qualifications listed above to serve as a member of the board of directors following the board’s determination that such action will not compromise the business plans or strategic focus of Valley.

evaluating potential director candidates, including the potential directors’ business background, current responsibilities, community involvement, ownership of CVB Financial’s voting securities, knowledge and contacts in the CVB Financial’s industry and other industries relevant to the its business, ability to work as part of an effective group and ability to commit adequate time to serve as a director, but none of these factors is dispositive.

Number of Directors

Valley’s bylaws state that the authorized number of directors constituting the board of directors will be from eight to 15, with the exact number within such range to be determined from time to time by a resolution of the board of directors or by the shareholders at an annual meeting of shareholders. The number of directors is fixed by the board of directors at eight, and there are currently eight members of the Valley board of directors.

CVB Financial’s bylaws state that the authorized number of directors constituting the board of directors will be from seven to 13, with the exact number within said range to be determined from time to time by a resolution of the board of directors. The number of directors is fixed by the board of directors at eight, and there are currently eight members of the CVB Financial board of directors.

Election of Directors

Valley’s bylaws provide that directors shall be elected annually by the shareholders at the annual meeting of the shareholders. If, for any reason, the annual meeting or an adjournment thereof is not held or the directors are not elected thereat, then the directors may be elected at any special meeting of the shareholders called and held for that purpose. The term of office of the directors shall begin immediately after their election and continue until their respective successors are elected and qualified.

CVB Financial’s bylaws provide that directors shall be elected annually by the shareholders at the annual meeting of the shareholders. If, for any reason, the annual meeting or an adjournment thereof is not held or the directors are not elected thereat, then the directors may be elected at any special meeting of the shareholders called and held for that purpose. The term of office of the directors shall begin immediately after their election and continue until their respective successors are elected and qualified.

Classification of Board of Directors

Valley’s bylaws do not provide for a classified board of directors.	CVB Financial’s bylaws do not provide for a classified board of directors.

Vacancies

Valley’s bylaws provide that a vacancy on the board of directors, not including a vacancy created by the removal of a director, may be filled by approval of the board or, if the number of directors then in office is less than a quorum, by the unanimous written consent of the directors then in office, the affirmative vote of a

CVB Financial’s bylaws provide that a vacancy on the board of directors may be filled by a majority of the remaining directors, even though less than a quorum, or by a sole remaining director. Any director so elected may hold office for the remainder of the full term of the director in which the vacancy

Valley	CVB Financial

majority of the remaining directors, or by a sole remaining director. Any director so elected may hold office for the remainder of the full term of the director in which the vacancy occurred until such director’s successor is elected at an annual or special shareholders’ meeting. A vacancy created by the removal of a director may be filled only by the approval of the shareholders. In addition, the shareholders may elect a director at any time to fill any vacancy not filled by directors.

occurred until such director’s successor is elected at an annual or special shareholders’ meeting. The shareholders may elect a director at any time to fill any vacancy not filled by directors. Any such election by written consent other than to fill a vacancy created by removal requires the consent of a majority of the outstanding shares entitled to vote.

Removal of Directors

A director may be removed from office without cause by a vote of shareholders holding a majority of the outstanding shares entitled to vote at an election of directors; however, unless the entire board is removed, an individual director shall not be removed if the votes cast against removal, or not consenting in writing to such removal, would be sufficient to elect such director if voted cumulatively at an election at which the same total number of votes were cast. In addition, a director may also be removed from office by the Superior Court of the county in which the principal office is located, at the suit of shareholders holding at least 10% of the number of outstanding shares of any class, in case of fraudulent or dishonest acts or gross abuse of authority or discretion with reference to Valley, in the manner provided by the law.

No reduction of the authorized number of directors shall have the effect of removing any director before his or her term of office expires.

A director may be removed from office without cause by a vote of shareholders holding a majority of the outstanding shares entitled to vote at an election of directors; however, unless the entire board is removed, an individual director shall not be removed if the votes cast against removal, or not consenting in writing to such removal, would be sufficient to elect such director if voted cumulatively at an election at which the total number of votes were cast, or, if such action is taken by written consent, all shares entitled to vote were voted, and the entire number of directors authorized at the time of the director’s most recent election were then being elected. In addition, a director may also be removed from office by the Superior Court of the county in which the principal office is located, at the suit of shareholders holding at least 10% of the number of outstanding shares of any class, in case of fraudulent or dishonest acts or gross abuse of authority or discretion with reference to the corporation, in the manner provided by the law.

No reduction of the authorized number of directors shall have the effect of removing any director before his or her term of office expires.

Nomination of Director Candidates by Shareholders

Valley’s bylaws permit shareholders who are entitled to vote for the election of directors to nominate a director for election if written notice is delivered to the president of the corporation by the later of 21 days prior to any meeting of shareholders called for the election of directors or ten days after the date that a notice of the meeting is mailed.

CVB Financial’s bylaws permit shareholders who are entitled to vote for the election of directors to nominate a director for election if written notice is delivered to the president of the corporation not less than 10 nor more than 60 days prior to any meeting of shareholders called for election of directors. If fewer than 10 days’ notice of the meeting is given to shareholders, such notice of intention to nominate must be received by the president of the corporation not later than the time fixed in the notice of the meeting for the opening of the meeting.

Valley	CVB Financial
Advance Notice of Shareholder Proposals

Valley does not have an advance notice provision for the submission of shareholder proposals at its annual meeting of shareholders.	CVB Financial does not have an advance notice provision for the submission of shareholder proposals at its annual meeting of shareholders.

Shareholder Action Without a Meeting

Any action required to be taken by shareholders of Valley must be taken at a duly called annual meeting or a special meeting of shareholders. No action may be taken by written consent.

Any action which may be taken at any annual or special meeting of shareholders may be taken without a meeting and without prior notice if a consent in writing, setting forth the action so taken, is signed by the number of shareholders whose affirmative vote would be required to take such action at a meeting at which all shares entitled to vote thereon were present and voted. Unanimous written consent shall be required for the election of directors to non-vacant positions.

Special Meetings of Shareholders

Valley may call a special shareholders’ meeting at any time upon the request of the board of directors, the chairman of the board, the president, or Valley shareholders entitled to cast not less than 10% of the votes at such a meeting.

CVB Financial may call a special shareholders’ meeting at any time upon the request of the board of directors, chairman of the board, the president, or of the CVB Financial shareholders entitled to cast not less than 10% of the votes at such a meeting.

Indemnification of Directors and Officers

Valley’s articles of incorporation authorize Valley to indemnify its directors, officers, and agents, through bylaw provisions, or through agreements with such agents, both in excess of the indemnification otherwise permitted by Section 317 of the California Corporations Code to the fullest extent permitted by applicable law.

Valley’s bylaws provide that Valley will indemnify any person who was or is a party, or is threatened to be made a party to any threatened, pending or completed action or proceeding by reason of the fact that he or she is or was an agent of Valley or is or was serving at the request of Valley as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, to the fullest extent permitted by law. Valley has entered into separate indemnification agreements with its directors and officers for such purpose.

CVB Financial’s articles of incorporation authorize the corporation to indemnify its directors, officers, and agents, through bylaw provisions, agreements with such agents or other persons, vote of shareholders or disinterested directors or otherwise, in excess of the indemnification otherwise permitted by Section 317 of the California Corporations Code to the fullest extent permitted by applicable law.

CVB Financial’s bylaws provide that CVB Financial will indemnify its directors, officers and employees, and of its subsidiaries, who was or is made a party or is threatened to be made a party to or is otherwise involved in a proceeding against expenses, judgments, fines, settlements, and other amounts actually and reasonably incurred in connection with any such proceeding arising by reason of the fact that any such person is or was an agent of the corporation. CVB Financial has entered into separate indemnification agreements with its directors for such purpose.

Valley	CVB Financial
Amendments to Articles of Incorporation and Bylaws

Valley’s articles of incorporation may be amended if approved by the board of directors and approved by the affirmative vote of a majority of the outstanding shares represented and voting at a duly held shareholder meeting at which a quorum is present. Valley’s bylaws may be amended or repealed by the board of directors or the affirmative vote of a majority of the outstanding shares entitled to vote.

CVB Financial’s articles of incorporation may be amended by the affirmative vote of the issued and outstanding shares entitled to vote. CVB Financial’s bylaws may be amended or repealed by the board of directors or the affirmative vote of a majority of the outstanding shares entitled to vote. An amendment reducing the number of directors on a fixed-number board or the minimum number of directors on a variable-number board to a number less than five cannot be adopted if the votes cast against its adoption at a meeting, are equal to more than 16-2/3% of the outstanding shares entitled to vote.

Dissenters’ Rights

Valley does not have any capital stock outstanding that is listed on a national securities and, therefore, all outstanding shares of the capital stock of Valley generally have dissenters’ rights with respect to a business combination or other reorganization requiring their vote. However, in a business combination where Valley shareholders possess more than of 5/6 of the voting power of the surviving corporation, such shareholders do not have dissenters’ rights.

Under the California Corporations Code, because CVB Financial’s common stock is listed on a national securities exchange certified by the California Commissioner of the Department of Business Oversight, holders of CVB Financial common stock do not have dissenters’ rights with respect to a business combination or other reorganization requiring their vote, unless their shares are subject to transfer restrictions or are exchanged for merger consideration other than solely securities listed on a national securities exchange certified by the California Commissioner of the Department of Business Oversight and cash in lieu of fractional shares.

BENEFICIAL OWNERSHIP OF VALLEY COMMON STOCK

The following table sets forth certain information as of [●], 2016, the record date for Valley’s special meeting, concerning the beneficial ownership of Valley’s outstanding common stock: (i) by each of Valley’s directors; (ii) by each of Valley’s executive officers; and (iii) by all directors and executive officers of Valley as a group. Management is not aware of any change in control of Valley that has occurred since January 1, 2016 or of any arrangement that may, at a subsequent date, result in a change in control of Valley other than the pending merger. As used with respect to Valley, the term “executive officer” means the President and Chief Executive Officer, the Executive Vice President and Chief Credit Officer and the Executive Vice President and Chief Financial Officer. Valley’s other vice presidents are not considered to be executive officers of Valley and are specifically excluded from participation in policy-making by resolution of the Valley board of directors. The information has been obtained from Valley, or from information furnished directly by the individual or entity named below to Valley.

As of [●], 2016, there were 3,002,014 shares of Valley common stock issued and outstanding. For purposes of the following table, shares that the beneficial owner has the right to acquire within 60 days of [●], 2016 are deemed to be issued and outstanding and have been treated as outstanding in determining the amount and nature of beneficial ownership and in calculating the percentage of ownership of those individuals possessing such interest, but not for any other individuals. As of [●], 2016, however, no options to acquire shares of Valley common stock were outstanding.

Name of Beneficial Owners(1)	Position	Shares of Common Stock Beneficially Owned(2)		Percent of Class(2)
Walter A. Dwelle	Chairman and Director	134,049		4.46%
Roy O. Estridge	Executive Vice President, Chief Operating Officer and Chief Financial Officer	21,383		0.71%
Donald A. Gilles	Director	51,620	(3)	1.72%
Philip R. Hammond, Jr.	Director	94,058	(4)	3.13%
Russell F. Hurley	Vice Chairman and Director	61,582		2.05%
William R. Kitchen	Executive Vice President and Chief Credit Officer	14,652		0.49%
Fred P. LoBue, Jr.	Secretary and Director	87,921	(5)	2.93%
Kenneth H. Macklin	Director	39,835	(6)	1.33%
Barry R. Smith	Director	41,871	(7)	1.39%
Allan W. Stone	President, Chief Executive Officer and Director	32,151		1.07%
All Directors and Executive Officers as a Group (10 in number)		579,122		19.29%

(1)	Except as shown, the address for all persons is c/o Valley Commerce Bancorp, 701 W. Main Street, Visalia California, 93291.
(2)

Subject to applicable community property laws and shared voting and investment power with a spouse, the persons listed have sole voting and investment power with respect to such shares unless otherwise noted.

(3)	Includes 5,048 shares held in the name of his spouse.
(4)	Includes 15,253 shares held in trust with his spouse.
(5)	Includes 4,993 shares held in the name of his spouse.
(6)	Includes 13,159 shares held by Vintage Equipment Profit Sharing Plan.
(7)	Includes 6,737 shares held in trust with his spouse.

Principal Shareholders

No persons are known to management to own directly or indirectly, five percent or more of Valley’s outstanding common stock as of September 30, 2016, except as follows:

Name and Address of Beneficial Owner	Amount of Beneficial Ownership	Percent of Class
The Banc Fund Company, LLC 208 South LaSalle Street Chicago, Illinois 60604	257,503	8.58%

LEGAL AND TAX OPINIONS

Manatt, Phelps & Phillips, LLP will deliver prior to the effective time of the merger its opinion to CVB Financial as to certain U.S. federal income tax consequences of the merger. Please see the section entitled “MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER” beginning on page 71. The validity of CVB Financial common stock to be issued in connection with the merger will be passed upon for CVB Financial by its Manatt, Phelps & Phillips, LLP.

EXPERTS

The consolidated financial statements of CVB Financial as of December 31, 2015 and 2014, and for each of the years in the three-year period ended December 31, 2015, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2015 have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

OTHER MATTERS

Valley’s bylaws provide that no matters may be brought before a special shareholders’ meeting other than as set forth in the notice to shareholders of the special shareholders’ meeting. Consequently, no matters will be presented for consideration at the special meeting other than as described in this proxy statement/prospectus.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC allows CVB Financial to incorporate certain information into this proxy statement/prospectus by reference to other information that has been filed with the SEC. The information incorporated by reference is deemed to be part of this proxy statement/prospectus, except for any information that is superseded by information in this proxy statement/prospectus. The documents that are incorporated by reference contain important information about the companies and you should read this proxy statement/prospectus together with any other documents incorporated by reference in this proxy statement/prospectus.

This proxy statement/prospectus incorporates by reference the following documents that have previously been filed with the SEC by CVB Financial:

•	Annual Report on Form 10-K for the year ended December 31, 2015 filed on February 29, 2016 and the amendment to such report field on March 24, 2016;

•	Proxy Statement for Annual Meeting filed on April 6, 2016;

•

Quarterly Reports on Form 10-Q for the quarter ended March 31, 2016 filed on May 10, 2016, the quarter ended June 30, 2016 filed on August 9, 2016, and the quarter ended September 30, 2016 filed on November 9, 2016;

•	Current Reports on Form 8-K filed on April 13, 2016; April 27, 2016; May 5, 2016; May 20, 2016; June 29, 2016; and July 29, 2016 (and the amendment thereto filed on August 3, 2016); and

•

The description of CVB Financial common stock contained in the Registration Statement on Form 8-A, dated June 11, 2001, which registers its common stock under Section 12 of the Securities Exchange Act of 1934, together with any amendments or reports filed with the SEC for the purpose of updating the description.

In addition, CVB Financial is incorporating by reference any documents it may file under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this proxy statement/prospectus and prior to the date of the special meeting of Valley shareholders; provided, however, that CVB Financial is not incorporating by reference any information furnished (but not filed), except as otherwise specified herein.

CVB Financial files annual, quarterly and special reports, proxy statements and other business and financial information with the SEC. You may obtain the information incorporated by reference and any other materials CVB Financial files with the SEC without charge by following the instructions in the section entitled “WHERE YOU CAN FIND MORE INFORMATION” beginning on page i of this proxy statement/prospectus.

Neither CVB Financial nor Valley has authorized anyone to give any information or make any representation about the merger or the respective companies that is different from, or in addition to, that contained in this proxy statement/prospectus or in any of the materials that have been incorporated into this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this proxy statement/prospectus or the solicitation of proxies are unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this proxy statement/prospectus does not extend to you. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus unless the information specifically indicates that another date applies.

Appendix A

Execution Version

AGREEMENT AND PLAN OF REORGANIZATION AND MERGER

by and between

CVB FINANCIAL CORP.

and

VALLEY COMMERCE BANCORP

September 22, 2016

(Continued)

ii

(Continued)

iii

INDEX OF DEFINED TERMS

Section
Acquisition Proposal	6.9(d)
Adverse Change of Recommendation	8.1(c)
Adverse Shareholder Action	See
Advisors	7.2(m)
Affiliate	3.6(d)
Affiliated	3.6(d)
Aggregate Cash Amount	1.4(d)(i)
Agreement	Preamble
Agreement of Merger	1.2
Allowance for Loan Loss Ratio	7.2(n)(i)
Approvals	6.1(b)
Average Non-Interest Bearing Deposits	7.2(n)(ii)
Average Accruing Loans	7.2(n)(vii)
Bank Merger	1.8
Bank Merger Agreement	1.8
BHC Act	3.1(a)
Book-Entry Share	1.4(e)
Business Day	9.4
California Secretary	1.2
Cause	6.6(e)
Certificate	1.4(e)
CGCL	1.1(a)
Change of Control Payments	3.16(a)
Citizens Business Bank	1.8
Closing	9.1
Closing Balance Sheet	7.2(n)(iii)
Closing Date	9.1
Closing Tangible Common Equity	7.2(n)(v)
Closing Tangible Common Equity Minimum	7.2(n)(vi)
Code	Recitals
Commissioner	3.1(c)(ii)
Confidentiality Agreement	6.3(c)
Controlled Group Liability	3.11(g)
Covered Entity	6.6(a)
CRA	3.26
CVB	Preamble
CVB Articles	4.1(b)
CVB Average Closing Price	1.4(d)(iii)
CVB Bylaws	4.1(b)
CVB Capitalization Date	4.2(a)
CVB Common Stock	4.2(a)
CVB Preferred Stock	4.2(a)
CVB SEC Reports	4.5(b)
CVB Stock Plans	4.2(a)
D&O Insurance	6.7(b)
Derivative Transaction	3.24
Determination Date	8.1(f)(iii)
Dissenting Share(s)	1.4(a)
Effective Time	1.2
Employee Benefit Plan	3.11(a)
End Date	8.1(b)(ii)

INDEX OF DEFINED TERMS

(Continued)

Section
Enforceability Exceptions	3.3(a)
Environmental Laws	3.17
ERISA	3.11(a)
ERISA Affiliate	3.11(f)
Exchange Act	3.14
Exchange Agent	2.1
Exchange Agent Agreement	2.1
Exchanged Shares	2.2(a)
Excepted Loan	5.2(r)
FDIC	3.1(c)(ii)
Federal Reserve	3.1(a)
Form S-4	3.4
GAAP	3.2(b)
Governmental Entity	3.4
Indemnified Parties	6.7(a)
Intellectual Property	3.20(e)(i)
Investment Security	3.28
IRS	3.18
IT Assets	3.20(e)(ii)
Knowledge of CVB	9.4
Knowledge of Valley	9.4
Law	3.3(b)
Lease	3.21(a)
Letter of Transmittal	2.2(a)
Liens	3.3(b)
Loans	3.25(a)
Material Adverse Effect	3.8
Material Contract	3.16(a)
Materially Burdensome Regulatory Condition	6.1(d)
Measurement Date	7.2(n)(iv)
Merger	Recitals
Merger Consideration	1.4(a)
Multiemployer Plan	3.11(f)
Multiple Employer Plan	3.11(f)
Nasdaq	4.4
Non-Competition Agreements	Recitals
Notice of Superior Proposal	6.9(c)(ii)(2)
Option Termination Date	1.5(a)
Per Share Cash Amount	1.4(d)(iv)
Per Share Exchange Ratio	1.4(d)(v)
Per Share Merger Consideration Value	1.5(b)(ii)
Permitted Encumbrances	3.21(a)
Person(s)	9.4
Pre-Dividend Common Equity	6.8
Previously Disclosed	9.12(b)
Proxy Statement	3.4
Regulatory Agencies	3.5(a)
Regulatory Agreement	3.9(c)

2

INDEX OF DEFINED TERMS

(Continued)

Section
Requisite Regulatory Approvals	7.2(d)
Sarbanes-Oxley Act	3.9(a)
SEC	3.4
Securities Act	3.2(a)(iii)
Special Dividend	6.8
Subsidiary	3.1(c)(iv)
Support Agreements	Recitals
Surviving Corporation	Recitals
Takeover Laws	3.10(a)
Tax	3.18
Tax Return	3.18
Taxes	3.18
Total Assets	7.2(n)(ix)
Trade Secrets	3.20(e)(i)
Trading Day	1.4(d)(vi)
Transaction Costs	7.2(n)(viii)
Treasury Shares	1.4(b)
Valley	Preamble
Valley Acquisition Proposal	8.3(b)(ii)(2), 6.9(a)
Valley Articles	3.1(b)
Valley Audited Financial Statements	3.6(a)
Valley Board Recommendation	6.4
Valley Bylaws	3.1(b)
Valley Capitalization Date	3.2(a)(i)
Valley Closing Shares	1.4(d)(ii)
Valley Common Stock	3.2(a)
Valley Disclosure Schedule	9.12(a)
Valley Filings	3.5(a)
Valley Financial Statements	3.6(a)
Valley Interim Financial Statements	3.6(a)
Valley IT Systems	3.33
Valley Leased Properties	3.21(a)
Valley Licensed Intellectual Property	3.20(e)(iii)
Valley Owned Intellectual Property	3.20(e)(iv)
Valley Owned Properties	3.21(a)
Valley Real Property	3.21(a)
Valley Shareholder Approval	3.3(a)
Valley Shareholder Meeting	6.4
Valley Stock Award	3.2(a)(i)
Valley Stock Option	1.5(a)
Valley Stock Plans	1.5(b)(i)
Valley Superior Proposal	6.9(d)
Valley Termination Fee	8.3(b)(i)
VBB	1.8
Voting Debt	3.2(a)(iii)
Withdrawal Liability	3.11(f)

3

AGREEMENT AND PLAN OF REORGANIZATION AND MERGER

THIS AGREEMENT AND PLAN OF REORGANIZATION AND MERGER, dated as of September 22, 2016 (this “Agreement”), is by and between CVB Financial Corp., a California corporation (“CVB“), and Valley Commerce Bancorp, a California corporation (“Valley”).

RECITALS

A. The respective Boards of Directors of CVB and Valley have determined that it is in the best interests of their respective companies and shareholders to consummate the strategic business combination transaction provided for in this Agreement.

B. On the terms and subject to the conditions set forth in this Agreement, Valley will merge with and into CVB (the “Merger”), with CVB as the surviving corporation in the Merger (sometimes hereinafter referred to as the “Surviving Corporation”).

C. The parties intend that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement shall constitute a “plan of reorganization” for purposes of Sections 354 and 361 of the Code.

D. As an inducement for CVB to enter into this Agreement, each member of Valley’s Board of Directors and certain of its executive officers have simultaneously herewith entered into Voting and Support Agreements (the “Support Agreements”) and Non-Competition and Non-Solicitation Agreements (the “Non-Competition Agreements”), each dated as of the date hereof and substantially in the forms attached hereto as Exhibit A and Exhibit B, with CVB.

E. The parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained in this Agreement, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

MERGER

1.1 The Merger.

(a) Subject to the terms and conditions of this Agreement, in accordance with the California General Corporation Law (the “CGCL”), at the Effective Time, Valley shall merge with and into CVB. CVB shall be the Surviving Corporation in the Merger and shall continue its existence under the Laws of the State of California under the name “CVB Financial Corp.” As of the Effective Time, the separate corporate existence of Valley shall cease.

(b) CVB may at any time change the structure or method of effecting the combinations contemplated by this Agreement; provided, however, that no such change shall, without the consent of Valley, (i) materially alter or change the amount or kind of the Merger Consideration (as defined below) or the amount of the Special Dividend, (ii) materially adversely affect the tax consequences of the Merger to shareholders of Valley, or (iii) impede or delay in any material respect the receipt of the Requisite Regulatory Approvals or consummation of the transactions contemplated by this Agreement.

1.2 Effective Time. Subject to the terms and conditions of this Agreement, on or before the Closing Date, the parties will execute and cause an agreement of merger in substantially the form attached hereto as of Exhibit B (the “Agreement of Merger”) to be filed with the Secretary of State of the State of California (the “California Secretary”) as provided in Section 1103 of the CGCL. The Merger shall become effective on the date and at the time (the “Effective Time”) that the Agreement of Merger has been filed with the California Secretary.

1.3 Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in the applicable provisions of the CGCL.

1.4 Conversion of Stock. At the Effective Time, by virtue of the Merger and without any further action on the part of Valley or CVB or the shareholders of either of the foregoing:

(a) Valley Common Stock. Each share of Valley Common Stock (other than shares that are owned by shareholders who have perfected and not withdrawn a demand for dissenters’ rights pursuant to Chapter 13 of the CGCL (each, a “Dissenting Share” and collectively “Dissenting Shares”)) issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive (i) cash in an amount equal to the Per Share Cash Amount, without interest thereon, and (ii) the number of whole shares of CVB Common Stock equal to the Per Share Exchange Ratio (rounded up or down to the nearest whole share) (such cash and such shares collectively, the “Merger Consideration”). At the Effective Time, all shares of Valley Common Stock shall no longer be outstanding and shall automatically be cancelled and shall cease to exist.

(b) Cancellation of Excluded Shares. Any shares of Valley Common Stock owned by Valley as treasury stock or owned, directly or indirectly, by Valley, CVB or any of CVB’s Subsidiaries (other than those held in a fiduciary capacity or as a result of debts previously contracted) (“Treasury Shares”), and, subject to Section 1.4(g), any Dissenting Shares, shall automatically be cancelled and retired and shall cease to exist at the Effective Time of the Merger and no consideration shall be issued in exchange therefor.

(c) No Effect on Outstanding CVB Stock. Each share of CVB Common Stock issued and outstanding immediately prior to the Effective Time shall remain an issued and outstanding share of CVB Common Stock and shall not be affected by the Merger.

(d) For purposes of this Agreement:

(i) “Aggregate Cash Amount” means $23,400,000, minus, without duplication, (1) the amount, if any, that the Transaction Costs exceed $3,500,000 and (2) the aggregate of the amounts, if any, that any component(s) of the Transactions Costs exceed(s) the respective amounts set forth in Section 7.2(l) of the Valley Disclosure Schedule.

(ii) “Valley Closing Shares” means the aggregate number of shares of Valley Common Stock issued and outstanding immediately prior to the Effective Time. Notwithstanding the foregoing, the Valley Closing Shares shall not exceed the number of shares outstanding on the Valley Capitalization Date, plus any shares of Valley Common Stock issued or issuable pursuant to duly exercised Valley Stock Options outstanding on the date of this Agreement that are disclosed in Section 3.2(a)(ii) of the Valley Disclosure Schedule.

(iii) “CVB Average Closing Price” means the daily closing volume-weighted average price of CVB Common Stock on the Nasdaq Global Select Market (based on “regular way trading”) for the ten (10) consecutive Trading Days ending on the fifth (5th) Trading Day before the Closing Date.

(iv) “Per Share Cash Amount” means the quotient of the Aggregate Cash Amount divided by Valley Closing Shares.

(v) “Per Share Exchange Ratio” means the quotient of 1,942,673 shares of CVB Common Stock divided by the Valley Closing Shares.

(vi) “Trading Day” means a day that CVB Common Stock is traded on the NASDAQ capital market.

(e) Effect of Conversion. All of the shares of Valley Common Stock converted into the right to receive the Merger Consideration pursuant to this Article I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate previously representing any such shares of Valley Common Stock (each, a “Certificate”) and each non-certificated share of Valley Common Stock represented by book-entry (each, a “Book-Entry Share”) shall thereafter represent only the right to receive the Merger Consideration into which the shares of Valley Common Stock represented by such Certificate or Book-Entry Share have been converted pursuant to this Section 1.4 and Section 2.2(f).

(f) Adjustments. If, between the date of this Agreement and the Effective Time, the outstanding shares of CVB Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split or other similar change in capitalization, an appropriate and proportionate adjustment shall be made to the Per Share Exchange Ratio.

(g) Dissenting Shares.

(i) No later than ten (10) days following the date that the Valley Shareholder Approval is received, Valley or the Surviving Corporation shall provide each record holder of Valley Common Stock entitled to vote on the Merger with a notice including the information set forth in Section 1301(a) of the CGCL.

(ii) Notwithstanding any provision of this Agreement to the contrary, no Dissenting Shares shall be converted into or represent a right to receive the applicable consideration for such shares set forth in this Agreement, if any, but the holder of such Dissenting Shares shall only be entitled to such dissenters’ rights as are granted by Chapter 13 of the CGCL. If a holder of shares of Valley Common Stock who demands that Valley purchase such shares of Valley Common Stock under Chapter 13 of the CGCL shall thereafter effectively withdraw or lose (through failure to perfect or otherwise) such holders’ dissenters’ rights with respect to such shares of Valley Common Stock, then, as of the occurrence of such withdrawal or loss, each such share of Valley Common Stock shall be deemed as of the Effective Time to have been converted into and represent only the right to receive, in accordance with Section 1.4, the Merger Consideration for such shares set forth in this Article I.

(iii) Valley shall comply in all respects with the provisions of Chapter 13 of the CGCL with respect to the Dissenting Shares. Valley shall give CVB (A) prompt notice of any written demands for purchase of any such shares of Valley Common Stock pursuant to Chapter 13 of the CGCL, attempted withdrawals of such demands and any other instruments served pursuant to Chapter 13 of the CGCL and received by Valley in connection therewith and (B) the opportunity to direct all negotiations and proceedings with respect to purchase of any shares of Valley Common Stock under Chapter 13 of the CGCL. Valley shall not voluntarily make any payment with respect to any demands for purchase of Valley Common Stock or offer to settle or settle any such demands without the prior written consent of CVB.

1.5 Valley Stock Options.

(a) Valley shall take all actions that may be reasonably necessary or that CVB reasonably considers appropriate to provide that (i) each holder of an outstanding option to purchase Valley common stock granted under any Valley Stock Plan (a “Valley Stock Option”) (whether or not then vested or exercisable) shall be provided with written notice at least 60 days prior to the Option Termination Date pursuant to which all outstanding Valley Stock Options held by such holder shall become fully vested and may be exercised by such holder on or before the Business Day immediately preceding the Closing (the “Option Termination Date”) and (ii) to the extent that any such Valley Stock Option is not so exercised prior to, and continues to be outstanding immediately prior to, the Option Termination Date, such Valley Stock Options shall be cancelled as of the Effective Time without consideration therefore.

(b) For purposes of this Agreement,

(i) “Valley Stock Plans” means Valley’s 2007 Equity Incentive Plan and Valley’s Amended and Restated 1997 Stock Option Plan; and

(ii) “Per Share Merger Consideration Value” means the quotient of (x) the sum of (1) the Aggregate Cash Amount plus (2) the product of the Per Share Exchange Ratio multiplied by the CVB Average Closing Price multiplied by the Valley Closing Shares, divided by (y) the Valley Closing Shares.

(c) At least thirty (30) days prior to the Closing Date ,Valley shall obtain a written acknowledgement and waiver (in form and substance reasonably satisfactory to CVB) from each holder of a Valley Stock Option in existence at such time (i) confirming the number of Valley Stock Options held, (ii) electing to exercise the Valley Stock Option on or before the Option Termination Date and (iii) confirming the cancelation of such Valley Stock Options if not exercised prior to the Effective Time and (iv) containing waivers for such other matters as reasonably determined by CVB. Valley shall provide a copy of each such acknowledgement and waiver to CVB at least ten (10) Business Days prior to the Closing Date.

(d) Prior to the Effective Time, the Board of Directors of Valley and the Compensation Committee of the Board of Directors of Valley, as applicable, shall adopt any necessary resolutions to effectuate the provisions of Section 1.5(a) – (c).

1.6 Articles of Incorporation and Bylaws. At the Effective Time, the Articles of Incorporation of CVB, as amended, as then in effect, will be the Articles of Incorporation of the Surviving Corporation, and the Bylaws of CVB, as amended, as then in effect, will be the Bylaws of the Surviving Corporation.

1.7 Board of Directors and Officers. From and after the Effective Time, the directors and officers of CVB shall consist of the persons serving as directors and officers of CVB immediately prior to the Effective Time and such directors and officers shall in each case hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

1.8 Bank Merger. On the Closing Date and immediately following the Merger, Valley Business Bank (“VBB”), a California state-chartered bank and a wholly-owned Subsidiary of Valley, will merge (the “Bank Merger”) with and into Citizens Business Bank, a California state-chartered bank and a wholly-owned Subsidiary of CVB (“Citizens Business Bank”). The Bank Merger shall become effective at the time specified in Section 4887 of the California Financial Code. The parties shall cause the Bank Merger to become effective immediately after the Effective Time. Citizens Business Bank shall be the surviving entity in the Bank Merger and shall continue its corporate existence under the name “Citizens Business Bank”, and at the effective time of the Bank Merger, the separate corporate existence of VBB shall cease and outstanding shares of VBB shall be canceled without consideration. The Bank Merger shall be implemented pursuant to an agreement of merger substantially in the form of Exhibit D to this Agreement (the “Bank Merger Agreement”). In order to obtain the necessary state and federal regulatory approvals for the Bank Merger, the parties hereto shall cause the following to be accomplished prior to the filing of applications for regulatory approval: (a) Valley shall cause the Bank Merger Agreement to be duly executed by VBB and delivered to Citizens Business Bank, (b) CVB shall cause Citizens Business Bank to adopt the Bank Merger Agreement, CVB, as the sole shareholder of Citizens Business Bank, shall approve the Bank Merger Agreement and CVB shall cause the Bank Merger Agreement to be duly executed by Citizens Business Bank and delivered to VBB. Valley shall cause VBB, and CVB shall cause Citizens Business Bank, to execute such an agreement of merger and such other documents and certificates (in each case in form and substance reasonably satisfactory to CVB and Valley) as are necessary to make the Bank Merger effective immediately following the Effective Time.

ARTICLE II

EXCHANGE OF SHARES

2.1 Delivery of Merger Consideration and Special Dividend Amount. At or prior to the Effective Time, CVB shall (a) deposit, or cause to be deposited, with an exchange agent, which shall be a bank or trust company selected by CVB and reasonably acceptable to Valley (the “Exchange Agent”), pursuant to an agreement (the

“Exchange Agent Agreement”) entered into prior to the Effective Time, shares of CVB Common Stock issuable pursuant to Section 1.4(a), an amount in cash to make the payments pursuant to Sections 1.4(a) and, to the extent then determinable, any cash payable in lieu of fractional shares pursuant to Section 2.2(f). At least three Business Days prior to the Effective Time, Valley shall deposit with Valley’s stock transfer agent an amount in cash equal to the aggregate amount of the Special Dividend with instructions to pay the Special Dividend to holders of Valley Common Stock in accordance with Section 6.8.

2.2 Exchange Procedures.

(a) As soon as reasonably practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of Certificate(s) or Book-Entry Shares which, immediately prior to the Effective Time, represented outstanding shares of Valley Common Stock whose shares were converted into the right to receive the Merger Consideration pursuant to Section 1.4 (“Exchanged Shares”), (i) a letter of transmittal (the contents of which shall be reasonably acceptable to Valley and which shall specify that delivery shall be effected, and risk of loss and title to Certificate(s) or Book-Entry Shares shall pass, only upon delivery of Certificate(s) (or affidavits of loss in lieu of such Certificate(s))) or Book-Entry Shares to the Exchange Agent and shall be substantially in such form and have such other provisions as shall be prescribed by the Exchange Agent Agreement (the “Letter of Transmittal”) and (ii) instructions for use in surrendering Certificate(s) or Book-Entry Shares in exchange for the Merger Consideration and any dividends or distributions to which such holder is entitled pursuant to Section 2.2(c).

(b) Upon surrender to the Exchange Agent of its Certificate(s) or Book-Entry Shares, accompanied by a properly completed Letter of Transmittal, a holder of Exchanged Shares will be entitled to receive promptly after such surrender in accordance with the Exchange Agent’s customary practice, the Merger Consideration in respect of the Exchanged Shares, including any cash in lieu of fractional shares of CVB Common Stock, represented by its Certificate(s) or Book-Entry Shares and any amounts payable pursuant to Section 2.2(c). Until so surrendered, each such Certificate or Book-Entry Shares shall represent after the Effective Time, for all purposes, only the right to receive, without interest, the Merger Consideration and any cash in lieu of fractional shares of CVB Common Stock to be issued or paid in consideration thereof upon surrender of such Certificate or Book-Entry Shares in accordance with, and any dividends or distributions to which such holder is entitled pursuant to, this Article II.

(c) No dividends or other distributions with respect to CVB Common Stock shall be paid to the holder of any unsurrendered Certificate or Book-Entry Shares with respect to the shares of CVB Common Stock represented thereby, in each case unless and until the surrender of such Certificate or Book-Entry Share in accordance with this Article II. Subject to the effect of applicable abandoned property, escheat or similar Laws, following surrender of any such Certificate or Book-Entry Share in accordance with this Article II, the record holder thereof shall be entitled to receive, without interest, (i) the amount of dividends or other distributions with a record date after the Effective Time theretofore payable with respect to the whole shares of CVB Common Stock represented by such Certificate or Book-Entry Share and paid prior to such surrender date, and/or (ii) at the appropriate payment date, the amount of dividends or other distributions payable with respect to shares of CVB Common Stock represented by such Certificate or Book-Entry Shares with a record date after the Effective Time (but before such surrender date) and with a payment date subsequent to the issuance of the CVB Common Stock issuable with respect to such Certificate or Book-Entry Shares.

(d) In the event of a transfer of ownership of a Certificate or Book-Entry Shares representing Exchanged Shares that are not registered in the stock transfer records of Valley, the shares of CVB Common Stock, the Per Share Cash Amount plus any cash in lieu of fractional shares of CVB Common Stock with respect to such Exchanged Shares shall be issued or paid in exchange therefor to a Person other than the Person in whose name the Certificate or Book-Entry Shares so surrendered is registered if the Certificate or Book-Entry Shares formerly representing such Exchanged Shares shall be properly endorsed or otherwise be in proper form for transfer and the Person requesting such payment or issuance shall pay any transfer or other similar taxes required by reason of the payment or issuance to a Person other than the registered holder of the Certificate or Book-Entry Shares, or establish to the reasonable satisfaction of CVB that the tax has been paid or is not applicable. The Exchange Agent (or, subsequent to the earlier of (x) the twelve (12) month anniversary of the Effective Time and (y) the expiration or termination of the Exchange Agent Agreement, CVB or the Surviving Corporation) shall be entitled to deduct and withhold from any cash otherwise payable pursuant to this Agreement to any holder of Exchanged Shares such amounts as the Exchange Agent, CVB or the Surviving Corporation, as the case may be, is required to deduct and withhold under the Code, or any provision of state, local or foreign Tax Law, with respect to the making of such payment. To the extent the amounts are so withheld by the Exchange Agent, CVB or the Surviving Corporation, as the case may be, and timely paid over to the appropriate Governmental Entity such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of Exchanged Shares in respect of whom such deduction and withholding was made by the Exchange Agent or CVB, as the case may be.

(e) After the Effective Time, there shall be no transfers on the stock transfer books of Valley of the shares of Valley Common Stock that were issued and outstanding immediately prior to the Effective Time other than to settle transfers of such Valley Common Stock that occurred prior to the Effective Time. If, after the Effective Time, Certificates or Book-Entry Shares representing any such shares of Valley Common Stock are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for the applicable Merger Consideration and any cash in lieu of fractional shares of CVB Common Stock to be issued or paid in consideration therefor in accordance with the procedures set forth in this Article II.

(f) Notwithstanding anything to the contrary contained in this Agreement, no fractional shares of CVB Common Stock shall be issued upon the surrender of Certificates or Book-Entry Shares for exchange, no dividend or distribution with respect to CVB Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of CVB. In lieu of the issuance of any such fractional share, CVB shall pay to each former shareholder of Valley who otherwise would be entitled to receive such fractional share an amount in cash (rounded to the nearest cent) determined by multiplying (i) the CVB Average Closing Price by (ii) the fraction of a share (after taking into account all shares of Valley Common Stock held by such holder at the Effective Time and rounded to the nearest thousandth when expressed in decimal form) of CVB Common Stock to which such holder would otherwise be entitled to receive pursuant to Section 1.4.

(g) Any portion of the Merger Consideration or the cash for the Special Dividend deposited with the Exchange Agent that remains unclaimed by the shareholders of Valley as of the twelve (12) month anniversary of the Effective Time will be transferred to CVB. In such event, any former shareholders of Valley who have not theretofore complied with this Article II shall thereafter look only to CVB with respect to the Merger Consideration, any cash in lieu of any fractional shares, and any unpaid dividends and distributions on the CVB Common Stock deliverable in respect of each share of Valley Common Stock such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of CVB, the Surviving Corporation, the Exchange Agent or any other Person shall be liable to any former holder of shares of Valley Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar Laws.

(h) In the event that any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by CVB or the Exchange Agent, the posting by such Person of a bond in such amount as CVB may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the applicable Merger Consideration deliverable in respect thereof pursuant to this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF VALLEY

Except as Previously Disclosed, Valley hereby represents and warrants to CVB as follows:

3.1 Corporate Organization.

(a) Organization. Valley is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of California. Valley has the requisite corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and, except as would not reasonably be expected to individually or in the aggregate have a Material Adverse Effect on Valley, is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary. Valley is duly registered with the Board of Governors of the Federal Reserve System (the “Federal Reserve”) as a bank holding company under the Bank Holding Company Act of 1956, as amended (the “BHC Act”).

(b) Articles and Bylaws. True, complete and correct copies of the Articles of Incorporation of Valley (the “Valley Articles”), and the Bylaws of Valley (the “Valley Bylaws”), as in effect as of the date of this Agreement, have been provided to CVB. The Valley Articles and the Valley Bylaws provided to CVB are in full force and effect. True, complete and correct copies of the Articles of Incorporation, Bylaws or other similar charter documents of each Subsidiary of Valley have been have been provided to CVB and are in full force and effect.

(c) Subsidiaries.

(i) Section 3.1(c) to the Valley Disclosure Schedule sets forth a true and complete list of all Subsidiaries of Valley as of the date hereof and any material joint ventures, formal partnerships or similar arrangements in which Valley or any of its Subsidiaries has a limited liability, partnership or other equity interest (and the amount and percentage of any such interest). Section 3.1(c) to the Valley Disclosure Schedule also sets forth a list identifying the number and owner of all outstanding capital stock or other equity securities of each Subsidiary of Valley, options, warrants, stock appreciation rights, scrip, rights to subscribe to, calls or commitments of any character whatsoever relating to, or securities or rights convertible into, shares of any capital stock or other equity securities of such Subsidiary, or agreements by which such Subsidiary may become bound to issue additional shares of its capital stock or other equity securities, or options, warrants, scrip, rights to subscribe to, calls or commitments for any shares of its capital stock or other equity securities and the identity of the parties to any such agreements. Valley does not, directly or indirectly, beneficially own any equity securities or similar interests of any entity or any interest in a partnership or joint venture of any kind other than the Subsidiaries. There is no person whose results of operations, cash flows, changes in shareholders’ equity or financial position are consolidated in the financial statements of Valley other than the Subsidiaries listed in Section 3.1(c) of the Valley Disclosure Schedule.

(ii) Each of Valley’s Subsidiaries is a corporation duly incorporated, validly existing and in good standing under the Laws of the states of its incorporation. Each of Valley’s Subsidiaries has the requisite corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and, except as would not reasonably be expected to individually or in the aggregate have a Material Adverse Effect on Valley, is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary. VBB is duly authorized by the Commissioner of the California Department of Business Oversight (the “Commissioner”) to conduct the business of a commercial bank under the California Financial Code. The deposit accounts of VBB are insured by the Federal Deposit Insurance Corporation (the “FDIC”) through the Deposit Insurance Fund to the fullest extent permitted by Law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or, to the Knowledge of Valley, threatened.

(iii) There are no restrictions on the ability of any Subsidiary of Valley to pay dividends or distributions except, in the case of a Subsidiary that is a regulated entity, for restrictions on dividends or distributions generally applicable to all such regulated entities.

(iv) As used in this Agreement, the term “Subsidiary” has the meaning ascribed to it in Section 2(d) of the BHC Act, except that when such term is used with respect to an entity that is not a bank holding company, the meaning shall nonetheless be deemed to apply to such entity.

3.2 Capitalization.

(a) The authorized capital stock of Valley consists of 30,000,000 shares of common stock (the “Valley Common Stock”) and 10,000,000 shares of preferred stock, of which 30,000 shares have been designated as Series A Junior Participant Preferred Stock.

(i) As of, September 21, 2016 (the “Valley Capitalization Date”), (A) 2,870,977 shares of Valley Common Stock were issued and outstanding and (B) no shares of Valley’s preferred stock were issued or outstanding.

(ii) As of the Valley Capitalization Date, no shares of Valley Common Stock were reserved for issuance, except in connection with awards under the Valley Stock Plans to purchase no more than 384,570 shares of Valley Common Stock, of which (A) 131,037 shares were reserved and available for issuance upon exercise of outstanding Valley Stock Options and (B) 253,533 shares of Valley Common Stock were reserved and available for issuance pursuant to future awards under the Valley Stock Plans. No shares of Valley Common Stock issued as restricted stock awards under any of the Valley Stock Plans and subject to forfeiture (“Valley Stock Awards”) are issued or outstanding. As of the Valley Capitalization Date, no shares of Valley’s preferred stock were designated or reserved for issuance other than 30,000 shares of preferred stock designated as Series A Junior Participant Preferred Stock.

(iii) All of the issued and outstanding shares of Valley Common Stock and all of the capital stock of each Subsidiary of Valley have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Other than a cash dividend of $0.10 per share of Valley Common Stock declared by the Valley Board of Directors on August 16, 2016, which cash dividend has a record date of September 6, 2016 and an ex-dividend date of September 2, 2016, there are no outstanding dividends, whether current or accumulated, due or payable on any of the capital stock of Valley. As of the date of this Agreement, no bonds, debentures, notes or other indebtedness having the right to vote on any matters on which shareholders of Valley may vote (“Voting Debt”) are issued or outstanding. There are no contractual obligations of Valley or any Subsidiary of Valley (1) to repurchase, redeem or otherwise acquire any shares of capital stock of Valley or any equity security of Valley or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of Valley or (2) pursuant to which Valley is or could be required to register shares of Valley capital stock or other securities under the Securities Act of 1933, as amended (the “Securities Act”). Except for the Support Agreements, there are no voting trusts or other agreements or understandings to which Valley, or, to the Knowledge of Valley, any of their respective officers or directors, is a party with respect to the voting of any Valley Common Stock, Voting Debt or other equity securities of Valley. Except pursuant to this Agreement, and Valley Stock Options, Valley does not have and is not bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of the capital stock of Valley, Voting Debt of Valley or any other equity securities of Valley. Section 3.2(a) of the Valley Disclosure Schedule sets forth a true and complete list of all Valley Stock Options, Valley Stock Awards or any other equity-based awards, outstanding as of the Valley Capitalization Date, specifying on a holder-by-holder basis (A) the name of such holder, (B) the number of shares subject to each such award, or the number of Common Stock Options held by such holder, (C) as applicable, the grant date of each such award, (D) as applicable, the vesting schedule of each such award, and (E) the exercise price for each such Valley Stock Option.

(b) Other than the Valley Stock Options issued under the Valley Stock Plans that are outstanding as of the Valley Capitalization Date and listed in Section 3.2(a) of the Valley Disclosure Schedule, no other equity-based awards or rights are outstanding as of the Valley Capitalization Date. Since the Valley Capitalization Date through the date hereof, Valley has not (i) issued or repurchased any shares of Valley Common Stock, Voting Debt or other equity securities of Valley, other than in connection with exercise of Valley Stock Options in accordance with their terms that were outstanding on the Valley Capitalization Date or (ii) issued or awarded any options, stock appreciation rights, restricted shares, restricted stock units, deferred equity units, awards based on the value of Valley capital stock or any other equity-based awards. With respect to each grant of Valley Stock Options, (1) each such grant was made in accordance with the terms of the applicable Valley Stock Plans and all applicable Laws and (2) each such grant was properly accounted for in accordance with generally accepted accounting principles in the United States applied to banks or banking holding companies for the applicable period(s) (“GAAP”) in the financial statements (including the related notes) of Valley in accordance with all applicable Laws. All Valley Stock Options granted by Valley or any of its Subsidiaries have been granted with a per share exercise or reference price at least equal to the fair market value of the underlying stock on the date the option was granted, within the meaning of Section 409A of the Code and associated U.S. Department of the Treasury guidance, and each Valley Stock Option has a grant date identical to the date on which the Board of Directors of Valley or compensation committee of the Board of Directors of Valley actually awarded such option. From January 1, 2015 through the date of this Agreement, except as set forth in Section 3.2(b) of the Valley Disclosure Schedule, Valley has not (A) accelerated the vesting of or lapsing of restrictions with respect to any stock-based compensation awards or long-term incentive compensation awards, (B) with respect to executive officers of Valley, entered into or amended any employment, severance, change of control or similar agreement (including any agreement providing for the reimbursement of excise taxes under Section 4999 of the Code) or (C) adopted or amended any stock bonus or compensation plan.

3.3 Authority; No Violation.

(a) Valley has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. VBB has full corporate power and authority to execute and deliver the Bank Merger Agreement and to consummate the transactions contemplated thereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved and this Agreement duly adopted unanimously by the Board of Directors of Valley. As of the date of this Agreement, the Board of Directors of Valley has unanimously determined that the Merger, on the terms and conditions set forth in this Agreement, is in the best interests of Valley and its shareholders and has directed that this Agreement and the transactions contemplated hereby be submitted to Valley’s shareholders for approval at a duly held meeting of such shareholders and has adopted a resolution to the foregoing effect. The execution and delivery of the Bank Merger Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved and the Bank Merger Agreement has been duly adopted unanimously by the Board of Directors of VBB and by Valley as the sole shareholder of VBB. Except for the approval of this Agreement and the transactions contemplated hereby by the affirmative vote of a majority of all the outstanding Valley Common Stock (the “Valley Shareholder Approval”) no other corporate proceedings on the part of Valley or VBB are necessary to approve this Agreement or to consummate the Merger, the Bank Merger or the other transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Valley and (assuming due authorization, execution and delivery by CVB) constitutes the valid and binding obligation of Valley, enforceable against Valley in accordance with its terms (except as may be limited by bankruptcy, insolvency, fraudulent transfer, moratorium, reorganization or similar Laws of general applicability relating to or affecting the rights of creditors generally and subject to general principles of equity and Section 8(b)(6)(D) of the Federal Deposit Insurance Act, 12 U.S.C. Section 1818(b)(6)(D) (as applicable) (the “Enforceability Exceptions”).

(b) Except as set forth in Section 3.3(b) of the Valley Disclosure Schedule, neither the execution and delivery of this Agreement by Valley, nor the consummation by Valley, as the case may be, of the Merger, or the other transactions contemplated hereby, nor compliance by Valley with any of the terms or provisions of this

Agreement, nor the consummation by VBB of the Bank Merger, will (i) violate any provision of Valley’s or VBB’s Articles of Incorporation or Bylaws, or (ii) assuming that the consents, approvals and filings referred to in Section 3.4 are duly obtained and/or made, (A) violate any law, statute, rule, regulation, judgment, order, injunction or decree issued, promulgated or entered into by or with any Governmental Entity (each, a “Law”) applicable to Valley or any of its Subsidiaries, or any of its properties or assets or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event that, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any liens, pledges, charges, claims and security interests and similar encumbrances (“Liens”), upon any of the respective properties or assets of Valley or VBB under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, Lease, franchise, permit, agreement, bylaw or other instrument or obligation to which Valley or VBB is a party or by which it or any of its properties or assets is bound.

3.4 Consents and Approvals. Except for (a) the filing by CVB with the Securities and Exchange Commission (“SEC”) of a registration statement on Form S-4 (or such other applicable form) (the “Form S-4”) that includes a proxy statement in definitive form relating to the meeting of Valley’s shareholders to be held in connection with this Agreement and the transactions contemplated by this Agreement (the “Proxy Statement”), and declaration of effectiveness of the Form S-4, (b) filings of applications and notices with the Commissioner pursuant to the California Financial Code and approval of or non-objection to such applications, filings and notices with respect to the Bank Merger, (c) the filing of a bank merger application with the FDIC pursuant to the Bank Merger Act of 1960, as amended, (d) the filing of the Agreement of Merger with the California Secretary, (e) the filing of the Bank Merger Agreement with the California Secretary and the Commissioner, (f) Valley’s filing of a notice concerning the Merger with FINRA, (g) such filings and approvals as are required to be made or obtained under the securities or “blue sky” Laws of various states in connection with the issuance of the shares of CVB Common Stock pursuant to the Agreement, and (h) the filing by CVB with the Federal Reserve under the BHC Act for such approvals, waiver or non-objection as may be necessary for CVB to acquire Valley, no consents or approvals of or filings or registrations with any foreign, federal or state banking or other regulatory, self-regulatory or enforcement authorities or any courts, administrative agencies or commissions or other governmental authorities or instrumentalities (each a “Governmental Entity”), are necessary in connection with the consummation by Valley of the Merger or VBB of the Bank Merger and the other transactions contemplated by this Agreement.

3.5 Reports.

(a) Each of Valley and VBB have timely filed all reports, registrations, statements and certifications, together with any amendments required to be made with respect thereto (collectively, “Valley Filings”) that they were required to file since January 1, 2013 with (i) the Federal Reserve, (ii) the FDIC, (iii) the Commissioner and any other state banking or other state regulatory authority, (iv) the U.S. Small Business Administration, (v) the SEC, (vi) any other federal, state or foreign regulatory authority and (vii) any applicable industry self-regulatory organizations (collectively, “Regulatory Agencies”) and with each other applicable Governmental Entity, and all other reports and statements required to be filed by them since January 1, 2013, including any report or statement required to be filed pursuant to the Laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency or other Governmental Entity, have paid all fees and assessments due and payable in connection therewith, and there are no violations or exceptions in any such report or statement that are unresolved as of the date hereof. As of their respective dates, each of such Valley Filings (i) complied in all material respects with all Laws and regulations enforced or promulgated by the Governmental Entity with which it was filed (or was amended so as to be in compliance promptly following discovery of any such noncompliance) and (ii) did not contain any untrue statement of a material fact. Valley has made available to CVB true and correct copies of all such Valley Filings.

(b) Valley is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the FINRA with respect to the quotation of Valley Common Stock on the OTC Pink.

3.6 Financial Statements; Controls.

(a) Valley has delivered to CVB correct and complete copies of (i) the audited consolidated balance sheets of Valley as of December 31, 2013, 2014 and 2015, and the related audited consolidated statements of income, shareholders’ equity and cash flows for the years ended December 31, 2013, 2014 and 2015 (“Valley Audited Financial Statements”) and (ii) an unaudited balance sheet of Valley as of August 31, 2016, and the related unaudited statements of income, shareholders’ equity and cash flows for the eight months ended August 31, 2016 (the “Valley Interim Financial Statements” and, together with Valley Audited Financial Statement, the “Valley Financial Statements”). Valley has also delivered to CVB true, correct and complete copies of each management letter or other letter delivered to Valley by Crowe Horwath LLP in connection with Valley Audited Financial Statements or relating to any review of the internal controls of Valley since January 1, 2013. The Valley Financial Statements (i) fairly present in all material respects the consolidated financial condition of Valley, as of the respective dates indicated and its results of operations and statements of cash flows, for the respective periods then ended, subject, in the case of the Valley Interim Financial Statements, to normal recurring adjustments; (ii) have been prepared in accordance with GAAP and/or applicable regulatory accounting principles or banking regulations consistently applied (except as otherwise indicated therein); (iii) set forth as of the respective dates indicated adequate reserves for loan losses and other contingencies; and (iv) are based upon the books and records of Valley. The books and records of Valley and each of its Subsidiaries have been maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. As of the date hereof, Crowe Horwath LLP has not resigned (or informed Valley that it intends to resign) or been dismissed as independent public accountants of Valley as a result of or in connection with any disagreements with Valley on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(b) Neither Valley nor any of its Subsidiaries has incurred any liability or obligation of any nature whatsoever (whether absolute, accrued, contingent, determined, determinable or otherwise and whether due or to become due), except for (i) those liabilities that are reflected or reserved against on the consolidated balance sheet of Valley included in the Valley Financial Statements (including any notes thereto), (ii) liabilities incurred in the ordinary course of business consistent with past practice since June 30, 2016 which have been Previously Disclosed or (iii) in connection with this Agreement and the transactions contemplated hereby. Except for those liabilities described in subsections (i) through (iii) of the immediately preceding sentence, there is no basis for the asserting against Valley or any liability, obligation or claim that may reasonably be expected to have a Material Adverse Effect.

(c) Since January 1, 2013, (i) neither Valley nor any of its Subsidiaries, nor to the Knowledge of Valley, any director, officer, employee, auditor, accountant or representative of Valley or any of its Subsidiaries, has received or otherwise obtained knowledge of, any complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Valley or any of its Subsidiaries or their respective internal accounting controls relating to periods after January 1, 2013, including any complaint, allegation, assertion or claim that Valley has engaged in questionable accounting or auditing practices, and (ii) no attorney representing Valley or any of its Subsidiaries, whether or not employed by Valley or any of its Subsidiaries, has reported evidence of a violation of securities Laws, breach of fiduciary duty or similar violation relating to periods after January 1, 2013, by Valley or any of its Subsidiaries, or any of their respective officers, directors, employees or agents to the Valley Board of Directors or the VBB Board of Directors or any respective committee thereof or to any director or officer of Valley or any of its Subsidiaries.

(d) Neither Valley nor any of its Subsidiaries is a party to, or has any commitment to become a party to, any joint venture, off-balance sheet partnership or any similar contract or arrangement (including any contract or arrangement relating to any transaction or relationship between or between Valley or any of its Subsidiaries on the one hand, and any unconsolidated Affiliate, including any structured finance, special purpose or limited purpose entity or Person, on the other hand, or any “off-balance sheet arrangement”), where the result, purpose or intended effect of such contract or arrangement is to avoid disclosure of any material transaction involving, or material liabilities of, Valley in Valley Audited Financial Statements or Valley Unaudited Financial Statements. For purposes of this Agreement, “Affiliate” and “Affiliated” mean, with respect to any Person, any other Person that directly or indirectly controls, is controlled by or is under common control with such first Person. For the purposes of this definition, “control” (including, the terms “controlling,” “controlled by” and “under common control with”), as applied to any Person, means the possession directly or indirectly of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities by contract or otherwise.

3.7 Broker’s Fees. Neither Valley, VBB nor any of their respective officers, directors, employees or agents has utilized any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger, the Bank Merger or any other transactions contemplated by this Agreement.

3.8 Absence of Changes. Except as set forth in Section 3.8 of the Valley Disclosure Schedule, since December 31, 2015: (1) Valley and each of its Subsidiaries have each conducted its respective business only in the ordinary and usual course of its business; (2) no damage, destruction or other casualty loss (whether or not covered by insurance) that may involve a loss of more than $100,000 has been experienced by Valley or any of its Subsidiaries; (3) no direct or indirect redemption, purchase or other acquisition by Valley or any of its Subsidiaries of any equity securities or any declaration, setting aside or payment of any dividend or other distribution on or in respect of its respective capital stock, whether consisting of money other personal property, real property or other things of value; (4) neither Valley nor any of its Subsidiaries has taken any of the actions that Valley has agreed not to take or permit the Valley Subsidiaries to take from the date hereof through the Effective Time pursuant to Section 5.2; (5) and no event, change or development or combination of changes or developments has occurred that have had or would reasonably be expected to have either individually or in the aggregate, a Material Adverse Effect on Valley. As used in this Agreement, the term “Material Adverse Effect” means, with respect to any party, a material adverse effect on (a) the business, assets or deposit liabilities, properties, operations, condition (financial or otherwise) or results of operations of such party and its Subsidiaries taken as a whole; provided, however, that, with respect to this clause (a), a “Material Adverse Effect” shall not be deemed to include effects arising out of, relating to or resulting from (A) changes after the date hereof in applicable GAAP or regulatory accounting requirements generally affecting other companies in the banking industries in which such party and its Subsidiaries operate, (B) changes after the date hereof in Laws general applicability to companies of similar size in the banking industries in which such party and its Subsidiaries operate, (C) changes after the date hereof in global, national or regional political conditions or general economic or market conditions (including changes in prevailing interest rates, credit availability and liquidity, currency exchange rates, and price levels or trading volumes in the United States or foreign securities markets) affecting other companies in the banking industries in which such party and its Subsidiaries operate, (D) changes after the date hereof in the credit markets, any downgrades in the credit markets, or adverse credit events resulting in deterioration in the credit markets generally and including changes to any previously correctly applied asset marks resulting therefrom, (E) a decline in the trading price of CVB Common Stock or a failure, in and of itself, to meet earnings projections, but not, in either case, including any underlying causes thereof, (F) any outbreak or escalation of hostilities, or declared or undeclared acts of war or terrorism, or (G) actions or omissions taken with the prior written consent of the other party or expressly required by this Agreement, except that effects attributable to or resulting from any of the changes, events, conditions or trends described in clauses (A), (B), (C), (D) and (F) shall not be excluded to the extent of any disproportionate impact they have on such party and its Subsidiaries, taken as a whole, as compared to other companies in the banking industry in which such party and its Subsidiaries operate; or (b) the ability of such party to consummate the transactions contemplated by this Agreement on a timely basis.

3.9 Compliance with Applicable Law.

(a) Except as set forth in Section 3.9 of the Valley Disclosure Schedule, each of Valley and each of its Subsidiaries holds, and has at all times since December 31, 2013 held, all licenses, franchises, permits and authorizations which are necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to applicable Law (and have paid all fees and assessments due and payable in connection therewith) and, to the Knowledge of Valley, no suspension or cancellation of any such necessary license, franchise, permit or authorization is threatened. Except as set forth in Section 3.9 of the Valley Disclosure Schedule, Valley and each of its Subsidiaries has complied in all material respects with, and is not in material default or violation of, (i) any applicable Law, including all Laws related to data protection or privacy, the USA PATRIOT Act, the Bank Secrecy Act, the Equal Credit Opportunity Act and Regulation B, the Fair Housing Act, the Community Reinvestment Act, the Fair Credit Reporting Act, the Truth in Lending Act and Regulation Z, the Home Mortgage Disclosure Act, the Fair Debt Collection Practices Act, the Electronic Fund Transfer Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act, any regulations promulgated by the Consumer Financial Protection Bureau, the U.S. Small Business Administration, the Interagency Policy Statement on Retail Sales of Nondeposit Investment Products, the SAFE Mortgage Licensing Act of 2008, the Real Estate Settlement Procedures Act and Regulation X, and any other Law relating to bank secrecy, discriminatory lending, financing or leasing practices, money laundering prevention, Sections 23A and 23B of the Federal Reserve Act and Regulation W, the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), and all agency requirements relating to the origination, sale and servicing of loans, and (ii) any posted or internal privacy policies relating to data protection or privacy, including the protection of personal information, and neither Valley nor any of its Subsidiaries has any Knowledge of, nor have any of them received from a Governmental Entity since January 1, 2012, notice of, any material defaults or violations of any applicable Law relating to Valley or any of its Subsidiaries.

(b) Valley and each of its Subsidiaries has properly administered in all material respects all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents and applicable Law. None of Valley or any of its Subsidiaries, or any director, officer or employee of Valley or any of its Subsidiaries, has committed any breach of trust or fiduciary duty with respect to any such fiduciary account, and the accountings for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

(c) Neither Valley nor any of its Subsidiaries is subject to any cease-and-desist order or enforcement action issued by, nor is Valley or any of its Subsidiaries a party to any written agreement, or consent agreement or memorandum of understanding with, or party to any commitment letter or similar undertaking with, or subject to any capital directive by, or since January 1, 2013 adopted any board resolutions at the request of, any Governmental Entity (each a “Regulatory Agreement”), nor has Valley or any of its Subsidiaries been advised since January 1, 2013 and prior to the date hereof by any Governmental Entity that it is considering issuing, initiating, ordering or requesting any such Regulatory Agreement.

(d) Neither Valley nor any of its Subsidiaries, nor to the Knowledge of Valley, any of their respective directors, officers, agents, employees or any other Persons acting on their behalf, (i) has violated the Foreign Corrupt Practices Act, 15 U.S.C. § 78dd-1 et seq., as amended, or any other similar applicable foreign, federal or state legal requirement, (ii) has made or provided, or caused to be made or provided, directly or indirectly, any payment or thing of value to a foreign official, foreign political party, candidate for office or any other Person while knowing or having a reasonable belief that the Person will pay or offer to pay the foreign official, party or candidate, for the purpose of influencing a decision, inducing an official to violate their lawful duty, securing an improper advantage, or inducing a foreign official to use their influence to affect a governmental decision, (iii) has paid, accepted or received any unlawful contributions, payments, expenditures or gifts, (iv) has violated or operated in noncompliance with any export restrictions, money laundering Law, anti-terrorism Law or regulation, anti-boycott regulations or embargo regulations or (v) is currently subject to any United States sanctions administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury.

3.10 State Takeover Laws; Rights Agreement.

(a) No “business combination,” “fair price,” “affiliate transaction,” “moratorium,” “control share,” “takeover” or “interested shareholder” Law or other similar anti-takeover statue or regulation (collectively, the “Takeover Laws”) is applicable to this Agreement or the transactions contemplated hereby.

(b) Neither Valley nor any of its Subsidiaries has any shareholder rights plan, “poison pill” or similar plan or arrangement in effect.

3.11 Employee Benefit Plans.

(a) Section 3.11(a) of the Valley Disclosure Schedule sets forth a true, complete and correct list of each employee benefit plan, program, policy, practice, or other arrangement providing benefits to any current or former employee, officer or director of Valley or any of its Subsidiaries or any beneficiary or dependent thereof that is sponsored or maintained by Valley or any of its Subsidiaries to which Valley or any of its Subsidiaries contributes or is obligated to contribute on the date hereof, whether or not written, including, without limitation, any employee welfare benefit plan within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA) and any equity purchase plan, option, equity bonus, phantom equity or other equity plan, profit sharing, bonus, retirement (including compensation, pension, health, medical or life insurance benefits), supplemental retirement, deferred compensation, excess benefit, incentive compensation, severance, change in control or termination pay, agreements providing for Change of Control Payments, hospitalization or other medical or dental, life or other insurance (including any self-insured arrangements), supplemental unemployment, salary continuation, sick leave or other leave of absence benefits, short- or long-term disability, or vacation benefits plan or any other agreement or policy or other arrangement providing employee benefits, employment-related compensation, fringe benefits or other benefits (whether qualified or nonqualified, funded or unfunded) (each an “Employee Benefit Plan”).

(b) With respect to each Employee Benefit Plan, Valley has delivered or made available to CVB a true, correct and complete copy of: (i) each writing constituting a part of such Employee Benefit Plan, including, without limitation, all plan documents, benefit schedules, contracts and notices, and a written summary of any such Employee Benefit Plan that is not otherwise documented in writing; (ii) the most recent Annual Report (Form 5500 Series) and accompanying schedule; (iii) all investment policy statements or guidelines, delegations and charters related to any Employee Benefit Plan; (iv) each trust agreement, insurance contract, group annuity contract or other funding mechanism; (v) each agreement with any services provider, investment manager or investment advisor; (vi) the current summary plan description and any material modifications thereto; (vii) the most recent annual financial report; (viii) the most recent actuarial report; (ix) the most recent determination letter from the IRS; and (x) all correspondence with the IRS, the U.S. Department of Labor, the Pension Benefit Guaranty Corporation or any other Governmental Entity. Except as specifically provided in the foregoing documents delivered or made available to CVB and, except as provided in this Agreement, there are no amendments to any Employee Benefit Plan that have been adopted or approved nor has Valley or any of its Subsidiaries undertaken to make any such amendments or to adopt or approve any new Employee Benefit Plan. No Employee Benefit Plan is maintained outside the jurisdiction of the United States, or covers any employee residing or working outside of the United States.

(c) Each Employee Benefit Plan intended to qualify under Section 401(a) of the Code and each related trust intended to qualify under Section 501(a) of the Code has received a favorable determination or opinion letter from the IRS with respect to each such Employee Benefit Plan as to its qualified status under the Code, including all amendments to the Code effected by the Tax Reform Act of 1986 and subsequent legislation for the most recent cycle applicable to such qualified plan pursuant to Revenue Procedure 2005-66 (as amended or otherwise revised by subsequent IRS guidance), any such letter has not been revoked (nor has revocation been threatened) and no fact or event has occurred since the date of such letter or letters from the IRS that could reasonably be expected to adversely affect the qualified status of any such Employee Benefit Plan or the exempt status of any such trust.

(d) With respect to each Employee Benefit Plan, Valley and each of its Subsidiaries has complied in all material respects, and is now in substantial compliance with all provisions of ERISA, the Code and all Laws and regulations applicable to such Employee Benefit Plans and each Employee Benefit Plan has been administered in all material respects in accordance with its terms. There is not now, nor do any circumstances exist that could reasonably be expected to give rise to, any requirement for the posting of security with respect to any Employee Benefit Plan or the imposition of any lien on the assets of Valley or any of its Subsidiaries under ERISA or the Code. Neither Valley nor any of its Subsidiaries has engaged in a transaction with respect to any applicable Employee Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject Valley or any of its Subsidiaries to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA.

(e) All contributions required to be made to any Employee Benefit Plan by applicable Law or regulation or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Employee Benefit Plan, for any period through the date hereof have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been accrued on Valley Financial Statements to the extent required under GAAP. Each Employee Benefit Plan that is an employee welfare benefit plan under Section 3(1) of ERISA is either (i) funded through an insurance company contract and is not a “welfare benefit fund” with the meaning of Section 419 of the Code or (ii) unfunded.

(f) (i) No Employee Benefit Plan is a “multiemployer plan” within the meaning of Section 3(37) or 4001(a)(3) of ERISA (a “Multiemployer Plan”) or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a “Multiple Employer Plan”); (ii) none of Valley nor any of its ERISA Affiliates has, at any time during the last six years, contributed to or been obligated to contribute to any Multiemployer Plan or Multiple Employer Plan; (iii) neither Valley nor any of its ERISA Affiliates has incurred any Withdrawal Liability that has not been satisfied in full; and (iv) no Employee Benefit Plan is subject to Title IV or Section 302 of ERISA or to Sections 412 or 430 of the Code. “ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the first entity, trade or business, or that is a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA. “Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as those terms are defined in Part I of Subtitle E of Title IV of ERISA.

(g) There does not exist, nor, to the Knowledge of Valley, do any circumstances exist that could reasonably be expected to result in, any Controlled Group Liability that would be a liability of Valley or any of its ERISA Affiliates following the Closing. Without limiting the generality of the foregoing, neither Valley nor any of its ERISA Affiliates, has engaged in any transaction described in Section 4069 or Section 4204 or 4212 of ERISA. “Controlled Group Liability” means any and all liabilities (i) under Title IV of ERISA, (ii) under Section 302 of ERISA, (iii) under Sections 412 and 4971 of the Code, (iv) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code, (v) as a result of a failure to comply with the group health care coverage requirements of sections 4980D or 4890H of the Code and (vi) under corresponding or similar provisions of other applicable Laws or regulations.

(h) Except as set forth in Section 3.11(h) of the Valley Disclosure Schedule, neither Valley nor any of its Subsidiaries has any liability for life, health, medical or other welfare benefits to former employees or beneficiaries or dependents thereof, except for health continuation coverage as required by Section 4980B of the Code or Part 6 of Title I of ERISA and at no expense to Valley or any of its Subsidiaries. Valley and each of its Subsidiaries has reserved the right to amend, terminate or modify at any time all plans or arrangements providing for post-retirement welfare benefits.

(i) Except as set forth in Section 3.11(i) of the Valley Disclosure Schedule, there are no pending or threatened claims (other than routine undisputed claims for benefits in the ordinary course), lawsuits or arbitrations pertaining to any Employee Benefit Plan which have been asserted, threatened or instituted, and to the Knowledge of Valley, no set of circumstances exists which may reasonably give rise to a claim or lawsuit against Valley or any of its Subsidiaries, the Employee Benefit Plans, any fiduciaries thereof with respect to their duties to the Employee Benefit Plans or the assets under any of the Employee Benefit Plans. Valley has not taken any corrective action or made any filing under any voluntary correction program of the IRS, the U.S. Department of Labor or any other Governmental Entity with respect to any Employee Benefit Plan, and Valley has no knowledge of any plan defect that would qualify for correction under any such program. No audit or other proceeding by a Governmental Entity is pending or, to Knowledge of Valley, threatened with respect to any Employee Benefit Plan.

(j) Except as set forth in Section 3.11(j) of the Valley Disclosure Schedule, each Employee Benefit Plan that is or was a “nonqualified deferred compensation plan” within the meaning of Section 409A of the Code and associated U.S. Department of the Treasury guidance at all times since January 1, 2005, has been and is being operated in compliance with, and has been and is in documentary compliance with, Section 409A of the Code and IRS regulations and guidance thereunder. No compensation payable by Valley has been reportable as nonqualified deferred compensation in the gross income of any individual or entity, and subject to an additional tax, as a result of the operation of Section 409A of the Code and no arrangement exists with respect to a nonqualified deferred compensation plan that would result in income inclusion under Section 409A(b) of the Code.

(k) Except as set forth in Section 3.11(k) of the Valley Disclosure Schedule, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby, either alone or together with any other event or events, will (i) result in any payment (including, without limitation, severance, change in control, forgiveness of indebtedness or otherwise) becoming due under any Employee Benefit Plan, whether or not such payment is contingent, (ii) increase any payments or benefits otherwise payable under any Employee Benefit Plan, (iii) result in the acceleration of the time of payment, vesting or funding of any benefits including, but not limited to, the acceleration of the vesting and exercisability of any equity awards, whether or not contingent, (iv) result in any limitation on the right of Valley to amend, merge, terminate or receive a reversion of assets from any Employee Benefit Plan or related trust, (v) require the funding of any trust or other funding vehicle or (vi) limit or restrict the right of Valley or, after the consummation of the transactions contemplated hereby, the Surviving Corporation, to merge, amend or terminate any of the Employee Benefit Plans. There is no agreement, contract or arrangement to which Valley is a party that could, individually or collectively, result in the payment of any amount that would not be deductible by reason of Section 280G of the Code, as determined without regard to Section 280G(b)(4) of the Code. No Employee Benefit Plan provides for the gross-up or reimbursement of Taxes under Section 4999 or 409A of the Code, or otherwise.

(l) Each individual who renders services to Valley who is classified by Valley as having the status of an independent contractor or other non-employee status for any purpose (including for purposes of taxation and tax reporting and participation under Employee Benefit Plans) is properly so characterized.

3.12 Approvals. As of the date of this Agreement, Valley knows of no reason why all regulatory approvals from any Governmental Entity required for the consummation of the transactions contemplated by this Agreement should not be obtained on a timely basis.

3.13 Opinion. The Board of Directors of Valley has received the opinion of Vining Sparks IBG, LP that, as of the date hereof, and based upon and subject to the factors and assumptions set forth therein, the Merger Consideration and the amount of the Special Dividend to be paid to the holders of Valley Common Stock in the Merger is fair, from a financial point of view, to such holders.

3.14 Valley Information. The information relating to Valley that is provided by Valley or its representatives for inclusion in the Proxy Statement and Form S-4, or in any application, notification or other document filed with any other Regulatory Agency or other Governmental Entity in connection with the transactions contemplated by this Agreement, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The portions of the Form S-4 and the Proxy Statement relating to Valley and other portions within the reasonable control of Valley will comply with the provisions of the Security Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and the rules and regulations thereunder.

3.15 Legal Proceedings. Except as set forth in Section 3.15 of the Valley Disclosure Schedule, neither Valley nor any of its Subsidiaries is a party to any legal, administrative, arbitration, investigatory or other proceeding (including any investigation, action, or proceeding with respect to Taxes) pending or, to the Knowledge of Valley, is any of the foregoing proceedings threatened, or which Valley has reason to believe may be threatened, against or affecting Valley or any of its Subsidiaries or any of their respective current or former directors or officers, or may involve a claim or claims asserting a liability of $50,000 individually, or $100,000 or more in the aggregate, or may otherwise restrict the conduct of business by Valley. Section 3.15 of the Valley Disclosure Schedule, includes, with respect to each matter identified, if applicable, the case title, the court, the court file number, the date filed, the law firm representing Valley or any of its Subsidiaries and such other information as may be reasonably requested by CVB. Except as set forth on Section 3.15 of the Valley Disclosure Schedule, there is no (i) outstanding judgment, order, writ, injunction or decree, stipulation or award of any Governmental Entity or by arbitration, against, or, to the Knowledge of Valley, affecting Valley or any of its Subsidiaries or their respective assets or business that (A) has had or may have a Material Adverse Effect, (B) requires any payment by, or excuses an obligation of a third party to make any payment to, Valley or any of its Subsidiaries of an amount exceeding $50,000, or (C) has the effect of prohibiting any business practice of, or the acquisition, retention or disposition of property by Valley or any of its Subsidiaries or would apply to CVB or any of its Affiliates after the Merger, or (ii) legal, administrative, arbitration, investigatory or other proceeding pending or, to the Knowledge of Valley that has been threatened, or which Valley has reason to believe may be threatened, against or affecting any director, officer, employee, agent or representative of Valley or any of its Subsidiaries, in connection with which any such Person has or may have rights to be indemnified by Valley or any of its Subsidiaries. In addition thereto, neither Valley nor any of its Subsidiaries is subject to any cease and desist or consent order or directive or a party to any written agreement or memorandum of understanding with any Governmental Entity that restricts the conduct of its business, or in any manner relates to its business, capital adequacy, credit or compliance policies or its management.

3.16 Material Contracts.

(a) Section 3.16 of the Valley Disclosure Schedule lists each agreement, contract, arrangement, commitment or understanding (whether written or oral) to which Valley or any of its Subsidiaries is a party to, bound by or subject to (each, a “Material Contract”): (i) that is a “material contract” within the meaning of Item 601(b)(10) of the SEC’s Regulation S-K; (ii) that contains a non-compete or client or customer non-solicit requirement or any other provisions that restricts the conduct of, or the manner of conducting, any line of business of Valley, VBB or any of their respective Affiliates (or, upon consummation of the Merger or the Bank Merger, of the Surviving Corporation, Citizens Business Bank or any of their respective Affiliates); (iii) that obligates Valley, VBB or any of their respective Affiliates (or, upon consummation of the Merger, of CVB, Citizens Business Bank or any of their respective Affiliates) to conduct business with any third party on an exclusive or preferential basis; (iv) that requires referrals of business or requires Valley or any of its Subsidiaries or any of their respective Affiliates to make available investment opportunities to any Person on a priority or exclusive basis; (v) that relates to the incurrence of indebtedness by Valley or any of its Subsidiaries (other than deposit liabilities, trade payables, federal funds purchased, advances and loans from the Federal Reserve or the Federal Home Loan Bank and securities sold under agreements to repurchase, in each case incurred in the ordinary course of business consistent with past practice) including any sale and leaseback transactions, capitalized leases and other similar financing transactions; (vi) that grants any right of first refusal, right of first offer or similar right with respect to any assets, rights or properties of Valley or any of its Subsidiaries; (vii) that limits the payment of dividends by Valley or any of its Subsidiaries; (viii) that relates to a joint venture, partnership, limited liability company agreement or other similar agreement or arrangement with any third party, or to the formation, creation or operation, management or control of any partnership or joint venture with any third parties, except in each case that relate to merchant banking investments by Valley or any of its Subsidiaries in the ordinary course of business; (ix) that relates to an acquisition, divestiture, merger or similar transaction and which contains representations, covenants, indemnities or other obligations (including indemnification, “earn-out” or other contingent obligations) that are still in effect; (x) that provides for payments to be made by Valley or any of its Subsidiaries or any of its successors upon or as a result of a change in control thereof (“Change of Control Payments”); (xi) that was not negotiated and entered into on an arm’s-length basis; (xii) that provides for the guarantee or indemnification by Valley or any of its Subsidiaries of any Person, except for contracts entered into in the ordinary course of business providing for customary and immaterial indemnification; (xiii) that is a consulting agreement or data processing, software programming or licensing contract involving the payment of more than $50,000 per annum (other than any such contracts which are terminable by Valley or any of its Subsidiaries on 60 days or less notice without any required payment or other conditions, other than the condition of notice); (xiv) that grants to a Person any right in Valley Owned Intellectual Property or grants to Valley or any of its Subsidiaries a license to Valley Licensed Intellectual Property (excluding licenses to shrink-wrap or click-wrap software), in each case that involves the payment or more than $50,000 per annum or is material to the conduct of the businesses of Valley or any of its Subsidiaries; (xv) to which any Affiliate, officer, director, employee or consultant of such party or any of its Subsidiaries is a party or beneficiary; (xvi) that would prevent, materially delay or materially impede Valley’s ability to consummate the Merger or the other transactions contemplated hereby any of its Subsidiaries’ ability to consummate the Bank Merger; (xvii) that contains a put, call or similar right pursuant to which Valley or any of its Subsidiaries could be required to purchase or sell, as applicable, any equity interests of any Person or assets; (xviii) that involves the payment, on a one-time basis or over the life of the term of the agreement, of $50,000 or more or is more than one year of in length and is not terminable by Valley or any of its Subsidiaries without penalty; (xix) any other agreement of any other kind which involves future payments or receipts or performances of services or delivery of items requiring payment of $50,000 or more to or by Valley or any of its Subsidiaries or is not terminable without penalty, other than payments made under or pursuant to loan agreements, participation agreements and other agreements for the extension of credit, each in the ordinary course of their business; or (xx) that is otherwise not entered into in the ordinary course of business or that is material to Valley or its financial condition or results of operations on a consolidated basis. Valley has Previously Disclosed true, correct and complete copies of each Material Contract.

(b) (i) Each Material Contract is a valid and legally binding agreement of Valley or a Subsidiary of Valley, as the case may be, and, to the Knowledge of Valley, the counterparty or counterparties thereto, is enforceable in accordance with its terms (subject to the Enforceability Exceptions) and is in full force and effect, (ii) Valley and each of its Subsidiaries has duly performed all obligations required to be performed by it prior to the date hereof under each Material Contract, (iii) neither Valley nor any of its Subsidiaries, nor any counterparty or counterparties, is in breach of any provision of any Material Contract, and (iv) no event or condition exists that constitutes, after notice or lapse of time or both, will constitute, a breach, violation or default on the part of Valley or any of its Subsidiaries under any such Material Contract or provide any party thereto with the right to terminate such Material Contract. Section 3.16(b) of the Valley Disclosure Schedule sets forth a true and complete list of (x) all Material Contracts pursuant to which consents or waivers are or may be required and (y) all notices which are required to be given, in each case, prior to the performance by Valley or any of its Subsidiaries of this Agreement and the consummation of the Merger and the other transactions contemplated hereby.

3.17 Environmental Matters. (a) Valley and each of its Subsidiaries is in compliance, and has at all times in the past complied, in all material respects with any federal, state or local Law, regulation, order, decree, permit, authorization, common Law or agency requirement relating to: (i) the protection or restoration of the environment, health and safety as it relates to hazardous substance handling or exposure or the protection of natural resources; (ii) the handling, use, presence, disposal, release or threatened release of, or exposure to, any hazardous substance; or (iii) noise, odor, wetlands, indoor air, pollution, contamination or any injury to Persons or property from exposure to any Hazardous Substance (collectively, “Environmental Laws”); (b) there are no proceedings, claims, actions, or, to the Knowledge of Valley, investigations of any kind, pending, or threatened, by any Person, court, agency, or other Governmental Entity or any arbitral body, against Valley or any of its Subsidiaries relating to liability under any Environmental Law and, to the Knowledge of Valley, there is no reasonable basis for any such proceeding, claim, action or investigation; (c) there are no agreements, orders, judgments or decrees by or with any court, regulatory agency or other Governmental Entity, or any agreements, indemnities or settlements with any Person that impose any liabilities or obligations under, relating to or in respect of any Environmental Law; (d) to Knowledge of Valley, there are, and have been, no releases of any hazardous substances, wastes or other environmental conditions at any property (currently or formerly owned, operated, or otherwise used by Valley or any of its Subsidiaries) under circumstances which could reasonably be expected to result in liability to or claims against Valley or any of its Subsidiaries relating to any Environmental Law; and (e) there are no reasonably anticipated future events, conditions, circumstances, practices, plans or legal requirements (in each case of Valley or any of its Subsidiaries) that could reasonably be expected to give rise to obligations or liabilities under any Environmental Law. Valley has made available to CVB all asbestos surveys and reports, mold surveys and reports, lead surveys and reports, reports on environmental exposure, underground tank removal reports and Phase I and Phase II environmental reports (environmental assessments) during the past five years with respect to any properties owned or leased by it any of its Subsidiaries. For purposes of this Agreement, “Hazardous Substance” shall include, but is not limited to, (i) any petroleum or petroleum products, natural gas, or natural gas products, radioactive materials, asbestos, mold, urea formaldehyde foam insulation, transformers or other equipment that contains dielectric fluid containing levels of polychlorinated biphenyls (PCBs), and radon gas; (ii) any chemicals, materials, waste or substances defined as or included in the definition of “hazardous substances,” “hazardous wastes,” “hazardous materials,” “extremely hazardous wastes,” “restricted hazardous wastes,” “toxic substances,” “toxic pollutants,” “contaminants,” or “pollutants,” or words of similar import, under any Environmental Laws; and (iii) any other chemical, material, waste or substance which is in any way regulated as hazardous or toxic by any federal, state or local government authority, agency or instrumentality, including mixtures thereof with other materials, and including any regulated building materials, such as asbestos and lead.

3.18 Taxes. Valley and each of its Subsidiaries (i) have prepared in good faith and duly and timely filed (taking into account any extension of time within which to file) all Tax Returns (as defined below) required to be filed by any of them and all such filed Tax Returns are complete and accurate; and (ii) have paid all Taxes (as defined below) that are required to be paid or that Valley is obligated to withhold from amounts owing to any employee, creditor or third party, except with respect to matters contested in good faith and for which adequate reserves have been established and reflected on the financial statements of Valley. None of the Tax Returns or matters are currently under any audit, suit, proceeding, examination or assessment by the U.S. Internal Revenue Service (“IRS”) or the relevant state, local or foreign Tax authority and Valley has not received written notice from any Tax authority that an audit, suit, proceeding, examination or assessment in respect of such Tax Returns or matters pertaining to Taxes are pending or threatened. No deficiencies have been asserted or assessments made against Valley or any of its Subsidiaries that have not been paid or resolved in full. Since December 31, 2011, no claim has been made against Valley or any of its Subsidiaries by any Tax authorities in a jurisdiction where such Valley or any such Subsidiary, as the case may be, does not file Tax Returns that Valley or any of its Subsidiaries is or may be subject to taxation by that jurisdiction. None of Valley or any of its Subsidiaries is, and during the past five years neither Valley nor any of its Subsidiaries has ever been, a “United States real property holding corporation” within the meaning of Section 897 of the Code. No liens for Taxes exist with respect to any of the assets of Valley or any of its Subsidiaries, except for liens for Taxes not yet due and payable or that are under good faith contest as disclosed on Section 3.18 of the Valley Disclosure Schedule. Neither Valley nor any of its Subsidiaries has entered into any closing agreements, private letter rulings, technical advice memoranda or similar agreement or rulings with any Tax authority, nor have any been issued by any Tax authority, in each case that have any continuing effect after the Closing Date. Neither Valley nor any of its Subsidiaries (A) has been a member of an affiliated, combined, consolidated or unitary Tax group for purposes of filing any Tax Return, other than, for purposes of filing, affiliated, combined, consolidated or unitary Tax Returns, a group of which Valley was the common parent, (B) has any liability for Taxes of any Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign law) other than Taxes of members of the consolidated group of which Valley is the common parent, (C) is a party to or bound by any Tax sharing or allocation agreement or has any other current or potential material contractual obligation to indemnify any other Person with respect to Taxes other than Taxes of members of the consolidated group of which Valley is the common parent, (D) has, or has ever had, a permanent establishment in any country other than the country of its organization, or (E) has granted to any Person any power of attorney that is currently in force with respect to any Tax matter. None of Valley, any of its Subsidiaries nor any person act on their behalf has agreed or is required to make any adjustments after the Closing Date pursuant to Section 481(a) of the Code or any similar provisions of state, local or foreign Law by reason of a change in accounting method. To the Knowledge of Valley, no taxing authority has proposed any such adjustment, nor is any application pending with any taxing authority requesting permission for any changes in accounting methods that relate to its business or operations. Neither Valley nor any of its Subsidiaries has participated in any “listed transactions” within the meaning of Treasury Regulations Section 1.6011-4(b). Valley has made available to CVB true and correct copies of the United States federal income Tax Returns filed by Valley and each of its Subsidiaries for each of the fiscal years ended December 31, 2011, 2012, 2013, 2014 and 2015. Valley has not been a “distributing corporation” or “controlled corporation” (i) in any distribution occurring during the last 30 months that was purported or intended to be governed by Section 355 of the Code (or any similar provision of state, local or foreign Law) or (ii) in any distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) of which the Mergers are a part. As used in this Agreement, (i) the term “Tax” (including, with correlative meaning, the term “Taxes”) includes all United States federal, state, local and foreign income, profits, franchise, gross receipts, environmental, customs duty, capital stock, severances, stamp, payroll, sales, employment, unemployment, disability, use, property, withholding, excise, production, value added, occupancy and other taxes, duties or assessments of any nature whatsoever, together with all interest, penalties and additions imposed with respect to such amounts and any interest in respect of such penalties and additions, and (ii) the term “Tax Return” includes all returns and reports (including elections, declarations, disclosures, schedules, estimates and information returns) required to be supplied to a Tax authority relating to Taxes.

3.19 Reorganization. Neither Valley nor any of its Subsidiaries has taken or agreed to take any action, and is not aware of any fact or circumstance, that would prevent or impede, or could reasonably be expected to prevent or impede, the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

3.20 Intellectual Property.

(a) Valley and each of its Subsidiaries (A) solely owns (beneficially, and of record where applicable), free and clear of all Liens, other than Permitted Encumbrances and non-exclusive licenses entered into in the ordinary course of business, all right, title and interest in and to its respective Valley Owned Intellectual Property, and (B) to the Knowledge of Valley, has valid and sufficient rights and licenses to all of Valley Licensed Intellectual Property. Valley Owned Intellectual Property is subsisting and, to the Knowledge of Valley, valid and enforceable.

(b) To the Knowledge of Valley, the operations of Valley and each of its Subsidiaries as presently conducted (including, for avoidance of doubt, Valley’s and its Subsidiaries’ use of Valley Licensed Intellectual Property) do not infringe, dilute, misappropriate or otherwise violate the Intellectual Property rights of any third Person, and no Person has asserted in writing that Valley or any of its Subsidiaries has infringed, diluted, misappropriated or otherwise violated any third Person’s Intellectual Property rights. To the Knowledge of Valley, no third Person has infringed, diluted, misappropriated or otherwise violated any of Valley’s or any of its Subsidiaries’ rights in Valley Owned Intellectual Property.

(c) Valley has taken reasonable measures to protect (A) its rights in its Valley Owned Intellectual Property and (B) the confidentiality of all Trade Secrets that are owned, used or held by Valley or any of its Subsidiaries and to the Knowledge of Valley, such Trade Secrets have not been used, disclosed to or discovered by any Person except pursuant to appropriate non-disclosure agreements which have not been breached. To the Knowledge of Valley, no Person has gained unauthorized access to Valley’s or any of its Subsidiaries’ IT Assets since January 1, 2012.

(d) Valley’s IT Assets operate and perform substantially as required by Valley and each of its Subsidiaries in connection with their respective businesses and have not materially malfunctioned or failed within the past two years. Valley and each of its Subsidiaries have implemented reasonable backup, security and disaster recovery technology and procedures consistent with industry best practices. Valley and each of its Subsidiaries are each compliant with all applicable Laws, rules and regulations, and their own privacy policies and commitments to their respective customers, consumers and employees, concerning data protection and the privacy and security of personal data and the nonpublic personal information of their respective customers, consumers and employees.

(e) For purposes of this Agreement,

(i) “Intellectual Property” means any and all: (i) trademarks, service marks, brand names, collective marks, Internet domain names, logos, symbols, slogans, designs and other indicia of origin, together with all translations, adaptations, derivations and combinations thereof, all applications, registrations and renewals for the foregoing, and all goodwill associated therewith and symbolized thereby; (ii) patents and patentable inventions (whether or not reduced to practice), all improvements thereto, and all invention disclosures and applications therefor, together with all divisions, continuations, continuations-in-part, revisions, renewals, extensions, reexaminations and reissues in connection therewith; (iii) confidential proprietary business information, trade secrets and know-how, including processes, schematics, business and other methods, technologies, techniques, protocols, formulae, drawings, prototypes, models, designs, unpatentable discoveries and inventions (“Trade Secrets”); (iv) copyrights in published and unpublished works of authorship (including databases and other compilations of information), and all registrations and applications therefor, and all renewals, extensions, restorations and reversions thereof; and (v) other intellectual property rights.

(ii) “IT Assets” means, with respect to any Person, the computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data, data communications lines, and all other information technology equipment, and all associated documentation owned by such Person or such Person’s Subsidiaries.

(iii) “Valley Licensed Intellectual Property” means the Intellectual Property owned by third Persons that is used in or necessary for the operation of the respective businesses of Valley and each of its Subsidiaries as presently conducted.

(iv) “Valley Owned Intellectual Property” means Intellectual Property owned or purported to be owned by Valley or any of its Subsidiaries.

3.21 Properties.

(a) Valley and each of its Subsidiaries (a) has good and insurable title to all the properties and assets owned by Valley or any of its Subsidiaries, as the case may be, including, but not limited to, any automated teller machines (the “Valley Owned Properties”), free and clear of all Liens of any nature whatsoever, except (i) statutory Liens securing payments not yet due, (ii) Liens for real property Taxes not yet due and payable, (iii) easements, rights of way, and other similar encumbrances that do not adversely affect the value or affect the use of the properties or assets subject thereto or affected thereby or otherwise impair business operations at such properties as bank facilities and (iv) such imperfections or irregularities of title or Liens as do not materially affect the use of the properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties (collectively, “Permitted Encumbrances”), and (b) is the lessee or subleassee of all leaseholds leased or subleased by Valley or any of its Subsidiaries (the “Valley Leased Properties” and, collectively with the Valley Owned Properties, the “Valley Real Property”), free and clear of all Liens of any nature whatsoever, except for Permitted Encumbrances, and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or subleassee or, to the Knowledge of Valley, the lessor. Neither Valley nor any of its Subsidiaries owns, or is in the process of foreclosing (whether by judicial process or by power of sale) or otherwise in the process of acquiring title to, except pursuant to foreclosures which are pending in the ordinary course of business consistent with past practice, any real property or premises on the date hereof in whole or in part. Section 3.21(a)-(a) of the Valley Disclosure Schedule contains a complete and correct list of all the Valley Owned Properties. Section 3.21(a)-(b) of the Valley Disclosure Schedule contains a complete and correct list of all Valley Leased Properties and together with a list of all applicable leases or subleases and the name of the lessor or sublessor (each, a “Lease”).

(b) All buildings, structures, improvements and fixtures on the Valley Real Property and the equipment located thereon are in good operating condition and repair, ordinary wear and tear excepted, and conform to all applicable Laws. All tangible properties of Valley or any of its Subsidiaries that are material to the business, financial condition, results of operations of Valley and each of its Subsidiaries are in a good state of maintenance and repair, except for ordinary wear and tear, and are adequate for the conduct of the business of Valley and each of its Subsidiaries as presently conducted.

(c) To the Knowledge of Valley, the buildings, driveways and all other structures and improvements upon the Valley Owned Properties are all within the boundary lines of such property or have the benefit of valid easements and there are no encroachments thereon that would affect the use thereof. To the Knowledge of Valley, there are no outstanding requirements or recommendations by any insurance company that has issued a policy covering the Valley Owned Properties, or by any board of fire underwriters or other body exercising similar functions, requiring or recommending any repairs or work to be done on any such property.

(d) Each of the leases for the Valley Leased Property is valid and existing and in full force and effect, and no party thereto is in default and no notice of a claim of default by any party has been delivered to Valley or any of its Subsidiaries, or is now pending, and there does not exist any event that with notice or the passing of time, or both, would constitute a default or excuse performance by any party thereto, provided that with respect to matters relating to any party other than Valley or any of its Subsidiaries, the foregoing representation is based on the Knowledge of Valley.

(e) As to Valley and each of its Subsidiaries, none of the Valley Real Property has been condemned or otherwise taken by any Governmental Entity and, to the Knowledge of Valley, no condemnation or taking is threatened or contemplated and none thereof is subject to any claim, contract or Law which might adversely affect its use or value for the purposes now made of it. To the Knowledge of Valley, none of the premises or properties of Valley or any of its Subsidiaries is subject to any current interests of third parties or other restrictions or limitations that would impair or be inconsistent with the current use of such property by Valley or any of its Subsidiaries.

(f) Valley has delivered to CVB true, accurate and complete copies of each of the following to the extent in the possession or control of Valley and in any way related to any of the Valley Real Property: (i) title commitments together with legible copies of all underlying exceptions, (ii) title policies, (iii) environmental reports, (iv) zoning reports and zoning letters, and (v) licenses and permits.

(g) Since January 1, 2015, VBB has not applied for or received permission to open any additional branch or operate at any other location.

3.22 Insurance. Section 3.22 of the Valley Disclosure Schedule lists all insurance policies and bonds maintained by Valley and each of its Subsidiaries. Except as set forth on Section 3.22 of the Valley Disclosure Schedule, (i) Valley and each of its Subsidiaries is, and at all times within five (5) years hereof each has been, insured with insurers and has insurance coverage adequate to insure against all risks normally insured against by companies in similar businesses and of comparable size, (ii) neither Valley nor any of its Subsidiaries is in default under any policy of insurance or bond such that it could be cancelled, and all such insurance policies and bonds maintained by Valley and each of its Subsidiaries are in full force and effect and, except for expirations in the ordinary course, will remain so through and after the Closing, and (iii) Valley and each of its Subsidiaries have filed claims with, or given notice of claims to, its insurers with respect to all material matters and occurrences for which it believes it has coverage. Valley has furnished CVB with true and correct copies of all insurance policies and bonds identified on Section 3.22 of the Valley Disclosure Schedule, including all amendments and supplements thereto.

3.23 Accounting and Internal Controls.

(a) The records, systems, controls, data and information of Valley and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of Valley or accountants (including all means of access thereto and therefrom). Valley has devised and maintain internal control over financial reporting (within the meaning of Rules 13a-15(f) and 15d-15(f) under the Exchange Act). Such internal control over financial reporting is effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP and includes policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of Valley, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of Valley are being made only in accordance with authorizations of management and directors of Valley, and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of Valley’s assets that could have a material effect on its financial statements. Valley has Previously Disclosed, based on its most recent evaluation prior to the date hereof, to its auditors and the audit committee of its Board of Directors: (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in its internal controls over financial reporting.

(b) Since January 1, 2013, (A) neither Valley nor, to the Knowledge of Valley, any director, officer, auditor, accountant or representative of Valley or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or written claim regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of Valley or any of its Subsidiaries or its respective internal accounting controls, including any material complaint, allegation, assertion or written claim that Valley or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (B) no attorney representing Valley or any of its Subsidiaries, whether or not employed by it, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by it or any of its officers or directors to its board of directors or any committee thereof or to any of its directors or officers.

3.24 Derivatives. Except as set forth in Section 3.24 of the Valley Disclosure Schedule, neither Valley nor any of its Subsidiaries is a party to nor has agreed to enter into an exchange-traded or over-the-counter equity, interest rate, foreign exchange or other swap, forward, future, option, cap, floor or collar or any other contract that is not included on the balance sheet and is a derivative contract (including various combinations thereof) or owns securities that are referred to generically as “structured notes,” “high risk mortgage derivatives,” “capped floating rate notes,” or “capped floating rate mortgage derivatives” (each, a “Derivative Transaction”). All Derivative Transactions, whether entered into for the account of Valley or any of its Subsidiaries or for the account of a customer of Valley or any of its Subsidiaries, were entered into in the ordinary course of business and in accordance with prudent banking practice and applicable Laws and other policies, practices, and procedures employed by Valley and each of its Subsidiaries is and with counterparties believed to be financially responsible at the time, and are legal, valid and binding obligations of Valley or any of its Subsidiaries, as the case may be, enforceable against it in accordance with their terms (except as such enforcement may be limited by the Enforceability Exceptions). Valley and each of its Subsidiaries have duly performed in all material respects all of its obligations thereunder to the extent required, and, to Knowledge of Valley, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder. The financial position of

Valley on a consolidated basis under or with respect to each such Derivative Transaction has been reflected in all material respects in the books and records of Valley in accordance with GAAP.

3.25 Loan Matters.

(a) Each loan, loan agreement, note or borrowing arrangement (including leases, credit enhancements, commitments, guarantees and interest-bearing assets) in which Valley or any of its Subsidiaries is a creditor (collectively, “Loans”) currently outstanding (i) is evidenced by notes, agreements or other evidences of indebtedness that are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid Liens which have been perfected and (iii) to the Knowledge of Valley, is a legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms (subject to the Enforceability Exceptions). The notes or other credit or security documents with respect to each such outstanding Loan were in compliance with all applicable Laws at the time of origination or purchase by Valley or any of its Subsidiaries.

(b) Each outstanding Loan was solicited and originated, and is and has been administered and, where applicable, serviced, and the relevant Loan files are being maintained in accordance with the relevant notes or other credit or security documents and Valley’s written underwriting standards, in each case with all applicable requirements of applicable Law and government programs.

(c) None of the agreements pursuant to which Valley or any of its Subsidiaries has sold or is servicing (i) Loans or pools of Loans or (ii) participations in Loans or pools of Loans contains any obligation to repurchase such Loans or interests therein or to pursue any other form of recourse against Valley.

(d) Valley has Previously Disclosed to CVB all claims for repurchases by Valley or any of its Subsidiaries of Loans that were sold to third parties by Valley or any of its Subsidiaries that are outstanding or threatened (in writing), in each case, as of the date hereof or the Closing Date.

(e) Section 3.25(e) of the Valley Disclosure Schedule sets forth a list of (i) each Loan that as of August 31, 2016 and as of the fifth (5th) Business Day immediately preceding the Closing Date (A) was contractually past due 90 days or more in the payment of principal and/or interest, (B) was on non-accrual status, (C) was classified as “substandard,” “doubtful,” “loss,” “classified,” “criticized,” “credit risk assets,” “concerned loans,” “watch list,” “impaired” or “special mention” (or words of similar import) by Valley or any of its Subsidiaries, or any Governmental Entity (D) a specific reserve allocation existed in connection therewith or (E) was required to be accounted for as a troubled debt restructuring in accordance with ASC 310-40, (ii) each Loan that as of August 31, 2016 and as of the fifth (5th) Business Day immediately preceding the Closing Date had an outstanding balance and/or unfunded commitment of $25,000 or more and that as of such date as to which (A) a reasonable doubt exists as to the timely future collectability of principal and/or interest, whether or not interest is still accruing or the Loans are less than 90 days past due or (B) the interest rate terms have been reduced and/or the maturity dates have been extended subsequent to the agreement under which the Loan was originally created due to concerns regarding the borrower’s ability to pay in accordance with such initial terms, and (iii) each asset of Valley that as of August 31, 2016 and as of the fifth (5th) Business Day immediately preceding the Closing Date was classified as “other real estate owned,” “other repossessed assets” or as an asset to satisfy Loans, and the book value thereof as of such date. For each loan identified in accordance with the immediately preceding sentence, Section 3.25(e) of the Valley Disclosure Schedule sets forth the outstanding balance, including accrued and unpaid interest, on each such Loan and the identity of the borrower thereunder as of August 31, 2016 and as of the fifth (5th) Business Day immediately preceding the Closing Date.

(f) Section 3.25(f) of the Valley Disclosure Schedule sets forth a list of all Loans as of the date of this Agreement by Valley or any of its Subsidiaries to any directors, officers and principal shareholders (as such terms are defined in Regulation O of the Federal Reserve (12 C.F.R. Part 215) of Valley or any of its Subsidiaries. There are no employee, officer, director or other Affiliate Loans on which the borrower is paying a rate other than that reflected in the note or other relevant credit or security agreement or on which the borrower is paying a rate which was not in compliance with Regulation O, and all such Loans are and were originated in compliance with all applicable Laws.

(g) Section 3.25(g) of the Valley Disclosure Schedule sets forth a list of all Loans (i) providing for zero rate, 1.23% interest rate or any other below-market rate of interest or below-market fees or other “teaser” rates or fees or their equivalents, (ii) as to which Valley or VBB, as applicable, has waived its right to collect interest or (iii) providing for an interest rate that is not consistent with Valley’s or VBB’s, as applicable, written policies with respect to Loan pricing in effect as of the date of this Agreement.

(h) Neither Valley nor any of its Subsidiaries is now, nor has it ever been, since January 1, 2013 subject to any fine, suspension, settlement or other contract or other administrative agreement or sanction by, or any reduction in any loan purchase commitment from, any Governmental Entity or agency relating to the origination, sale or servicing of mortgage or consumer Loans or Loans guaranteed by any governmental agency.

(i) Since January 1, 2013, Valley and each of its Subsidiaries has complied with, and all documentation in connection with the origination, processing, underwriting and credit approval of any mortgage loan originated by Valley or any of its Subsidiaries satisfied: (1) all applicable Laws with respect to the origination, insuring, purchase, sale, pooling, servicing, subservicing, loan modification, loss mitigation or filing of claims in connection with such mortgage loans, including, to the extent applicable, all Laws relating to real estate settlement procedures, consumer credit protection, truth in lending Laws, usury limitations, fair housing, transfers of servicing, collection practices, equal credit opportunity and adjustable rate mortgages, in each case applicable as of the time of such origination, processing, underwriting or credit approval; (2) the responsibilities and obligations relating to such mortgage loans set forth in any agreement or understanding between Valley and any Agency, loan investor or insurer; (3) the applicable rules, regulations, guidelines, procedures, handbooks and other requirements of any Agency, loan investor or insurer, in each case applicable as of the time of such origination, processing, underwriting or credit approval; and (4) the terms and provisions of any mortgage or other collateral documents and other loan documents with respect to each such mortgage loan; in each case applicable as of the time of such origination, processing, underwriting or credit approval.

(j) Since January 1, 2013, no customer of Valley or any of its Subsidiaries has indicated in writing to Valley or any of its Subsidiaries that it has terminated or intends to terminate its relationship with Valley or any of its Subsidiaries for poor performance, poor loan service or concern with respect to Valley’s any of its Subsidiaries’ compliance with Laws.

(k) Since January 1, 2013, neither Valley nor any of its Subsidiaries has engaged in, and, to the Knowledge of Valley, no third-party vendors (including outside law firms and other third-party foreclosure services providers) used by Valley or any of its Subsidiaries has engaged in, directly or indirectly, (1) any foreclosures in violation of any applicable Law, including but not limited to the Servicemembers Civil Relief Act, or in breach of any binding Regulatory Agreement or (2) the conduct referred to as “robo-signing” or any other similar conduct of approving or notarizing documents relating to mortgage loans that do not comply with any applicable Law.

(l) Since January 1, 2013, neither Valley nor any of its Subsidiaries has foreclosed upon, managed or taken a deed or title to, any real estate (other than single-family residential properties) without complying with all applicable FDIC environmental due diligence standards (including FDIC Bulletin FIL-14-93, and update FIL-98-2006) or foreclosed upon, managed or taken a deed or title to, any such real estate if the environmental assessment indicates the liabilities under Environmental Laws are likely in excess of the asset’s value.

3.26 Community Reinvestment Act Compliance. VBB is in compliance with the applicable provisions of the Community Reinvestment Act of 1977 (“CRA”) and the regulations promulgated thereunder and has received a CRA rating of “satisfactory” or higher in its most recently completed exam, and Valley has no Knowledge that VBB’s compliance under the CRA should constitute grounds for either the denial by any Governmental Entity of any application to consummate the transactions contemplated by this Agreement or the imposition of a materially burdensome condition in connection with the approval of any such application, or the existence of any fact or circumstance or set of facts or circumstances which would reasonably be expected to result in VBB having its current rating lowered. Neither Valley nor any of its Subsidiaries has received a written notice from any third-party group representing community interests raising concerns or objections with respect to its policies or practices in its relations or practices with customers, vendors or clients.

3.27 Bank Secrecy Act Compliance. Neither Valley nor any of its Subsidiaries has been advised of any supervisory concerns regarding its compliance with the Bank Secrecy Act (31 U.S.C. §5322, et seq.) or related state or federal anti-money laundering Laws, including (i) those provisions of the United States Code providing penalties for the laundering of monetary instruments (18 U.S.C. §1956) or engaging in monetary transactions in property derived from specified unlawful activity (18 U.S.C. §1957) and (ii) any “Know Your Customer” regulations, guidelines or supervisory policies and examination requirements.

3.28 Investment Securities. Except as set forth on Section 3.28 of the Valley Disclosure Schedule, neither Valley nor any of its Subsidiaries has (a) held any Investment Securities on December 31, 2015, (b) has or acquired, sold or disposed of any Investment Security since December 31, 2015, or (c) has held any Investment Security until maturity since December 31, 2015. For purposes of this Agreement, “Investment Security” means any equity security or debt security as defined in Accounting Standards Codification Topic 320.

3.29 Related Party Transactions. Except for Loans set forth in Section 3.25(f) of the Valley Disclosure Schedule, for ordinary course bank deposit, trust and asset management services on arms’ length terms, and “compensation” as defined in Item 402 of the SEC’s Regulation S-K, there are no transactions or series of related transactions, agreements, arrangements or understandings, nor are there any currently proposed transactions or series of related transactions, between Valley or any of its Subsidiaries, on the one hand, and any current or former director or “executive officer” (as defined in Rule 3b-7 under the Exchange Act) of Valley or any of its Subsidiaries or any Person who beneficially owns (as defined in Rules 13d-3 and 13d-5 of the Exchange Act) 5% or more of Valley Common Stock (or any of such Person’s immediate family members or Affiliates) on the other hand.

3.30 Operating Losses. Section 3.30 of the Valley Disclosure Schedule sets forth any Operating Loss (as defined below) that has occurred at Valley or any of its Subsidiaries during the period after December 31, 2015, to the date of this Agreement. Except as set forth on Section 3.30 of the Valley Disclosure Schedule, to its Knowledge, no event has occurred, and no action has been taken or omitted to be taken by any employee of Valley or any of its Subsidiaries that has resulted in the incurrence by Valley or any of its Subsidiaries of an Operating Loss or that might reasonably be expected to result in the incurrence by Valley or any of its Subsidiaries of an Operating Loss after the date hereof, which, net of any insurance proceeds payable in respect thereof, exceeds, or would exceed $25,000 individually or when aggregated with all other Operating Losses, $50,000 during such period. For purposes of this Agreement, “Operating Loss” means any individual loss resulting from cash shortages, lost or misposted items, disputed clerical and accounting errors, forged checks, payment of checks over stop payment orders, counterfeit money, wire transfers made in error, theft, robberies, defalcations, check kiting, fraudulent use of credit cards or electronic teller machines, civil money penalties, fines, litigation, claims, arbitration awards or other similar acts or occurrences

3.31 Employee and Labor Matters.

(a) Section 3.31(a) of the Valley Disclosure Schedule contains a complete and correct list, as of the date of this Agreement, of the name of each employee, job description, job location, title, current annual base salary, other compensation and wage and hour exemption status of Valley and each of its Subsidiaries and a summary of all Contracts or commitments by Valley to increase the compensation or to modify the conditions or terms of employment including all agreements regarding Change of Control Payments. All persons who have been treated as independent contractors by Valley for tax purposes have met the criteria to be so treated under applicable Law.

(b) Neither Valley nor any of its Subsidiaries is, nor at any time since January 1, 2013 were either of them, a party to or bound by any labor or collective bargaining agreement and, to the Knowledge of Valley, there are no organizational campaigns, petitions or other activities or proceedings of any labor union, workers’ council or labor organization seeking recognition of a collective bargaining unit with respect to, or otherwise attempting to represent, any of the employees of Valley or any of its Subsidiaries or compel Valley or any of its Subsidiaries to bargain with any such labor union, workers’ council or labor organization. There are no labor related controversies, strikes, slowdowns, walkouts or other work stoppages pending or, to the Knowledge of Valley, threatened (in writing) and neither Valley nor any of its Subsidiaries has experienced any such labor related controversy, strike, slowdown, walkout or other work stoppage since January 1, 2012. Neither Valley nor any of its Subsidiaries is a party to, or otherwise bound by, any consent decree with, or citation by, any Governmental Entity relating to employees or employment practices. Valley and each of its Subsidiaries is in material compliance with all applicable Laws relating to labor, employment, termination of employment or similar matters, including but not limited to Laws relating to discrimination, disability, classification of workers, labor relations, hours of work, payment of wages and overtime wages, pay equity, immigration, workers compensation, working conditions, employee scheduling, occupational safety and health, family and medical leave, and employee terminations, and has not engaged in any unfair labor practices or similar prohibited practices. Except as set forth in Section 3.31(b) of the Valley Disclosure Schedule, there are no complaints, lawsuits, arbitrations, administrative proceedings, or other proceedings of any nature pending or, to the Knowledge of Valley, threatened against Valley brought by or on behalf of any applicant for employment, any current or former employee, any Person alleging to be a current or former employee, any class of the foregoing, or any Governmental Entity, relating to any such Law, or alleging breach of any express or implied contract of employment, wrongful termination of employment, or alleging any other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

(c) No executive or group of employees has informed Valley of his, her or their intent to terminate employment.

(d) No Person has claimed, or to Knowledge of Valley has valid reason to claim, that any employee or former employee of Valley (i) is in violation of any material term of any employment agreement, confidentiality agreement, non-competition agreement or any restrictive covenant with such Person; (ii) has improperly disclosed or utilized any trade secret, confidential or proprietary information or documentation belonging to such Person in connection with their employment; or (iii) has interfered in the employment relationship with such Person and any of its present or former employees in violation of any Law or enforceable agreement between such Person and the applicable employee.

(e) Valley has made available to CVB prior to the date of this Agreement a copy of all material written policies and procedures related to the employees of Valley and each of its Subsidiaries and a written description of all material unwritten policies and procedures related to the employees of Valley and each of its Subsidiaries.

(f) All employees of Valley and each of its Subsidiaries are authorized to work in the United States of America and a Form I-9 has been properly completed and retained with regard to each such employee.

3.32 Trust Matters. Neither Valley nor any of its Subsidiaries exercises any trust powers, including, but not limited to, trust administration, and neither it nor any predecessor has exercised such trust powers for a period from and after January 1, 2013. The term “trusts” as used in this Section 3.32 includes (i) any and all common-law or other trusts between an individual, corporation or other entities and Valley and each of its Subsidiaries or a predecessor, as trustee or co-trustee, including, any pension or other qualified or nonqualified employee benefit plans, compensation, testamentary, inter vivos, and charitable trust indentures; (ii) any and all decedents’ estates where Valley or any of its Subsidiaries, or a predecessor is serving or has served as a co-executor or sole executor, personal representative or administrator, administrator de bonis non, administrator de bonis non with will annexed, or in any similar fiduciary capacity; (iii) any and all guardianships, conservatorships or similar positions where Valley or any of its Subsidiaries, or a predecessor is serving or has served as a co-grantor or a sole grantor or a conservator or co-conservator of the estate, or in any similar fiduciary capacity; and (iv) any and all agency and/or custodial accounts and/or similar arrangements, including plan administrator for employee benefit accounts, under which Valley or any of its Subsidiaries, or a predecessor is serving or has served as an agent or custodian for the owner or other party establishing the account with or without investment authority.

3.33 Information Technology; Security & Privacy. All information technology and computer systems and services (including software, information technology and telecommunication hardware and other equipment) relating to the transmission, storage, maintenance, organization, presentation, generation, processing or analysis of data and information, whether or not in electronic format, used in or necessary to the conduct of Valley’s business on a consolidated basis (collectively, “Valley IT Systems”) have been properly maintained by technically competent personnel, in accordance with standards set by the manufacturers or otherwise in accordance with standards prudent in the industry (including strong passwords), to ensure proper operation, monitoring and use. Valley IT Systems are in material compliance with regulatory standards and guidelines as required by applicable Law. Valley has commercially reasonable disaster recovery plans, procedures and facilities for its business and has taken commercially reasonable steps to safeguard Valley IT Systems. Valley IT Systems are in good working condition to effectively perform all information technology operations necessary to conduct consolidated business. Neither Valley nor any of its Subsidiaries has experienced since January 1, 2012 any material disruption to, or material interruption in, its conduct of its business attributable to a defect, bug, breakdown, cyber or security breach or other failure or deficiency of Valley IT Systems. Each of Valley and its Subsidiaries has taken reasonable measures to provide for the backup and recovery of the data and information necessary to the conduct of its businesses (including such data and information that is stored on magnetic or optical media in the ordinary course) without material disruption to, or material interruption in, the conduct of their respective businesses. Neither Valley nor any of its Subsidiaries, is in breach of any material contract related to any Valley IT Systems. To the Knowledge of Valley, Valley and each of its Subsidiaries has at all times complied in all material respects with all applicable legal requirements (including but not limited to all regulatory standards and guidelines) relating to privacy, data protection and the collection and use of personal information gathered or accessed in the course of the operations of Valley and each of its Subsidiaries. Valley and each of its Subsidiaries has at all times complied in all material respects with all rules, policies and procedures established by Valley and its Subsidiaries, as applicable, from time to time with respect to the foregoing. No claims are pending and, to its Knowledge, no claims have been asserted or threatened against Valley or any of its Subsidiaries or are likely to be asserted or threatened against Valley or any of its Subsidiaries by any Person alleging a violation of such Person’s privacy, personal or confidentiality rights under any such Laws, policies or procedures. The consummation of the Merger, the Bank Merger and the other transactions contemplated hereby will not breach or otherwise cause any violation of any such Laws, policies or procedures. With respect to all personal information described herein, Valley and each of its Subsidiaries has each taken all steps reasonably necessary (including implementing and monitoring compliance with measures with respect to technical and physical security) to protect the information in a manner consistent with the Laws, policies or procedures referred to herein. To the Knowledge of Valley, there has been no unauthorized access to or other misuse of that information.

3.34 Accuracy and Completeness of Information Furnished. The representations and warranties made by Valley hereby or any other document delivered pursuant to the terms of this Agreement contain no statements of material fact which are untrue or misleading, or omit to state any material fact which is necessary under the circumstances to prevent the statements contained herein or therein from being misleading. Valley represents and warrants to CVB that the statements contained in this Article III are true, correct and complete as of the date of this Agreement, subject to and as qualified by the Valley Disclosure Schedule. The Valley Disclosure Schedule and the contents thereof including all documents delivered or provided in connection therewith, shall be confidential in accordance with Section 6.3(c) of this Agreement. Valley has made a good faith effort to ensure that the disclosure on each schedule of the Valley Disclosure Schedule corresponds to the section referenced herein. However, for purposes of the Valley Disclosure Schedule, any item disclosed on any schedule therein is deemed to be similarly disclosed with respect to all schedules under which such item may be relevant as and to the extent that it is reasonably clear on the face of such schedule that such item applies to such other schedule.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF CVB

Except as Previously Disclosed, CVB hereby represents and warrants to Valley as follows:

4.1 Corporate Organization.

(a) CVB is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of California. Citizens Business Bank is a commercial bank duly formed and validly existing under the Laws of the State of California. Each of CVB and Citizens Business Bank has the requisite corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on CVB, is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary. CVB is duly registered as a bank holding company under the BHC Act.

(b) True, complete and correct copies of the articles of incorporation of CVB (the “CVB Articles”) and bylaws of CVB (the “CVB Bylaws”), as in effect as of the date of this Agreement, have previously been publicly filed by CVB and made available to Valley. The CVB Articles and CVB Bylaws made available to Valley are in full force and effect.

(c) Citizens Business Bank (i) is duly incorporated validly existing and in good standing under the Laws of its jurisdiction of organization and (ii) has the requisite corporate (or similar) power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted and, except as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on CVB, is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary. The deposit accounts of Citizens Business Bank are insured by the FDIC through the Deposit Insurance Fund to the fullest extent permitted by Law, all premiums and assessments required to be paid in connection therewith have been paid when due, and no proceedings for the termination of such insurance are pending or, to the Knowledge of CVB, threatened.

4.2 Capitalization.

(a) The authorized capital stock of CVB consists of (i) 225,000,000 shares of common stock, no par value per share (the “CVB Common Stock”), of which, as of June 30, 2016 (the “CVB Capitalization Date”), 107,946,952 were issued and outstanding, and (ii) 20,000,000 shares of preferred stock, no par value per share (“CVB Preferred Stock”), none of which were outstanding as of the CVB Capitalization Date. As of the CVB Capitalization Date, 1,124,078 shares of CVB Common Stock were authorized for issuance upon exercise of options issued pursuant to employee and director stock plans of CVB or a Subsidiary of CVB in effect as of the date of this Agreement (the “CVB Stock Plans”). All of the issued and outstanding shares of CVB Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the date of this Agreement, no Voting Debt of CVB is issued or outstanding. Except pursuant to this Agreement and the options described in this Section 4.2, CVB does not have and is not bound by any outstanding subscriptions, options, warrants, calls, rights, commitments or agreements of any character calling for the purchase or issuance of any shares of CVB Common Stock, CVB Preferred Stock, Voting Debt of CVB or any other equity securities of CVB or any securities representing the right to purchase or otherwise receive any shares of CVB Common Stock, CVB Preferred Stock, Voting Debt of CVB or other equity securities of CVB. There are no contractual obligations of CVB or any of its Subsidiaries (i) to repurchase, redeem or otherwise acquire any shares of capital stock of CVB or any equity security of CVB or its Subsidiaries or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of CVB or its Subsidiaries or (ii) pursuant to which CVB or any of its Subsidiaries is or could be required to register shares of CVB capital stock or other securities under the Securities Act. There are no voting trusts or other agreements or understandings to which CVB, any Subsidiary of CVB or, to the Knowledge of CVB, any of their respective officers or directors, is a party with respect to the voting of any CVB Common Stock, CVB Preferred Stock, Voting Debt or other equity securities of CVB. The shares of CVB Common Stock to be issued pursuant to the Merger will be duly authorized and validly issued and, at the Effective Time, all such shares will be fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.

(b) All of the issued and outstanding shares of capital stock or other equity ownership interests of Citizens Business Bank are owned by CVB, directly or indirectly, free and clear of any material Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. Citizens Business Bank does not have or is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of Citizens Business Bank or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of Citizens Business Bank.

4.3 Authority; No Violation.

(a) CVB has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the Merger or the other transactions contemplated hereby have been duly, validly and unanimously approved and this Agreement duly adopted by the Board of Directors of CVB and the Board of Directors of CVB has determined that the Merger, on the terms and conditions set forth in this Agreement, is advisable and in the best interests of CVB its shareholders. This Agreement has been duly and validly executed and delivered by CVB and (assuming due authorization, execution and delivery by Valley) constitutes the valid and binding obligation of each of CVB, enforceable against CVB and Citizens Business Bank in accordance with its terms (subject to the Enforceability Exceptions). The Board of Directors of Citizens Business Bank has unanimously adopted and CVB, as the sole shareholder of Citizens Business Bank, has duly adopted, the Bank Merger Agreement.

(b) Neither the execution and delivery of this Agreement, nor the consummation by CVB or Citizens Business Bank, as applicable, of the Merger, the Bank Merger or the other transactions contemplated hereby, nor compliance with any of the terms or provisions of this Agreement, will (i) violate any provision of the CVB Articles, CVB Bylaws or similar chartering documents of CVB’s Subsidiaries, or (ii) assuming that the consents, approvals and filings referred to in Section 4.4 are duly obtained and/or made, (A) violate any Law applicable to CVB, any of its Subsidiaries or any of their respective properties or assets or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event that, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of CVB or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, franchise, permit, agreement, bylaw or other instrument or obligation to which CVB or any of its Subsidiaries is a party or by which any of them or any of their respective properties or assets is bound except, with respect to clause (ii), for any such violation, conflict, breach, default, termination, cancellation, acceleration or creation as would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on CVB or Citizens Business Bank.

4.4 Consents and Approvals. Except for (a) any applicable filing with the Nasdaq Stock Market (“Nasdaq”), (b) the filing with the SEC of the Form S-4 and declaration of effectiveness of the Form S-4, (c) the filings of applications and notices with the Commissioner pursuant to the California Financial Code and approval of or non-objection to such applications, filings and notices with respect to the Bank Merger, (d) the filing of a bank merger application with the FDIC pursuant to the Bank Merger Act of 1960, as amended, (e) the filing of the

Agreement of Merger with the California Secretary, (f) the filing of the Bank Merger Agreement with the California Secretary and the Commissioner, (g) Valley’s filing of a notice concerning the Merger with FINRA, (h) such filings and approvals as are required to be made or obtained under the securities or “blue sky” Laws of various states in connection with the issuance of the shares of CVB Common Stock pursuant to the Agreement, and (i) the filing by CVB with the Federal Reserve under the BHC Act for such approvals, wavier or non-objection as may be necessary for CVB to acquire Valley, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with the consummation by CVB or Citizens Business Bank of the Merger or the Bank Merger, as applicable, and the other transactions contemplated by this Agreement, No consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with the execution and delivery by CVB of this Agreement.

4.5 Reports.

(a) CVB and each of its Subsidiaries have timely filed all reports, registration statements, proxy statements and other materials, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 2013 with the Regulatory Agencies and each other applicable Governmental Entity, and all other reports and statements required to be filed by them since January 1, 2013, including any report or statement required to be filed pursuant to the Laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency or other Governmental Entity, and have paid all fees and assessments due and payable in connection therewith, and there are no material violations or exceptions in any such material report or statement that are unresolved as of the date hereof.

(b) An accurate and complete copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC by CVB pursuant to the Securities Act or the Exchange Act since January 1, 2013 (the “CVB SEC Reports”) is publicly available. No such CVB SEC Report, at the time filed, furnished or communicated (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading, except that information filed as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. As of their respective dates, all CVB SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto.

(c) CVB is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the Nasdaq.

4.6 Financial Statements. The financial statements of CVB and its Subsidiaries included (or incorporated by reference) in the CVB SEC Reports (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of CVB and its Subsidiaries; (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of CVB and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to recurring year-end audit adjustments normal in nature and amount); (iii) complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and (iv) have been prepared in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of CVB and its Subsidiaries have been maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. As of the date hereof, KPMG LLP has not resigned (or informed CVB that indicated it intends to resign) or been dismissed as independent public accountants of CVB as a result of or in connection with any disagreements with CVB on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

4.7 Broker’s Fees. Neither CVB nor any of its Subsidiaries nor any of their respective officers or directors have employed any broker, finder or financial advisor or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or any other transactions contemplated by this Agreement, other than to Keefe, Bruyette & Woods, Inc.

4.8 Absence of Changes. Since December 31, 2015, no event, change or development or combination of changes or developments have occurred that has had or would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on CVB.

4.9 Compliance with Applicable Law. CVB and each of its Subsidiaries hold, and have at all times since January 1, 2013 held, all licenses, franchises, permits and authorizations which are necessary for the lawful conduct of their respective businesses and ownership of their respective properties, rights and assets under and pursuant to applicable Law (and have paid all fees and assessments due and payable in connection therewith) and, to the Knowledge of CVB, no suspension or cancellation of any such licenses, franchise, permit or authorization is threatened in writing, except in each case where the failure to hold such license, franchise, permit or authorization, such fees or assessments or such suspensions or cancellations would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect on CVB. CVB and each of its Subsidiaries have complied with, and are not in default or violation of any, applicable Law relating to CVB or any of its Subsidiaries that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on CVB.

4.10 Approvals. As of the date of this Agreement, CVB knows of no reason why all regulatory approvals from any Governmental Entity required for the consummation of the transactions contemplated by this Agreement should not be obtained on a timely basis.

4.11 CVB Information. The information relating to CVB and its Subsidiaries that is provided by CVB or its representatives for inclusion in the Form S-4, or in any application, notification or other document filed with any other Regulatory Agency or other Governmental Entity in connection with the transactions contemplated by this Agreement, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The portions of the Proxy Statement relating to CVB and its Subsidiaries and other portions within the reasonable control of CVB and its Subsidiaries will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

4.12 Legal Proceedings. Except as Previously Disclosed, there is no suit, action, investigation, claim, proceeding or review pending, or to the Knowledge of CVB, threatened against or affecting it or any of its Subsidiaries or any of the current or former directors or executive officers of it or any of its Subsidiaries and there are no facts or circumstances that would reasonably be expected to result in any claims against CVB or any of its Subsidiaries that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on CVB. There is no outstanding injunction, order, writ, award, judgment, settlement, arbitration ruling, decree or regulatory restriction imposed upon or entered into by CVB, any of its Subsidiaries or the assets of it or any of its Subsidiaries that would reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect on CVB.

4.13 Accounting and Internal Controls.

(a) The records, systems, controls, data and information of CVB and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of CVB or its Subsidiaries or accountants (including all means of access thereto and therefrom). CVB and its Subsidiaries have devised and maintain internal control over financial reporting (within the meaning of Rules 13a-15(f) and 15d-15(f) under the Exchange Act). Such internal control over financial reporting is effective in providing reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP and includes policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of CVB, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of CVB are being made only in accordance with authorizations of management and directors of CVB, and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of CVB’s assets that could have a material effect on its financial statements. CVB has designed and implemented disclosure controls and procedures (within the meaning of Rules 13a-15(e) and 15d-15(e) of the Exchange Act) to ensure that material information relating to CVB and its Subsidiaries is made known to its management by others within those entities as appropriate to allow timely decisions regarding required disclosure and to make the certifications required by the Exchange Act and Sections 302 and 906 of the Sarbanes-Oxley Act and such disclosure controls and procedures are effective.

(b) CVB’s management has completed an assessment of the effectiveness of its internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2015, and such assessment concluded that such controls were effective. CVB has previously disclosed, based on its most recent evaluation prior to the date hereof, to its auditors and the audit committee of its board of directors (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting and (B) any fraud, whether or not material, that involves management or other employees who have a significant role in its internal controls over financial reporting.

(c) Since January 1, 2013, except as Previously Disclosed, (A) neither CVB nor any of its Subsidiaries nor, to the Knowledge of CVB, any director, officer, auditor, accountant or representative of it or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or written claim regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of CVB or any of its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or written claim that CVB or any of its Subsidiaries has engaged in questionable accounting or auditing practices, and (B) no attorney representing CVB or any of its Subsidiaries, whether or not employed by it or any of its Subsidiaries, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by it or any of its officers or directors to its board of directors or any committee thereof or to any of its directors or officers.

4.14 Reorganization. Neither CVB nor Citizen Business Bank has taken or agreed to take any action, or is aware of any fact or circumstance, that would prevent or impede, or could reasonably be expected to prevent or impede, the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

4.15 Accuracy and Completeness of Information Furnished. The representations and warranties made by CVB hereby or any other document delivered pursuant to the terms of this Agreement contain no statements of material fact which are untrue or misleading, or omit to state any material fact which is necessary under the circumstances to prevent the statements contained herein or therein from being misleading.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1 Conduct of Valley Prior to the Effective Time. Except as Previously Disclosed, as expressly contemplated by or permitted by this Agreement, as required by applicable Law, or with the prior written consent of CVB, during the period from the date of this Agreement to the earlier of the Effective Time or the termination of this Agreement in accordance with Article VIII, Valley shall, and shall cause each of its Subsidiaries to, (i) conduct its business in the ordinary course consistent with past practice in all material respects, (ii) use commercially reasonable efforts to maintain and preserve intact its business organization and advantageous business relationships, and goodwill with Governmental Entities, customers, suppliers, distributors, creditors, lessors, officers and employees and business associates, keep available the services of its present employees and agents, and perform its material obligations under all Material Contracts, (iii) maintain in full force and effect insurance comparable in amount and scope of coverage to that now maintained by it, (iv) maintain its allowance for loan and lease losses in accordance with past practices and methodologies and GAAP (providing however, that any changes in practices or methodology shall be attributable solely to changes in GAAP or as directed by a Governmental Entity), (v) charge off all Loans and other assets, or portions thereof, deemed uncollectible or classified as “loss” in accordance with GAAP and applicable Law or as directed by a Governmental Entity, (vi) maintain loan classification policies and procedures in accordance with industry best practices consistent with past practice, and (vii) take no action that is intended to or would reasonably be expected to adversely affect or materially delay the ability of any of Valley, CVB or Citizens Business Bank to obtain any necessary approvals of any Governmental Entity required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby.

5.2 Valley Forbearances. During the period from the date of this Agreement to the earlier of the Effective Time or the termination of this Agreement in accordance with Article VIII, except as Previously Disclosed, as expressly contemplated or permitted by this Agreement, or as required by applicable Law, Valley shall not, without the prior written consent of CVB and shall not permit any of its Subsidiaries to:

(a) (i) issue, sell or otherwise permit to become outstanding, or dispose of or encumber or pledge, or authorize or propose the creation of, any additional shares of its capital stock, or securities convertible or exchangeable into, or exercisable for, any shares of its capital stock, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or such convertible or exchangeable securities or receive a cash payment based on the value of any shares of such capital stock, or (ii) permit any additional shares of its capital stock, or securities convertible or exchangeable into, or exercisable for, any shares of its capital stock, or any options, warrants or other rights of any kind to acquire any shares of such capital stock or such convertible or exchangeable securities or receive a cash payment based on the value of any shares of such capital stock, to become be subject to new grants, in each case except as required pursuant to the exercise or settlement of Valley Stock Options outstanding on the date hereof in accordance with the terms of the applicable Valley Stock Plan and the agreement governing the applicable Valley Stock Option, in each case as in effect on the date hereof.

(b) Make, declare, pay or set aside for payment any dividend on or in respect of, or declare or make any distribution on any shares of its capital stock or directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its stock or other securities other than (i) quarterly cash dividends consistent, with respect to timing and amount, with Valley’s past practices and policies in effect as of the date of this Agreement, declared on or prior to the final day of the month immediately preceding the Closing Date with a record date that precedes the Closing Date and (ii) the Special Dividend.

(c) Amend or modify the material terms of, waive, release or assign any rights under, terminate, renew or allow to renew automatically, make any payment not then required under, knowingly violate the terms of or enter into (i) any Material Contract, Lease, Regulatory Agreement, any contract that would be a Material Contract if it were in existence on the date hereof or other binding obligation that is material to Valley, taken as a whole, (ii) any restriction on the ability of Valley or any of its Subsidiaries to conduct its business as it is presently being conducted or (iii) any contract governing the terms of Valley Common Stock or rights associated therewith or any other outstanding capital stock or any outstanding instrument of indebtedness.

(d) Sell, transfer, mortgage, lease, guarantee, encumber, license, let lapse, cancel, abandon or otherwise create any Lien on or otherwise dispose of or discontinue any of its assets, deposits, business or properties (other than sales pursuant to Section 5.2(p), which Section 5.2(p) will exclusively govern such sales), except for sales, transfers, mortgages, leases, guarantees, encumbrances, licenses, lapse, cancellation, abandonments or other dispositions or discontinuances in the ordinary course of business and in a transaction that, together with other such transactions, is not material to Valley taken as a whole.

(e) Acquire (other than by way of foreclosures or acquisitions of control in a fiduciary or similar capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary course of business) all or any portion of the assets, business, deposits or properties of any other entity, except in the ordinary course of business and in a transaction that, together with other such transactions, is not material to it, taken as a whole, and would not reasonably be expected to present a material risk that the Closing Date will be materially delayed or that the Requisite Regulatory Approvals will be more difficult to obtain.

(f) Amend Valley Articles or Valley Bylaws, or similar governing documents of any of its Subsidiaries.

(g) Except as and when required under applicable Law or (subject to Section 6.6) the terms of any Employee Benefit Plan in effect as of the date hereof (i) increase in any manner the salary, wages, welfare or other benefits of any of the current or former directors, officers, employees or other service providers of Valley or any of its Subsidiaries in effect as of June 30, 2016, except for ordinary course merit-based increases in the base salary of employees (other than directors or executive officers, or individuals who are party to an employment agreement or change of control agreement with, Valley or its Subsidiaries) on the anniversary of the employee’s hire date and consistent with past practice but not to exceed two and one-half percent (2.5%) of the employee’s base salary, (ii) grant, pay or agree to pay any bonus or other incentive compensation except as described on Section 5.2(g)(ii) of the Valley Disclosure Schedule, (iii) become a party to, establish, amend, alter a prior interpretation of in a manner that enhances rights or increases costs, commence participation in, terminate or commit itself to the adoption of any Employee Benefit Plan or plan that would be an Employee Benefit Plan if in effect as of the date hereof, (iv) grant (or commit to grant) any new equity award, (v) grant, pay or increase (or commit to grant, pay or increase) any severance, retirement or termination pay, other than in connection with termination of employment pursuant to any Employee Benefit Plan in effect as of the date hereof and in the ordinary course of business consistent with past practice, (vi) accelerate the payment or vesting of, or lapsing of restrictions with respect to, any stock-based compensation, long-term incentive compensation, deferred compensation or any bonus or other incentive or deferred compensation, (vii) cause the funding of any rabbi trust or similar arrangement or take any action to fund or in any other way secure the payment of compensation or benefits under any Employee Benefit Plan, (viii) terminate the employment or services of any officer or employee who is party to a change in control agreement other than for cause, (ix) enter into any collective bargaining or other agreement with a labor organization, (x) forgive or issue any loans to any current or former officer, employee or director of Valley or any Subsidiary of Valley or (xi) hire any officer, employee or other service provider except for non-executive positions in the ordinary course of business and at an annual base salary not to exceed that of the Person being replaced.

(h) Take or omit to take, any action that would prevent or impede, or could reasonably be expected to prevent or impede, the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

(i) Incur or guarantee any indebtedness for borrowed money, other than overnight advances from the San Francisco Federal Reserve Bank or the Federal Home Loan Bank of San Francisco (or term advances with a term of not more than one week) in the ordinary course of business, or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person.

(j) Enter into any new line of business or make any material change in any basic policies and practices with respect to pricing of loans, deposits and services, liquidity management and cash flow planning, marketing, deposit origination, lending, budgeting, profit and tax planning, personnel practices or any other material aspect of Valley’s business or operations, except as required by Law, requested by any Regulatory Agency or in the ordinary course of business consistent with past practice and Valley’s polices in effect as of the date of this Agreement, including adjustments in interest rates generally.

(k) (i) Make any investment either by contributions to capital, property transfers or purchase of any property or assets of any Person or sell or dispose of any such investment or (ii) purchase, acquire, sell or dispose of securities of any type.

(l) Enter into any settlement, compromise or similar agreement with respect to, any action, suit, claim, proceeding, order or investigation to which Valley or any of its Subsidiaries is or becomes a party after the date of this Agreement, which settlement, compromise, agreement or action, suit, claim, proceeding, order or investigation that is settled in an amount and for consideration not in excess of $50,000 individually or $100,000 in the aggregate and that would not (i) impose any material restriction on the business of Valley or any of its Subsidiaries or (ii) create adverse precedent for claims that are reasonably likely to be material to Valley or any of its Subsidiaries.

(m) Other than as determined to be necessary or advisable by Valley in the good faith exercise of its discretion based on changes in market conditions, alter materially its interest rate or pricing fee or fee pricing policies with respect to depository accounts of any of its Subsidiaries or waive any material fees with respect thereto.

(n) Except as required by applicable Law or by a Regulatory Agency, (i) implement or adopt any material change in its interest rate and other risk management policies, procedures or practices or (ii) fail to follow in all material respects, Valley’s existing policies or practices with respect to managing its exposure to interest rate and other risk.

(o) Grant or commit to grant any extension of credit that (i) provides for zero rate, 1.23% interest rate or any other below-market rate of interest, below-market fees or other “teaser” rates or fees or their equivalents other than those pending loans listed in Section 5.1(o) of the Valley Disclosure Schedule or (ii) would, alone or together with all other credit then committed or outstanding to the same Person and all Affiliated Persons, exceed $1,000,000 (including, if applicable, those pending loans listed in Section 5.1(o) of the Valley Disclosure Schedule), unless, in the case of any extension of credit described in clause (ii) only, Valley provides written notice to CVB describing the pertinent terms of the proposed extension of credit, which shall include all related credit write-ups, and CVB does not object to such extension of credit within three (3) Business Days of its receipt of such notice and any other information related to the extension of credit requested by CVB.

(p) Sell any real estate owned, charge-off any assets, make any compromises on debt, release any collateral on loans or commit to do any of the foregoing, if such sale, charge-off, compromise or release would exceed $50,000 in the aggregate.

(q) Renew or commit to renew any extension of credit that would exceed $1,000,000 unless either (i) the extension of credit is renewed on terms substantially similar to those of the existing extension of credit or are more favorable to Valley than those of the existing extension of credit and the characteristics of the borrower have not substantially changed or (ii) Valley provides written notice to CVB describing the pertinent terms of the renewal or commitment, which shall include all related credit write-ups, and CVB does not object to such renewal or commitment within three (3) Business Days of its receipt of such notice and any other information related to the proposed renewal or commitment requested by CVB.

(r) Sell, or commit to sell, or purchase or commit to purchase, any Loan or participation in any extension of credit, or make, acquire a participation in or reacquire an interest in a participation sold of any extension of credit, or renew or extend the maturity of any participation in any extension of credit, provided however, Valley may sell all (but not some) of the Excepted Loan for a sale price of $1,000,000 or greater to a party that is not an Affiliate of Valley, an Affiliate or immediate family member of any of Valley’s officers or directors, a borrower under the Excepted Loan or any Affiliate or immediate family member of any such borrower. “Excepted Loan” means the loan specified on Section 5.2(r) of the Valley Disclosure Schedule.

(s) Enter into any securitizations of any Loans or create any special purpose funding or variable interest entity other than on behalf of clients.

(t) Invest in any mortgage-backed or mortgage related securities that would be considered “high-risk” securities under applicable regulatory pronouncements or enter into any Derivatives Transaction.

(u) Accept, renew or roll over any brokered deposits or funds obtained through the Certificate of Deposit Account Registry Service or similar listing service or open any new deposit account that pays an effective yield that exceeds the prevailing effective yields provided by the Federal Reserve.

(v) Make application for the opening, relocation or closing of any, or open, relocate or close any, branch office, loan production office or other office or operations facility.

(w) Make any capital expenditures other than capital expenditures in the ordinary and usual course of business consistent with past practice in amounts not exceeding $50,000 individually or $100,000 in the aggregate.

(x) Pay, loan or advance any amount to, or sell, transfer or lease any properties, rights or assets (real, personal or mixed, tangible or intangible) to, or enter into any arrangement or agreement with, any of its officers or directors or any of their family members, or any Affiliates or associates (as defined under the Exchange Act) of any of its officers or directors, other than Loans originated in the ordinary course of business and, in the case of any such arrangements or agreements relating to compensation, fringe benefits, severance or termination pay or related matters, only as otherwise permitted pursuant to this Section 5.2(r).

(y) Make or commit to make any Loan or amend the terms of any Loan outstanding on the date hereof to any directors, officers and principal shareholders (as such terms are defined in Regulation O of the Federal Reserve (12 C.F.R. Part 215)) of Valley or any Subsidiary or waive any rights with respect to any such Loan.

(z) Change its tax or accounting policies and procedures or any method or period of accounting unless required by GAAP or a Governmental Entity.

(aa) Change its fiscal year for tax or accounting purposes.

(bb) Other than as required by GAAP or any Governmental Entity, reduce any material accrual or reserve, including its allowance for loan and lease losses, any contingency reserve, litigation reserve, or tax reserve, or change the methodology by which such accounts generally have been maintained in accordance with past practices.

(cc) Make any material change in any basic policies and practices with respect to loans, deposits and services, liquidity management and cash flow planning, marketing, deposit origination, lending, reserves for loan or lease losses, budgeting, profit and tax planning, personnel practices or any other material aspect of its business or operations.

(dd) Grant any Person a power of attorney or similar authority.

(ee) Take title to any real property without conducting prior thereto an environmental investigation, which investigation shall disclose the absence of any suspected environmental contamination.

(ff) (i) Acquire direct or indirect control over any Person, whether by stock purchase, merger, consolidation or otherwise, or (ii) make any other investment either by purchase of securities, contributions to capital, property transfers or purchase of any property or assets of any other Person, except, in either instance, in connection with a foreclosure of collateral or conveyance of such collateral in lieu of foreclosure taken in connection with collection of a loan in the ordinary course of business consistent with past practice and with respect to loans made to third parties who are not Affiliates of Valley.

(gg) Make or change any material Tax elections, change or consent to any change in its method of accounting for Tax purposes (except as required by applicable Tax Law), take any position on any Tax Return filed on or after the date of this Agreement that differs from past practices, settle or compromise any Tax liability, claim or assessment, enter into any closing agreement, waive or extend any statute of limitations with respect to a material amount of Taxes, surrender any right to claim a refund for Taxes, or file any material amended Tax Return.

(hh) Take any action or omit to take any action that is intended to or would reasonably be likely to result in (i) any of Valley’s representations and warranties set forth in this Agreement being or becoming untrue in any respect at any time at or prior to the Effective Time, (ii) any of the conditions to the Merger set forth in Article VII not being satisfied or delayed, or (iii) a violation or breach of any provision of this Agreement, except as may be required by applicable Law.

(ii) Agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors in support of, any of the actions prohibited by this Section 5.2.

5.3 CVB Forbearances.

(a) Except as expressly permitted by this Agreement or with the prior written consent of Valley (which consent shall not be unreasonably withheld), during the period from the date of this Agreement to the earlier of the Effective Time or the termination of this Agreement in accordance with Article VIII, CVB shall not, and shall not permit any of its Subsidiaries to, except as may be required by applicable Law or policies imposed by any Governmental Entity:

(i) take, or omit to take, any action that would reasonably be expected to prevent, materially impede, materially impair, or materially delay the consummation of the transactions contemplated by this Agreement including adversely affecting the ability of the parties to obtain the Requisite Regulatory Approvals of any Governmental Entity required to complete the transactions contemplated hereby, the Approvals, or the Valley Shareholder Approval or materially increase the period of time necessary to obtain such Requisite Regulatory Approvals or the Valley Shareholder Approval;

(ii) willfully take, or willfully omit to take, any action that is reasonably likely to result in any of the conditions to the Merger set forth in Section 7.1 or Section 7.3 not being satisfied;

(iii) willfully take, or willfully omit to take, any action that would prevent or impede, or could reasonably be expected to prevent or impede, the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code; and

(iv) except as would not be reasonably expected to have a Material Adverse Effect with respect to CVB and Citizens Business Bank, willfully fail to file all Parent SEC Reports and any other filings required to be filed with any applicable Governmental Entity.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1 Regulatory Matters.

(a) CVB and Valley shall reasonably promptly prepare and shall use their commercially reasonable efforts to file with the SEC, within forty-five (45) days of the date of this Agreement, the Form S-4, which shall include the Proxy Statement and a prospectus. Each of CVB and Valley shall use its commercially reasonable efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing, and Valley shall thereafter mail or deliver the Proxy Statement to its shareholders. CVB shall also use its reasonable best efforts to obtain all necessary state securities Law or “blue sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and Valley shall furnish all information concerning Valley and the holders of Valley Common Stock as may be reasonably requested in connection with any such action.

(b) The parties shall reasonably cooperate with each other and use their respective commercially reasonable efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities that are necessary or advisable to consummate the Merger, the Bank Merger and the other transactions contemplated by this Agreement as soon as reasonably possible, and to comply with the terms and conditions of all such permits, consents, approvals, and authorizations of all such third parties or Governmental Entities. CVB shall use its commercially reasonable efforts to make all initial requisite regulatory filings within thirty (30) days of this Agreement (other than any notice to the Federal Reserve under its regulations, which will be filed in accordance with the timing contemplated by such regulations or the request of the staff of the Federal Reserve). Valley and CVB shall have the right to review in advance and, to the extent practicable, each will consult the other on, in each case subject to applicable Laws, all the non-confidential information relating to Valley or CVB (excluding any confidential financial information relating to individuals), as the case may be, and any of their respective Subsidiaries, that appear in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties shall act reasonably and as promptly as practicable. The parties shall consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations (collectively the “Approvals”) of all third parties and Governmental Entities necessary or advisable to consummate the Merger, the Bank Merger and the other transactions contemplated by this Agreement and each party will keep the other reasonably apprised of the status of matters relating to such Approvals and the completion of the Merger, the Bank Merger and the other transactions contemplated by this Agreement. Each party shall consult with the other in advance of any meeting or conference with any Governmental Entity in connection with the Merger, the Bank Merger and the other transactions contemplated by this Agreement.

(c) Each of CVB and Valley shall, upon request, furnish to the other all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the Form S-4 or any other statement, filing, notice or application made by or on behalf of CVB, Valley or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement. Each of CVB and Valley agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the Form S-4 will, at the time the Form S-4 and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading and (ii) the Proxy Statement and any amendment or supplement thereto will, at the date of mailing to shareholders and at the time of Valley’s meeting of its shareholders to consider and vote upon approval of this Agreement, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which such statement was made, not misleading. Each of CVB and Valley further agrees that if it becomes aware that any information furnished by it would cause any of the statements in the Form S-4 or the Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other party thereof and to take appropriate steps to correct the Form S-4 or the Proxy Statement, as applicable.

(d) Notwithstanding the foregoing, nothing contained herein shall be deemed to require CVB or any of its Subsidiaries to take any action, or commit to take any action, or agree to any condition or restriction, in connection with obtaining the foregoing permits, consents, approvals and authorizations of Governmental Entities that would reasonably be likely, in each case following the Effective Time (but regardless when the action, condition or restriction is to be taken or implemented), to have a Material Adverse Effect on CVB or Citizens Business Bank (measured on a scale relative to Valley) or materially restrict or impose a material burden on CVB or any of its Subsidiaries (including, after the Effective Time, Valley and its Subsidiaries) in connection with the transactions contemplated hereby or with respect to the business or operation of CVB, Citizens Business Bank or any of their respective Subsidiaries (including, after the Effective Time, Valley and its Subsidiaries) (a “Materially Burdensome Regulatory Condition”).

(e) Each of CVB and Valley shall promptly advise the other upon receiving any communication from any Governmental Entity the consent or approval of which is required for consummation of the Merger and the other transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval will not be obtained or that the receipt of any such approval may be materially delayed.

6.2 Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, each of Valley and CVB agrees to cooperate with the other and use its commercially reasonable efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable on its part under this Agreement or under applicable Laws to consummate and make effective the Merger, the Bank Merger and the other transactions contemplated hereby as promptly as practicable, including the satisfaction of the conditions set forth in Article VII hereof.

6.3 Access to Information.

(a) Upon reasonable notice and subject to applicable Laws, Valley shall afford to the officers, employees, accountants, counsel, advisors, agents and other representatives of CVB, reasonable access, during normal business hours during the period prior to the Effective Time or the termination of this Agreement in accordance with its terms, to all its properties, books, contracts, commitments, personnel and records, and, during such period, Valley shall, and shall cause its Subsidiaries to, make available to CVB (i) a copy of each report, schedule, registration statement and other document filed or received by it or any of its Subsidiaries during such period pursuant to the requirements of federal securities Laws or federal or state banking Laws (other than reports or documents that Valley or its Subsidiaries are not permitted to disclose under applicable Law), (ii) all other information concerning its and its Subsidiaries’ business, properties and personnel as CVB may reasonably request and (iii) access to the necessary information (including Valley’s own good faith estimates as available and third-party reports, if any, commissioned by Valley at CVB’s request) in order to prepare a good faith estimate of the potential impact of Sections 280G and 4999 of the Code with respect to amounts potentially payable to senior executives of Valley and its Subsidiaries in connection with the consummation of the transactions contemplated by this Agreement. Upon the reasonable request of Valley, CVB shall furnish such reasonable information about its and its Subsidiaries’ businesses as is reasonably relevant to Valley and its shareholders in connection with the Merger, the Bank Merger and the other transactions contemplated by this Agreement. Neither Valley nor any of its Subsidiaries shall be required to provide access to or to disclose information to the extent such access or disclosure would jeopardize the attorney-client privilege of such party or its Subsidiaries or contravene any Law or binding agreement entered into prior to the date of this Agreement. The parties shall make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply. In addition to the foregoing, no later than the twenty-fifth (25th) calendar day of each month, Valley shall provide CVB with a listing of all new and renewed loans and loan modifications, loan payoffs and loan purchases with a balance of $100,000 or greater that were completed or made by VBB during the preceding month. CVB and Citizens Business Bank shall use commercially reasonable efforts to minimize any interference with Valley’s regular business operations during any such access to Valley’s property, books and records.

(b) As soon as reasonably practicable after they become available, but in no event more than twenty-five (25) days after the end of each calendar month ending after the date hereof, Valley will furnish to CVB, (i) consolidated financial statements (including balance sheets, statements of operations and stockholders’ equity) of it and VBB (to the extent available) as of and for such month then ended, (ii) consolidating financial statements (including balance sheets, statements of operations and stockholders’ equity) of it and VBB (to the extent available) as of and for such month then ended, (iii) Valley’s and VBB’s internal management reports showing actual financial performance against plan, and (iv) to the extent permitted by applicable Law, any reports provided to its Valley’s and VBB’s Boards of Directors or any committee thereof relating to the financial performance and risk management of Valley or VBB.

(c) All nonpublic information and materials provided pursuant to this Agreement shall be subject to the provisions of the Confidentiality Agreement entered into between the parties dated May 4, 2016 (the “Confidentiality Agreement”).

(d) No investigation by a party hereto or its representatives shall affect or be deemed to modify or waive any representations, warranties or covenants of the other party set forth in this Agreement.

6.4 Shareholder Approval. Valley agrees to take, in accordance with applicable Law and Valley Articles and Valley Bylaws, all action necessary to convene as soon as practicable after the Form S-4 is declared effective (but in no event later than sixty (60) days after the Form S-4 is declared effective), a special meeting or meetings of its shareholders duly called and held for such purposes (the “Valley Shareholder Meeting”) to consider and to obtain the Valley Shareholder Approval. Subject to Section 6.9(b)-(c), the Board of Directors of Valley shall at all times prior to and during such special meeting recommend such approval and shall use its reasonable best efforts to solicit such approval by its shareholders (the “Valley Board Recommendation”). Without limiting the generality of the foregoing, unless this Agreement has terminated in accordance with its terms, this Agreement and the Merger shall be submitted to Valley’s shareholders at Valley Shareholder Meeting whether or not (x) the Board of Directors of Valley shall have effected an Adverse Change of Recommendation or (y) any Company Acquisition Proposal shall have been publicly proposed or announced or otherwise submitted to Valley or any of its advisors. CVB may require Valley to adjourn, delay or postpone Valley Shareholder Meeting once for a period not to exceed thirty (30) calendar days (but prior to the date that is two (2) Business Days prior to the End Date) to solicit additional proxies necessary to obtain Valley Shareholder Approval. Valley shall not, without the prior written consent of CVB, adjourn or postpone Valley Meeting; provided that Valley may, without the prior written consent of CVB, adjourn or postpone the Valley Shareholder Meeting (A) if on the date on which the Valley Shareholder Meeting is originally scheduled, Valley has not received proxies representing a sufficient number of shares of Valley Common Stock to obtain the Valley Shareholder Approval, Valley shall adjourn the Valley Shareholder Meeting until such date as shall be mutually agreed upon by Valley and CVB, which date shall not be less than five (5) Business Days nor more than ten (10) Business Days after the date of adjournment, and subject to the terms and conditions of this Agreement shall continue to use all reasonable best efforts, together with its proxy solicitor, to assist in the solicitation of proxies from shareholders relating to the Valley Shareholder Approval, (B) after consultation with CVB, if the failure to adjourn or postpone the Valley Shareholder Meeting would reasonably be expected to be a violation of applicable Law for the distribution of any required supplement or amendment to the Proxy Statement, or (C) after consultation with Valley, for a single period not to exceed ten (10) Business Days, to solicit additional proxies if necessary to obtain the Valley Shareholder Approval. Once Valley has established the record date for determining shareholders of Valley entitled to vote at the Valley Shareholder Meeting, Valley shall not change such record date or establish a different record date for the Valley Shareholder Meeting without the prior written consent of CVB, unless required to do so by applicable Law, the Valley Articles or the Valley Bylaws.

6.5 Nasdaq Listing. Prior to the Closing Date, CVB shall file with Nasdaq any required notices or forms with respect to listing the shares of CVB Common Stock to be issued in the Merger.

6.6 Employee Matters.

(a) Except as otherwise provided in this Agreement or any Employee Benefit Plan, all Employee Benefit Plans of Valley will be discontinued and employees of Valley who become employees of Citizens Business Bank on the Closing Date (each such employee, a “Covered Employee”) shall become eligible for the employee benefit plans of Citizens Business Bank on the same terms as such plans and benefits are generally offered from time to time to employees of Citizens Business Bank in comparable positions with Citizens Business Bank. Effective as of a date no later than the day immediately preceding the Closing Date, Valley shall file all required reports with respect to the Valley Business Bank 401(k) Plan (the “Valley 401(k) Plan”) including without limitation a Form 5500 for 2015, and shall terminate the Valley 401(k) Plan and any other Employee Benefit Plans identified by CVB to Valley and shall provide CVB with evidence that the Valley 401(k) Plan has been terminated (effective no later than the day immediately preceding the Closing Date) pursuant to resolutions of Valley Board of Directors. The form and substance of such resolutions shall be subject to the review and reasonable approval of CVB. Valley shall also take such other actions in furtherance of terminating the Valley 401(k) Plan as CVB may reasonably require. For purposes of determining such Covered Employees’ eligibility and vesting (but not for benefit accruals) under the employee benefit plans of Citizens Business Bank and entitlement to severance benefits and vacation entitlement (to the extent permitted by applicable Law), Citizens Business Bank shall recognize such employees’ years of service with Valley beginning on the date such employees commenced employment with Valley through the Closing Date. Citizens Business Bank shall take any actions necessary to allow participants in the Valley 401(k) Plan who become eligible to participate in the Citizens Business Bank 401(k) Plan to make rollover contributions (but not including the rollover of participant loans in accordance with the terms and conditions of the Citizens Business Bank 401(k) Plan.

(b) Valley’s Executive Supplemental Compensation Agreements, Salary Continuation Agreements and Split Dollar Arrangements set forth in Section 6.6(b) of the Valley Disclosure Schedule shall continue in effect and shall be maintained by the Surviving Corporation following the Closing Date.

(c) Subject to the requirements of applicable Law, CVB shall cause Citizens Business Bank to take such commercially reasonable actions as are necessary to cause the group health plan maintained by Citizens Business Bank or an Affiliate thereof, and applicable insurance carriers, third party administrators and any other third parties, to the extent such group health plan is made available to employees of Valley on the Closing Date, to (i) waive any evidence of insurability requirements, waiting periods, and any limitations as to preexisting medical conditions under the group health plan applicable to employees of Valley on the Closing Date and their spouses and eligible dependents (but only to the extent that such preexisting condition limitations did not apply or were satisfied under the group health plan maintained by Valley prior to the Closing) and (ii) provide employees of Valley on the Closing Date with credit, for the calendar year in which the Closing occurs, for the amount of any out-of-pocket expenses and copayments or deductible expenses that are incurred by them during the calendar year in which the Closing occurs under a group health plan maintained by Citizens Business Bank or any of its Affiliates (unless such employees of Valley were, when employed by Valley, participants in a Health Maintenance Organization health plan).

(d) Without limiting the generality of Section 9.10, the provisions of this Section 6.6 are solely for the benefit of the parties to this Agreement, and no current or former employee, independent contractor or any other individual associated therewith shall be regarded for any purpose as a third-party beneficiary of this Agreement. In no event shall the terms of this Agreement be deemed to (i) establish, amend, or modify any Employee Benefit Plan, or any plan, program, agreement or arrangement maintained or sponsored by CVB, Valley or any of their respective Affiliates; (ii) alter or limit the ability of CVB or any of its Subsidiaries (including, after the Closing Date, the Surviving Corporation and its Subsidiaries) to amend, modify or terminate any Employee Benefit Plan, employment agreement or any other benefit or employment plan, program, agreement or arrangement after the Closing Date; or (iii) confer upon any current or former employee, independent contractor or other service provider any right to employment or continued employment or continued service with CVB or any of its Subsidiaries (including, following the Closing Date, the Surviving Corporation and its Subsidiaries), or constitute or create an employment or other agreement with any employee, independent contractor or other service provider.

(e) For a period of one (1) year following the Closing Date, CVB shall cause Citizens Business Bank to provide a lump sum severance payment to each Covered Employee (other than any Covered Employee having an agreement providing for severance) who is terminated by Citizens Business Bank other than for Cause in an amount equal to such employee’s regularly scheduled base salary or base wages at the time of termination of employment for a period equal to (i) two weeks plus (ii) one week for each full year of continuous service completed by such employee with Valley and Citizens Business Bank at the time of termination of employment (without proration for partial years), subject to applicable tax withholding and subject further the employee signing a release of claims in favor of CVB and Citizens Business Bank and allowing it to become effective. For purposes of this Section 6.6(e), “Cause” shall mean the employee’s personal dishonesty, willful misconduct, breach of fiduciary duty involving personal profit, failure to comply with any valid and legal directive of CVB, Citizens Business Bank, Valley and/or VBB, failure to perform stated duties, violation of any law, rule or regulation (other than traffic violations or similar offenses) or order of any Governmental Entity.

6.7 Indemnification; Directors’ and Officers’ Insurance.

(a) From and after the Effective Time, CVB shall indemnify and hold harmless each present and former director and officer of Valley and its Subsidiaries (in each case, only when acting in such capacity) (collectively, the “Indemnified Parties”) against any costs or expenses (including reasonable attorneys’ fees), judgments, fines, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of actions or omissions occurring at or prior to the Effective Time, including the transactions contemplated by this Agreement, to the extent they are indemnified on the date hereof, to the fullest extent permitted under applicable Law, and CVB shall also advance expenses as incurred to the fullest extent permitted under applicable Law; provided that the Indemnified Party to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such Indemnified Party is not entitled to indemnification.

(b) Each of CVB and Valley shall use commercially reasonable efforts to cause the persons serving as officers and directors of Valley immediately prior to the Effective Time to be covered by a directors’ and officers’ liability insurance tail policy obtained from Valley’s current insurance carrier or, if CVB can obtain a policy on more favorable pricing, an insurance carrier identified by CVB (the “D&O Insurance”), of substantially the same coverage and amounts containing terms and conditions which are generally not less advantageous than Valley’s current policy with respect to acts or omissions occurring prior to the Effective Time that were committed by such officers and directors in their capacity as such for a period of six (6) years provided, however, that in no event shall the cost of the D&O Insurance policy be more than two hundred and fifty percent (250%) of the current amount expended on an annual basis by Valley for its current policy; provided, further, that if the D&O Insurance cannot be obtained as provided by this Section 6.7(b), CVB shall use its commercially reasonable efforts to obtain as much comparable insurance as is available; provided, further, that officers and directors of Valley may be required to make application and provide customary representations and warranties to an insurance carrier for the purpose of obtaining the D&O Insurance.

(c) Any Indemnified Party wishing to claim indemnification under Section 6.7(a), upon learning of any claim, action, suit, proceeding or investigation described above, will promptly notify CVB thereof; provided that failure to so notify will not affect the obligations of CVB or under Section 6.7(a) unless and to the extent that CVB is actually and materially prejudiced as a consequence.

(d) The provisions of this Section 6.7 are intended to be for the benefit of, and shall be enforceable by, each director or officer of Valley and its Subsidiaries and his or her heirs and representatives and shall be binding on the successors and assigns of CVB.

(e) In the event that either CVB or any of its successors or assigns (i) consolidates with or merges into any other person and shall not be the continuing or surviving corporation or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any person, then, and in each such case, proper provision shall be made so that the successors and assigns of CVB shall assume the obligations set forth in this Section 6.7.

6.8 Special Dividend. Valley shall, in accordance with Applicable Law, declare a one-time cash dividend payable to holders of record of outstanding Valley Common Stock as of the Closing Date in an aggregate amount that shall not exceed the amount by which the Pre-Dividend Common Equity exceeds the greater of (a) the Closing Tangible Common Equity Minimum or (b) the amount of tangible common equity capital necessary for Valley to achieve a tangible common equity capital ratio of 8.0% (determined in accordance with GAAP, regulatory accounting requirements and Valley’s policies and procedures as of the date of this Agreement) as of the final day of the month immediately preceding the Closing (the “Special Dividend”), but only if and to the extent that such dividend would not cause Valley to fail to satisfy any condition to closing set forth in Section 7.2. As used herein, “Pre-Dividend Common Equity” shall mean Valley’s tangible common shareholders’ equity calculated in accordance GAAP, regulatory accounting requirements and Valley’s policies and procedures as of the date of this Agreement calculated as of the final day of the month immediately preceding the Closing, without giving effect to the Special Dividend, but prior to any pre-closing adjustments effectuated in accordance with Section 6.14 and the Transaction Costs. Valley shall seek, and shall cause VBB to seek, any approvals, consents or waivers necessary to enable Valley to pay the Special Dividend within 15 days of the date of this Agreement, and each of Valley and VBB shall have received, any such approvals, consents or waivers from any Governmental Entities necessary to enable Valley to pay the Special Dividend without violation of Applicable Law on the Closing Date. The amount of the Special Dividend payable on each share of Valley Common Stock outstanding as of the record date for the Special Dividend shall be equal to the quotient of the aggregate amount of the Special Dividend divided by the number of shares of Valley Common Stock outstanding on the Closing Date. Valley shall deposit the aggregate amount of the Special Dividend with its stock transfer agent at least three (3) Business Days prior to the Closing and shall instruct its stock transfer agent to pay the pro rata amount of the Special Dividend to holders of record of outstanding Valley Common Stock as of the Closing Date.

6.9 No Solicitation.

(a) Valley agrees that none of it or any of its officers, directors and employees will, and it will cause its and its officers, directors, agents, representatives, advisors and Affiliates not to, initiate, solicit, encourage or knowingly facilitate any inquiries or the making of proposals with respect to, or engage in any negotiations concerning, or provide any confidential or nonpublic information or data to, or have any discussions with, any Person relating to, any Acquisition Proposal made by a Person (other than CVB or Citizens Business Bank) to Valley or any of its officers, directors, agents, representatives, advisors and Affiliates (a “Valley Acquisition Proposal”) or otherwise facilitate any effort to attempt or make or implement a Valley Acquisition Proposal.

(b) Notwithstanding anything to the contrary contained in this Agreement, if at any time after the date hereof and prior to, but not after, obtaining the Valley Shareholder Approval, Valley receives a bona fide Valley Acquisition Proposal and such Valley Acquisition Proposal did not result from a breach of this Section 6.9, and the Board of Directors of Valley concludes, in good faith, that such Valley Acquisition Proposal constitutes, or is reasonably expected to result in, a Valley Superior Proposal, then Valley and its Board of Directors may, and may permit its representatives to, furnish or cause to be furnished nonpublic information and participate in such negotiations or discussions to the extent that the Board of Directors of Valley concludes in good faith (and after conferring with outside legal counsel and its financial advisors) that the failure to take such action would breach or would be more likely than not to result in a breach of its fiduciary duties to Valley’s shareholders; provided that prior to providing any nonpublic information permitted to be provided pursuant to the foregoing proviso or engaging in any negotiations, it shall have entered into a confidentiality agreement with such third party on terms no less restrictive in the aggregate to the counterparty than those contained in the Confidentiality Agreement and which expressly permits Valley to comply with its obligations pursuant to this Section 6.9. Subject to the foregoing and Section 6.9(c) below, Valley will immediately cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any persons other than CVB with respect to any Valley Acquisition Proposal and will use its commercially reasonable efforts, subject to applicable Law, to (i) enforce any confidentiality or similar agreement relating to a Valley Acquisition Proposal and (ii) within three (3) Business Days after the date hereof, request and confirm the return or destruction of any confidential information provided to any Person (other than CVB and its Affiliates) pursuant to any such confidentiality or similar agreement). Valley will promptly (and in any event within two (2) Business Days) advise CVB following receipt of any Valley Acquisition Proposal, any discussions or negotiations are sought to be initiated or continued or any request for nonpublic information or inquiry that would reasonably be expected to lead to any Valley Acquisition Proposal and the substance thereof (including the identity of the Person making such Valley Acquisition Proposal), and will keep CVB promptly apprised of any related developments, discussions and negotiations (including the terms and conditions of any such request, inquiry or Valley Acquisition Proposal, or all amendments or proposed amendments thereto) on a current basis (it being understood that for the avoidance of doubt that no such communications to CVB shall be deemed an Adverse Change of Recommendation). Valley agrees that it shall contemporaneously provide to CVB any confidential or nonpublic information concerning Valley that may be provided to any other Person in connection with any Valley Acquisition Proposal which has not previously been provided to CVB.

(c) (i) None of the Board of Directors of Valley or any committee thereof shall: (A) except as expressly permitted by, and after compliance with, Section 6.9(c)(ii)(B) hereof, make any Adverse Change of Recommendation; or (B) cause or permit Valley to enter into any letter of intent, memorandum of understanding, agreement in principle, acquisition agreement, merger agreement or other agreement (other than a confidentiality agreement referred to in Section 6.9(b) entered into in compliance with Section 6.9(b)) relating to any Valley Acquisition Proposal made to Valley.

(ii) Notwithstanding anything to the contrary contained in this Agreement, at any time prior to, but not after, obtaining the Valley Shareholder Approval, the Board of Directors of Valley may make an Adverse Change of Recommendation or terminate this Agreement pursuant to Section 8.1(d) if Valley receives a Valley Acquisition Proposal that is not withdrawn and the Board of Directors of Valley concludes in good faith that such Valley Acquisition Proposal constitutes a Valley Superior Proposal; provided that:

(1) The Board of Directors of Valley concludes in good faith (and based on the advice of outside legal counsel) that failure to take such actions would be more likely than not to result in a violation of its fiduciary duties under applicable Law;

(2) Valley provides CVB prior written notice at least five (5) Business Days prior to taking such action, which notice shall state that the Board of Directors of Valley has received a Valley Superior Proposal and, absent any revision to the terms and conditions of this Agreement, the Board of Directors of Valley has resolved to effect an Adverse Change of Recommendation or to terminate this Agreement pursuant to Section 8.1(d), as applicable, which notice shall specify the basis for such Adverse Change of Recommendation or termination, including the material terms of Valley Superior Proposal (a “Notice of Superior Proposal”) (it being understood for the avoidance of doubt that such Notice of Superior Proposal shall not be deemed an Adverse Change of Recommendation);

(3) during such five (5)-Business Day period (and, with respect to any modifications to any Valley Acquisition Proposal, an additional five (5) Business Day periods), Valley negotiates in good faith with CVB (to the extent that CVB wishes to negotiate) to enable CVB to make an improved offer that is favorable to the shareholders of Valley so that such Valley Acquisition Proposal would cease to constitute a Valley Superior Proposal; and

(4) at the end of such five (5)-Business Day period(s) (or such earlier time that CVB advises Valley that it no longer wishes to negotiate to amend this Agreement), the Board of Directors of Valley, after taking into account any modifications to the terms of this Agreement and the Merger agreed to by CVB after receipt of such notice, continues to believe that such Valley Acquisition Proposal constitutes a Valley Superior Proposal.

(d) As used in this Agreement, “Acquisition Proposal” means a tender or exchange offer, proposal for a merger, consolidation or other business combination involving the party or any of its Subsidiaries or any proposal or offer to acquire in any manner more than 10% of the voting power in, or more than 10% of the fair market value of the business, assets or deposits of, the party or any of its Subsidiaries or any public announcement of a proposed plan or intention to do any of the foregoing or any agreements to engage in any of the foregoing, other than the transactions contemplated by this Agreement and any sale of whole loans and securitizations in the ordinary course. As used in this Agreement, “Valley Superior Proposal” means an unsolicited bona fide written Valley Acquisition Proposal that did not otherwise result from a breach of this

Section 6.9, that the Board of Directors of Valley concludes in good faith to be more favorable from a financial point of view to its shareholders than the Merger and the other transactions contemplated hereby and to be reasonably capable of being consummated on the terms proposed, (i) after receiving the advice of its financial advisors (who shall be Vining Sparks IBG, LP or another a nationally recognized investment banking firm), (ii) after taking into account the likelihood of consummation of such transaction on the terms set forth therein and (iii) after taking into account all legal, financial (including the financing terms of any such proposal), regulatory and other aspects of such proposal (including any expense reimbursement provisions and conditions to closing) and any other relevant factors permitted under applicable Law, and after taking into account any amendment or modification to this Agreement agreed to by CVB; provided that for purposes of the definition of “Valley Superior Proposal,” the references to “more than 10%” in the definition of Valley Acquisition Proposal shall be deemed to be references to “50%.”

6.10 Takeover Laws. No party will take any action that would cause the transactions contemplated by this Agreement to be subject to requirements imposed by any Takeover Law and each of them will take all necessary steps within its control to exempt (or ensure the continued exemption of) the transactions contemplated by this Agreement from, or if necessary challenge the validity or applicability of, any applicable Takeover Law, as now or hereafter in effect. If any Takeover Laws becomes applicable to this Agreement or the transactions contemplated hereby or thereby, including the Merger, the parties shall take all reasonable action necessary to ensure that the transactions contemplated by this Agreement, including the Merger, may be consummated as promptly as practicable on the terms contemplated hereby and otherwise to minimize the effect of such Takeover Law on this Agreement or the transactions contemplated hereby, including the Merger.

6.11 Schedule Updates. Not later than the twenty-fifth (25th) day of each calendar month between the date of this Agreement and the Closing Date, and at least seven (7) Business Days prior to the Closing, Valley shall provide to CVB a supplemental Valley Disclosure Schedule reflecting any required changes thereto between the date of this Agreement and the Closing Date which would have been required to be set forth or described in such disclosure schedule or which is necessary to correct any information in any Valley representation or warranty or such disclosure schedule which has been rendered inaccurate thereby, with Schedule 3.25(e) to be updated with respect to Loans as of the last Business Day of the last calendar month prior to the Closing Date. Delivery of such supplemental disclosure schedules shall not cure a breach or modify a representation or warranty of this Agreement or for purposes of determining the satisfaction of any conditions to consummation of the transactions contemplated by this Agreement, or otherwise affect the respective rights, obligations, representations, warranties, covenants or agreements of the parties to this Agreement.

6.12 Notification of Certain Matters. In addition to the covenants set forth in Section 6.3(b) herein, Valley and CVB will give prompt notice to the other of any fact, event or circumstance known to it that (a) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it or (b) would cause or constitute a breach of any of its representations, warranties, covenants or agreements contained herein that reasonably could be expected to give rise, individually or in the aggregate, to a failure of a condition in Article VII.

6.13 Third-Party Agreements.

(a) The parties shall use commercially reasonable efforts to obtain (i) the consents or waivers required to be obtained from any third parties in connection with the Merger and the other transactions contemplated hereby (in such form and content as mutually agreed by the parties) promptly after the date of this Agreement and (ii) the cooperation of such third parties to effect a smooth transition in accordance with the parties’ timetable at or after the Effective Time. Valley shall cooperate with CVB in minimizing the extent to which any contracts to which Valley is a party will continue in effect following the Effective Time, in addition to complying with the prohibitions in Section 5.2.

(b) Without limiting the generality of Section 6.13(a), Valley shall use commercially reasonable efforts to provide data processing, item processing and other processing support or outside contractors to assist CVB in performing all tasks reasonably required to result in a successful conversion of the data and other files and records of Valley to CVB’s production environment, in such a manner sufficient to ensure that a successful conversion will occur at the time (on or after the Effective Time) mutually agreed by the parties, subject to any applicable Laws, including Laws regarding the exchange of information and other Laws regarding competition. Among other things, Valley shall:

(i) reasonably cooperate with CVB to establish a mutually agreeable project plan to effectuate the conversion;

(ii) use its commercially reasonable efforts to have Valley’s outside contractors continue to support both the conversion effort and its ongoing needs until the conversion can be established;

(iii) provide, or use its commercially reasonable efforts to obtain from any outside contractors, all data or other files and layouts reasonably requested by CVB for use in planning the conversion, as soon as reasonably practicable;

(iv) provide reasonable access to Valley’s personnel and facilities and, with the consent of its outside contractors, its outside contractors’ personnel and facilities, to enable the conversion effort to be completed on schedule; and

(v) give notice of termination, conditioned upon the completion of the transactions contemplated by this Section 6.13(b), of the contracts of outside data, item and other processing contractors or other third-party vendors to which Valley are bound when directed to do so by CVB.

(c) CVB agrees that all actions taken pursuant to this Section 6.13 shall be taken in a manner intended to minimize disruption to the customary business activities of Valley.

(d) Valley shall use its reasonable best efforts to obtain the consents, approvals or waivers from the agreements set forth in Section 6.13(d) of the Valley Disclosure Schedule and lessor estoppel certificates, in a form reasonably satisfactory to CVB, to all of Valley Leased Property not earlier than thirty (30) calendar days nor later than five (5) calendar days prior to the Closing Date.

6.14 Pre-Closing Adjustments. In addition to the adjustments otherwise required by this Agreement, at or before the Effective Time, Valley shall make such additional accounting entries or adjustments, including charge-offs of loans, as CVB shall direct, in compliance with applicable Laws, in order to implement its plans following the Closing or to reflect expenses and costs related to the Merger; provided, however, (i) Valley shall not be required to take such additional actions more than one (1) Business Day prior to the Closing or prior to the time CVB agrees in writing that all of the conditions to its obligations to close as set forth in Article VII have been satisfied or waived, and (ii) based upon consultation with counsel and accountants for Valley, no such additional adjustment shall (A) require any filing with any Governmental Entity, or (B) violate any Law applicable to Valley. Any such pre-closing adjustments that CVB shall direct shall be disregarded for purposes of determining the satisfaction of the conditions set forth in Section 7.2(j) hereof, the Closing Tangible Common Equity, and any as reductions in the Aggregate Cash Amount.

6.15 Shareholder Litigation and Protests. Valley shall promptly advise CVB orally and in writing of any shareholder litigation or community-based protests against Valley or its directors relating to this Agreement, the Merger or any of the other transactions contemplated hereby and thereby (an “Adverse Shareholder Action”) and shall keep CVB fully informed regarding any such shareholder litigation, including providing all relevant documentation. Valley shall consult with CVB and give good faith consideration of its comments and advice and give CVB the opportunity to participate in the defense or settlement of any such litigation, provided that CVB shall pay its own expenses, subject to applicable Law. No settlement in connection with such Adverse Shareholder Action shall be agreed to without CVB’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

ARTICLE VII

CONDITIONS PRECEDENT

7.1 Conditions to Each Party’s Obligation to Effect the Merger. The respective obligations of the parties to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a) Shareholder Approval. The Valley Shareholder Approval shall have been obtained.

(b) Form S-4. The Form S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

(c) No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other Law preventing or making illegal the consummation of the Merger or any of the other transactions contemplated by this Agreement shall be in effect.

7.2 Conditions to Obligations of CVB and Citizens Business Bank. The obligations of CVB to effect the Merger are also subject to the satisfaction, or waiver by CVB, at or prior to the Effective Time, of the following conditions:

(a) Representations and Warranties. The representations and warranties of Valley set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date); provided, however, that no representation or warranty of Valley (other than the representations and warranties set forth in (i) Sections 3.1(a), 3.2(b), 3.7, 3.8, 3.10, 3.11, 3.15, 3.16, 3.18, 3.23, 3.24, 3.25, 3.26, 3.28, 3.31, and 3.33 which shall be true and correct in all material respects, and (ii) Section 3.2(a), 3.3(a), and 3.3(b), which shall be true and correct in all respects) shall be deemed untrue or incorrect for purposes hereunder as a consequence of the existence of any fact, event or circumstance inconsistent with such representation or warranty, unless such fact, event or circumstance, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty of Valley has had or would reasonably be expected to result in a Material Adverse Effect on Valley or the Surviving Corporation; provided further, that for purposes of determining whether a representation or warranty is true and correct for purposes of this Section 7.2(a) any qualification or exception for, or reference to, materiality (including the terms “material,” “materially,” “in all material respects,” “Material Adverse Effect” or similar terms or phrases) in any such representation or warranty shall be disregarded; and CVB shall have received a certificate signed on behalf of Valley by the Chief Executive Officer or the Chief Financial Officer of Valley to the foregoing effect.

(b) Performance of Obligations of Valley. Valley shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time; and CVB shall have received a certificate signed on behalf of Valley by the Chief Executive Officer or the Chief Financial Officer of Valley to such effect.

(c) Tax Opinion. CVB shall have received an opinion of Manatt, Phelps & Phillips, LLP, dated the Closing Date and based on facts, representations and assumptions described in such opinion, to the effect that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code. In rendering such opinion, Manatt, Phelps & Phillips, LLP, will be entitled to receive and rely upon customary certificates and representations of officers of CVB and Valley.

(d) Regulatory Approvals. (i) All consents, registrations, approvals, permits and authorizations required to be obtained prior to the Effective Time by Valley or CVB (or any of its Subsidiaries) from the Federal Reserve, the FDIC, the Commissioner and Nasdaq and (ii) any other regulatory approvals set forth in Sections 3.4 and 4.4, the failure of which to be obtained would reasonably be expected to have a Material Adverse Effect on CVB or Valley, in each case required to consummate the transactions contemplated by this Agreement, including the Merger and the Bank Merger, shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods being referred to as the “Requisite Regulatory Approvals”), and none of such consents, registrations, approvals, permits and authorizations shall contain any Materially Burdensome Regulatory Condition.

(e) No Material Adverse Effect. Since the date hereof, no event shall have occurred or circumstance arisen that, individually or taken together with all other facts, circumstances or events, has had or is reasonably likely to have a Material Adverse Effect with respect to Valley.

(f) Dissenting Shareholders. Holders of not more than ten percent (10%) of the outstanding shares of Valley Common Stock shall have duly exercised their dissenters’ rights under Section 1300 of the CGCL or otherwise have the capacity to exercise such dissenters’ rights in accordance with Section 1300 of the CGCL.

(g) Third Party Consents. Valley shall have obtained each of the consents listed in Schedule 3.16(b) of the Valley Disclosure Schedule and any consents of the type required to be identified in Schedule 3.16(b) of the Valley Disclosure Schedule but were not so identified as of the date of this Agreement. A copy of each such consent shall have been delivered to the CVB.

(h) Directors’ Resignations. CVB shall have received the written resignation of each director of Valley and each of its Subsidiaries (in such director’s capacity as a director) effective as of the Effective Time.

(i) Agreements of Directors and Certain Officers and Employees. CVB shall have received (i), as of the date of this Agreement, a Non-Competition Agreement in the form of Exhibit B from each member of the Valley Board of Directors and each of the officers of Valley listed on Attachment 1 to Exhibit B and no action shall have been taken by any such person to rescind, terminate or breach any such agreement as of the Closing Date and (ii) a release in a form determined by CVB from each officer of Valley who is entitled to receive a Change of Control Payment.

(j) Closing Balance Sheet. Valley shall have delivered the Closing Date Balance Sheet to CVB at least three (3) Business Days prior to the Closing Date.

(k) Financial Measures. As of at least three (3) Business Days prior to the Closing Date, CVB shall have received satisfactory evidence that each of the following minimum financial threshold amounts has been met: (i) the Closing Tangible Common Equity as of the final day of the month immediately preceding the Closing Date shall not be less than the greater of (A) the Closing Tangible Common Equity Minimum or (B) the amount necessary for Valley to achieve a tangible common equity ratio of at least 8.0% as of such date (determined in accordance with GAAP, regulatory accounting requirements and Valley’s policies and procedures as of the date of this Agreement); (ii) the Allowance for Loan Loss Ratio, determined as of the final day of the month immediately preceding the Closing Date, shall not be less than 1.1%; (iii) Total Assets shall not be less than $410,000,000 as of the final day of the month immediately preceding the Closing Date; (iv) Average Accruing Loans shall not be less than $295,000,000; and (v) Average Non-Interest Bearing Deposits shall not be less than $150,000,000.

(l) Transaction Costs. The Transaction Costs shall not exceed $3,500,000 and none of the components of the Transaction Costs listed in Section 7.2(l) of the Valley Disclosure Schedule shall exceed the respective amounts specified therein.

(m) Expense Report; Transaction Costs. Valley shall have caused its attorneys, accountants, auditors and investment bankers which rendered services to Valley in connection with the transactions contemplated by this Agreement (collectively, the “Advisors”) to have submitted to Valley estimates of their fees and expenses for all services rendered in any respect in connection with the transactions contemplated hereby and their reasonable estimates of the amounts of the fees and expenses they expect to incur up to and including the Closing Date at least five (5) Business Days prior to the Closing Date. Valley shall have prepared and submitted to CVB no later than five (5) Business Days prior to the Closing Date a final calculation of all Transaction Costs, certified by Valley’s Chief Financial Officer with support for all items therein in a form and substance reasonable to CVB. Based on such summary, Valley shall have prepared and submitted a final calculation of such fees and expenses, and Valley, shall have accrued and paid the amount of such fees and expenses as calculated above. Valley shall have caused the Advisors to submit their final bills for such fees and expenses to Valley for services rendered prior to the Closing Date and such Advisors shall have released Valley, CVB and the Surviving Corporation from liability, or shall have advised them in writing that, upon payment in full of such amounts, they shall have no liability for any fees or expenses to such Advisors.

(n) For purposes of this Agreement,

(i) “Allowance for Loan Loss Ratio” means the ratio of (x) the amount of Valley’s allowance for loan losses as of such date, determined in accordance with GAAP, regulatory accounting requirements and Valley’s policies and procedures as of the date of this Agreement to (y) Valley’s accrual loans (net of fees) and non-accrual loans as of such date.

(ii) “Average Non-Interest Bearing Deposits” means the average of Valley’s total non-interest bearing deposits over the 30-day period ending on the Measurement Date.

(iii) “Closing Balance Sheet” means the a balance sheet of Valley as of the Measurement Date in a form and substance reasonably acceptable to CVB, the completeness and accuracy of which shall be certified by Valley’s Chief Financial Officer.

(iv) “Measurement Date” means the date that is five (5) Business Days prior to the Closing Date.

(v) “Closing Tangible Common Equity” means Valley’s tangible common shareholders’ equity calculated in accordance GAAP, regulatory accounting requirements and Valley’s policies and procedures as of the date of this Agreement, after giving effect to the Special Dividend but prior to any pre-closing adjustments effectuated in accordance with Section 6.14 and the Transaction Costs.

(vi) “Closing Tangible Common Equity Minimum” means $37,500,000, if Valley has completed the sale of the entire Excepted Loan as of the final day of the month immediately preceding the Closing Date as permitted by Section 5.2(r) or, $37,000,000, if Valley has not completed the sale of all of the entire Excepted Loan as of the final day of the month immediately preceding the Closing Date as permitted by Section 5.2(r).

(vii) “Average Accruing Loans” means the average of Valley’s gross Loans, net of deferred fees and discounts, less Valley’s Loans on non-accrual, determined in accordance with GAAP, regulatory accounting requirements and Valley’s policies and procedures as of the date of this Agreement, for the 30-day period ending on the Measurement Date.

(viii) “Total Assets” means Valley’s total assets, determined in accordance with GAAP.

(ix) “Transaction Costs” means the following expenses, costs and fees paid or to be paid in connection with consummation of the transactions described herein: (1) any contract termination fees payable to vendors as to which CVB has provided its agreement to terminate as of the Effective Time or such other time as may be appropriate including the costs and expenses of terminating data processing licenses and contracts indicated in Section 7.2(l) of the Valley Disclosure Schedule, (2) Change in Control Payments, which shall not exceed the amount indicated in Section 7.2(l) of the Valley Disclosure Schedule, (3) Valley’s legal, advisory and other professional fees and professional expenses rendered solely in connection with the transaction contemplated by this Agreement, up to the amounts indicated in Section 7.2(l) of the Valley Disclosure Schedule, (4) Valley’s accounting and valuation fees and expenses rendered solely in connection with the transactions contemplated by this Agreement, (5) D&O Insurance premiums and costs, and (6) Valley’s costs of printing and mailing the Proxy Statement and soliciting the Valley Shareholder Approval.

(o) 280G Opinion. Valley shall have delivered to CVB the written confirmation, to be dated as of a date not earlier than five (5) Business Days prior to the Closing Date, of Crowe Horwath LLP or another nationally recognized accounting firm reasonably acceptable to CVB, that no agreement, contract or arrangement to which any employee of Valley is a party will result in the payment of any amount that would not be deductible by reason of Section 280G of the Code, as determined without regard to Section 280G(b)(4) of the Code.

(p) FIRPTA Certificate. Valley shall have delivered to CVB a properly executed statement from Valley meeting the requirements of Treasury Regulations Sections 1.1445-2(c)(3) and 1.897-2(h)(1), dated as of the Closing Date.

(q) Consulting Agreement. The chief executive officer of Valley, Allan W. Stone, shall have entered into a consulting agreement with Citizens Business Bank in the form of Schedule 7.2(q) to this Agreement.

7.3 Conditions to Obligations of Valley. The obligation of Valley to effect the Merger is also subject to the satisfaction or waiver by Valley at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. The representations and warranties of CVB set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date); provided, however, that no representation or warranty of CVB (other than the representations and warranties set forth in (i) Sections 4.1(a), 4.3(a), 4.3(b) and 4.7, which shall be true and correct in all material respects, and (ii) Section 4.8, which shall be true and correct in all respects) shall be deemed untrue or incorrect for purposes hereunder as a consequence of the existence of any fact, event or circumstance inconsistent with such representation or warranty, unless such fact, event or circumstance, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty of CVB has had or would reasonably be expected to result in a Material Adverse Effect on CVB; provided, further, that for purposes of determining whether a representation or warranty is true and correct for purposes of this Section 7.3(a), any qualification or exception for, or reference to, materiality (including the terms “material,” “materially,” “in all material respects,” “Material Adverse Effect” or similar terms or phrases) in any such representation or warranty shall be disregarded; and Valley shall have received a certificate signed on behalf of CVB by the Chief Executive Officer or the Chief Financial Officer of CVB to the foregoing effect.

(b) Performance of Obligations of CVB. CVB shall have performed in all material respects all of its obligations required to be performed by it under this Agreement at or prior to the Effective Time, and Valley shall have received a certificate signed on behalf of CVB by its Chief Executive Officers or the Chief Financial Officers to such effect.

(c) Regulatory Approvals. All Requisite Regulatory Approvals shall have been obtained and shall remain in full force and effect.

(d) No Material Adverse Effect. Since the date hereof, no event shall have occurred or circumstance arisen that, individually or taken together with all other facts, circumstances or events, has had or is reasonably likely to have a Material Adverse Effect with respect to CVB.

(e) Listing. The shares of CVB Common Stock to be issued in the Merger shall have been authorized for listing on the Nasdaq, subject to official notice of issuance.

ARTICLE VIII

TERMINATION AND AMENDMENT

8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the shareholders of Valley or CVB:

(a) Mutual Consent – by mutual consent of Valley and CVB in a written instrument authorized by the Boards of Directors of Valley and CVB;

(b) Either Party – by either Valley or CVB;

(i) No Regulatory Approval – (A) if any Governmental Entity that must grant a Requisite Regulatory Approval has (1) denied a Requisite Regulatory Approval and such denial has become final and nonappealable, or (2) advised CVB and/or Valley in writing that it will not grant (or intends to rescind or revoke if previously approved) any such Requisite Regulatory Approval and such denial has become final and nonappealable, or (B) any Governmental Entity of competent jurisdiction shall have issued a final and nonappealable order, injunction or decree permanently enjoining or otherwise prohibiting or making illegal the consummation of the transactions contemplated by this Agreement;

(ii) Delay – if the Merger shall not have been consummated on or before February 27, 2017 (the “End Date”); provided, that the right to terminate this Agreement pursuant to this Section 8.1(b)(ii) shall not be available to any party whose failure to perform or observe the covenants and agreements of such party set forth in this Agreement resulted in the failure of the Merger to be consummated by the End Date;

(iii) Breach – if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of Valley, in the case of a termination by CVB, or on the part of CVB , in the case of a termination by Valley, which breach, either individually or in the aggregate with other breaches by such party, would result in, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 7.2 or 7.3, as the case may be, and which is not cured within thirty (30) days following written notice to the party committing such breach or by its nature or timing cannot be cured within such time period (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein); or

(iv) No Valley Shareholder Approval – if the Valley Shareholder Approval shall not have been obtained at the Valley Shareholder Meeting duly convened therefor or at any adjournment or postponement thereof at which a vote on the adoption of this Agreement was taken; provided, however, that no party may terminate this Agreement pursuant to this Section 8.1(b)(iv) if such party has breached in any material respect any of its obligations under this Agreement, in each case in a manner that caused the failure to obtain the Valley Shareholder Approval at the Valley Shareholder Meeting, or at any adjournment or postponement thereof (it being agreed by the parties that the failure to obtain the Valley Shareholder Approval where there is no such breach shall not constitute a breach in and of itself;

(c) No Valley Recommendation – by CVB, at any time prior to such time as the Valley Shareholder Approval is obtained, in the event (A) Valley shall have breached in any material respect Section 6.9; (B) Valley or the Board of Directors of Valley shall have submitted this Agreement to its shareholders without a recommendation for approval, or otherwise withdraws or materially and adversely modifies (or discloses its intention to withdraw or materially and adversely modify) its recommendation as contemplated by Section 6.9(c), or recommends to its shareholders a Valley Acquisition Proposal other than the Merger (an “Adverse Change of Recommendation”); (C) at any time after the end of fifteen (15) Business Days following receipt of an Acquisition Proposal by Valley, the Board of Directors of Valley shall have failed to reaffirm its Valley Board Recommendation as promptly as practicable (but in any event within five (5) Business Days) after receipt of any written request to do so by CVB; or (D) a tender offer or exchange offer for outstanding shares of Valley

Common Stock shall have been publicly disclosed (other than by CVB or an Affiliate of CVB) and the Board of Directors of Valley recommends that its shareholders tender their shares in such tender or exchange offer or, within ten (10) Business Days after the commencement of such tender or exchange offer, the Board of Directors of Valley fails to definitively recommend against acceptance of such offer;

(d) Valley Superior Proposal – by Valley, prior to such time as the Valley Shareholder Approval is obtained, in order to enter into a definitive agreement providing for a Valley Superior Proposal; provided that (i) Valley is not in material breach of any of the terms of this Agreement, and (ii) Valley Termination Fee is paid to CVB in advance of or concurrently with such termination in accordance with Section 8.3(b);

(e) Burdensome Condition. By CVB if any Regulatory Approval includes, or will not be issued without, the imposition of a Materially Burdensome Regulatory Condition; or

(f) Trading Collar.

(i) By Valley, upon written notice to CVB within the two (2) Business Days following the Determination Date (as defined below), in the event of all of the following:

(1) CVB does not have the right to terminate this Agreement pursuant to Sections 8.1(b)(iii) or 8.1(c) of this Agreement, or CVB has the right to terminate this Agreement pursuant to Sections 8.1(b)(iii) or 8.1(c) of this Agreement and does not exercise such right; and

(2) The CVB Average Closing Price is less than $13.50.

(ii) By CVB, upon its written notice to Valley within the two (2) Business Days following the Determination Date, in the event of all of the following:

(1) Valley does not have the right to terminate this Agreement pursuant to Section 8.1(b)(iii) of this Agreement, or Valley has the right to terminate this Agreement pursuant to Section 8.1(b)(iii) of this Agreement and does not exercise such right; and

(2) The CVB Average Closing Price is greater than $20.50.

(iii) For purposes of Section 7.1(f), “Determination Date” means the fifth (5th) Trading Day immediately preceding the anticipated Closing Date.

(iv) If CVB declares or effects a stock dividend, reclassification, recapitalization, forward or reverse stock split, or similar transaction between the date of this Agreement and the Determination Date, the prices for the CVB Common Stock used to determine the CVB Average Closing Price shall be appropriately adjusted.

8.2 Effect of Termination. In the event of termination of this Agreement by either Valley or CVB as provided in Section 8.1, this Agreement shall forthwith become void and have no effect and none of Valley, CVB, any of its Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever under this Agreement, or in connection with the transactions contemplated by this Agreement, except that (i) Sections 6.3(c), 8.2, 8.3, and 9.3 through 9.11 shall survive any termination of this Agreement, and (ii) neither Valley nor CVB shall be relieved or released from any liabilities or damages arising out of its willful and material breach of any provision of this Agreement; provided, however, no party hereto shall seek to obtain, or be entitled to, any recovery for consequential, indirect or punitive damages against any other party or any of such party’s Subsidiaries, or any of their respective directors, officers, employees, attorneys, agents, advisers, managers, or Affiliates in connection with the transactions contemplated hereby.

8.3 Fees and Expenses.

(a) All fees and expenses incurred in connection with the Merger, this Agreement, and the transactions contemplated by this Agreement (including costs and expenses of printing and mailing the Proxy Statement) shall be paid by the party incurring such fees or expenses, whether or not the Merger is consummated, except as otherwise provided in Section 8.3(b).

(b) Valley Termination Fee.

(i) In the event that this Agreement is terminated by Valley pursuant to Section 8.1(d) (Valley Superior Proposal) or CVB pursuant to Section 8.1(c) (No Valley Recommendation), then Valley shall pay CVB a fee, in immediately available funds, in the amount of $3,500,000.00 (the “Valley Termination Fee”) by wire transfer to an account specified by CVB promptly, but in any event prior to or concurrently with a termination pursuant to Section 8.1(d) or no later than two (2) Business Days after the date of termination pursuant to Section 8.1(c).

(ii) In the event that any Person shall have made a Valley Acquisition Proposal, which proposal has been publicly announced, disclosed or proposed and not withdrawn, and:

(1) hereafter this Agreement is terminated:

(a) by either party pursuant to Section 8.1(b)(ii) (Delay), or Section 8.1(b)(iv) (No Valley Shareholder Approval) but only if one or more of the following is true: (A) Valley has effected an Adverse Recommendation Change, (B) Valley has failed to hold the Valley Shareholders Meeting or otherwise breached any provision of Section 6.9 or (C) Valley has held the Valley Shareholders Meeting and failed to obtain the Valley Shareholder Approval; or

(b) by CVB pursuant to Section 8.1(b)(iii) (Breach by Valley), and

(2) within eighteen (18) months after such termination of this Agreement, a Valley Acquisition Proposal shall have been consummated or any definitive agreement with respect to a Valley Acquisition Proposal shall have been entered into (provided that for purposes of the foregoing, the term “Valley Acquisition Proposal” shall have the meaning assigned to such term in Section 6.9(d) except that the references to “more than 10%” in the definition of Valley Acquisition Proposal shall be deemed to be references to “50%”);

then Valley shall pay CVB Valley Termination Fee by wire transfer to an account specified by CVB prior to the earlier of the execution of a definitive agreement with respect to, or the consummation of, such Valley Acquisition Proposal. In no event shall Valley be obligated to pay CVB Valley Termination Fee on more than one occasion or if Valley has paid any damages for breach and in no event shall Valley be obligated to pay CVB any damages if Valley has paid Valley Termination Fee.

(c) Liquidated Damages. Valley and CVB acknowledge that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, neither party would enter into this Agreement. The amounts payable by Valley pursuant to Section 8.3(b) constitute liquidated damages and not a penalty and shall be the sole monetary remedy of CVB in the event of termination of this Agreement under such applicable section. In the event that Valley fails to pay when due any amounts payable under this Section 8.3, then (i) the party failing to so pay shall reimburse the other party for all costs and expenses (including disbursements and reasonable fees of counsel) incurred in connection with the collection of such overdue amount, and (ii) the party failing to so pay shall pay to the other party interest on such overdue amount (for the period commencing as of the date that such overdue amount was originally required to be paid and ending on the date that such overdue amount is actually paid in full) at a rate per annum equal to the prime rate published in The Wall Street Journal on the date such payment was required to be made.

8.4 Amendment. This Agreement may be amended by the parties, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the shareholders of Valley; provided, however, that after any approval of the transactions contemplated by this Agreement by such shareholders, there may not be, without further approval of such shareholders, any amendment of this Agreement that requires further approval under applicable Law. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

8.5 Extension; Waiver. At any time prior to the Effective Time, the parties, by action taken or authorized by their respective Boards of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other party, (b) waive any inaccuracies in the representations and warranties contained in this Agreement or (c) waive compliance with any of the agreements or conditions contained in this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE IX

GENERAL PROVISIONS

9.1 Closing. On the terms and subject to conditions set forth in this Agreement, the closing of the Merger (the “Closing”) shall take place at 10:00 a.m., Pacific Time, at the offices of Manatt, Phelps & Phillips, LLP, counsel to CVB, on the last Business Day of the calendar month in which the last to be satisfied of the conditions set forth in Article VII is satisfied (other than those conditions that by their nature are to be satisfied or waived at the Closing but subject to the satisfaction or waiver of those conditions), which date is on or after February 1, 2017, or such other date as determined by mutual agreement of the parties (the “Closing Date”).

9.2 Non-survival of Representations, Warranties and Agreements. This Article IX and the agreements of Valley and CVB contained in Section 6.7 shall survive the consummation of the Merger. All other representations, warranties, covenants and agreements set forth in this Agreement shall terminate immediately upon the consummation of the Merger.

9.3 Notices. All notices and other communications in connection with this Agreement shall be in writing and shall be deemed given if delivered personally, sent via facsimile (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a) if to CVB or Citizens Business Bank, to:

CVB Financial Corp.

701 North Haven Avenue

Ontario, California 91764

Attention: Christopher D. Myers, President & Chief

                 Executive Officer

Facsimile: (909) 481-2120

with a copy (which shall not constitute notice) to:

Manatt, Phelps & Phillips, LLP

One Embarcadero Center

San Francisco, California 94111

Attention: Craig D. Miller, Esq.

                 David Gershon, Esq.

Facsimile: (415) 291-7474

(b) if to Valley, to:

Valley Commerce Bancorp

701 West Main Street

Visalia, California 93291

Attention: Allan W. Stone, President and

                 Chief Executive Officer

Facsimile: (559) 740-0747

with a copy (which shall not constitute notice) to:

Gary Steven Findley & Associates

3808 East La Palma Avenue

Anaheim, California 92807

Attention: Gary Steven Findley, Esq.

Facsimile: (714) 630-7919

9.4 Interpretation. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to an Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” References to “the date hereof” shall mean the date of this Agreement. As used in this Agreement, the phrase “Knowledge of Valley” and similar language means the actual knowledge, after reasonable investigation, of any of Valley’s officers listed on Section 9.4 of the Valley Disclosure Schedule, and the phrase “Knowledge of CVB” and similar language means the actual knowledge, after reasonable investigation, of the Chief Executive Officer and Chief Financial Officer of CVB. For purposes of this definition, a “reasonable investigation” by a Person shall mean a review by the officer of such Person of documents and/or such other information that is reasonably related to the performance of the job functions or oversight responsibilities of such officer. As used in this Agreement, “Person” or “Persons” means any individual, bank, corporation (including not-for-profit), joint-stock company, general or limited partnership, limited liability company, joint venture, estate, business trust, trust, association, organization, Governmental Entity or other entity of any kind or nature. All schedules and exhibits hereto shall be deemed part of this Agreement and included in any reference to this Agreement. As used in this Agreement, “Business Day” means Monday through Friday of each week, except a legal holiday recognized as such by the United States federal government or any day on which banking institutions in the State of California are authorized or obligated to close. If any term, provision, covenant or restriction contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that any provision, covenant or restriction is invalid, void or unenforceable, it is the express intention of the parties that such provision, covenant or restriction be enforced to the maximum extent permitted.

9.5 Counterparts. This Agreement may be executed in two or more counterparts (including by facsimile or other electronic means), all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other party, it being understood that each party need not sign the same counterpart.

9.6 Entire Agreement. This Agreement (including the documents and the instruments referred to in this Agreement), together with the Confidentiality Agreement, constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement, other than the Confidentiality Agreement.

9.7 Governing Law; Jurisdiction. This Agreement shall be governed by and construed in accordance with the Laws of the State of California, without giving effect to its principles of conflicts of Laws. The parties hereto agree that any suit, action or proceeding brought by either party to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby shall be brought in any federal or state court located in the State of California. Each of the parties hereto submits to the jurisdiction of any such court in any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of, or in connection with, this Agreement or the transactions contemplated hereby and hereby irrevocably waives the benefit of jurisdiction derived from present or future domicile or otherwise in such action or proceeding. Each party hereto irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

9.8 Waiver of Jury Trial. Each party hereto acknowledges and agrees that any controversy that may arise under this Agreement, and in respect of the transactions contemplated hereby, is likely to involve complicated and difficult issues, and therefore each party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any legal action, directly or indirectly, arising out of, or relating to, this Agreement or any documents referred to in this Agreement, or the transactions contemplated by this Agreement. Each party certifies and acknowledges that (a) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, (b) each party understands and has considered the implications of this waiver, (c) each party makes this waiver voluntarily, and (d) each party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 9.8.

9.9 Publicity. Neither Valley nor CVB shall, and none of Valley nor CVB shall permit any of their respective Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement, or, except as otherwise specifically provided in this Agreement, any disclosure of nonpublic information to a third party, concerning, the transactions contemplated by this Agreement without the prior consent (which shall not be unreasonably withheld, conditioned, or delayed) of CVB, in the case of a proposed announcement, statement or disclosure by Valley or VBB, or of Valley, in the case of a proposed announcement, statement or disclosure by CVB or Citizens Business Bank; provided, however, that any of either Valley or VBB, on the one hand, or CVB or Citizens Business Bank, on the other, may, without the prior consent of the other party (but after prior consultation with the other party to the extent practicable under the circumstances) issue or cause the publication of any press release or other public announcement to the extent required by Law or by the applicable rules and regulations of the Nasdaq.

9.10 Assignment; Third-Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by either of the parties without the prior written consent of the other party (which shall not be unreasonably withheld or delayed). Any purported assignment in contravention hereof shall be null and void. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by each of the parties and their respective successors and permitted assigns. Except for Section 6.7, which is intended to benefit each Indemnified Party and his or her heirs and representatives, nothing in this Agreement, expressed or implied, is intended to confer upon any person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

9.11 Specific Performance. The parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms. It is accordingly agreed that, except as specifically set forth Section 8.3(c), each party acknowledges that money damages would be an insufficient remedy for any breach of this Agreement by such party and that such party would cause the other party hereto irreparable harm and that, accordingly, each party also agrees that in the event of any breach or threatened breach of this Agreement by such party, the other party shall be entitled to equitable relief without the requirement of posting a bond or other security, including in the form of injunctions and specific performance of the terms hereof, this being in addition to any other remedies to which such party is entitled at Law or in equity.

9.12 Valley Disclosure Schedule.

(a) Before entry into this Agreement, Valley delivered to CVB a schedule (a “Valley Disclosure Schedule”) which sets forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in Article III or to one or more covenants contained herein; provided, however, that notwithstanding anything in this Agreement to the contrary, the mere inclusion of an item as an exception to a representation or warranty shall not be deemed an admission that such item represents a material exception or material fact, event or circumstance or that such item has had or would be reasonably likely to have a Material Adverse Effect.

(b) For purposes of this Agreement, when used with respect to Valley, “Previously Disclosed” means, for Valley, information set forth by Valley in the applicable section of the Valley Disclosure Schedule or any other section the Valley Disclosure Schedule (so long as it is reasonably clear from the context that the disclosure in such other paragraph of the Valley Disclosure Schedule is also applicable to the section of this Agreement in question) and, when used with respect to CVB, means information concerning CVB set forth in the CVB SEC Reports.

[Signature page follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

CVB FINANCIAL CORP.

By:	/s/ E. Allen Nicholson
Name:	E. Allen Nicholson
Title:	Executive Vice President and Chief Financial Officer

VALLEY COMMERCE BANCORP

By:	/s/ Allan W. Stone
Name:	Allan W. Stone
Title:	President & Chief Executive Officer

EXHIBIT A

VOTING AND SUPPORT AGREEMENT

This VOTING AND SUPPORT AGREEMENT (this “Agreement”) is made and entered into as of September 22, 2016 by and among CVB Financial Corp., a California corporation (“CVB”), and the shareholder of Valley Commerce Bancorp, a California corporation (“Valley”), that is a signatory to this Agreement (the “Shareholder”), and solely for purposes of the last sentence of Section 7, Valley.

Recitals

A. CVB and Valley have entered into that certain Agreement and Plan of Merger and Reorganization (and as it may be amended, the “Merger Agreement”), dated as of the date of this Agreement, pursuant to which Valley will merge (the “Merger”) with and CVB, whereupon each share of Valley’s common stock (“Valley Common Stock”) will be converted into the right to receive the consideration set forth in the Merger Agreement.

B. As a condition to its willingness to enter into the Merger Agreement, CVB has required that the Shareholder, solely in his or her capacity as a shareholder and beneficial owner or record holder of Valley Common Stock, enter into, and the Shareholder has agreed to enter into, this Agreement.

NOW, THEREFORE, in consideration of the foregoing, for good and valuable consideration, the parties hereby agree as follows:

1. Representations and Warranties of the Shareholder. The Shareholder hereby represents and warrants to CVB as follows:

(a) Authority; No Violation. The Shareholder has all necessary power and authority to enter into and perform all of the Shareholder’s obligations hereunder. The execution, delivery and performance of this Agreement by the Shareholder will not violate any other agreement to which the Shareholder is a party, including any voting agreement, shareholders’ agreement, trust agreement, voting trust or similar arrangement. This Agreement has been duly and validly executed and delivered by the Shareholder (and the Shareholder’s spouse, if the spouse’s consent or agreement is necessary to vote, sell or refrain from voting or selling the Shares (as defined below) or to agree or commit to do any of the foregoing) and constitutes a valid and binding agreement of the Shareholder and such spouse, enforceable against the Shareholder and the Shareholder’s spouse in accordance with its terms.

(b) Ownership of Shares. The Shareholder is the beneficial owner or record holder of the number of shares of Valley Common Stock indicated under the Shareholder’s name on the signature page hereto (the “Existing Shares”, and together with any shares of Valley Common Stock acquired by the Shareholder after the date of this Agreement, the “Shares”) and, as of the date of this Agreement, the Existing Shares constitute all the shares of Valley Common Stock owned of record or beneficially by the Shareholder. With respect to the Existing Shares, subject to applicable community property laws, the Shareholder has sole voting power and sole power to issue instructions with respect to the matters set forth in Section 2 of this Agreement, sole power of disposition, sole power to demand appraisal rights and sole power to engage in actions set forth in Section 2 of this Agreement, with no restrictions on the voting rights, rights of disposition or otherwise, subject to applicable laws and the terms of this Agreement.

2. Voting Agreement and Agreement Not to Transfer.

(a) From the date of this Agreement until the Termination Date (as defined in Section 8 below) (the “Support Period”), except as set forth in Section 6 below, the Shareholder hereby agrees to vote all of the Shares (i) in favor of the Merger, the Merger Agreement and the transactions contemplated by this Agreement at any meeting of shareholders of Valley (and at any adjournment or postponement thereof) and in connection with any

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action of the shareholders of Valley taken by written consent, (ii) against any action or agreement that would result in a breach in any material respect of any covenant, representation or warranty or any other obligation or agreement of Valley under this Agreement or the Merger Agreement, and (iii) except with the prior written consent of CVB or as otherwise contemplated in or permitted by the Merger Agreement, against the following actions (other than the Merger and the transactions contemplated by the Merger Agreement): (A) any extraordinary corporate transactions, such as a merger, consolidation or other business combination involving Valley; (B) any sale, lease or transfer of a material amount of the assets of Valley; (C) any change in the majority of the board of directors of Valley; (D) any material change in the present capitalization of Valley; (E) any amendment of Valley’s articles of incorporation or bylaws; (F) any other material change in Valley’s corporate structure or business; or (G) any other action that is intended or could reasonably be extended to impede, interfere with delay, postpone, discourage or materially adversely affect the Merger. During the Support Period, the Shareholder shall not enter into any agreement or understanding with any Person or entity to vote or give instructions after the Termination Date in any manner inconsistent with clauses (i), (ii) or (iii) of the preceding sentence.

(b) During the Support Period, the Shareholder will not, directly or indirectly (i) sell, transfer, exchange, pledge, assign, hypothecate, encumber, tender or otherwise dispose of (collectively, a “Transfer”), or enforce or permit execution of the provisions of any redemption, share purchase or sale, recapitalization or other agreement with Valley or any other Person or enter into any contract, option or other agreement, arrangement or understanding with respect to the Transfer of, directly or indirectly, any of the Shares or any securities convertible into or exercisable for Shares, any other capital stock of Valley or any interest in any of the foregoing with any Person, (ii) enter into swap or any other agreement or any transaction that transfers, in whole or in part, directly or indirectly, the economic consequence of ownership of the Shares, (iii) take any action that would make any of the Shareholder’s representations or warranties contained in this Agreement untrue or incorrect in any material respect or have the effect of preventing or disabling the Shareholder from performing the Shareholder’s obligations under this Agreement; provided however, that this Agreement shall not prohibit the Shareholder from transferring and delivering any of the Shares to Valley to effect the exercise of an option to purchase Valley Common Stock.

3. Cooperation. Except as set forth in Section 6 below, during the Support Period the Shareholder agrees that the Shareholder will not directly or indirectly (i) initiate, solicit, induce or knowingly encourage, or knowingly take any action to facilitate the making of, any inquiry, offer or proposal which constitutes, or could reasonably be expected to lead to, a Valley Acquisition Proposal, or (ii) participate in any discussions or negotiations regarding any Valley Acquisition Proposal, or furnish, or otherwise afford access, to any Person (other than CVB) to any information or data with respect to Valley relating to a Valley Acquisition Proposal.

4. No Solicitation. Except as set forth in Section 6 below, during the Support Period, the Shareholder shall not, and shall not permit any attorney or other representative retained by the Shareholder to, directly or indirectly, (a) take any of the actions specified in Section 6.9(a) of the Merger Agreement that Valley has agreed not to take, (b) agree to release, or release, any Person from any obligation under any existing standstill agreement or agreement relating to Valley or (c) participate in, directly or indirectly, a “solicitation” of “proxies” (as such terms are used in the rules of the SEC) or powers of attorney or similar rights to vote, or seek to advise or influence any Person with respect to the voting of, any shares of Valley Common Stock, other than to recommend that shareholders of Valley vote in favor of the adoption and approval of the Merger Agreement and the Merger. Except as set forth in Section 6 below, the Shareholder agrees immediately to cease and cause to be terminated any activities, discussions or negotiations conducted before the date of this Agreement with any Persons other than CVB with respect to any possible Valley Acquisition Proposal and will take all necessary steps to inform any representative retained by the Shareholder of the obligations undertaken by the Shareholder pursuant to this Section 4.

5. Notice of Acquisitions; Proposals Regarding Prohibited Transactions. The Shareholder hereby agrees to notify CVB promptly (and in any event within two (2) Business Days) in writing of the number of any additional

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shares of Valley Common Stock or other securities of Valley of which the Shareholder acquires beneficial or record ownership on or after the date of this Agreement. The Shareholder shall cause Valley to comply with the provisions of Sections 6.9(a) and 6.9(b) of the Merger Agreement as if he or she were Valley.

6. Shareholder Capacity. The Shareholder is entering this Agreement in the Shareholder’s capacity as the record or beneficial owner of the Shares, and not in his or her capacity as a director of Valley or as a trustee of any Valley benefit plan. Nothing in this Agreement shall be deemed in any manner to limit the discretion of the Shareholder to take any action, or fail to take any action, in his or her capacity as a director of Valley or as a trustee of any benefit plan of Valley, that may be required of the Shareholder in the exercise of the Shareholder’s duties and responsibilities as a director of Valley or as a trustee of any benefit plan of Valley.

7. Stop Transfer Order. In furtherance of this Agreement, the Shareholder hereby authorizes and instructs Valley to enter a stop transfer order with respect to all of the Shares for the Support Period. The Valley agrees that it shall comply with such stop transfer instructions.

8. Termination. This Agreement and the obligations of the Shareholder hereunder shall terminate upon the first to occur of (a) the Effective Time of the Merger or (b) the termination of the Merger Agreement in accordance with its terms (the “Termination Date”).

9. Specific Performance. The Shareholder acknowledges that it is a condition to the willingness of Parent to enter into the Merger Agreement that Shareholder execute and deliver this Agreement and that it will be impossible to measure in money the damages to CVB if Shareholder fails to comply with the obligations imposed by this Agreement and agrees that irreparable injury will result to CVB in the event of a breach of any of the provisions of this Agreement and that CVB may have no adequate remedy at law with respect thereto. Accordingly, in the event of a material breach of this Agreement, and in addition to any other legal or equitable remedy CVB may have, the Shareholder agrees that the entry of a preliminary injunction and a permanent injunction (including, without limitation, specific performance) by a court of competent jurisdiction, to restrain the violation or breach thereof by the Shareholder or any Affiliates, agents, or any other persons acting for or with the Shareholder in any capacity whatsoever, is an appropriate remedy for any such breach and that the Shareholder will not oppose the granting of such relief on the basis that CVB has an adequate remedy at law. The Shareholder further agrees that the Shareholder will not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with CVB’s seeking or obtaining such equitable relief. Such injunctive and other equitable remedies are cumulative and shall be CVB’s sole remedy under this Agreement, unless CVB shall have sought and been denied by a court of competent jurisdiction injunctive or other equitable remedies and such denial is other than by reason of violation of this Agreement by CVB, the Shareholder submits to the jurisdiction of such court in any such action.

10. Miscellaneous.

(a) Definitional Matters.

(i) All capitalized terms used but not defined in this Agreement shall have the respective meanings set forth in the Merger Agreement.

(ii) The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

(b) Entire Agreement. This Agreement together the Merger Agreement constitute the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, among the parties, or any of them, with respect to the subject matter hereof.

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(c) Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto and their respective successors, assigns, heirs, executors, administrators and other legal representatives. Nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

(d) Certain Events. The Shareholder agrees that this Agreement and the obligations hereunder shall attach to the Shares and shall be binding upon any Person to which legal ownership of the Shares shall pass, whether by operation of law or otherwise, including, without limitation, the Shareholder’s heirs, executors, guardians, administrators, trustees or successors. Notwithstanding any Transfer of such Shares by the Shareholder, the Shareholder or, as applicable, the Shareholder’s heirs, executors, guardians, administrators, trustees or successors, shall remain liable for the performance of all obligations under this Agreement.

(e) Assignment. This Agreement shall not be assigned without the prior written consent of the other party hereto, and any purported assignment without such consent shall be null and void.

(f) Modifications; Waivers. This Agreement shall not be amended, altered or modified in any manner whatsoever, except by a written instrument executed by the parties hereto. No provision in this Agreement may be waived, except by means of a writing signed by the party against whom the waiver is sought to be enforced. The failure of any party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

(g) Governing Law. This Agreement and the legal relations between the parties hereto shall be governed by and construed in accordance with the laws of the state of California, without regard to the conflict of laws rules thereof. The state or federal courts located within the state of California shall have exclusive jurisdiction over any and all disputes between the parties hereto, whether in law or equity, arising out of or relating to this Agreement and the agreements, instruments and documents contemplated hereby and the parties consent to and agree to submit to the jurisdiction of such courts. Each of the parties hereby waives and agrees not to assert in any such dispute, to the fullest extent permitted by applicable Law, any claim that (i) such party is not personally subject to the jurisdiction of such courts, (ii) such party and such party’s property is immune from any legal process issued by such courts, or (iii) any litigation or other proceeding commenced in such courts is brought in an inconvenient forum. The parties hereby agreed that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 10(k) of this Agreement or in other manner as may be permitted by law, shall be valid and sufficient services thereof and hereby waive any objections to services accomplished in the manner herein provided.

(h) Reliance on Counsel and Other Advisors. The Shareholder has consulted with such legal, financial, technical or other experts as the Shareholder deems necessary or desirable before entering into this Agreement.

(i) Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, each of which shall remain in full force and effect.

(j) Counterparts and Execution. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement. Signatures sent by facsimile shall have the same force as manual signed originals.

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(k) Notices. Any notices or other communications required or permitted hereunder shall be in writing and shall be deemed duly given upon (i) transmitter’s confirmation of a receipt of a facsimile transmission, (ii) confirmed delivery by a standard overnight carrier or (iii) the expiration of five (5) business days after the day when mailed by certified or registered mail, postage prepaid, addressed at the following addresses (or at such other address as the parties hereto shall specify by like notice):

If to CVB:

CVB Financial Corp.

701 North Haven Avenue

Ontario, California 91764

Attention: Christopher D. Myers, President & Chief Executive Officer

Facsimile: (909) 481-2120

with a copy (which shall not constitute notice) to:

Manatt, Phelps & Phillips, LLP

One Embarcadero Center

San Francisco, California 94111

Attention: Craig D. Miller, Esq.

Facsimile: (415) 291-7474

If to Valley, to:

Valley Commerce Bancorp

701 W. Main St.

Visalia, CA 93291 Attention: Allan Stone, President and Chief Executive Officer

Facsimile:

with a copy (which shall not constitute notice) to:

Gary Steven Findley and Associates

3808 East La Palma Avenue

Anaheim, California 92807

Attention: Gary Steven Findley, Esq. Facsimile: (714) 630-7010

If to the Shareholder, to the address noted on the signature page hereto.

[SIGNATURES APPEAR ON THE IMMEDIATELY FOLLOWING PAGE]

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IN WITNESS WHEREOF, the parties hereto have executed this Support Agreement as of the date first above written.

CVB FINANCIAL CORP.

By:

Title:

VALLEY COMMERCE BANCORP

By:

Title:

SHAREHOLDER:

Name:

Number of Shares:

Address for Notices:

[1]
Name:

[1]	If spousal signature required

[Signature Page to Voting and Support Agreement]

Exhibit B

NONCOMPETITION AND NONSOLICITATION AGREEMENT

This NONCOMPETITION AND NONSOLICITATION AGREEMENT (this “Agreement”) dated as of September 22, 2016 is entered into by and between Citizens Business Bank, a California banking corporation (“CBB”), and [●] (“Shareholder”).

RECITALS

A. CVB Financial Corp., a California corporation (“CVB”), and parent corporation of CBB, and Valley Commerce Bancorp, a California corporation (“Valley”), and parent corporation of Valley Commerce Bank, a California banking corporation (“Bank”), have entered into that certain Agreement and Plan of Reorganization and Merger, dated as of September 22, 2016 (the “Merger Agreement”) which, among other things, contemplates the merger of Valley with and into CVB (the “Merger”) followed immediately by the merger of Bank into CBB (the “Bank Merger”).

B. Shareholder is a beneficial owner of Valley common stock and a director and/or executive officer of Valley and Bank.

C. Shareholder, as a shareholder of Valley, is or will be entitled to receive substantial consideration consisting of CVB’s common stock and payments of cash in connection with the transactions contemplated by the Merger Agreement.

D. As an inducement to CVB to enter into the Merger Agreement and to consummate the Bank Merger, Shareholder agrees to refrain from competing with and using trade secrets or soliciting customers or employees of Bank in accordance with the terms hereof.

NOW, THEREFORE, in consideration of the premises and respective representations, warranties and covenants, agreements and conditions contained herein and in the Merger Agreement, and intending to be legally bound hereby, Shareholder and CBB agree as follows:

ARTICLE I

CERTAIN DEFINITIONS

Except as otherwise provided herein, each capitalized term shall have the meaning given to such term in the Merger Agreement. As used in this Agreement, the following terms shall have the meanings set forth:

“Customer” means any Person with whom Bank has an existing relationship for Financial Services (as defined below) from the date of execution of the Merger Agreement until immediately prior to the Effective Time of the Merger.

“Enterprise” means the provision of Financial Services conducted by Bank at any time from the date of execution of the Merger Agreement until immediately prior to the Effective Time of the Merger.

“Financial Institution” means a “depository institution” as that term is defined in 12 C.F.R. Section 348.2, and any parent, Subsidiary or Affiliate thereof or any other corporation or other business entity primarily engaged in the origination or purchase of commercial or consumer loans and leases.

“Financial Services” means (i) the origination, purchasing, selling and servicing of commercial, real estate, residential, construction and consumer loans and/or (ii) the solicitation and provision of deposit services and services related thereto.

“Prospective Customer” means any Person with whom Bank has actively pursued a relationship to provide Financial Services at any time between the date of execution of the Merger Agreement and the Effective Time of the Merger.

“Trade Secrets” means all secrets and other confidential information, ideas, knowledge, know-how, techniques, secret processes, improvements, discoveries, methods, inventions, sales, financial information, Customers, lists of Customers and Prospective Customers, plans, concepts, strategies or products, as well as all documents, reports, drawings, designs, plans and proposals otherwise pertaining to same or relating to the business and properties of Bank of which Shareholder has acquired, or may hereafter acquire, knowledge and possession as a shareholder, director, officer or employee of Bank or as a result of the transactions contemplated by the Merger Agreement, provided however, notwithstanding any other provisions of this Agreement to the contrary, “Trade Secrets” shall not include any (i) information which is or has become available from a third party who learned the information independently and is not or was not bound by a duty or agreement of confidentiality with respect to such information; or (ii) information readily ascertainable from public, trade or other nonconfidential sources (other than as a result, directly or indirectly, of a disclosure or other dissemination in contravention of a confidentiality agreement).

ARTICLE II

ACKNOWLEDGMENTS BY SHAREHOLDER

Shareholder acknowledges that:

2.1 CVB would not enter into the Merger Agreement unless Shareholder agrees not to enter into an activity that is competitive with or similar to the Enterprise in violation of this Agreement and that, accordingly, this Agreement is a material inducement for CVB to enter into and to carry out the terms of the Merger Agreement. Accordingly, Shareholder expressly acknowledges that he or she is entering into this Agreement with CBB to induce CVB to enter into and carry out the terms of the Merger Agreement.

2.2 By virtue of Shareholder’s position with Bank, Shareholder has developed considerable expertise in the business operations of Bank and has access to Trade Secrets. Shareholder recognizes that CVB and CBB would be irreparably damaged, and its substantial investment in Bank materially impaired, if Shareholder were to enter into an activity that is competitive with or similar to the Enterprise in violation of the terms of this Agreement, if Shareholder were to disclose or make use of any Trade Secrets in violation of the terms of this Agreement, or if Shareholder were to solicit Customers, Prospective Customers or employees of Bank in violation of the terms of this Agreement. Accordingly, Shareholder expressly acknowledges that he or she is voluntarily entering into this Agreement and that the terms and conditions of this Agreement are fair and reasonable to Shareholder in all respects.

ARTICLE III

NONCOMPETITION AND NONSOLICITATION

3.1 Noncompetition. From the date of this Agreement and for the period ending on the expiration of the twenty-four (24) months after the Effective Time of the Merger (the “Applicable Period”), Shareholder shall not, directly or indirectly, without the prior written consent of CBB own, manage, operate, control, finance or participate in the ownership, management, operation, control or financing of, or be connected as an officer, director, employee, partner, principal, agent, representative, consultant or otherwise with, any business or enterprise engaged in any business that is competitive with or similar to the Enterprise within any of the California Counties of Fresno, Kern, King, Madeira or Tulare (the “Territory”). Notwithstanding the above, Shareholder shall not be deemed to be engaged directly or indirectly in any business in contravention of the immediately preceding sentence, if (a) Shareholder participates in any such business solely (i) as an officer or director of CVB or CBB or (ii) as a passive investor in up to 5% of the equity securities or 10% of the debt securities of a company or partnership, provided such securities are publicly traded or (b) Shareholder is employed by a business or enterprise that is engaged primarily in a business other than that which is competitive with or similar to the Enterprise and Shareholder does not apply in any manner his or her expertise at such business or enterprise to that part of such business or enterprise that is competitive with or similar to the Enterprise.

3.2 Nonsolicitation. During the Applicable Period, Shareholder shall not, directly or indirectly, without the prior written consent of CBB, on behalf of any Financial Institution, (i) solicit or aid in the solicitation of any Customers or Prospective Customers for Financial Services, or (ii) solicit or aid in the solicitation of any officers or employees of Bank, or (iii) induce or attempt to induce immediately any Person who is a Customer, Prospective Customer, supplier, distributor, officer or employee of Bank as of the date hereof or immediately prior to the Effective Time of the Merger to terminate such person’s relationships with, or to take any action that would be disadvantageous to CBB as the surviving corporation in the Bank Merger. Shareholder, upon the reasonable request of CVB or CBB, shall also agree to use his or her best efforts to retain the business of CVB and/or CBB and promote the acquisition of new business by CVB and/or CBB.

3.3 Trade Secrets. Without limiting the generality of the foregoing and at all times after the date hereof, other than for the benefit of Bank, or as otherwise approved by CVB or CBB, and, after the Effective Time of the Merger (as such term is defined in the Merger Agreement), other than for the benefit of the CVB and/or CBB or as otherwise approved by CVB or CBB, Shareholder (i) shall make no use of the Trade Secrets, or any other part thereof, (ii) shall not disclose the Trade Secrets, or any part thereof, to any other Person, and (iii) shall deliver, on and after the Effective Time of the Merger, upon the request of CBB, all documents, reports, drawings, designs, plans, proposals and other tangible evidence of Trade Secrets, now possessed or hereafter acquired by Shareholder, to CVB and/or CBB.

3.4 Exceptions. Notwithstanding any provision of this Agreement to the contrary, Shareholder may disclose or reveal any information, whether including in whole or in part any Trade Secrets, that:

(a) Shareholder is required to disclose or reveal under any applicable Law, provided Shareholder makes a good faith request that the confidentiality of the Trade Secrets be preserved and, to the extent not prohibited by applicable Laws, gives CBB prompt notice of such requirement in advance of such disclosure.

(b) Shareholder is otherwise required to disclose or reveal by any Governmental Agency, as defined below, provided Shareholder makes a good faith request that the confidentiality of the Trade Secrets be preserved and, to the extent not prohibited by applicable Laws, gives CBB prompt notice of such requirement is advance of each disclosure;

(c) Upon the opinion of Shareholder’s counsel, Shareholder is compelled to disclose or else stand liable for contempt or suffer other censure or penalty imposed by any Governmental Entity, provided Shareholder makes a good faith request that the confidentiality of the Trade Secrets be preserved and, to the extent not prohibited by applicable Laws, gives CBB prompt notice of such requirement in advance of such disclosure.

In furtherance thereof, Shareholder understands that nothing contained in this Agreement prohibits or limits Shareholder from filing a charge or complaint with or reporting possible violations of federal, state or local law to any government agency or entity, including but not limited to the Securities and Exchange Commission, the Department of Justice, the Equal Employment Opportunity Commission, the Federal Deposit Insurance Corporation or the California Department of Business Oversight (each a “Government Agency”), or making other disclosures protected under the whistleblower provisions of any law or regulation. Shareholder further understands that this Agreement does not prohibit or limit Shareholder’s cooperation with any Government Agency nor does it preclude or limit Shareholder’s right to receive an award for information provided to any Government Agency or as a result of any claim filed with such Government Agency. Shareholder acknowledges that prior notice to CBB or authorization by CBB is not required for the above-referenced protected activities.

ARTICLE IV

INDEPENDENCE OF OBLIGATIONS

The covenants of Shareholder set forth in this Agreement shall be construed as independent of any other agreement or arrangement between Shareholder, on the one hand, and CBB on the other, and the existence of any claim or cause of action by Shareholder against Bank, CBB, CVB, or any of their respective Affiliates (or the existence of any claim or cause of action by CBB or CVB against Shareholder, as the case may be), shall not constitute a defense to the enforcement of such covenants against Shareholder, or against CBB or CVB, as the case may be.

ARTICLE V

GENERAL

5.1 Amendments; Waivers. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. No provision in this Agreement may be waived, except by means of a writing signed by the party against whom the waiver is sought to be enforced. The failure of any party hereto to enforce at any time any provision of this Agreement shall not be construed to be a waiver of such provision, nor in any way to affect the validity of this Agreement or any part hereof or the right of any party thereafter to enforce each and every such provision. No waiver of any breach of this Agreement shall be held to constitute a waiver of any other or subsequent breach.

5.2 Integration. This Agreement constitutes the entire agreement between the parties pertaining to the subject matter hereof and supersedes all prior agreements and understandings of the parties in connection therewith.

5.3 Termination.

(a) This Agreement shall terminate automatically without further action in the event that the Merger Agreement is terminated prior to the Effective Time of the Merger.

(b) Unless sooner terminated under subsection (a) of this Section 5.3, the obligations of Shareholder under this Agreement shall terminate only on the mutual agreement of Shareholder, on the one hand, and CBB on the other hand.

5.4 Specific Performance. Shareholder acknowledges and agrees that irreparable injury will result to CBB in the event of a breach of any of the provisions of this Agreement and that CBB may have no adequate remedy at law with respect thereto. Accordingly, in the event of a material breach of this Agreement, and in addition to any other legal or equitable remedy CBB may have, Shareholder agrees that the entry of a preliminary injunction and a permanent injunction (including, without limitation, specific performance) by a court of competent jurisdiction, to restrain the violation or breach thereof by Shareholder or any Affiliates, agents, or any other persons acting for or with Shareholder in any capacity whatsoever, is an appropriate remedy for any such breach and that Shareholder will not oppose the granting of such relief on the basis that CBB has an adequate remedy at law. Shareholder submits to the jurisdiction of such court in any such action. Shareholder agrees that he or she will not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with CBB’s seeking or obtaining such equitable relief. In addition, after discussing the matter with Shareholder, CBB shall have the right to inform any third party that CBB reasonably believes to be, or to be contemplating, participating with Shareholder or receiving from Shareholder assistance in violation of this Agreement, of the terms of this Agreement and the rights of CBB hereunder, and that participation by any such persons with Shareholder in activities in violation of Shareholder’s agreement with CBB set forth in this Agreement may give rise to claims by CBB against such third party in addition to any other remedy to which they may be entitled at law or in equity.

5.5 Severability. If any provision of this Agreement shall be held by a court of competent jurisdiction to be unreasonable as to duration, activity or subject, it shall be deemed to extend only over the maximum duration, range of activities or subjects as to which such provision shall be valid and enforceable under applicable Law. If any provisions shall, for any reason, be held by a court of competent jurisdiction to be invalid, illegal or unenforceable, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

5.6 Notices. Any notice or communication required or permitted hereunder, shall be deemed to have been given if in writing and (a) delivered in person, (b) delivered by confirmed facsimile transmission, (c) sent by overnight carrier, postage prepaid with return receipt requested or (d) mailed by certified or registered mail postage prepaid with return receipt requested, addressed as follows:

If to CBB, addressed to:

Citizens Business Bank

701 North Haven Avenue

Ontario, California 91764

Attention: Christopher D. Myers

Fax No.: (909) 483-7199

With a copy addressed to:

Manatt, Phelps & Phillips, LLP

One Embarcadero Center, 30th Floor

San Francisco, California 94111

Attention: Craig D. Miller.

Fax No: (415) 291-7474

If to Shareholder, addressed to:

Fax No: ( )

or at such other address and to the attention of such other person as a party may provide by notice to the other in accordance with this Section 5.6. Any such notice or communication shall be deemed received on the date delivered personally or delivered by confirmed facsimile transmission or on the next Business Day after it was sent by overnight carrier, postage prepaid with return receipt requested or on the third Business Day after it was sent by certified or registered mail, postage prepaid with return receipt requested.

5.7 Waiver of Breach. Any failure or delay by CBB in enforcing any provision of this Agreement shall not operate as a waiver thereof. The waiver by CBB of a breach of any provision of this Agreement by Shareholder shall not operate or be construed as a waiver of any subsequent breach or violation thereof. All waivers shall be in writing and signed by the party to be bound.

5.8 Assignment. This Agreement may be assignable by CBB only in connection with a sale of all or substantially all of its assets or a merger or reorganization in which it is not the surviving corporation. Any attempted assignment in violation of this prohibition shall be null and void.

5.9 Binding Effect; Benefit to Successors. This Agreement shall be binding upon Shareholder and upon Shareholder ‘s successor and representatives and shall inure to the benefit of CBB and its successors, representatives and assigns.

5.10 Governing Law. This Agreement and the legal relations between the parties shall be governed by and construed in accordance with the laws of the State of California applicable to contracts between California parties made and performed in this State.

5.11 Headings. The descriptive headings of the several Articles and Sections of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

5.12 Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each party hereto and delivered to each party hereto. Facsimiles containing original signatures shall be deemed for all purposes to be originally signed copies of the documents which are the subject of such facsimiles.

[SIGNATURES APPEAR ON THE IMMEDIATELY FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties to this Agreement have duly executed this Agreement as of the day and year first above written.

CITIZENS BUSINESS BANK

By:
Title:

SHAREHOLDER

(Signature)

(Type or Print Shareholder’s Name)

Attachment 1 to Exhibit B

Officers Signing Noncompetition And Nonsolicitation Agreements

1.	Allan W. Stone

2.	Roy O. Estridge

3.	Bill Kitchen

Exhibit C

AGREEMENT OF MERGER

THIS AGREEMENT OF MERGER, dated as of [●] (this “Agreement”), is made and entered into by and between, CVB Financial Corp., a California corporation (“CVB”), and Valley Commerce Bancorp, a California corporation (“Valley”).

WHEREAS, the Boards of Directors of CVB and Valley have approved, and deem it advisable and in the best interests of CVB, Valley and their respective shareholders, that CVB and Valley consummate the business transaction provided for in this Agreement in which Valley would merge with and into CVB (the “Merger”) as contemplated in that certain Agreement and Plan of Reorganization and Merger dated as of September 22, 2016 by and among CVB and Valley (the “Plan of Merger”), providing, among other things, for the execution and filing of this Agreement and the consummation of the Merger.

NOW, THEREFORE, in consideration of the promises and mutual agreements contained in this Agreement, the parties to this Agreement hereby agree that Valley shall be merged with and into CVB in accordance with the provisions of the laws of the State of California upon the terms and subject to the conditions set forth as follows:

Section 1. The Merger.

(a) Effective Time. The Merger shall become effective on the date and at the time that this Agreement of Merger is filed with the California Secretary of State (the “Effective Time”).

(b) Effect of the Merger. At the Effective Time, Valley shall be merged with and into CVB and the separate corporate existence of Valley shall cease. CVB shall be the surviving corporation (the “Surviving Corporation”) in the Merger. The Surviving Corporation shall thereupon succeed, without other transfer, to all rights and properties of, and shall be subject to all the debts and liabilities of, Valley and the separate existence of Surviving Corporation as a California corporation, with all its purposes, objects, rights, powers, privileges and franchises, shall continue unaffected and unimpaired by the Merger.

(c) Name of Surviving Corporation. The name of the Surviving Corporation shall be “CVB Financial Corp.”

(d) Articles of Incorporation and Bylaws. From and after the Effective Time and until thereafter amended as provided by law, the Articles of Incorporation and Bylaws of CVB as in effect immediately prior to the Effective Time shall be and continue to be the Articles of Incorporation and Bylaws of the Surviving Corporation.

(e) Board of Directors and Officers. The directors and officers of CVB at the Effective Time will be the directors and officers of the Surviving Corporation until they are removed or their successors are elected and qualified.

(f) Further Actions. Valley shall execute and deliver any documents and instruments and shall take all actions, as requested by the Surviving Corporation, necessary or desirable to evidence or carry out the Merger.

Section 2. Treatment of Shares.

(a) Shares of Valley.

(i) At the Effective Time, by virtue of the Merger, and without any action on the part of the holders of Valley common stock, each share of Valley common stock issued and outstanding immediately prior to the Effective Time (other than shares that are “dissenting shares” within the meaning of Chapter 13 of the California General Corporation Law) shall converted into the right to receive (i) [●] shares of CVB common stock, together with any cash in lieu of fractional shares, and (ii) $[●] cash.

C-1

(ii) Any shares of Valley common stock owned by Valley as treasury stock or owned, directly or indirectly, by Valley, CVB or any of CVB’s subsidiaries (other than those held in a fiduciary capacity or as a result of debts previously contracted) shall automatically be cancelled and retired and shall cease to exist at the Effective Time of the Merger and no consideration shall be issued in exchange therefor.

(iii) Shares of Valley common stock that are “dissenting shares” within the meaning of Chapter 13 of the California General Corporation Law will not be converted as described in Section 3(a)(i), but from and after the Effective Time will represent only the right to receive such value as may be determined under Chapter 13 of the California General Corporation Law.

(iv) At the Effective Time, the stock transfer books of Valley will be closed and no transfer of Valley common stock theretofore outstanding will thereafter be made.

(b) Shares of CVB. All shares of CVB common stock issued and outstanding immediately prior to the Effective Time shall remain outstanding and unaffected by the Merger.

Section 3. Termination and Amendment.

(a) Termination. This Agreement shall terminate prior to the Effective Time in the event that the Plan of Merger shall be terminated as provided therein.

(b) Amendment. This Agreement may be amended by CVB and Valley at any time prior to the Effective Time without the approval of the shareholders of CVB or Valley with respect to any of its terms except any change in its principal terms, the terms relating to the form or amount of consideration to be delivered to Valley shareholders in the Merger or as may otherwise be required by the Plan of Merger or by law. This Agreement may not be amended, except by an instrument in writing signed on behalf of each of the parties hereto.

Section 4. Rules of Construction. Descriptive headings as to the contents of particular sections are for convenience only and do not control or affect the meaning, construction or interpretation of this Agreement. Each use herein of the plural includes the singular and vice versa, in each case as the context requires or as it is otherwise appropriate. The word “or” is used in the inclusive sense. Any and all documents or instruments referred to herein are incorporated herein by reference hereto as though fully set forth herein verbatim. If there is any conflict between the terms of this Agreement and the terms of the Plan of Merger, the terms of the Plan of Merger are to control.

Section 5. Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be deemed an original, and all of which shall be deemed but one and the same instrument.

[Continued and to be signed on following page]

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IN WITNESS WHEREOF, the parties have duly executed this Agreement of Merger as of the date first written above.

CVB FINANCIAL CORP

By:
[●]
[●]

By:
[●]
[●]

VALLEY COMMERCE BANCORP

By:
[●]
[●]

By:
[●]
[●]

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Exhibit D

AGREEMENT OF MERGER

THIS AGREEMENT OF MERGER, dated as of [●], 2017 (this “Merger Agreement”), is made and entered into by and between Citizens Business Bank, a California banking corporation (“Citizens”), and Valley Business Bank, a California banking corporation (“Valley”).

WHEREAS, the Boards of Directors of Citizens and Valley have approved, and deem it advisable and in the best interests of Citizens, Valley and their respective shareholders, that Citizens and Valley consummate the business transaction provided for herein in which Valley would merge with and into Citizens (the “Merger”) as contemplated in that Agreement and Plan of Reorganization and Merger dated as of September 22, 2016 by and between CVB Financial Corp. and Valley Commerce Bancorp (the “Plan of Merger”), providing, among other things, for the execution and filing of this Merger Agreement and the consummation of the Merger.

NOW, THEREFORE, in consideration of the promises and mutual agreements contained in this Merger Agreement, Citizens and Valley hereby agree that Valley shall be merged with and into Citizens in accordance with the provisions of the laws of the State of California upon the terms and subject to the conditions set forth as follows:

Section 1. The Merger.

(a) Effective Time. The Merger shall become effective on the date and at the time that this Merger Agreement, as certified by the California Secretary of State, is filed with the California Department of Business Oversight pursuant to Section 4887(b) of the California Financial Code (the “Effective Time”).

(b) Effect of the Merger. At the Effective Time, Valley shall be merged with and into Citizens and the separate corporate existence of Valley shall cease. Citizens shall be the surviving corporation (the “Surviving Corporation”) in the Merger. The Surviving Corporation shall thereupon succeed, without other transfer, to all rights and properties of, and shall be subject to all the debts and liabilities of, Valley and the separate existence of Surviving Corporation as a California corporation, with all its purposes, objects, rights, powers, privileges and franchises, shall continue unaffected and unimpaired by the Merger.

(c) Name of Surviving Corporation. The name of the Surviving Corporation shall be “Citizens Business Bank.”

(d) Articles of Incorporation and Bylaws. From and after the Effective Time and until thereafter amended as provided by law, the Articles of Incorporation and Bylaws of Citizens as in effect immediately prior to the Effective Time shall be and continue to be the Articles of Incorporation and Bylaws of the Surviving Corporation.

(e) Board of Directors. The directors and officers of Citizens at the Effective Time will be the directors and officers of the Surviving Corporation until they are removed or their successors are elected and qualified.

(f) Offices. All branch offices of Citizens and Valley that were in lawful operation immediately prior to the Effective Time shall continue to be the branch offices of the Surviving Corporation upon consummation of the Merger, subject to the opening or closing of any offices which may be authorized by the Surviving Corporation and applicable regulatory authorities after the date of this Agreement.

Section 3. Treatment of Shares.

(a) Shares of Valley. At the Effective Time, by virtue of the Merger, and without any action on the part of the holders of common stock of Valley (“Valley Common Stock”), each share of Valley Common Stock issued and outstanding immediately prior to the Effective Time shall be cancelled without consideration.

(b) Shares of Citizens. All shares of common stock of Citizens issued and outstanding immediately prior to the Effective Time shall remain outstanding.

Section 4. Termination and Amendment.

(a) Termination. Notwithstanding the approval of this Merger Agreement by the shareholders of Valley or Citizens, this Merger Agreement shall terminate forthwith prior to the Effective Time in the event that the Plan of Merger shall be terminated as therein provided.

(b) Amendment. This Merger Agreement may be amended by Citizens and Valley at any time prior to the Effective Time without the approval of the shareholders of Valley or Citizens with respect to any of its terms except any change in its principal terms, the terms relating to the form or amount of consideration to be delivered to Valley shareholders in the Merger or as may otherwise be required by the Plan of Merger or by law. This Merger Agreement may not be amended, except by an instrument in writing signed on behalf of each of the parties hereto.

(c) Counterparts. This Merger Agreement may be signed in any number of counterparts, each of which shall be deemed an original, and all of which shall be deemed but one and the same instrument.

[Continued and to be signed on following page]

D-2

IN WITNESS WHEREOF, the parties have duly executed this Merger Agreement as of the date first written above.

CITIZENS BUSINESS BANK		VALLEY BUSINESS BANK

By:		By:
	[●]		[●]
	[●]		[●]

By:		By:
	[●], Secretary		[●], Secretary

D-3

APPENDIX B

September 22, 2016

Board of Directors

Valley Commerce Bancorp

701 West Main Street

Visalia, California 93291

Members of the Board:

You have requested our opinion as to the fairness, from a financial point of view, to the holders of the outstanding shares of common stock of Valley Commerce Bancorp, Visalia, California (“Valley”) of the consideration (the “Merger Consideration”) to be received by Valley in the merger (the “Merger”) of Valley with and into CVB Financial Corp., Ontario, California (“CVB”) pursuant to the Agreement and Plan of Reorganization and Merger by and between CVB and Valley (the “Agreement”).

Pursuant to the terms of the Agreement, each share of Valley Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive (i) cash in an amount equal to the Per Share Cash Amount, without interest thereon, and (ii) the number of whole shares of CVB Common Stock equal to the Per Share Exchange Ratio (rounded up or down to the nearest whole share) (such cash and such shares collectively, the “Merger Consideration”). The Per Share Cash Amount means the quotient of the Aggregate Cash amount of $23.4 million minus the amount, if any, that Transaction Costs exceed $3.5 million divided by Valley Closing Shares. The Per Share Exchange Ratio means the quotient of 1,942,673 shares of CVB Common Stock divided by Valley Closing Shares. Additionally, Valley shall declare a one-time cash dividend payable to holders of record of outstanding Valley Common Stock as of the Closing Date in an aggregate amount that shall not exceed the amount by which the Closing Tangible Common Equity exceeds $37,500,000, subject to adjustment as indicated in Section 7.2(n)(vi) (the “Special Dividend”). All capitalized items used in this letter shall have the meanings ascribed to them in the Agreement. The terms of the Merger are more fully set forth in the Agreement.

For purposes of this opinion and in connection with our review of the proposed transaction, we have, among other things:

1.	Reviewed the terms of the draft of the Agreement dated September 20, 2016;

2.

Reviewed certain publicly available financial statements, both audited (where available) and un-audited, and related financial information of Valley and CVB, including those included in their respective annual reports for the past two years and their respective quarterly reports for the past two years;

3.	Reviewed certain internal financial information and financial forecasts relating to the business, earnings, cash flows, assets and prospects of Valley furnished to us by Valley;

Vining-Sparks Community Bank Advisory Group

1601 W. 38th Street • Suite 207 • Austin, Texas 78731

(512) 495-9890 • Fax (512) 495-9894

Member FINRA/SIPC

B-1

Board of Directors

Valley Bancorp

September 22, 2016

4.	Reviewed publicly available research reports and analyst earnings estimates for CVB as provided by CVB;

5.

Held discussions with members of executive and senior management of Valley concerning the past and current results of operations of Valley, its current financial condition and management’s opinion of its future prospects;

6.	Reviewed reported market prices and historical trading activity of CVB and Valley common stock and reviewed the Trading Collar for CVB as defined in Section 8.1(f) of the Agreement;

7.

Reviewed the financial terms of merger and acquisition transactions, to the extent publicly available, involving financial institutions and financial institution holding companies that we deemed to be relevant; and

8.	Reviewed such other information, financial studies, analyses and investigations, as we considered appropriate under the circumstances.

In giving our opinion, we have assumed and relied, without independent verification, upon the accuracy and completeness of all of the financial and other information that has been provided to us by Valley and CVB, and their respective representatives, and of the publicly available information that was reviewed by us. We are not experts in the evaluation of allowances for loan losses and have not independently verified such allowances. We assumed that the aggregate allowance for loan losses set forth in the financial statements of CVB and Valley is adequate to cover such losses and complied fully with applicable law, regulatory policy and sound banking practice as of the date of such financial statements. We were not retained to and we did not conduct a physical inspection of any of the properties or facilities of Valley or CVB, did not make any independent evaluation or appraisal of the assets, liabilities or prospects of Valley or CVB, were not furnished with any such evaluation or appraisal, and did not review any individual credit files. Our opinion is necessarily based on economic, market, and other conditions as in effect on, and the information made available to us as of, the date hereof. Accordingly, it is important to understand that although subsequent developments may affect its opinion, we do not have any obligation to further update, revise, or reaffirm our opinion. We express no opinion on matters of a legal, regulatory, tax or accounting nature or the ability of the Merger, as set forth in the Agreement, to be consummated. No opinion is expressed as to whether any alternative transaction might be more favorable to holders of Valley’s common stock than the Merger.

Vining Sparks IBG, L.P. (“Vining Sparks”), as part of its investment banking business, is regularly engaged in the valuation of banks and bank holding companies, thrifts and thrift holding companies, and various other financial services companies, in connection with mergers and acquisitions and valuations for other purposes. In rendering this fairness opinion, we have acted on behalf of the Board of Directors of Valley and will receive a fee for our services, which is payable upon delivery of this opinion.

Vining Sparks’ opinion as expressed herein is limited to the fairness, from a financial point of view, of the Merger Consideration to be received by the holders of Valley common stock in the Merger and does not address Valley’s underlying business decision to proceed with the Merger. We have been retained on behalf of the Board of Directors of Valley, and our opinion does not constitute a recommendation to any director of Valley as to how such director should vote with respect to the Agreement. In rendering this opinion, we express no opinions with respect to the amount or nature of any compensation to any officers, directors, or employees of Valley or CVB, or any class of such persons relative to the consideration to be received by the holders of the common stock of Valley in the transaction or with respect to the fairness of any such compensation.

B-2

Board of Directors

Valley Bancorp

September 22, 2016

In the two years prior to the issuance of this opinion, Vining Sparks engaged in securities and loan sales and trading activity with Valley and CVB and/or their subsidiary banks for which Vining Sparks was paid commissions or other fees, which may include mark-ups on the purchase or sale of loans and securities.

Except as hereinafter provided, this opinion may not be disclosed, communicated, reproduced, disseminated, quoted or referred to at any time, to any third party or in any manner or for any purpose whatsoever without our prior written consent, which consent will not be unreasonably withheld, based upon review by us of the content of any such public reference, which shall be satisfactory to us in our reasonable judgment. This letter is addressed and directed to the Board of Directors of Valley in your consideration of the Merger and is not intended to be and does not constitute a recommendation to any shareholder as to how such shareholder should vote with respect to the Merger. This opinion was approved by the fairness opinion committee of Vining Sparks.

Subject to the foregoing and based on our experience as investment bankers, our activities as described above, and other factors we have deemed relevant, we are of the opinion as of the date hereof that the Merger Consideration to be received by the holders of Valley common stock is fair, from a financial point of view.

Sincerely,

VINING SPARKS IBG, L.P.

B-3

APPENDIX C

§ 1300. Reorganization or short-form merger; dissenting shares; corporate purchase at fair market value; definitions

(a) If the approval of the outstanding shares (Section 152) of a corporation is required for a reorganization under subdivisions (a) and (b) or subdivision (e) or (f) of Section 1201, each shareholder of the corporation entitled to vote on the transaction and each shareholder of a subsidiary corporation in a short-form merger may, by complying with this chapter, require the corporation in which the shareholder holds shares to purchase for cash at their fair market value the shares owned by the shareholder which are dissenting shares as defined in subdivision (b). The fair market value shall be determined as of the day of, and immediately prior to, the first announcement of the terms of the proposed reorganization or short-form merger, excluding any appreciation or depreciation in consequence of the proposed reorganization or short-form merger, as adjusted for any stock split, reverse stock split, or share dividend that becomes effective thereafter.

(b) As used in this chapter, “dissenting shares” means shares to which all of the following apply:

(1) That were not, immediately prior to the reorganization or short-form merger, listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of Section 25100, and the notice of meeting of shareholders to act upon the reorganization summarizes this section and Sections 1301, 1302, 1303 and 1304; provided, however, that this provision does not apply to any shares with respect to which there exists any restriction on transfer imposed by the corporation or by any law or regulation; and provided, further, that this provision does not apply to any shares where the holder of those shares is required, by the terms of the reorganization or short-form merger, to accept for the shares anything except: (A) shares of any other corporation, which shares, at the time the reorganization or short-form merger is effective, are listed on any national securities exchange certified by the Commissioner of Corporations under subdivision (o) of Section 25100; (B) cash in lieu of fractional shares described in the foregoing subparagraph (A); or (C) any combination of the shares and cash in lieu of fractional shares described in the foregoing subparagraphs (A) and (B).

(2) That were outstanding on the date for the determination of shareholders entitled to vote on the reorganization and (A) were not voted in favor of the reorganization or, (B) if described in paragraph (1), were voted against the reorganization, or were held of record on the effective date of a short-form merger; provided, however, that subparagraph (A) rather than subparagraph (B) of this paragraph applies in any case where the approval required by Section 1201 is sought by written consent rather than at a meeting.

(3) That the dissenting shareholder has demanded that the corporation purchase at their fair market value, in accordance with Section 1301.

(4) That the dissenting shareholder has submitted for endorsement, in accordance with Section 1302.

(c) As used in this chapter, “dissenting shareholder” means the recordholder of dissenting shares and includes a transferee of record.

§ 1301. Notice to holders of dissenting shares in reorganizations; demand for purchase; time; contents

(a) If, in the case of a reorganization, any shareholders of a corporation have a right under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, to require the corporation to purchase their shares for cash, that corporation shall mail to each of those shareholders a notice of the approval of the reorganization by its outstanding shares (Section 152) within 10 days after the date of that approval, accompanied by a copy of Sections 1300, 1302, 1303, and 1304 and this section, a statement of the price determined by the corporation to represent the fair market value of the dissenting shares, and a brief description of the procedure to be followed if the shareholder desires to exercise the shareholder’s right under those sections.

The statement of price constitutes an offer by the corporation to purchase at the price stated any dissenting shares as defined in subdivision (b) of Section 1300, unless they lose their status as dissenting shares under Section 1309.

(b) Any shareholder who has a right to require the corporation to purchase the shareholder’s shares for cash under Section 1300, subject to compliance with paragraphs (3) and (4) of subdivision (b) thereof, and who desires the corporation to purchase shares shall make written demand upon the corporation for the purchase of those shares and payment to the shareholder in cash of their fair market value. The demand is not effective for any purpose unless it is received by the corporation or any transfer agent thereof (1) in the case of shares described in subdivision (b) of Section 1300, not later than the date of the shareholders’ meeting to vote upon the reorganization, or (2) in any other case, within 30 days after the date on which the notice of the approval by the outstanding shares pursuant to subdivision (a) or the notice pursuant to subdivision (h) of Section 1110 was mailed to the shareholder.

(c) The demand shall state the number and class of the shares held of record by the shareholder which the shareholder demands that the corporation purchase and shall contain a statement of what the shareholder claims to be the fair market value of those shares as determined pursuant to subdivision (a) of Section 1300. The statement of fair market value constitutes an offer by the shareholder to sell the shares at that price.

§ 1302. Submission of share certificates for endorsement; uncertificated securities

Within 30 days after the date on which notice of the approval by the outstanding shares or the notice pursuant to subdivision (h) of Section 1110 was mailed to the shareholder, the shareholder shall submit to the corporation at its principal office or at the office of any transfer agent thereof, (a) if the shares are certificated securities, the shareholder’s certificates representing any shares which the shareholder demands that the corporation purchase, to be stamped or endorsed with a statement that the shares are dissenting shares or to be exchanged for certificates of appropriate denomination so stamped or endorsed or (b) if the shares are uncertificated securities, written notice of the number of shares which the shareholder demands that the corporation purchase. Upon subsequent transfers of the dissenting shares on the books of the corporation, the new certificates, initial transaction statement, and other written statements issued therefor shall bear a like statement, together with the name of the original dissenting holder of the shares.

§ 1303. Payment of agreed price with interest; agreement fixing fair market value; filing; time of payment

(a) If the corporation and the shareholder agree that the shares are dissenting shares and agree upon the price of the shares, the dissenting shareholder is entitled to the agreed price with interest thereon at the legal rate on judgments from the date of the agreement. Any agreements fixing the fair market value of any dissenting shares as between the corporation and the holders thereof shall be filed with the secretary of the corporation.

(b) Subject to the provisions of Section 1306, payment of the fair market value of dissenting shares shall be made within 30 days after the amount thereof has been agreed or within 30 days after any statutory or contractual conditions to the reorganization are satisfied, whichever is later, and in the case of certificated securities, subject to surrender of the certificates therefor, unless provided otherwise by agreement.

§ 1304. Action to determine whether shares are dissenting shares or fair market value; limitation; joinder; consolidation; determination of issues; appointment of appraisers

(a) If the corporation denies that the shares are dissenting shares, or the corporation and the shareholder fail to agree upon the fair market value of the shares, then the shareholder demanding purchase of such shares as dissenting shares or any interested corporation, within six months after the date on which notice of the approval by the outstanding shares (Section 152) or notice pursuant to subdivision (h) of Section 1110 was mailed to the shareholder, but not thereafter, may file a complaint in the superior court of the proper county praying the court to determine whether the shares are dissenting shares or the fair market value of the dissenting shares or both or may intervene in any action pending on such a complaint.

(b) Two or more dissenting shareholders may join as plaintiffs or be joined as defendants in any such action and two or more such actions may be consolidated.

(c) On the trial of the action, the court shall determine the issues. If the status of the shares as dissenting shares is in issue, the court shall first determine that issue. If the fair market value of the dissenting shares is in issue, the court shall determine, or shall appoint one or more impartial appraisers to determine, the fair market value of the shares.

§ 1305. Report of appraisers; confirmation; determination by court; judgment; payment; appeal; costs

(a) If the court appoints an appraiser or appraisers, they shall proceed forthwith to determine the fair market value per share. Within the time fixed by the court, the appraisers, or a majority of them, shall make and file a report in the office of the clerk of the court. Thereupon, on the motion of any party, the report shall be submitted to the court and considered on such evidence as the court considers relevant. If the court finds the report reasonable, the court may confirm it.

(b) If a majority of the appraisers appointed fail to make and file a report within 10 days from the date of their appointment or within such further time as may be allowed by the court or the report is not confirmed by the court, the court shall determine the fair market value of the dissenting shares.

(c) Subject to the provisions of Section 1306, judgment shall be rendered against the corporation for payment of an amount equal to the fair market value of each dissenting share multiplied by the number of dissenting shares which any dissenting shareholder who is a party, or who has intervened, is entitled to require the corporation to purchase, with interest thereon at the legal rate from the date on which judgment was entered.

(d) Any such judgment shall be payable forthwith with respect to uncertificated securities and, with respect to certificated securities, only upon the endorsement and delivery to the corporation of the certificates for the shares described in the judgment. Any party may appeal from the judgment.

(e) The costs of the action, including reasonable compensation to the appraisers to be fixed by the court, shall be assessed or apportioned as the court considers equitable, but, if the appraisal exceeds the price offered by the corporation, the corporation shall pay the costs (including in the discretion of the court attorneys’ fees, fees of expert witnesses and interest at the legal rate on judgments from the date of compliance with Sections 1300, 1301 and 1302 if the value awarded by the court for the shares is more than 125 percent of the price offered by the corporation under subdivision (a) of Section 1301).

§ 1306. Prevention of immediate payment; status as creditors; interest

To the extent that the provisions of Chapter 5 prevent the payment to any holders of dissenting shares of their fair market value, they shall become creditors of the corporation for the amount thereof together with interest at the legal rate on judgments until the date of payment, but subordinate to all other creditors in any liquidation proceeding, such debt to be payable when permissible under the provisions of Chapter 5.

§ 1307. Dividends on dissenting shares

Cash dividends declared and paid by the corporation upon the dissenting shares after the date of approval of the reorganization by the outstanding shares (Section 152) and prior to payment for the shares by the corporation shall be credited against the total amount to be paid by the corporation therefor.

§ 1308. Rights of dissenting shareholders pending valuation; withdrawal of demand for payment

Except as expressly limited in this chapter, holders of dissenting shares continue to have all the rights and privileges incident to their shares, until the fair market value of their shares is agreed upon or determined. A dissenting shareholder may not withdraw a demand for payment unless the corporation consents thereto.

§ 1309. Termination of dissenting share and shareholder status

Dissenting shares lose their status as dissenting shares and the holders thereof cease to be dissenting shareholders and cease to be entitled to require the corporation to purchase their shares upon the happening of any of the following:

(a) The corporation abandons the reorganization. Upon abandonment of the reorganization, the corporation shall pay on demand to any dissenting shareholder who has initiated proceedings in good faith under this chapter all necessary expenses incurred in such proceedings and reasonable attorneys’ fees.

(b) The shares are transferred prior to their submission for endorsement in accordance with Section 1302 or are surrendered for conversion into shares of another class in accordance with the articles.

(c) The dissenting shareholder and the corporation do not agree upon the status of the shares as dissenting shares or upon the purchase price of the shares, and neither files a complaint or intervenes in a pending action as provided in Section 1304, within six months after the date on which notice of the approval by the outstanding shares or notice pursuant to subdivision (h) of Section 1110 was mailed to the shareholder.

(d) The dissenting shareholder, with the consent of the corporation, withdraws the shareholder’s demand for purchase of the dissenting shares.

§ 1310. Suspension of right to compensation or valuation proceedings; litigation of shareholders’ approval

If litigation is instituted to test the sufficiency or regularity of the votes of the shareholders in authorizing a reorganization, any proceedings under Sections 1304 and 1305 shall be suspended until final determination of such litigation.

§ 1311. Exempt shares

This chapter, except Section 1312, does not apply to classes of shares whose terms and provisions specifically set forth the amount to be paid in respect to such shares in the event of a reorganization or merger.

§ 1312. Right of dissenting shareholder to attack, set aside or rescind merger or reorganization; restraining order or injunction; conditions

(a) No shareholder of a corporation who has a right under this chapter to demand payment of cash for the shares held by the shareholder shall have any right at law or in equity to attack the validity of the reorganization or short-form merger, or to have the reorganization or short-form merger set aside or rescinded, except in an action to test whether the number of shares required to authorize or approve the reorganization have been legally voted in favor thereof; but any holder of shares of a class whose terms and provisions specifically set forth the amount to be paid in respect to them in the event of a reorganization or short-form merger is entitled to payment in accordance with those terms and provisions or, if the principal terms of the reorganization are approved pursuant to subdivision (b) of Section 1202, is entitled to payment in accordance with the terms and provisions of the approved reorganization.

(b) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, subdivision (a) shall not apply to any shareholder of such party who has not demanded payment of cash for such shareholder’s shares pursuant to this chapter; but if the shareholder institutes any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, the shareholder shall not thereafter have any right to demand payment of cash for the shareholder’s shares pursuant to this chapter. The court in any action attacking the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded shall not restrain or enjoin the consummation of the transaction except upon 10 days’ prior notice to the corporation and upon a determination by the court that clearly no other remedy will adequately protect the complaining shareholder or the class of shareholders of which such shareholder is a member.

(c) If one of the parties to a reorganization or short-form merger is directly or indirectly controlled by, or under common control with, another party to the reorganization or short-form merger, in any action to attack the validity of the reorganization or short-form merger or to have the reorganization or short-form merger set aside or rescinded, (1) a party to a reorganization or short-form merger which controls another party to the reorganization or short-form merger shall have the burden of proving that the transaction is just and reasonable as to the shareholders of the controlled party, and (2) a person who controls two or more parties to a reorganization shall have the burden of proving that the transaction is just and reasonable as to the shareholders of any party so controlled.

§ 1313. Conversions deemed to constitute a reorganization; application of chapter

A conversion pursuant to Chapter 11.5 (commencing with Section 1150) shall be deemed to constitute a reorganization for purposes of applying the provisions of this chapter, in accordance with and to the extent provided in Section 1159.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

The following summary is qualified in its entirety by reference to the complete text of CVB Financial’s articles of incorporation and bylaws.

CVB Financial is subject to the California General Corporation Law (the “CGCL”), which provides a detailed statutory framework covering indemnification of any officer or other agent of a corporation who is made or threatened to be made a party to any legal proceeding by reason of his or her services on behalf of such corporation.

With respect to indemnification, the CGCL provides that to the extent any officer, director or other agent of a corporation is successful “on the merits” in defense of any legal proceeding to which such person is a party or is threatened to be made a party by reason of his or her service on behalf of such corporation or in defense of any claim, issue, or matter therein, such agent shall be indemnified against expenses actually and reasonably incurred by the agent in connection therewith, but does not require indemnification in any other circumstance. The CGCL also provides that a corporation may indemnify any agent of the corporation, including officers and directors, against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in a third-party proceeding against such person by reason of his or her services on behalf of the corporation, provided the person acted in good faith and in a manner he or she reasonably believed to be in the best interests of such corporation. The CGCL further provides that in derivative suits a corporation may indemnify such a person against expenses incurred in such a proceeding, provided such person acted in good faith and in a manner he or she reasonably believed to be in the best interests of the corporation and its shareholders. Indemnification is not available in derivative actions (i) for amounts paid or expenses incurred in connection with a matter that is settled or otherwise disposed of without court approval or (ii) with respect to matters for which the agent shall have been adjudged to be liable to the corporation unless the court shall determine that such person is entitled to indemnification.

The CGCL permits the advancing of expenses incurred in defending any proceeding against a corporate agent by reason of his or her service on behalf of the corporation upon the giving of a promise to repay any such sums in the event it is later determined that such person is not entitled to be indemnified. Finally, the CGCL provides that the indemnification provided by the statute is not exclusive of other rights to which those seeking indemnification may be entitled, by bylaw, agreement or otherwise, to the extent additional rights are authorized in a corporation’s articles of incorporation. The law further permits a corporation to procure insurance on behalf of its directors, officers and agents against any liability incurred by any such individual, even if a corporation would not otherwise have the power under applicable law to indemnify the director, officer or agent for such expenses.

The Bylaws of CVB Financial provide that it shall, to the maximum extent permitted by the CGCL, have power to indemnify each of its agents against expenses, judgments, fines, settlements and other amounts actually and reasonably incurred in connection with any proceeding arising by reason of the fact any such person is or was an agent of the corporation, and shall have power to advance to each such agent expenses incurred in defending any such proceeding to the maximum extent permitted by that law.

Directors’ and Officers’ Liability Insurance

CVB Financial presently maintains a policy of directors’ and officers’ liability insurance that provides coverage sufficiently broad to permit indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933.

Indemnification Agreements

CVB Financial has entered into an employment agreement with its chief executive officer agreeing, among other things, to indemnify him against liabilities relating to his services as a director and officer of CVB Financial and the advancement of expenses under certain circumstances. The employment agreement also requires CVB Financial to use its reasonable best efforts to purchase and maintain one or more policies of directors’ and officers’ liability insurance to cover liabilities asserted against, or incurred by, its chief executive officer. In addition, CVB Financial has entered into indemnification agreements with each of its directors.

Item 21. Exhibits and Financial Statement Schedules

(a) The following is a list of exhibits to this registration statement:

Exhibit No.	Description

2.1

Agreement and Plan of Reorganization and Merger, dated September 22, 2016, by and between CVB Financial Corp. and Valley Commerce Bancorp (included as Appendix A to the proxy statement/prospectus contained in Part I of this Registration Statement).

3.1	Articles of Incorporation of the Registrant (incorporated herein by reference to Exhibit 3.1 to CVB Financial Corp.’s Quarterly Report on Form 10-Q filed with the SEC on August 9, 2010).

3.2	Bylaws of the Registrant (incorporated herein by reference to Exhibits 3.2(A) and 3.2(B) to CVB Financial Corp.’s Annual Report on Form 10-K filed with the SEC on February 27, 2009).

5.1	Opinion of Manatt, Phelps & Phillips, LLP regarding to the validity of the securities being registered.

8.1	Opinion of Manatt, Phelps & Phillips, LLP regarding certain tax matters.

10.1	Consulting Agreement dated September 22, 2016 by and between Citizens Business Bank and Allan W. Stone.

23.1	Consent of KPMG LLP, independent registered public accounting firm of the Registrant.

23.2	Consent of Manatt, Phelps & Phillips, LLP (included in Exhibit 5.1).

23.3	Consent of Manatt, Phelps & Phillips, LLP (included in Exhibit 8.1).

24.1	Power of Attorney (included on the signature page to the Registration Statement).

99.1	Consent of Vining Sparks IBG, LP.

99.2	Form of Proxy for Special Meeting of Shareholders of Valley Commerce Bancorp.

Item 22. Undertakings

The undersigned registrant hereby undertakes:

(a) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(1) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.

(2) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) that, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(3) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(d) For purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e) That prior to any public reoffering of the securities registered hereunder through use of a prospectus that is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(f) That every prospectus (1) that is filed pursuant to paragraph (e) immediately preceding, or (2) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(g) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 20 above, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

(h) To respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first-class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

(i) To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this Registration Statement on Form S-4 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Ontario, State of California, on November 10, 2016.

CVB FINANCIAL CORP.

By:	/s/ Christopher D. Myers
Christopher D. Myers
President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below has made, constituted and appointed, and does hereby make, constitute and appoint, Christopher D. Myers and E. Allen Nicholson, or either of them, as his or her true and lawful attorney-in-fact, for him or her and in his or her name, place and stead to affix his or her signature as director or officer or both, as the case may be, of the registrant, to any and all amendments and post-amendments to this registration statement, and generally to do all things in their names and in their capacities as officers and directors of the registrant to enable the registrant to comply with the provisions of the Securities Act of 1933 and all requirements of the Securities and Exchange Commission.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ RAYMOND V. O’BRIEN III Raymond V. O’Brien III	Director and Chairman of the Board	November 10, 2016

/s/ GEORGE A. BORBA, JR. George A. Borba, Jr.	Director and Vice Chairman	November 10, 2016

/s/ STEPHEN A. DEL GUERCIO Stephen A. Del Guercio	Director	November 10, 2016

/s/ ROBERT M. JACOBY Robert M. Jacoby	Director	November 10, 2016

/s/ ANNA KAN Anna Kan	Director	November 10, 2016

/s/ KRISTINA M. LESLIE Kristina M. Leslie	Director	November 10, 2016

/s/ CHRISTOPHER D. MYERS Christopher D. Myers	Director and Chief Executive Officer and President (Principal Executive Officer)	November 10, 2016

/s/ HAL W. OSWALT Hal W. Oswalt	Director	November 10, 2016

/s/ E. ALLEN NICHOLSON E. Allen Nicholson	Executive Vice President and Chief Financial Officer (Principal Financial and Accounting Officer)	November 10, 2016

EXHIBIT INDEX

Exhibit No.	Description

2.1

Agreement and Plan of Reorganization and Merger, dated September 22, 2016, by and between CVB Financial Corp and Valley Commerce Bancorp (included as Appendix A to the proxy statement/prospectus contained in Part I of this Registration Statement).

3.1	Articles of Incorporation of the Registrant (incorporated herein by reference to Exhibit 3.1 to CVB Financial Corp.’s Quarterly Report on Form 10-Q filed with the SEC on August 9, 2010).

3.2	Bylaws of the Registrant (incorporated herein by reference to Exhibits 3.2(A) and 3.2(B) to CVB Financial Corp.’s Annual Report on Form 10-K filed with the SEC on February 27, 2009).

5.1	Opinion of Manatt, Phelps & Phillips, LLP regarding to the validity of the securities being registered.

8.1	Opinion of Manatt, Phelps & Phillips, LLP regarding certain tax matters.

10.1	Consulting Agreement dated September 22, 2016 by and between Citizens Business Bank and Allan W. Stone.

23.1	Consent of KPMG LLP, independent registered public accounting firm of the Registrant.

23.2	Consent of Manatt, Phelps & Phillips, LLP (included in Exhibit 5.1).

23.3	Consent of Manatt, Phelps & Phillips, LLP (included in Exhibit 8.1).

24.1	Power of Attorney (included on the signature page to the Registration Statement).

99.1	Consent of Vining Sparks IBG, LP.

99.2	Form of Proxy for Special Meeting of Shareholders of Valley Commerce Bancorp.